Form 10KSB40, Exhibit 13
period 1995-12-31
CCFNB BANCORP INC
filed 1996-03-28
CIK 731122

                                   EXHIBIT 13


                         ANNUAL REPORT TO SHAREHOLDERS
                    FOR FISCAL YEAR ENDED DECEMBER 31, 1995

[PHOTO]

CCFNB BANCORP, INC. AND SUBSIDIARY CORPORATION

[PHOTO]

[CCFNB BANCORP, INC. AND SUBSIDIARY CORPORATION LOGO]

[PHOTO]

ANNUAL REPORT 1995

[PHOTO]

[PHOTO]

CCFNB BANCORP, INC. AND SUBSIDIARY

     CCFNB Bancorp, Inc. is a bank holding company organized under the Pennsylvania Business Corporation Law of 1988. The assets are primarily those of its wholly-owned subsidiary, Columbia County Farmers National Bank (the "Bank").

     The Bank is a full-service nationally chartered financial institution serving customers from six locations in Columbia County; namely Orangeville, Bloomsburg, Benton, South Centre, Millville and Lightstreet. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation to the maximum extent provided by law.

     A copy of the Corporation's Annual Report for the year ended December 31, 1995, on Form 10-KSB as filed with the Securities and Exchange Commission will be furnished without charge upon written request to Paul E. Reichart, President, Columbia County Farmers National Bank, 232 East Street, Bloomsburg, PA 17815.

CONSOLIDATED SELECTED FINANCIAL DATA

(IN THOUSANDS OF DOLLARS EXCEPT PER SHARE DATA)

                                                      1995          1994            1993
                                                      ----          ----            ----
EARNINGS
Interest income                                     $ 11,481       $ 10,459      $  9,914
Interest expense                                       5,557          4,785         4,634
Provision for loan losses                                 42            160           105
Investment securities gains                               83             55            61
Income before cumulative effect of a change
     in accounting principle                        $  1,625       $  1,565      $  1,483
Cumulative effect of a change in accounting
     principle                                             0              0           196
                                                    --------       --------      --------
Net income                                          $  1,625       $  1,565      $  1,679
                                                    --------       --------      --------
PER SHARE
Income before cumulative effect of a change
     in accounting principle                        $   1.19       $   1.35      $   1.34
Cumulative effect of a change in accounting
     principle relating to income taxes                  .00            .00           .17
                                                    --------       --------      --------
Net income                                          $   1.19       $   1.35      $   1.51
                                                    --------       --------      --------
Cash dividends                                      $    .45       $    .42      $    .40

BALANCES AT DECEMBER 31
Assets                                              $162,066       $157,124      $152,386
Investment securities                                 40,384         39,323        44,542
Net loans                                            110,919        108,857        95,502
Deposits                                             128,985        126,864       124,023
Stockholders' equity                                  19,512         17,650        13,452

RATIOS
Return on average assets                               1.03%          1.03%         1.18%
 Return on average equity                              8.99%         11.39%        13.18%
Dividend payout ratio                                 34.35%         31.74%        26.44%

CONTENTS

Financial Highlights  . . . . . . . . . . . . . . . . . . . . . . . . .       1
Officers and Directors  . . . . . . . . . . . . . . . . . . . . . . . .       2
Message to Shareholders . . . . . . . . . . . . . . . . . . . . . . . .       3
Consolidated Balance Sheets . . . . . . . . . . . . . . . . . . . . . .       4
Consolidated Statements of Income . . . . . . . . . . . . . . . . . . .       5
Consolidated Statements of Stockholders' Equity . . . . . . . . . . . .       6
Consolidated Statements of Cash Flows . . . . . . . . . . . . . . . . .       7
Notes to Consolidated Financial Statements  . . . . . . . . . . . . . .    8-18
Report of Independent Certified Public Accountants  . . . . . . . . . .      19
Management's Discussion and Analysis of Financial
   Condition and Results of Operations  . . . . . . . . . . . . . . . .   20-29
Ten Years in Review (Graphs)  . . . . . . . . . . . . . . . . . . . . .   30-31
CCFNB Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . .      32
Market Makers . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      33
CCFNB Locations . . . . . . . . . . . . . . . . . . . . . . . . . . . .      33

[PHOTO]

CCFNB BANCORP, INC.
BOARD OF DIRECTORS


            [PHOTO]

Don E. Bangs, Willard H. Kile, Sr.,
        Paul E. Reichart

            [PHOTO]

Stanley Barchik, William F. Hess,
          John I. Mather

            [PHOTO]

Charles E. Long, Edward L. Campbell,
       Elwood R. Harding, Jr.

CCFNB BANCORP, INC. OFFICERS

Willard H. Kile, Sr.
Chairman of the Board

John I. Mather
Vice-Chairman of the Board

Paul E. Reichart
President and Chief Executive Officer

Don E. Bangs
Secretary of the Board

Virginia D. Kocher
Treasurer and Assistant Secretary


COLUMBIA COUNTY FARMERS
NATIONAL BANK OFFICERS

Willard H. Kile, Sr.
Chairman of the Board

John I. Mather
Vice-Chairman of the Board

Don E. Bangs
Secretary of the Board

Paul E. Reichart
President and Chief Executive Officer

J. Jan Girton
Executive Vice-President,
Chief Operating Officer
and Assistant Secretary

Jacob S. Trump
Sr. Vice-President and
Financial Planning Officer

Linda A. Huttenstine
Sr. Vice-President and Cashier

Lance O. Diehl
Vice-President

Elaine M. Edwards
Vice-President

Dean R. Kelchner
Vice-President

Virginia D. Kocher
Vice-President, Controller
and Assistant Secretary

Edwin A. Wenner
Vice-President

Lily M. Boudman
Assistant Vice-President

Florence H. Martz
Assistant Vice-President

Gloria M. Miller
Assistant Vice-President

Karen Z. Wenner
Mortgage Loan Officer

Luanne Bittenbender
Training Director and
Security Officer

Scott R. Temple
Assistant Cashier

Dolores M. Bennett
Community Office Manager

Connie L. Earnest
Community Office Manager

Kimberly I. Young
Trust Administrator

[PHOTO]

TO OUR SHAREHOLDERS:

    Looking back over the road traveled in 1995, I am reminded of the couple which greets the birth of each child by knocking out a wall or adding a room. Before long, their bungalow has become a much larger hive of activity, full of life and promise. Since our birth as The Farmers National Bank of Orangeville in 1917, we have knocked out many walls and added numerous rooms to reach our current status as the six-office Columbia County Farmers National Bank - and, thankfully, our collective "house" is bustling with the customers who have made this renovation possible. Meanwhile, we step around the loose mortar, tending to business as usual and keeping our operation on a path toward even more exciting growth in the future.

Extending Our Financial Growth

    Our growth in 1995 was consistent with past patterns. Net assets rose from $157,124,000 in 1994 to $162,066,060 in 1995, and increase of 3.15%. Net income grew by 3.83%, from $1,564,954 to $1,624,871. Net income per share dropped slightly from $1.35 in 1995 to $1.19 in 1996. Our income figures were attained despite a one-time $200,000 expense for total conversion of our bookkeeping system, a move which will reduce our accounting cost over time.

    On another financial note, our FDIC Insurance cost, which in the past has comprised our profits, continues to fall. After paying $279,000 in 1994 and $148,000 in 1995, we anticipate no cost beyond a $2000 flat fee for FDIC Insurance in 1996.

    Dividends for our stockholders rose from $.42 per share in 1994 to $.45 per share in 1995. A dividend reinvestment plan, begun in 1995, was well received by our shareholders. The dividend reinvested was $57,431.41; cash investments were $46,572.00 for a total of $104,003.41. Total shares were 7,036.

    Loan growth presented a mixed picture in 1995. Reflecting the dramatic slowing of the national economy, our loans grew by a tiny 1.85% in the past year, compared to the robust 13% of 1994. Nevertheless, home mortgages continued strong in 1995 at $96,233,223, a 16.54% increase over the 1994 figure of $82,577,587. Mortgages constitute 85% of the loan portfolio. A small part of the 1995 mortgage increase is paper growth attributed to a redefining of loan categories, made to attain a more accurate picture of our loan collateralization.

Adding Walls and Rooms

    The past year saw us continuing to build and expand our county-wide "quarters." A doublewide module, our Millville office since 1990, gave way to a larger permanent office, which opened on December 14, 1995. This building enables Millville to become a full-service branch with new lobby, more space, two drive-up lanes and an ATM lane.

    Growth was also the reason for expanding our main office on East Street in Bloomsburg. Using space gained from the razing of the Phillips Building, the $1 million dollar project will give us an expanded lobby with eight teller stations, more space for customer services offices, and corporate offices on the second floor. It is anticipated that the project will be completed in the second quarter of 1996.

[PHOTO]

Moving Ahead in Other Ways

    A number of other events and developments have marked the passing of another year at CCFNB. Here are some of the highlights:

    Mr. John M. Mather, Vice Chairman of our Board, will retire as of the annual meeting in 1996. Mr. Mather has served very capably as a director of CCFNB since 1962. We wish him well in his retirement.

    Education and training continues throughout our organization. In 1995, our employees attended programs such as Premium Teller, Personal Banker, Personnel and the Law, and Consumer Loan Training.


    We are progressing through our Strategic Plan for 1995-97, focusing currently on these items:

- Improving home equity lines of credit.
- Developing additional products and services.
- Upgrading our marketing programs.
- Establishing a quality assurance committee.
- Coordinating functions with branch offices.
- Promoting trust department services.

An Encouraging Future

    In an era of corporate takeovers and business consolidation, CCFNB Bancorp, Inc., remains firmly rooted in the communities of Columbia County. When we knock down a wall, we do it to make room for more customers. When we add a room, we create more opportunities to serve the families who have trusted us for nearly eighty years. Our "house" continues to grow, as do our products, services, and commitment to our customers. As we look to another busy year in 1996, our customers, old and new, can be sure that CCFNB Bancorp is a place they can call home.


/s/ PAUL E. REICHART
--------------------
Paul E. Reichart
President

[PHOTO]


CCFNB BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1995 AND 1994

                                                                1995             1994
                                                                ----             ----
ASSETS
Cash and due from banks                                    $  4,086,509   $  4,169,958
Interest-bearing deposits with other banks                      384,684          4,000
Investment securities:
    Securities available for sale carried at
         estimated fair value                                39,338,728     13,429,353
    Securities to be held to maturity, estimated
         fair value 1995, $1,062,433; 1994,
         $25,566,218                                          1,045,000     25,893,601
Loans, net of unearned income                               111,831,596    109,800,074
Allowance for loan losses                                       912,253        943,371
                                                           ------------   ------------
    Net loans                                              $110,919,343   $108,856,703
Premises and equipment                                        5,081,884      3,290,143
Accrued interest receivable                                     849,736        843,075
Other assets                                                    360,176        637,266
                                                           ------------   ------------
         Total Assets                                      $162,066,060   $157,124,099
                                                           ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
    Non-interest bearing                                   $ 12,050,780   $ 11,677,753
    Interest bearing                                        116,934,492    115,186,190
                                                           ------------   ------------
         Total Deposits                                    $128,985,272   $126,863,943
Short-term borrowings                                        12,065,571     11,909,548
Long-term borrowings                                            364,565              0
Accrued interest and other expenses                             906,675        677,958
Other liabilities                                               232,232         22,432
                                                           ------------   ------------
         Total Liabilities                                 $142,554,315   $139,473,881
                                                           ------------   ------------

STOCKHOLDERS' EQUITY
Common stock, par value $1.25 per share; authorized
    5,000,000 shares; issued 1,372,658 shares 1995
    and 1,365,622 shares 1994                              $  1,715,823   $  1,707,028
Surplus                                                       5,693,849      5,625,607
Retained earnings                                            11,817,277     10,807,910
Unrealized gain (loss) on investment securities
    available for sale, net of taxes                            284,796       (490,327)
                                                           ------------   ------------
         Total Stockholders' Equity                        $ 19,511,745   $ 17,650,218
                                                           ------------   ------------
         Total Liabilities and Stockholders' Equity        $162,066,060   $157,124,099
                                                           ============   ============

The accompanying notes are an integral part of these consolidated financial statements.



[PHOTO]


Preparing the foundation on East Street in Bloomsburg.

[PHOTO]


CCFNB BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
FOR YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                            1995           1994          1993
                                                            ----           ----          ----
INTEREST INCOME
Interest and fees on loans:
    Taxable                                           $ 8,898,002    $ 8,116,598     $7,506,534
    Tax exempt                                            132,875         82,406        121,241
Interest and dividends on investment securities:
    Taxable interest                                    1,725,565      1,641,062      1,634,570
    Tax exempt interest                                   492,878        472,244        478,109
    Dividends                                              56,605         40,262         38,963
Interest on federal funds sold                             60,201         20,959         26,258
Interest on deposits in other banks                       114,372         85,064        108,971
                                                      -----------    -----------     ----------
         Total Interest Income                        $11,480,498    $10,458,595     $9,914,646
                                                      -----------    -----------     ----------

INTEREST EXPENSE
Interest on deposits                                  $ 4,916,162    $ 4,343,644     $4,231,752
Interest on short-term borrowings                         633,902        441,161        402,774
Interest on long-term borrowings                            6,872              0              0
                                                      -----------    -----------     ----------
         Total Interest Expense                       $ 5,556,936    $ 4,784,805     $4,634,526
                                                      -----------    -----------     ----------

Net interest income                                   $ 5,923,562    $ 5,673,790     $5,280,120
Provision for loan losses                                  42,000        160,000        105,000
                                                      -----------    -----------     ----------
    Net Interest Income After Provision For
         Loan Losses                                  $ 5,881,562    $ 5,513,790     $5,175,120
                                                      -----------    -----------     ----------
NON-INTEREST INCOME
Service charges and fees                              $   505,457    $   427,836     $  409,465
Trust department income                                    50,905         50,231         49,735
Other income                                               38,771         35,983         47,762
Investment securities gains, net                           82,954         55,013         60,546
                                                      -----------    -----------     ----------
         Total Non-Interest Income                    $   678,087    $   569,063     $  567,508
                                                      -----------    -----------     ----------
NON-INTEREST EXPENSE
Salaries                                              $ 1,592,790    $ 1,447,930     $1,370,625
Pensions and other employee benefits                      528,596        424,411        397,558
Occupancy expense, net                                    258,514        277,553        251,204
Equipment expense                                         348,921        306,100        283,522
FDIC insurance                                            148,418        277,953        251,965
Other operating expense                                 1,496,417      1,223,760      1,207,715
                                                      -----------    -----------     ----------
         Total Non-Interest Expense                   $ 4,373,656    $ 3,957,707     $3,762,589
                                                      -----------    -----------     ----------

Income before income taxes and cumulative
    effect of a change in accounting principle        $ 2,185,993    $ 2,125,146     $1,980,039
Income tax expense                                        561,122        560,192        496,726
                                                      -----------    -----------     ----------
Income before cumulative effect of a change
    in accounting principle                           $ 1,624,871    $ 1,564,954     $1,483,313
Cumulative effect of a change in accounting
    principle relating to income taxes                          0              0        196,222
                                                      -----------    -----------     ----------
         Net Income                                   $ 1,624,871    $ 1,564,954     $1,679,535
                                                      ===========    ===========     ==========
PER SHARE DATA
Income before cumulative effect of a change
    in accounting principle                           $      1.19    $      1.35     $     1.34
Cumulative effect of a change in accounting
    principle relating to income taxes                        .00            .00            .17
                                                      -----------    -----------     ----------
Net income                                            $      1.19    $      1.35     $     1.51
                                                      -----------    -----------     ----------
Cash dividends                                               $.45    $       .42     $      .40
Weighted average shares outstanding                     1,367,595      1,163,199      1,109,837

The accompanying notes are an integral part of these consolidated financial statements.

[PHOTO]


CCFNB BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                                                Net Unrealized
                                                                                                 Gain (Loss)
                                                                                                On Investment
                                                                                                  Securities
                                      Common                       Retained        Treasury       Available
                                      Stock          Surplus       Earnings         Stock          For Sale         Total
                                  ------------    ----------    -----------        ---------    ------------    ------------
Balance At December 31, 1992       $1,387,828     $2,323,563    $ 8,504,202       $ (7,169)     $       0        $12,208,424

Net income                                  0              0      1,679,535              0              0          1,679,535
Cash dividends $.40 per share               0              0       (443,996)             0              0           (443,996)
Sale of treasury stock - 660
    shares resulting in
    a gain of $665                          0            665              0          7,169              0              7,834
                                   ----------     ----------    -----------       --------      ---------        -----------
Balance At December 31, 1993       $1,387,828     $2,324,228    $ 9,739,741       $      0      $       0        $13,451,797

Cumulative effect as of January
    1, 1994 relating to change in
    accounting principle
    applicable to investment
    securities available for sale,
    net of taxes                            0              0              0              0        221,032            221,032
Net income                                  0              0      1,564,954              0              0          1,564,954
Issuance of 255,360 shares of
    common stock                      319,200      3,301,379              0              0              0          3,620,579
Cash dividends $.42 per share               0              0       (496,785)             0              0           (496,785)
Treasury stock purchased -
    1150 shares                             0              0              0        (17,825)             0            (17,825)
Sales of treasury stock -
    1150 shares                             0              0              0         17,825              0             17,825
Change in unrealized gain (loss)
    on investment securities
    available for sale, net of
    taxes                                   0              0              0              0       (711,359)          (711,359)
                                   ----------     ----------    -----------       --------      ---------        -----------
Balance At December 31, 1994       $1,707,028     $5,625,607    $10,807,910       $      0      $(490,327)       $17,650,218

Net income                                  0              0      1,624,871              0              0          1,624,871
Issuance of 7036 shares of
    common stock under dividend
    reinvestment plan                   8,795         68,242              0              0              0             77,037
Cash dividends $.45 per share               0              0       (615,504)             0              0           (615,504)
Change in unrealized gain
    (loss) on investment
    securities available for
    sale, net of taxes                      0              0              0              0        775,123            775,123
                                   ----------     ----------    -----------       --------      ---------        -----------
Balance At December 31, 1995       $1,715,823     $5,693,849    $11,817,277       $      0      $ 284,796        $19,511,745
                                   ==========     ==========    ===========       ========      =========        ===========



The accompanying notes are an integral part of these consolidated financial statements.


[PHOTO]

The Millville Branch as it nears completion.

[PHOTO]


CCFNB BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                             1995             1994           1993
                                                                             ----             ----           ----
OPERATING ACTIVITIES
Net income                                                             $  1,624,871    $  1,564,954    $  1,679,535
Adjustments to reconcile net income to net cash
    provided by operating activities:
         Provision for loan losses                                           42,000         160,000         105,000
         Depreciation                                                       293,305         249,173         240,163
         Premium amortization on investment securities                        8,657          22,289          36,198
         Discount accretion on investment securities                        (10,345)         (9,507)         (7,364)
         Deferred income taxes (benefit)                                     49,392          62,664           1,199
         Cumulative effect of a change in accounting principle
              relating to income taxes                                            0               0        (196,222)
         Gain on sales of investment securities available for sale          (82,954)        (55,013)        (60,546)
         (Gain) loss on sale of premises and equipment                       71,669          (1,298)            765
         Loss on sale of other real estate                                        0               0          35,263
         (Increase) in accrued interest receivable                           (6,661)        (62,267)        (92,087)
         (Increase) in other assets - net                                   (69,412)        (31,305)        (89,838)
         Increase in accrued interest and other expenses                    228,717         107,807          11,310
         Increase (decrease) in other liabilities - net                     107,604          (1,501)          8,340
                                                                       ------------    ------------    ------------
              Net Cash Provided By Operating Activities                $  2,256,843    $  2,005,996    $  1,671,716
                                                                       ------------    ------------    ------------
INVESTMENT ACTIVITIES
Purchases of investment securities available for sale                  $(30,378,156)   $ (4,938,430)   $          0
Proceeds from sales of investment securities available for sale          16,535,237       2,025,863               0
Purchases of investment securities held to maturity                        (887,660)    (14,473,863)    (35,846,132)
Proceeds from maturities and redemptions of investment securities
    held to maturity                                                     14,928,876      21,905,098      29,081,349
Proceeds from sale of investment securities                                       0               0       1,702,049
Net increase in loans                                                    (2,104,640)    (13,514,817)    (14,428,168)
Purchases of premises and equipment                                      (2,156,715)       (163,043)       (191,234)
Proceeds from sale of premises and equipment                                      0           5,800             700
Proceeds from sale of other real estate                                           0               0          24,737
                                                                       ------------    ------------    ------------
              Net Cash Used In Investing Activities                    $ (4,063,058)   $ (9,153,392)   $(19,656,699)
                                                                       ------------    ------------    ------------

FINANCING ACTIVITIES
Net increase in deposits                                               $  2,121,329    $  2,841,173    $ 10,731,343
Net increase (decrease) in short-term borrowings                            156,023      (2,407,818)      1,118,234
Net increase in long-term borrowings                                        364,565               0               0
Proceeds from sale of treasury stock                                              0          17,825           7,834
Acquisition of treasury stock                                                     0         (17,825)              0
Proceeds from issuance of common stock                                       77,037       3,620,579               0
Cash dividends paid                                                        (615,504)       (496,785)       (443,996)
                                                                       ------------    ------------    ------------
              Net Cash Provided By Financing Activities                $  2,103,450    $  3,557,149    $ 11,413,415
                                                                       ------------    ------------    ------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                       $    297,235    $ (3,590,247)   $ (6,571,568)

Cash And Cash Equivalents At Beginning Of Year                            4,173,958       7,764,205      14,335,773
                                                                       ------------    ------------    ------------
    Cash And Cash Equivalents At End Of Year                           $  4,471,193    $  4,173,958    $  7,764,205
                                                                       ============    ============    ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
    Interest                                                           $  5,447,107    $  4,754,742    $  4,694,116
    Income taxes                                                       $    557,937    $    472,600    $    493,000

The accompanying notes are an integral part of these consolidated financial statements.

[PHOTO]

CCFNB BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accounting and reporting policies of CCFNB Bancorp, Inc. and Subsidiary (the "Corporation") conform to generally accepted accounting principles and to general practices within the banking industry. The more significant policies follow:

Principles Of Consolidation

    The consolidated financial statements include the accounts of CCFNB Bancorp, Inc. and its wholly-owned subsidiary, Columbia County Farmers National Bank (the "Bank"). All significant inter-company balances and transactions have been eliminated in consolidation.

Nature Of Operation

    The Corporation provides full banking services, including trust services, through the Bank, to individuals and corporate customers. The Bank has six offices covering an area of approximately 484 square miles in Northeastern Pennsylvania. The Corporation and the Bank are subject to regulation of the Office of the Comptroller of the Currency, The Federal Deposit Insurance Corporation and the Federal Reserve Bank of Philadelphia.

Use Of Estimates

    The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of these consolidated financial statements and the reported amounts of income and expenses during the reporting periods. Actual results could differ from those estimates.

Investment Securities

    The Corporation adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (the "Statement") as required on January 1, 1994. As a result of adopting Statement No. 115, the Corporation classified investment securities into two categories: those to be held to maturity and those available for sale. In accordance with the Statement, prior period consolidated financial statements have not been restated to reflect the change in accounting principle. The cumulative effect as of January 1, 1994 of adopting the Statement increased Stockholders' Equity in the amount of $221,032 (net of deferred income tax of $113,865) to reflect the net unrealized gain on investment securities classified as available for sale.

    The classification of investment securities into categories held to maturity or available for sale is initially determined at the time of purchase and is reevaluated at each balance sheet date. Debt securities are classified as held to maturity when the Corporation has the ability and positive intent to hold the securities to maturity. Investment securities held to maturity are carried at cost adjusted for amortization of premium and accretion of discount to maturity.

    Debt securities not classified as held to maturity and equity securities included in the available for sale category, are carried at fair value, and the amount of any unrealized gain or loss is reported as a separate component of Stockholders' Equity, net of the effect of deferred income tax. Management's decision to sell available for sale securities is based on changes in economic conditions controlling the sources and uses of funds, terms, availability of and yield of alternative investments, interest rate risk, and the need for liquidity.

    On November 15, 1995, the Financial Accounting Standards Board (FASB) published a special report, "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities" (the "Report"). The report included a provision that allowed banks a one-time opportunity to reclassify (at fair value) held-to-maturity securities without calling into question their intent to hold other debt securities to maturity in the future. The reclassifications had to be made in conjunction with implementation of the supplemental guidance by December 31, 1995. In accordance with provisions in the Report, the Corporation did make transfers during December, details of which are disclosed in Note 4.

    The cost of debt securities classified as held to maturity or available for sale is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion, as well as interest and dividends, is included in interest from investments. Realized gains and losses are included in net investment securities gains. The cost of investment securities sold, redeemed or matured is based on the specific identification method.

Loans

    Loans are stated at their outstanding principal balances, net of any deferred fees or costs, unearned income, and the allowance for loan losses. Interest on loans is accrued on the principal amount outstanding, primarily on an actual day basis. Non-refundable loan fees and certain direct costs are deferred and amortized over the life of the loans using the interest method. The amortization is reflected as an interest yield adjustment, and the deferred portion of the net fees and costs is reflected as a part of the loan balance.

    Non-Accrual Loans - Generally, a loan (including a loan impaired under Statement of Financial Accounting Standards No. 114) is classified as non-accrual, and the accrual of interest on such a loan is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan currently is performing. A loan may remain on accrual status, if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on non-accrual status, unpaid interest credited to income in the current year is reversed, and unpaid interest accrued in prior years is charged against the allowance for loan losses. Potential problem loans are identified by management as a part of its loan review process.

[PHOTO]

    Income recognition is in accordance with Statement of Financial Accounting Standards No. 118. Certain non-accrual loans may continue to perform, that is, payments are still being received. Generally, the payments are applied to principal. These loans remain under constant scrutiny and if performance continues, interest income may be recorded on a cash basis based on management's judgement as to collectibility of principal.

    Allowance for Loan Losses - The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

    As of January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan as amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure." Under these new standards, the 1995 allowance for loan losses related to loans that are identified for evaluation in accordance with Statement No. 114 and is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Prior to 1995, the allowance for loan losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans. Statement No. 118 allows the continued use of existing methods for income recognition on impaired loans and amends disclosure requirements to require information about the recorded investment in certain impaired loans and related income recognition on those loans. The allowance for loan losses is maintained at a level by management to be adequate to absorb estimated potential loan losses. Management's periodic evaluation of the adequacy of the allowance for loan losses is based on the Corporation's past loan loss experience; known and inherent risks in the portfolio; adverse situations that may affect the borrower's ability to repay (including the timing of future payments); the estimated value of any underlying collateral; composition of the loan portfolio; current economic conditions; and other relevant factors. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

Premises And Equipment

    Premises and equipment are stated at cost less accumulated depreciation computed principally on the straight-line method over the estimated useful lives of the assets. Maintenance and minor repairs are charged to operations as incurred. The cost and accumulated depreciation of the premises and equipment retired or sold are eliminated from the property accounts at the time of retirement or sale, and the resulting gain or loss is reflected in current operations.

Other Real Estate Owned

    Other real estate owned is comprised of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosure. In accordance with Statement No. 114, a loan is classified as in-substance foreclosure when the Corporation has taken possession of the collateral regardless of whether formal foreclosure proceedings took place. Other real estate owned is recorded at fair value at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management, and the real estate is carried at the lower of (1) cost or (2) fair value less estimated costs to sell. Income and expenses from operations of other real estate owned and changes in the valuation allowance are included in loss on other real estate owned.

Advertising Costs

    Advertising costs are expensed as the costs are incurred. Advertising expenses amounted to $56,039, $62,520 and $64,377 for 1995, 1994 and 1993,
respectively.

Contributions (Charitable)

    The Corporation adopted Statement of Financial Accounting Standard No. 116, "Accounting for Contributions Received and Contributions Made." Under Statement No. 116, the entire contributions in the form of unconditional promises to pay (bona fide pledges) must be accrued and reflected as a contribution expense in the year of the pledge. The measurement of the accrual required is based on the present value of future cash flows using a current market discount rate. A prospective change is permitted. The Corporation has elected not to reflect the cumulative effect of the change due to implementation of Statement No. 116 at January 1, 1995, because the amount at that date was not significant. Charitable pledges payable at December 31, 1995, calculated as required under Statement No. 116 are $56,481.

Income Taxes

    The Corporation adopted Statement of Accounting Standards No. 109, "Accounting for Income Taxes" as required on January 1, 1993. As permitted by Statement No. 109, prior years' consolidated financial statements have not been restated to reflect the change in accounting method. The cumulative effect as of January 1, 1993 of adopting Statement No. 109 increased consolidated net income by $196,222, or $.17 per share.

    Under Statement No. 109, deferred tax assets and liabilities are determined based on the differences between the consolidated financial statement and income tax bases of assets and liabilities measured by using the enacted tax rates and laws expected to be in effect when the timing differences are expected to reverse. Deferred tax expense or benefit is based on the difference between the deferred tax asset or liability from period to period. Further, Statement No. 109 requires that a valuation allowance be provided in an amount sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized. Previously, deferred income taxes were accounted for using the deferred method.

Net Income Per Share

    Net income per share on common stock is calculated by dividing net income by the weighted average number of shares of common stock outstanding during each period.

 Statements Of Cash Flows

    For purposes of reporting cash flows, cash and cash equivalents include cash on hand and due from banks, interest-bearing deposits in other banks and federal funds sold. The Corporation considers cash classified as interest-bearing deposits with other banks as a cash equivalent, because such deposits are represented by cash accounts essentially on a

[PHOTO]


demand basis. Federal funds are also included as a cash equivalent, because such funds are generally purchased and sold for one-day periods.

Derivative Financial Instruments

    The Corporation has no derivative financial instruments requiring disclosure under Statement of Financial Accounting Standards No. 119, "Disclosures about Derivative Financial Instruments and Fair Value of Financial Instruments."

Trust Assets And Income

    Property held by the Corporation in a fiduciary or agency capacity for its customers is not included in the accompanying consolidated financial statements, because such items are not assets of the Corporation. Trust Department income is recognized on a cash basis and is not materially different than if it was reported on an accrual basis.

Reporting Format

    Certain amounts in the financial statements of the prior periods have been reclassified to conform with the presentation used in the 1995 financial statements. Such classifications have no effect on the Corporation's consolidated financial condition or net income.

2.  CHANGES IN ACCOUNTING STANDARDS

    In March 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Statement No. 121 requires that long-lived assets and certain identifiable intangibles are to be classified into two categories for the purpose of accounting for an impairment of assets: those to be held and used and those to be disposed of. Assets to be held and used must be reviewed whenever events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows, undiscounted and without interest charges, is less than the carrying amount of the assets. An impairment loss must be recognized as the amount by which the carrying amount of the asset exceeds the fair value of the asset so determined. The Corporation intends to adopt Statement No. 121, as required, in its fiscal year beginning January 1, 1996. Implementation of this Statement is not expected to have a material effect on the consolidated financial condition or results of operations of the Corporation.

3.  RESTRICTED CASH BALANCES

    The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The amount required at December 31, 1995 was $733,000 and was satisfied by vault cash. Additionally, as compensation for check clearing and other services, compensating balances are required to be maintained with the Federal Reserve System and other correspondent banks. At December 31, 1995, these balances were $325,000.

4.  INVESTMENT SECURITIES

    The amortized cost, related estimated fair value, and unrealized gains and losses for investment securities classified as "Available for Sale" or "Held to Maturity" were as follows at December 31, 1995 and 1994:

                                                                   Available For Sale Securities
                                                                  -------------------------------
                                                                         Gross          Gross        Estimated
                                                       Amortized       Unrealized     Unrealized       Fair
December 31, 1995:                                        Cost           Gains          Losses         Value
                                                     -------------    ------------   ------------  ------------
U.S. Treasury securities                              $14,913,983       $119,982       $      0    $ 15,033,965
U.S. government corporations and agencies              13,098,912         21,688              0      13,120,600
Obligations of state and political subdivisions         7,453,384        231,929              0       7,685,313
Corporate debt securities                               2,498,639         57,911              0       2,556,550
Equity securities                                         942,300              0              0         942,300
                                                     ------------     ----------     ----------    ------------
Total                                                 $38,907,218       $431,510       $      0    $ 39,338,728
                                                     ============     ==========     ==========    ============

                                                                     Held to Maturity Securities
                                                                    -----------------------------
                                                                         Gross          Gross        Estimated
                                                       Amortized       Unrealized     Unrealized       Fair
December 31, 1995:                                        Cost           Gains          Losses         Value
                                                     -------------    ------------   ------------  ------------
U.S. Treasury securities                              $         0       $      0       $      0    $         0
U.S. government corporations and agencies                       0              0              0              0
Obligations of state and political subdivisions         1,045,000         17,433              0      1,062,433
Corporate debt securities                                       0              0              0              0
                                                     ------------     ----------     ----------    -----------
Total                                                 $ 1,045,000       $ 17,433       $      0    $ 1,062,433
                                                     ============     ==========     ==========    ===========

                                                                     Available For Sale Securities
                                                                    -------------------------------
                                                                         Gross          Gross        Estimated
                                                       Amortized       Unrealized     Unrealized       Fair
December 31, 1994:                                        Cost           Gains          Losses         Value
                                                     -------------    ------------   ------------  ------------

U.S. Treasury securities                              $ 9,965,816       $ 63,179       $433,220    $ 9,595,775
U.S. government corporations and agencies               2,000,000              0        193,750      1,806,250
Obligations of state and political subdivisions                 0              0              0              0
Corporate debt securities                               1,495,306              0        179,128      1,316,178
Equity securities                                         711,150              0              0        711,150
                                                     ------------     ----------     ----------    -----------
Total                                                 $14,172,272       $ 63,179       $806,098    $13,429,353
                                                     ============     ==========     ==========    ===========

[PHOTO]



                                                                      Held to Maturity Securities
                                                                     -----------------------------
                                                                         Gross          Gross        Estimated
                                                       Amortized       Unrealized     Unrealized       Fair
December 31, 1994:                                        Cost           Gains          Losses         Value
                                                     -------------    ------------   ------------  ------------
U.S. Treasury securities                              $13,832,369         $    0       $ 96,329     $13,736,040
U.S. government corporations and agencies               2,097,541              0         56,226       2,041,315
Obligations of state and political subdivisions         8,458,167              0        178,223       8,279,944
Corporate debt securities                               1,505,524          3,395              0       1,508,919
                                                      -----------         ------       --------     ----------
Total                                                 $25,893,601         $3,395       $330,778     $25,566,218
                                                      ===========         ======       ========     ===========

    The Corporation held no mortgage-backed securities on December 31, 1995 and 1994. Securities available for sale with an aggregate fair value of $21,679,824 in 1995; $9,867,837 in 1994 and securities held to maturity with an aggregate unamortized cost of $0 in 1995; $12,787,990 in 1994, respectively, were pledged to secure public funds, trust funds, securities sold under agreements to repurchase and other balances of $18,022,753 in 1995 and $16,681,323 in 1994 as required by law. The amortized cost and estimated fair value of debt securities, by contractual maturity, are shown below at December 31, 1995. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                             Held to Maturity             Available for Sale
                                                           -------------------           --------------------
                                                       Amortized       Estimated      Amortized      Estimated
                                                          Cost         Fair Value        Cost       Fair Value
                                                     -------------    ------------   ------------  ------------
Due in one year or less                                $        0     $        0    $10,553,587     $10,595,514
Due after one year through five years                   1,045,000      1,062,433     19,553,678      19,733,050
Due after five years through ten years                          0              0      3,997,118       4,041,429
Due after ten years                                             0              0      4,802,835       4,968,734
                                                       ----------     ----------    -----------     -----------
Total                                                  $1,045,000     $1,062,433    $38,907,218     $39,338,727
                                                       ==========     ==========    ===========     ===========


    The quality rating of all obligations of state and political subdivisions are "A" or higher, as rated by Moody's or Standard and Poors. The only exceptions are local issues which are not rated, but are secured by the full faith and credit obligations of the communities that issued these securities. All of the state and political subdivision investments are actively traded in a liquid market.

    Proceeds from sale of investments in debt and equity securities during 1995, 1994 and 1993 were $2,535,237, $2,025,863 and $1,702,049, respectively.
Gross gains realized on these sales were $82,954, $63,180 and $60,546, respectively. Gross losses on these sales were $8,167 in 1994. There were no gross losses on the 1995 and 1993 sales. Net unrealized gains (losses) on securities available for sale included as a separate component of consolidated stockholders' equity net of tax was $284,796 and $(490,327) in 1995 and 1994 respectively.

    As permitted by the one-time transfer allowed by the Financial Accounting Standards Board as described in Note 1, the Corporation elected to transfer investment securities classified as held to maturity to the classification available for sale as follows:

Amortized cost at date of transfer                                   $10,822,271
Unrealized gain (loss)                                                   327,119
                                                                     -----------
Fair value at date of transfer                                       $11,149,390
                                                                     ===========

5. Loans

    Major classifications of loans at December 31, 1995 and 1994 are as follows:

                                                                         1995            1994
                                                                         ----            ----
Commercial                                                          $  5,990,247    $  5,471,766
Tax exempt                                                             1,520,495       2,398,314
Qualified municipal leases                                               130,517         277,515
Real estate - construction                                               941,455         994,351
Real estate                                                           95,291,768      94,029,617
Personal                                                               8,058,280       6,577,096
Credit cards                                                             447,168         467,719
                                                                    ------------    ------------
Total gross loans                                                   $112,379,930    $110,216,378
Less: Unearned discount                                                  359,731         143,322
      Unamortized loan fees net of costs                                 188,603         272,982
                                                                    ------------    ------------
Loans, net of unearned income                                       $111,831,596    $109,800,074
                                                                    ============    ============


    At December 31, 1995, the recorded investment in loans that was considered to be impaired under Statement No. 114 was $13,343, which consisted of all non-accrual loans. The related allowance for loan losses utilizing standards provided in Statement No. 114 is $13,343. No additional charge to operations is required since the total allowance for loan losses is estimated by management to be adequate to provide for the loan loss allowance under Statement #114 as well as any other potential loan losses. The average recorded investment in impaired loans during the year ended December 31, 1995, was approximately $18,647. For the year ended December 31, 1995, the Corporation recognized interest income on those impaired loans of $111, which included $111 of interest income recognized using the cash basis method of income recognition.

    At December 31, 1994, the Corporation had non-accrual loans of $23,952 that would be considered impaired under Statement No. 114. The Corporation recorded $28,083 of interest income on non-accrual loans in 1994.

    Interest income in the amounts of $2,266 in 1995 and $47,437 in 1994 would have been recorded on non-accrual

[PHOTO]


loans according to their original terms.

    At December 31, 1995, there were no significant commitments to lend additional funds with respect to non-accrual and restructured loans.

    Changes in the allowance for loan losses for the years ended December 31, 1995, 1994 and 1993 were as follows:

                                                                          1995            1994            1993
                                                                          ----            ----            ----
Balance, beginning of year                                             $ 943,371       $ 920,873       $ 876,423
Provision charged to operations                                           42,000         160,000         105,000
Loans charged-off                                                       (107,190)       (195,853)       (105,371)
Recoveries                                                                34,072          58,351          44,821
                                                                       ---------       ---------       ---------
Balance, end of year                                                   $ 912,253       $ 943,371       $ 920,873
                                                                       =========       =========       =========

6. PREMISES AND EQUIPMENT

    A summary of premises and equipment at December 31, 1995 and 1994 follows:

                                                                                         1995            1994
                                                                                         ----            ----
Land                                                                                  $  435,174      $  435,174
Buildings and improvements                                                             3,176,192       2,668,848
Furniture and equipment                                                                2,402,528       2,094,997
Capitalized leases - equipment                                                           287,837               0
Construction in progress                                                                 968,150          75,274
                                                                                      ----------      ----------
                                                                                      $7,269,881      $5,274,293
Less: Accumulated depreciation                                                         2,187,997       1,984,150
                                                                                      ----------      ----------
                                                                                      $5,081,884      $3,290,143
                                                                                      ==========      ==========

Depreciation amounted to $293,305 for 1995, $249,173 for 1994 and $240,163 for 1993.

7. DEPOSITS

    Major classifications of deposits at December 31, 1995 and 1994 follow:

                                                                                        1995            1994
                                                                                        ----            ----
Demand - non-interest bearing                                                       $ 12,050,780    $ 11,677,753
Demand - interest bearing                                                             19,199,306      19,320,204
Savings                                                                               38,856,589      49,283,762
Time $100,000 and over                                                                11,033,846       7,011,223
Other time                                                                            47,844,751      39,571,001
                                                                                    ------------    ------------
                                                                                    $128,985,272    $126,863,943
                                                                                    ============    ============

    The following is a schedule reflecting classification and remaining maturities of time deposits of $100,000 and over at December 31, 1995:

Three months or less                                                                                 $ 4,170,472
Over three months to six months                                                                        1,401,374
Over six months to twelve months                                                                       1,372,000
Over twelve months                                                                                     4,090,000
                                                                                                     -----------
Total                                                                                                $11,033,846
                                                                                                     ===========

Interest expense related to time deposits of $100,000 or more was $513,290 in 1995, $270,335 in 1994 and $227,369 in 1993.

8. SHORT-TERM BORROWINGS

    Federal funds purchased, securities sold under agreements to repurchase, and Federal Home Loan Bank advances generally represent overnight or less than 30-day borrowings. Federal discount window borrowings generally cannot extend beyond 14 days and are normally overnight borrowings. U.S. Treasury tax and loan notes for collections made by the Bank are payable on demand. Short-term borrowings consisted of the following at December 31, 1995 and 1994:

                                          1995                                             1994
                                          ----                                             ----
                                                 Maximum                                          Maximum
                                                  Month                                            Month
                        Ending      Average        End    Average     Ending        Average         End       Average
                       Balance      Balance      Balance    Rate      Balance       Balance       Balance       Rate
                      ---------    ---------    --------- --------   ---------    -----------    ----------   -------
Federal funds
  purchased and
securities sold
under agreements
to repurchase       $11,810,602  $10,573,000  $13,903,473   5.50%  $ 9,769,335    $10,423,283   $11,545,760     3.99%
Federal Home
  Loan Bank                   0      400,000    3,250,000   5.75%    1,600,000         79,452     3,025,000     3.80%
U.S. Treasury
  tax and
  loan notes            254,969      793,000    1,000,000   4.04%      540,213        512,242     1,000,000     4.49%
                    -----------  -----------  -----------   -----  -----------    -----------   -----------     -----
Total               $12,065,571  $11,766,000  $18,153,473   5.39%  $11,909,548    $11,014,977   $15,570,760     4.01%


9. LONG-TERM BORROWINGS

    Long-term borrowings are represented by capital lease obligations. The obligations were incurred as a result of acquiring computer and related equipment.

[PHOTO]


    Minimum future lease payments under capital leases as of December 31, 1995 for each of the next five years and in the aggregate are:

                                                                          Amount
1996                                                                    $ 89,741
1997                                                                      88,847
1998                                                                      88,847
1999                                                                      88,847
2000                                                                      66,635
                                                                        --------
Total minimum lease payments                                            $422,917
Less: Amount representing interest                                        58,352
                                                                        --------
Present value of net minimum lease payments                             $364,565
                                                                        ========

    The interest rate on capitalized leases is imputed at 6.30% which was based on the lower of Corporation's incremental borrowing rate at the inception of the leases.

10. STOCKHOLDERS' EQUITY AND STOCK OPTIONS

    The Amended Articles of Incorporation contain a provision that permits the Corporation to issue warrants for the purchase of shares of common stock, par value $1.25 per share (the "Common Stock"), at below market prices in the event any person or entity acquires 25% or more of the Common Stock.

    On September 6, 1994, the Corporation offered up to 222,052 shares of the Common Stock, at a price of $15.50 per share, to certain shareholders of record (the "Rights Offering") at the close of business on August 31, 1994 (the "Record Date"). The Board of Directors granted to these certain shareholders on the Record Date ("Record Date Holders") the right (the "Right") to purchase one share of the Common Stock offered for each five shares of the Common Stock held of record on the Record Date. The Rights and the Rights Offering terminated on October 6, 1994.

    Concurrently with the Rights Offering, the Corporation offered the shares of Common Stock not subscribed for in the Rights Offering for sale to the general public in a direct community offering with preference given to persons residing in the counties of Columbia, Luzerne, Montour, Northumberland, Schuylkill and Sullivan, Pennsylvania (the "Community Offering"). The Corporation exercised its right to increase the number of shares to be sold by 33,308 to 255,360 pursuant to an oversubscription reserve, because there was an oversubscription in the Community Offering. The gross proceeds from the sale of 255,360 shares was $3,958,080. The net amount realized from the Rights and Community Offerings, after deducting expenses of $337,501, was $3,620,579.

     On April 25, 1995, the Shareholders approved an Employee Stock Purchase Plan. The maximum number of shares of the Common Stock to be issued under this plan shall be 20,000. In addition, the Corporation may choose to purchase shares on the open market to facilitate this plan. A participating employee shall elect deductions of at least 1% of base pay, but not more than 10% of base pay, to cover purchases of shares under this plan. A participating employee shall be deemed to have been granted an option to purchase a number of shares of the Common Stock equal to the annual aggregate amount of payroll deductions elected by the employee divided by 90% of the fair market value of Common Stock on the first day of January in each year. The first activity under this plan occurred in January 1996 whereby 195 shares were obtained at $16.00 per share on the open market and issued to the participating employees at $14.40 per share.

     On February 2, 1995, the Corporation registered with the Securities and Exchange Commission 500,000 shares of the Common Stock to be sold pursuant to a Dividend Reinvestment and Stock Purchase Plan. The price per share for purchases under this plan is determined at each quarterly dividend payment date by the reported average mean between the bid and asked prices in the over-the-counter market for ten consecutive trading days preceding each quarterly dividend payment date. Participation in this plan by Shareholders began in June 1995. 7,036 shares were issued in 1995 with proceeds totalling $77,037 net of initial cost to establish the plan.

11. INCOME TAXES

     The current and deferred components of the income tax provision (benefit) are as follows:

                                                                          1995            1994            1993
                                                                          ----            ----            ----
Federal
    Current                                                             $511,730        $496,743        $495,527
    Deferred                                                              49,392          62,664           1,199
                                                                        --------        --------        --------
                                                                        $561,122        $559,407        $496,726
State
    Current                                                                    0             785               0
                                                                        --------        --------        --------
Total provision for income taxes                                        $561,122        $560,192        $496,726
                                                                        ========        ========        ========

    The following is a reconciliation between the actual provision for federal income taxes and the amount of federal income taxes which would have been provided at the statutory rates of 34%:

                                                 1995                        1994                      1993
                                                 ----                        ----                      ----
                                        Amount          Rate        Amount        Rate        Amount        Rate
                                        ------          ----        ------        ----        ------        ----
Provision at statutory rate         $  743,238          34.0%     $722,550        34.0%     $673,213       34.0%
Tax exempt income                     (212,756)         (9.7)     (188,581)       (8.9)     (203,779)      (10.3)
Non-deductible expenses                 26,473           1.2        20,543         1.0        27,369         1.4
Other                                    4,167            .2         4,895          .2           (77)         .0
                                    ----------         -----      --------       -----      --------       -----
Actual federal income tax
  and rate                          $  561,122          25.7%     $559,407        26.3%     $496,726        25.1%
                                    ==========         =====      ========       =====      ========       =====

[PHOTO]


     Income taxes applicable to realized security gains included in the provision for income taxes totalled $28,204 in 1995, $18,704 in 1994 and $20,586 in 1993.

     Effective January 1, 1993, the Corporation adopted Statement of Financial Accounting Standards No. 109 as more fully explained in Note 1 to the consolidated Financial Statements which required the Corporation to change its method of accounting for income taxes. Statement No. 109 was adopted on a prospective basis and amounts attributable to prior years were not required to be reflected or restated. Application of Statement No. 109 resulted in a cumulative tax benefit of $196,222 for the year 1993.

     The deferred tax assets and liabilities resulting from temporary timing differences have been netted to reflect a net deferred tax asset, which is included in other assets in these consolidated financial statements. The components of the net deferred tax asset at December 31, 1995, 1994 and 1993 are as follows:

                                                     1995         1994         1993
                                                     ----         ----         ----
Deferred tax assets:
     Loan loss reserve                             $ 208,404     $ 218,984   $ 211,335
     Loan origination fees and costs                       0         7,890     155,050
     Unrealized investment securities losses               0       252,593           0
     Deferred compensation                            75,885        56,481      35,851
     Contributions                                    13,140             0           0
                                                   ---------     ---------   ---------
          Total                                    $ 297,429     $ 535,948   $ 402,236
                                                   ---------     ---------   ---------
Deferred tax liabilities:
     Loan origination fees and costs               $ (53,950)    $       0   $       0
     Accretion                                        (7,870)       (5,208)     (2,892)
     Unrealized investment securities gains         (146,713)            0           0
     Depreciation                                   (191,092)     (184,238)   (181,865)
                                                   ---------     ---------   ---------
          Total                                    $ 399,625     $(189,446)  $(184,757)
                                                   ---------     ---------   ---------
Net deferred tax asset (liability)                 $(102,196)    $ 346,502   $ 217,479
                                                   =========     =========   =========

It is anticipated that all tax assets will be realized, accordingly, no valuation allowance has been provided.

12. BENEFIT AND DEFERRED COMPENSATION PLANS

     The Bank had a non-contributory profit sharing plan covering substantially all employees who attained specified age and length of service requirements. The Bank's contributions were discretionary and were 100% vested upon an employee's entrance to the plan. This plan was in effect through December 31, 1994.

     The Bank adopted an amendment to this Profit Sharing Plan to include a 401K component effective January 1, 1995. Under this 401K component, employees may contribute up to 10% of their compensation with the possibility that the Bank will make a matching contribution based on the profits for each year. Existing employees who were participating in the Profit Sharing Plan as of December 31, 1994 are at all times 100% vested. New eligible participants after January 1, 1995 are 100% vested at the end of five full years of participation. In addition, the length of service requirements were reduced from two 1,000 hour years to one 1,000 hour year.

     There was no matching contribution for 1995. Discretionary contributions amounted to $86,755, $82,166 and $78,388 in 1995, 1994 and 1993, respectively.

     Certain directors and executive officers are participants in non-qualified deferred compensation plans. A summary of each plan follows:

Directors

     The Bank has entered into agreements with three directors to establish non-qualified deferred compensation plans for each of these directors. These plans are limited to 4-year terms. The Bank may, however, enter into subsequent similar plans with its directors. Each of the participating directors is deferring the payment to him of certain directors fees to which he is entitled. Each director's future payment is based upon the cumulative amount of deferred fees together with interest currently accruing thereon at the rate of 8% per annum, subject to change by the Board of Directors. The Bank has obtained life insurance (designating the Bank as the beneficiary) on the lives of certain directors in face amounts which are intended to cover the Bank's obligations and related costs under the Director's Deferred Compensation Plan in aggregate. As of December 31, 1995 and 1994, the net cash value of insurance policies was $46,750 and $36,338, respectively, and the total accrued liability was $119,491 and $88,720, respectively, relating to these directors' deferred compensation agreements.

Executive Officers

     The Bank entered into agreements with two executive officers to establish non-qualified deferred compensation plans. Each officer is deferring compensation in order to participate in this Deferred Compensation Plan. If the officer continues to serve as an officer of the Bank until he attains sixty-five (65) years of age, the Bank has agreed to pay him 120 guaranteed consecutive monthly payments commencing on the first day of the month following the officer's 65th birthday. Each officer's guaranteed monthly payment is based upon the future value of life insurance purchased with the compensation the officer has deferred. The Bank has obtained life insurance (designating the Bank as the beneficiary) on the life of each participating officer in an amount which is intended to cover the Bank's obligations under the Deferred Compensation Plan, based upon certain actuarial assumptions. As of December 31, 1995 and 1994, the net cash value of insurance policies was $86,201 and $60,326, respectively, and the total accrued liability was $103,200 and $77,400, respectively, relating to these executive officers' deferred compensation agreements.

13. LEASE COMMITMENTS AND CONTINGENCY

     At December 31, 1995, the Bank was contracting outside data processing services, as well as leasing some minor office equipment.

[PHOTO]

     The expense for all operating leases and contracted data processing services for the years ended December 31, 1995, 1994 and 1993 was $253,626, $243,108 and $226,814, respectively. The Bank's operating leases and the outside Data Processing Center services were on a month-to-month basis through December 31, 1994.

     In November 1994, the Bank signed an 8-year agreement with Electronic Data Systems for data processing, leasing of equipment, and related services. Conversion to the new system was completed during the third quarter of 1995. The agreement calls for the minimum payments to be adjusted for cost of living index increases.

     The minimum future non-cancellable payments required under this new agreement, for each of the next five years follows:

1996                                              $  253,042
1997                                                 254,293
1998                                                 259,297
1999                                                 263,050
2000                                                 273,049
Thereafter                                           854,996
                                                  ----------
Total                                             $2,157,727
                                                  ==========

     In addition, there are capital leases reflected as long-term borrowing - see Note 9.

14. LEGAL MATTERS

     In the normal course of business, there are various pending legal actions and proceedings which are not reflected in the consolidated financial statements. In the opinion of management, the consolidated financial statements will not be affected materially by the outcome of such actions and proceedings.

15. RELATED PARTY TRANSACTIONS

     Certain directors and executive officers of the Corporation and the Bank and companies in which they are principal owners (i.e., hold at least 10% of the stock), as well as their immediate families, were indebted to the Bank at December 31, 1995 and 1994. These loans were made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties.

     A summary of the activity on the related party loans, comprised of 8 directors, 7 executive officers, their related companies and immediate families, consists of the following:

                                                     1995         1994
                                                     ----         ----
Balance, beginning of year                       $ 3,551,989    $3,191,031
New loan advances                                  1,749,296       991,797
Repayments                                        (1,348,829)     (630,839)
                                                 -----------    ----------
Balance, end of year                             $ 3,952,456    $3,551,989
                                                 ===========    ==========

     The above loans represent funds drawn and outstanding at the date of this consolidated financial statement. Commitments by the Bank on lines of credit and credit card agreements present an additional off-balance sheet risk to the extent of undisbursed funds in the amount of $796,869 and $347,333, respectively, on the above loans. Additionally, the presented loans include credit card accounts totalling $22,515 and $19,456, respectively, with no single account balance exceeding $10,000.

     These loans do not present more than the normal risk of collectibility nor present other unfavorable features.

16. REGULATORY MATTERS

     Dividends are paid by the Corporation to stockholders from its assets which are mainly provided by the Bank.

     National banking laws place certain restrictions on the amount of dividends allowed to be paid by the Bank to the Corporation. Generally, the limitation provides that dividend payments may not exceed the Bank's current year's retained income plus retained net income for the preceding two years. Accordingly, in 1996, without prior regulatory approval, the Bank may declare dividends to the Corporation in the amount of $2,022,049 plus additional amounts equal to the net income earned in 1996 for the period January 1, 1996 through the date of declaration, less any dividends which may be paid in 1996.

     Federal regulations provide standards which require that U.S. banking organizations meet certain minimum capital ratios as a measure of capital adequacy. In general, the standards require banks and bank holding companies to maintain capital based on "risk-adjusted" assets so that categories of assets with potentially higher credit risk will require more capital backing than assets with lower risk. In addition, banks and bank holding companies are required to maintain capital to support, on a "risk-adjusted" basis, certain off-balance sheet activities, such as loan commitments and letters of credit.

     The Federal regulations provide specific guidelines which classify capital into two Tiers, referred to as Tier 1 and Tier 2. Under these guidelines the Corporation's Tier 1 Capital consists of common stockholders' equity and Tier 2 Capital consists of the allowance for loan losses. Total qualifying capital consists of the total of Tier 1 Capital plus Tier 2 Capital with Tier 2 Capital being limited to 100% of Tier 1 Capital. At December 31, 1995, the Corporation exceeded all minimum capital requirements as reflected in the following table:

                                                                    Minimum
                                                     Calculated     Standard
Risk Based Ratios:                                     Ratios        Ratios
                                                       ------        ------
Tier 1 Capital to Risk-Weighted Assets                28.21%         4.00%
Total Qualifying Capital to Risk-Weighted Assets      29.46%         8.00%

17. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

     The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, stand-

[PHOTO]

by letters of credit and commercial letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments. The Corporation does not engage in trading activities with respect to any of its financial instruments with off-balance sheet risk.

     The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

     The Corporation may require collateral or other security to support financial instruments with off-balance sheet credit risk. The contract or notional amounts at December 31, 1995 and 1994 were as follows:

                                                     1995          1994
                                                     ----          ----
Financial instruments whose contract
amounts represent credit risk:
Commitments to extend credit                      $7,123,672    $8,465,815
Credit card arrangements                           1,306,522     1,336,168
Standby letters of credit                            378,600       287,000
Performance standby letters of credit                233,767       373,024

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties.

     Standby letters of credit, commercial letters of credit, and performance standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1995 varies from 0 percent to 100 percent; the average amount collateralized is 64.3%.

     The Corporation grants commercial, consumer and residential loans to customers within the state. Of the total loan portfolio 86% is for real estate loans, principally residential. It is the opinion of management that this high concentration does not pose any adverse credit risk. Further, it is management's opinion that the remainder of the loan portfolio is balanced and diversified to the extent necessary to avoid any significant concentration of credit.

18. FAIR VALUES OF FINANCIAL INSTRUMENTS

     The Corporation is required, as of January 1, 1995, to adopt Statement of Accounting Standards Board No. 107, "Disclosures about Fair Value of Financial Instruments." The Statement requires disclosure of fair value information about financial instruments, whether or not required to be recognized in the consolidated balance sheet, for which it is practicable to estimate such value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Fair value estimates derived through these techniques cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

     The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

Cash And Other Short-Term Instruments

     Cash and due from banks, interest bearing deposits with other banks, and Federal Funds sold have carrying values which are a reasonable estimate of fair value. Accordingly, fair values regarding these instruments are provided by reference to carrying values reflected on the consolidated balance sheet.

Investment Securities

     The fair value of investment securities which include mortgage-backed securities, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, thus fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

Loans

     Fair values are estimated for categories of loans with similar financial characteristics. Loans were segregated by type such as commercial, tax exempt, real estate mortgages and consumer. For estimation purposes, each loan category was further segmented into fixed and adjustable rate interest terms and also into performing and non-performing classifications.

     The fair value of each category of performing loans is calculated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

[PHOTO]


     Fair value for non-performing loans is based on management's estimate of future cash flows discounted using a rate commensurate with the risk associated with the estimated future cash flows. The assumptions used by management are judgmentally determined using specific borrower information.

Deposits

     Under Statement No. 107, the fair value of deposits with no stated maturity, such as Demand Deposits, Savings Accounts, and Money Market Accounts, is equal to the amount payable on demand at December 31, 1995 and 1994.

     Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Short-Term Borrowings

     The carrying amounts of federal funds purchased and securities sold under agreements to repurchase and other short-term borrowings approximate their fair values.

Long-Term Borrowings

     The carrying amounts of capitalized leases approximate their fair values, since the incremental borrowing rate used in the carrying amount calculation is at market rate.

Commitments To Extend Credit And Stand-By Letters Of Credit

     Management estimates that there are no material differences between the notional amount and the estimated fair value of those off-balance sheet items, because they are primarily composed of unfunded loan commitments which are generally priced at market at the time of funding.

     At December 31, 1995, the carrying values and estimated fair values of financial instruments of the Corporation are presented in the table below:

                                                             1995
                                                             ----
                                                  Carrying         Estimated
                                                   Amount         Fair Value
                                                ------------     ------------
Financial Assets:
     Cash and short-term investments            $  4,471,193     $  4,471,193
     Investment securities                        40,383,728       40,401,161

Loans:
     Commercial                                 $  5,990,247     $  5,990,247
     Tax exempt                                    1,520,495        1,561,548
     Qualified municipal leases                      130,517          130,517
     Real estate - construction                      941,455          950,870
     Real estate                                  95,291,768       96,288,663
     Personal                                      8,058,280        8,085,580
     Credit cards                                    447,168          447,168
                                                ------------     ------------
     Gross loans                                $112,379,930     $113,454,593
     less:  Unearned discount                        359,731                0
          Unamortized loan fees net of costs         188,603                0
                                                ------------     ------------
          Loans net of unearned income          $111,831,596     $113,454,593
          Less allowance for losses                  912,253                0
                                                ------------     ------------
     Net Loans                                  $110,919,343     $113,454,593
                                                ------------     ------------

Financial Liabilities:
     Deposits:
          Demand - non-interest bearing         $ 12,050,780     $ 12,050,780
          Demand - interest bearing               19,199,306       19,199,306
          Savings                                 38,856,589       38,856,589
          Time - $100,000 and over                11,033,846       10,529,480
          Other time                              47,844,751       49,058,718
                                                ------------     ------------
               Total Deposits                   $128,985,272     $129,694,873
                                                ------------     ------------

Short-Term Borrowings                           $ 12,065,571     $ 12,065,571
Long-Term Borrowings                                 364,565          364,565

 Off-Balance Sheet Assets (Liabilities):
     Commitments to extend credit                                $  7,123,672
     Credit card arrangements                                       1,306,522
     Standby letters of credit                                        378,600
     Performance standby letters of credit                            233,767

[PHOTO]


19. PARENT COMPANY FINANCIAL INFORMATION

     Condensed financial information for CCFNB Bancorp, Inc. (Parent Company only) was as follows:

                                                                      December 31,
                                                                      ------------
Balance Sheets                                                     1995           1994
                                                                   ----           ----
Assets
     Cash in subsidiary Bank                                 $   287,345     $   247,533
     Investment in subsidiary Bank                            19,200,430      17,392,459
     Prepayments and other assets                                 44,543          60,905
                                                             -----------     -----------
          Total Assets                                       $19,532,318     $17,700,897
                                                             ===========     ===========
Liabilities and Stockholders' Equity
     Payable to subsidiary                                   $    20,173     $    36,522
     Income taxes and accrued expenses                               400          14,157
                                                             -----------     -----------
          Total Liabilities                                  $    20,573     $    50,679
                                                             -----------     -----------
Stockholders' Equity
     Common stock                                            $ 1,715,823     $ 1,707,028
     Surplus                                                   5,693,849       5,625,607
     Retained earnings                                        11,817,277      10,807,910
     Unrealized gain (loss) on investment
          securities available for sale                          284,796        (490,327)
                                                             -----------     -----------
          Total Stockholders' Equity                         $19,511,745     $17,650,218
                                                             -----------     -----------
          Total Liabilities and Stockholders'
            Equity                                           $19,532,318     $17,700,897
                                                             ===========     ===========



                                                                          Years Ended December 31,
                                                                          ------------------------
Income Statements                                                1995              1994              1993
                                                                 ----              ----              ----
Income
     Interest                                                 $    12,918       $    25,113       $     6,989
     Dividends from subsidiary                                    615,504           571,953           444,105
                                                              -----------       -----------       -----------
          Total Income                                        $   628,422       $   597,066       $   451,094
Operating Expenses                                                 48,496            18,570            15,841
                                                              -----------       -----------       -----------
     Income Before Taxes and Equity in Undistributed
          Net Income of Subsidiary                            $   579,926       $   578,496       $   435,253
Applicable income tax (benefit)                                   (12,097)            2,743            (2,799)
                                                              -----------       -----------       -----------
     Income Before Equity in Undistributed Net Income
          of Subsidiary                                       $   592,023       $   575,753       $   438,052
Equity in undistributed income of subsidiary                    1,032,848           989,201         1,241,483
                                                              -----------       -----------       -----------
     Net Income                                               $ 1,624,871       $ 1,564,954       $ 1,679,535
                                                              ===========       ===========       ===========

Statements Of Cash Flows
Operating Activities
Net income                                                    $ 1,624,871       $ 1,564,954       $ 1,679,535
Adjustments to reconcile net income to net cash provided by
     operating activities:
          Equity in undistributed net income of subsidiary     (1,032,848)         (989,201)       (1,241,483)
          (Increase) decrease in prepaid expenses and
            other assets                                           16,362           (49,729)            3,157
          (Increase) decrease in receivable from subsidiary             0             2,198            (2,198)
          Increase (decrease) in advances payable to
            subsidiary                                            (16,349)           36,522            (3,447)
          Increase (decrease) in income taxes and accrued
               expenses payable                                   (13,757)           14,157                 0
                                                              -----------       -----------       -----------
               Net Cash Provided By Operating Activities      $   578,279       $   578,901       $   435,564
                                                              -----------       -----------       -----------
Investing Activities
Investment in subsidiary                                      $         0       $(3,638,012)      $         0
                                                              -----------       -----------       -----------
               Net Cash Provided (Used) in Investing
                 Activities                                   $         0       $(3,638,012)      $         0
                                                              -----------       -----------       -----------
Financing Activities
Proceeds from sale of treasury stock                          $         0           $17,825       $     7,834
Acquisition of treasury stock                                           0           (17,825)                0
Proceeds from issuance of common stock                             77,037         3,620,579                 0
Cash dividends                                                   (615,504)         (496,785)         (443,996)
                                                              -----------       -----------       -----------
               Net Cash Provided (Used) By Financing
                 Activities                                   $  (538,467)      $ 3,123,794       $  (436,162)
                                                              -----------       -----------       -----------
               Increase (Decrease) in Cash and Cash
                 Equivalents                                  $    39,812           $64,683       $      (598)
Cash and Cash Equivalents at Beginning of Year                    247,533           182,850           183,448
                                                              -----------       -----------       -----------
               Cash and Cash Equivalents at End of Year       $   287,345       $   247,533       $   182,850
                                                              ===========       ===========       ===========

[PHOTO]

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders of CCFNB Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of CCFNB Bancorp, Inc. and Subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CCFNB Bancorp, Inc. and Subsidiary as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Corporation changed its method of accounting for impaired loans and contributions in 1995, investments in debt and equity securities in 1994 and income taxes in 1993.


/s/ J.H. WILLIAMS & CO., LLP
----------------------------

J.H. Williams & Co., LLP
Kingston, Pennsylvania
January 16, 1996


[PHOTO]

Workers examine the concrete floor of CCFNB's new East Street Branch.

[PHOTO]

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

CONSOLIDATED SUMMARY OF OPERATIONS (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
DATA)

                                                                 Years Ended December 31,
                                                                --------------------------
INCOME AND EXPENSE:                         1995            1994           1993           1992           1991
                                            ----            ----           ----           ----           ----
Interest income                         $   11,481     $   10,459     $    9,914     $     9,768     $   10,016
Interest expense                             5,557          4,785          4,634           5,053          5,707
                                        ----------     ----------     ----------     -----------     ----------
Net interest income                          5,924          5,674          5,280           4,715          4,309
Loan loss provision                             42            160            105             167            190
                                        ----------     ----------     ----------     -----------     ----------
Net interest income after
   loan loss provision                       5,882          5,514          5,175           4,548          4,119
Non-interest income                            678            569            568             547            484
Non-interest expense                         4,374          3,958          3,763           3,468          3,228
                                        ----------     ----------     ----------     -----------     ----------
Income before income taxes                   2,186          2,125          1,980           1,627          1,375
Income taxes                                   561            560            497             414            346
Change in accounting principle                   0              0            196               0              0
                                        ----------     ----------     ----------     -----------     ----------
Net income                                   1,625          1,565          1,679           1,213          1,029
                                        ==========     ==========     ==========     ===========     ==========

PER SHARE:
Net income after change in
   accounting principle                 $     1.19     $     1.35     $     1.51     $      1.09     $     0.93
Cash dividends paid                           0.45           0.42           0.40            0.33           0.30
Average shares outstanding               1,367,595      1,163,199      1,109,837       1,109,602      1,109,382

AVERAGE BALANCE SHEET:
Loans                                      111,980        100,628         88,347          77,354         73,185
Investments                                 37,063         41,410         42,083          38,534         31,459
Other earning assets                         1,727          2,696          3,659           1,360          2,288
Total assets                               157,957        151,752        143,096         129,045        114,488
Deposits                                   116,495        115,071        117,105         103,500         93,228
Other interest-bearing liabilities          11,766         11,014         12,332          12,390          9,744
Shareholders' equity                        18,067         13,736         12,739          11,972         10,873

BALANCE SHEET AT YEAR-END:
Loans                                      111,832        109,800         96,423          82,055         74,155
Investments                                 40,384         39,323         44,542          39,448         34,489
Other earning assets                           385          4,174          3,491           9,885          2,534
Total assets                               162,066        157,124        152,386         139,273        118,558
Deposits                                   128,985        126,864        124,023         113,291         95,334
Other interest-bearing liabilities          12,430         11,910         14,317          13,199         10,197
Shareholders' equity                        19,512         17,650         13,452          12,208         11,361

RATIOS:
Return on average assets                     1.03%          1.03%          1.17%            .94%           .90%
Return on average equity                     8.99%         11.39%         13.18%          10.13%          9.47%
Dividend payout ratio                       34.35%         36.54%         26.44%          30.17%         32.34%
Average equity to average
   assets ratio                             11.44%          9.05%          8.90%           9.28%          9.50%

     The following discussion and analysis should be read in conjunction with the detailed information and financial statements, including notes thereto, included elsewhere in this report. The consolidated financial condition and results of operations of the Corporation are essentially those of its subsidiary, the Bank. Therefore, the analysis that follows is directed to the performance of the Bank.

RESULTS OF OPERATIONS

     The Corporation's net income increased 3.8% to $1,625,000 for 1995, compared to $1,565,000 for 1994. Earnings per common share were $1.19 compared to $1.35 per common share in 1994. In late 1994 a stock offering was successfully implemented which increased the number of shares outstanding by 222,052. Beginning in June, 1995, a dividend reinvestment plan went into effect for the Corporation with the additional option to purchase up to $1,500 in additional stock. These factors have effected the earnings per share by increasing the number of shares outstanding. Average shares outstanding for 1994 were 1,163,199 and were increased to 1,367,595 for 1995.

     Loan demand continued at a low pace throughout 1995. The Bank continued to expend funds for capital purposes which included two projects improving bank premises along with a complete revision to the data processing, hardware and software equipment. These factors impacted earnings; however, they will prepare us for future years.

     Net income increased 5.5% before the effect of change in accounting principle from 1993 to 1994. In 1993 net income, before the effect of the change in accounting principle, was $1,483,000 in 1993 and increased to $1,565,000 in 1994.

[PHOTO]

     Return on average assets ("ROA") remained at 1.03% for 1994 and 1995. The return on average equity ("ROE") was 8.99% for 1995, down from 11.39% for 1994. The decline in ROE was attributable to the stock offering that occurred in the last quarter of 1994 and the increase in the equity due to unrealized gains on investment securities. ROE and ROA, before the effect of change in accounting principle, were 11.64% and 1.04% in 1993.

     A 4.8% increase in tax-equivalent net interest income from 1994 to 1995 was realized. Average earning assets increased in 1995 4.0% to $150,505,000 from $144,734,000 in 1994. This modest increase was attributable to a shift in investment instruments from U. S. Treasuries to Agencies and a higher yield on the loan portfolio.

NON-INTEREST INCOME
Table of Non-Interest Income
(Dollars in thousands)

                                                                                                          Years Ended December 31,
                                                                                                          ------------------------
                                                                                                           1995      1994      1993
                                                                                                           ----      ----      ----
Service charges and fees                                                                                   $505      $428      $409
Trust department income                                                                                      51        50        50
Investment securities gain (losses)-net                                                                      83        55        61
Other                                                                                                        39        36        48
                                                                                                           ----      ----      ----
Total non-interest income                                                                                  $678      $569      $568
                                                                                                           ====      ====      ====

     Total non-interest income increased $109,000 in 1995 from $569,000 in 1994 to $678,000 in 1995. This increase was primarily attributed to service fees which increased by $78,000 and realized gains on sales of securities which increased by $28,000.

NON-INTEREST EXPENSE
Table Of Non-Interest Expense
(Dollars in thousands)

                                                                                                          Years Ended December 31,
                                                                                                          ------------------------
                                                                                                           1995      1994      1993
                                                                                                           ----      ----      ----
Salaries and wages                                                                                       $1,593    $1,448    $1,371
Employee benefits                                                                                           529       424       397
Net occupancy expense                                                                                       259       278       251
Furniture and equipment expense                                                                             349       306       284
State shares tax                                                                                            115       104        95
FDIC insurance                                                                                              148       278       252
Other expense                                                                                             1,381     1,120     1,113
                                                                                                         ------    ------    ------
Total non-interest expense                                                                               $4,374    $3,958    $3,763
                                                                                                         ======    ======    ======

     Total non-interest expense increased to $4,374,000 in 1995 from $3,958,000 in 1994 or 10.51%. Major components of this increase included an increase of 6.29% in salaries and benefits; an increase of 1.18% in equipment expense primarily due to increased depreciation on furniture and fixtures resulting from fixed asset acquisitions; a decrease of 3.27% in FDIC insurance; and an increase in other operating expenses of 6.89%. The aggregate increase of $273,000 in these other operating expenses from 1994 to 1995 were principally attributable to a $130,000 one time termination fee payable to Lun Data, the former outside data processing supplier; $72,000 loss on fixed assets resulting from conversion to a new data processing system and a write off of a certain portion of the Millville branch which could not be utilized in the new building project; and a $60,000 increase in donations resulting from required implementation of Statement of Financial Accounting Standard No. 116.

     The benchmark in measuring non-interest expense is to express this non-interest expense as a percentage of average total assets. In 1994, this percentage was 2.61% compared to 2.77% in 1995. Therefore, the Corporation has improved this benchmark.

     High credit quality, low delinquencies and net charge-offs resulted in a provision for loan losses for 1995 of $42,000 compared to $160,000 in 1994.


NET INTEREST INCOME

     The Asset/Liability Committee, along with senior management, is continually monitoring the gap position, interest rate risk and new income producers in order to position ourselves for profit growth today and into the future.

     A shift in investment vehicles from U. S. Treasuries to higher-yielding U.S. Agencies, along with monitoring required rate changes on deposits were strategies used to manage the net interest income.

     Tax-equivalent net interest income for 1995 equaled $6,246,000 compared to $5,960,000 in 1994, an increase of 4.8%. Average cost of funds for 1995 was 4.33% compared to 3.80% in 1994. The yield on overall average interest earning assets was 7.63% for 1995 compared to 7.23% for 1994. Average interest bearing deposits with other financial institutions yielded 6.60% return in 1995 compared to 3.92% in 1994.

Tax Equivalent Net Interest Income
(Dollars in thousands)

                                                                                                          Years Ended December 31,
                                                                                                          ------------------------
                                                                                                           1995      1994      1993
                                                                                                           ----      ----      ----
Interest income                                                                                         $11,481   $10,459    $9,938
Interest expense                                                                                          5,557     4,785     4,634
                                                                                                        -------   -------   -------
Net interest income                                                                                       5,924     5,674     5,304
Tax equivalent adjustment                                                                                   322       286       308
                                                                                                        -------   -------   -------
Net interest income (fully taxable equivalent)                                                           $6,246    $5,960    $5,612
                                                                                                        =======   =======   =======

[PHOTO]

     The net interest margin, which is the total tax-equivalent net interest income as a percentage of total average interest-earning assets, increased in 1995 to 4.15% compared to 4.12% in 1994. The following Average Balance Sheet and Rate Analysis table presents the average assets, actual income or expense and the average yield on assets, liabilities and stockholders' equity for the years 1993, 1994 and 1995:

Average Balance Sheet And Rate AnalysisThree Years Ended December 31 (Dollars in Thousands)

                                               DECEMBER 1995                December 1994                 December 1993
                                               -------------                -------------                 -------------
                                                 INTEREST  AVERAGE             Interest  Average             Interest   Average
                                       AVERAGE    INCOME/   YIELD/  Average    Income/    Yield/   Average    Income/    Yield/
                                     BALANCE(1) EXPENSE(2)   RATE  Balance(1) Expense(2)   Rate  Balance(1) Expense(2)    Rate
                                     ----------------------------  ----------------------------  -----------------------------
Assets:
Interest Bearing Deposits With
  Other Financial Institutions           $1,727   $  114    6.60%  $  2,168    $   85      3.92%  $  3,659    $  109     2.98%
Investment Securities:
  U.S. Government Securities             24,817    1,526    6.15%    29,086     1,396      4.80%    29,153     1,319     4.52%
  State and Municipal Obligations (3)     8,680      493    8.57%     8,364       472      8.55%     8,198       478     8.83%
  Other Securities                        3,566      256    7.18%     3,960       285      7.20%     4,732       355     7.50%
                                       --------   ------   ------  --------    ------     ------  --------    ------    ------
Total Investment Securities            $ 37,063   $2,275    6.14%  $ 41,410    $2,153      5.20%  $ 42,083    $2,152     5.11%
Federal Funds Sold                          735       60    8.16%       528        21      3.98%       899        26     2.89%
  Consumer                                8,271      788    9.53%     9,056       916     10.11%     8,715       906    10.40%
  Mortgage                               95,165    7,674    8.06%    77,410     5,973      7.72%    63,750     5,602     8.79%
  Commercial                              5,348      437    8.17%    12,874     1,228      9.54%    13,942       998     7.16%
  Tax Free (3)                            2,196      133    9.11%     1,288        83      9.76%     1,940       121     9.45%
                                       --------   ------   ------  --------    ------     ------  --------    ------    ------
  Total Loans                          $110,980   $9,032    8.14%  $100,628    $8,200      8.15%  $ 88,347    $7,627     8.63%
  Total Interest Earning Assets         150,505   11,481    7.63%   144,734    10,459      7.23%   134,988     9,914     7.34%
                                       --------   ------   ------  --------    ------     ------  --------    ------    ------
  Reserve for Loan Losses                 ($936)                      ($886)                         ($890)
  Cash and Due from Banks                 1,961                       1,237                          3,868
  Other Assets                            6,427                       6,667                          5,130
                                       --------                    --------                       --------
  Total Assets                         $157,957                    $151,752                       $143,096
                                       ========                    ========                       ========

  Liabilities And Capital:
  SUPER NOW Deposits                   $ 19,128   $  534    2.79%  $ 18,259      $529      2.90%  $ 16,035      $472     2.94%
  IRA                                     8,249      413    5.01%     8,068       403      5.00%     7,214       393     5.45%
  Money Market Deposits                  18,229      562    3.08%    27,459       912      3.32%    27,605       971     3.52%
  Savings Deposits                       25,378      818    3.22%    25,835       881      3.41%    20,477       705     3.44%
  Time Deposits over $100,000             9,031      513    5.68%     5,920       270      4.56%     4,949       227     4.59%
  Other Time Deposits                    36,480    2,076    5.69%    29,530     1,349      4.57%    31,086     1,464     4.71%
                                       --------   ------   ------  --------    ------     ------  --------    ------    ------
  Total Interest Bearing Deposits      $116,495   $4,916    4.22%  $115,071    $4,344      3.78%  $107,366    $4,232     3.94%
                                       --------   ------   ------  --------    ------     ------  --------    ------    ------
  FHLB                                      400       23    5.75%        79         3      3.80%         0         0     0.00%
  Other Borrowed Funds                      793       32    4.04%       512        22      4.30%       564        16     2.84%
  Long-Term Borrowings                      123        5    4.07%         0         0      0.00%         0         0     0.00%
  Repurchase Agreements                  10,573      581    5.50%    10,423       416      3.99%    11,768       386     3.28%
                                       --------   ------   ------  --------    ------     ------  --------    ------    ------
  Total Interest Bearing
    Liabilities                        $128,384   $5,557    4.33%  $126,085    $4,785      3.80%  $119,698    $4,634     3.87%
                                       --------   ------   ------  --------    ------     ------  --------    ------    ------
  Demand Deposits                       $10,602                    $ 10,937                       $  9,739
  Other Liabilities                         904                         994                            920
  Stockholders' Equity                   18,067                      13,736                         12,739
                                       --------                    --------                       --------
  Total Liabilities and Capital        $157,957                    $151,752                       $143,096
                                       ========                    ========                       ========

  Net Interest Income/Net
    Interest Margin (4)                           $5,924    3.94%              $5,674      3.92%              $5,280     3.91%
                                                  ======   ======              ======     ======              ======    ======

  Tax Equivalent Net Interest Income/
    Net Interest Margin (5)                       $6,246    4.15%              $5,960      4.12%              $5,588     4.14%
                                                  ======   ======              ======     ======              ======    ======

(1) Average volume information was computed using daily (or monthly) averages.

(2) Interest on loans includes fee income.

(3) Yield on tax-exempt obligations has been computed on a tax-equivalent basis.

(4) Net interest margin is computed by dividing net interest income by total interest earning assets.

(5) Interest and yield are presented on a tax equivalent basis using 34% for 1995, 1994 & 1993.

[PHOTO]

COMPONENTS OF NET INTEREST INCOME

     To enhance the understanding of the effects of volumes (the average balance of earning assets and costing liabilities) and average interest rate fluctuations on the balance sheet as it pertains to net interest income, the table below reflects these changes for 1995 versus 1994.

For the Twelve Months Ended December 31, 1995

                                                                            1995 VERSUS 1994              1994 Versus 1993
                                                                            ----------------              ----------------
                                                                          INCREASE (DECREASE)           Increase (Decrease)
                                                                           DUE TO CHANGES IN             Due to Changes In
                                                                           -----------------             -----------------
                                                                     AVERAGE    AVERAGE            Average    Average
                                                                      VOLUME      RATE     TOTAL    Volume      Rate      Total
                                                                      ------      ----     -----    ------      ----      -----
                                                                         (Dollars in Thousands)        (Dollars in Thousands)
Interest Income:
  Interest Bearing Deposits With Other
    Financial Institutions                                              (17)       58         41       (44)       34       (10)
  U.S. Government Securities                                           (205)      393        188        (3)       82        79
  State & Municipal Obligations                                          27         2         29        15       (23)       (8)
  Other Securities                                                      (28)       (1)       (29)      (58)      (14)      (72)
  Federal Funds Sold                                                      8        22         30       (11)       10        (1)
  Consumer Loans                                                        (79)      (53)      (132)       35       (25)       10
  Mortgage Loans (1)                                                  1,371       263      1,634     1,201      (682)      519
  Commercial Loans                                                     (718)     (176)      (894)      (76)      332       256
  Tax Free Loans                                                         89        (8)        81       (62)        6       (56)
                                                                      -----     -----      -----     -----     -----     -----
    Total Earning Assets                                                448       500        948       997      (280)      717

Interest Expense:
  SUPER NOW Deposits                                                     25       (20)         5        65        (6)       59
  IRA                                                                     9         1         10        47       (32)       15
  Money Market Deposits                                                (306)      (66)      (372)       (5)      (55)      (60)
  Savings Deposits                                                       (2)      (44)       (46)      184        (6)      178
  Time Deposits over $100,000                                           124        70        194        45        (1)       44
  Other Time Deposits                                                   318       331        649       (73)      (44)     (117)
FHLB                                                                      0         5          5         0         0         0
  Other Borrowed Funds                                                   13        (2)        11        (1)        9         8
Long-Term Borrowings                                                      0         0          0         0         0         0
  Repurchase Agreements                                                   6       155        161       (44)       86        42
                                                                      -----     -----      -----     -----     -----     -----
    Total Interest Bearing Deposits                                     187       430        617       218       (49)      169

Net Interest Income                                                     261        70        331       779      (231)      548
                                                                      =====     =====      =====     =====     =====     =====

(1) Includes non-accrual loans.

     With the adoption of a new long range plan for the Corporation, senior management is meeting biweekly to review strategies, many of which effect non-interest income and non-interest expense. To date in 1996 they are viewing service and other bank fees as a more integral part of the Bank's net income. Additionally, they have researched and implemented some of the strategies to curtail the increase in non-interest expense.


FINANCIAL CONDITION

     The Corporation's total consolidated assets at year-end 1995 equaled $162 million which represented an increase of $5 million of 3.2% over $157 million at year-end 1994. This growth rate of assets is equal to the growth rate experienced in 1994. Several mergers in our market area during 1993 and 1994 caused a larger growth rate than projected. Consequently, 1995 reflects a true growth rate due to competition and related strategies for managing and increasing our market share.

     Capital growth of 10.5% for 1995 due to the sale of offered stock, dividend reinvestment and the increase provided by unrealized security gains positions the Corporation for increased asset growth during the next decade.

     Total average assets grew 4.1% from 1994 at $152 million to 1995 at $158 million as did earning assets from $145 million in 1994 to $151 million in 1995. This increase in assets, along with our new state of the art computer system, positions the Corporation for future growth and rapid expansion.

     Loans increased 1.87% from $110 million in 1994 to $112 million in 1995. As previously discussed this growth reflects more truly the competition for market share in 1995. It is expected, however, that loan growth will be built upon by new loan products currently available to us to offer our customers in 1996. These new loan products include home equity lines of credit, consumer loans for retirement savings or college savings and enhanced overdraft protection.

     The shift of savings deposits to time deposits, namely certificates of deposit, are indicative of the rising interest rates experienced in 1995 with customers reacting to the "wait and see" approach of investing from late 1993 through 1994.

     Core deposits remain strong at 44.9% of the average deposits in 1995 with $52 million compared to 53.3% of the average deposits in 1994 with $61 million. These core deposits, along with non-interest bearing demand deposits and stockholders' equity provide stability in the interest-rate risk environment.

     A key measurement of liquidity is the loan-to-deposit ratio. The loan-to-deposit ratio at the Bank remains high with 86.7% ratio year end 1995 and 86.5% at year end 1994.

     It is management's opinion that the balance sheet mix and the interest rate risk associated with the balance sheet is within manageable parameters to remain a strong, viable independent institution and will allow us to shift strategies as new trends occur. Strategies include changes in rates, changes in fees, and changes in other service-related costs.

[PHOTO]

INVESTMENTS

                                                                                           Outstanding Balance at December 31,
                                                                             1995                    1994                    1993
                                                                             ----                    ----                    ----
                                                                           AVAILABLE     HELD      Available    Held
                                                                           FOR SALE   TO MATURITY  For Sale  To Maturity
                                                                           --------   -----------  --------  -----------
                                                                               (2)          (1)         (2)         (1)         (1)
U. S. Treasury Securities                                                  $15,034           $0      $9,596     $13,832     $29,785
Federal Agency Obligations                                                  13,121            0       1,806       2,098       2,000
Obligations of State and
Political Subdivisions                                                       7,685        1,045           0       8,458       8,185
Other Securities                                                             3,499            0       2,027       1,506       4,572
                                                                           -------       ------     -------     -------     -------
Total Investment Securities                                                $39,339       $1,045     $13,429     $25,894     $44,542
                                                                           =======       ======     =======     =======     =======

1) Carried at amortized cost.

2) Carried at estimated fair value.

     The following table sets forth the maturity distribution of the investment portfolio's held to maturity and available for sale securities, the weighted average yield for each type of held to maturity and available for sale securities and ranges of maturity at December 31, 1995. Yields are presented on a tax-equivalent basis, are based upon carrying value and are weighted for the scheduled maturity. At December 31, 1995 the Corporation's investment securities portfolio had an average maturity of approximately 4.2 years.

                                                                   (Dollars in Thousands)
                                                                   ----------------------
                                                        After One        After Five
                                                        Year But          Years But
                                       Within            Within            Within            After
                                      One Year         Five Years         Ten Years        Ten Years            Total
                                      --------         ----------         ---------        ---------            -----
                                  Amount    Yield   Amount    Yield   Amount    Yield    Amount    Yield   Amount    Yield
                                  ------    -----   ------    -----   ------    -----    ------    -----   ------    -----
Held to Maturity Securities
At Amortized Cost
U. S. Treasury Securities        $     0    0.00%  $     0    0.00%   $    0    0.00%    $    0    0.00%  $     0    0.00%
Federal Agency
  Obligations                          0    0.00%        0    0.00%        0    0.00%         0    0.00%        0    0.00%
Obligations of State and
  Political Subdivisions               0    0.00%    1,045    7.37%        0    0.00%         0    0.00%    1,045    7.37%
Other Securities                       0    0.00%        0    0.00%        0    0.00%         0    0.00%        0    0.00%
                                 -------    -----  -------    -----   ------    -----    ------    -----  -------    -----
Total                            $     0    0.00%  $ 1,045    7.37%   $    0    0.00%    $    0    0.00%  $ 1,045    7.37%
                                 =======    =====  =======    =====   ======    =====    ======    =====  =======    =====

Available for Sale
Securities At Fair Value
U.S. Treasury Securities         $ 8,957    5.83%  $ 6,077    6.17%   $    0    0.00%    $    0    0.00%  $15,034    5.97%
Federal Agency
  Obligations                      1,000    5.87%   11,120    5.66%    1,001    6.38%         0    0.00%   13,121    5.73%
Obligations of State and
  Political Subdivisions             135    6.96%    1,504    7.46%    2,020    8.15%     4,026    9.06%    7,685    8.47%
Other Securities                     503    7.92%    1,033    7.22%    1,021    6.39%       942    6.50%    3,499    6.88%
                                 -------    -----  -------    -----   ------    -----    ------    -----  -------    -----
Total                            $10,595    5.95%  $19,734    6.04%   $4,042    7.27%    $4,968    8.57%  $39,339    6.46%
                                 =======    =====  =======    =====   ======    =====    ======    =====  =======    =====

     During 1995 the Financial Accounting Standards Board (FASB), under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," allowed securities to be moved from the two categories established in January 1994. This one-time opportunity to reclassify securities was utilized by the Corporation during the latter part of 1995.

     Accordingly, the Corporation restructured its Held to Maturity and Available for Sale securities to allow for more flexibility in the future in the investment portfolio by transferring more securities to Available for Sale from Held to Maturity. A few local municipal securities were retained in Held to Maturity with the balance of the portfolio now Available for Sale.

     The Available for Sale securities are reported on the balance sheet at fair value. An adjustment to capital, net of deferred taxes, is the offset for this entry. Although these Available for Sale securities could create material price volatility in a rising interest rate environment, they provide the Corporation with a profitable avenue to restructure its' gap position through the sale and reinvestment of these securities.

     Securities held to maturity comprised 34.2% of the portfolio at year end 1994 at $25,894,000 compared to 2.6% of the portfolio at year end 1995 at $1,045,000.

     Available for Sale securities totaled $39,339,000 at December 31, 1995 compared to $13,429,000 at December 31, 1994. The shift, as mentioned above, to Available for Sale securities was viewed as advantageous by the Corporation. The impact of the fair value accounting was an unrealized gain, net of tax, on December 31, 1995 of $284,796 compared to an unrealized loss, net of tax, on December 31, 1994 of ($490,327).

     Overall, the securities portfolio grew 2.7% during 1995 from $39,323,000 at year-end 1994 to $40,384,000 at year-end 1995. The mix of securities in the portfolio is 37.3% U.S. Treasuries, 32.5% U.S. Agencies, 21.6% municipals and
 .86% other. This mix is structured differently from 1994 when 59.6% were U.S. Treasuries, 9.9% U.S. Agencies, 21.5% municipal and 9% other. The shift from U.S. Treasuries to U.S. Agencies created a 94 basis point increase in yield on the portfolio from 5.20% in 1994 to 6.14% in 1995. These U.S. Agencies were callable U.S. Agencies with additional call dates each interest period.

[PHOTO]

     The Corporation does not have any mortgage-backed securities nor does it engage in derivative investment products. The overall average maturity of the portfolio at December 31, 1995 was 4.2 years.

LOANS
Loans Outstanding
(In Thousands of Dollars)

                                                                             1995         1994        1993
                                                                             ----         ----        ----
Commercial and Easy Access                                                $  5,990     $  5,472     $ 5,880
Tax Exempt                                                                   1,520        2,398         530
Lease Financing Receivables                                                    131          277         597
Real Estate-Construction                                                       941          994       1,452
Real Estate-Mortgage                                                        95,293       94,030      83,863
Consumer                                                                     8,058        6,577       4,107
Credit Cards                                                                   447          468         514
                                                                          --------     --------     -------
                                                                          $112,380     $110,216     $96,943
Unamortized loan fees net of costs                                             188          273          64
Unearned Income                                                                360          143         489
                                                                          --------     --------     -------
Loans, Net                                                                $111,832     $109,800     $96,390
                                                                          ========     ========     =======

     During 1995, the Corporation's loan growth increased 1.9% from $110,216,000 at December 31, 1994 to $112,380,000 at December 31, 1995. The
Bank established a data processing and software system during 1995. As a result, more concise information is available to monitor the loan portfolio. The distribution of the loan portfolio as a result of the new system reflected 85.6% real estate loans at $96,234,000; 5.3% commercial loans at $5,990,000; 1.5% tax exempt loans at $1,651,000 and 7.6% consumer loans at $8,505,000. Real estate loans were comprised of 68.8% with variable rates of which a majority of these variable rates were 3-year adjustable rate with a biweekly payment schedule.


DEPOSITS AND BORROWED FUNDS
Table Of Distribution Of Average Deposits (Dollars In Thousands)

                                                                                 December 31,
                                                                                 ------------
                                                                             1995         1994        1993
                                                                             ----         ----        ----
Demand deposits                                                           $ 29,730     $ 29,196    $ 25,774
Savings deposits                                                            43,607       53,294      48,082
Time deposits                                                               44,729       37,598      38,300
Time deposits over $100,000                                                  9,031        5,920       4,949
                                                                          --------     --------    --------
Total                                                                     $127,097     $126,008    $117,105
                                                                          ========     ========    ========

Table of Maturity Distribution Of Time Deposits Over $100,000
(Dollars In Thousands)

                                                                                 December 31,
                                                                                 ------------
                                                                             1995         1994        1993
                                                                             ----         ----        ----
Three months or less                                                       $ 4,171      $ 2,751     $ 2,673
Over three months to six months                                              1,401        1,134         200
Over six months to twelve months                                             1,372        1,610       1,033
Over twelve months                                                           4,090        1,516       1,321
                                                                           -------      -------     -------
Total                                                                      $11,034      $ 7,011     $ 5,227
                                                                           =======      =======     =======

     Total average deposits increased .86% during 1995 from $126,008,000 at year-end 1994 to $127,097,000 at year-end 1995. A shift from savings, mainly money market accounts to certificates of deposit was evident throughout 1995. The "wait and see" attitude of the investors during a declining interest rate environment changed throughout this year as rates rose on the certificates of deposit. A 57.4% increase in Time Deposits over $100,000 occurred during 1995, from $7,011,000 at year-end 1994 to $11,034,000 at year-end 1995. Average time deposits increased 19% from $37,598,000 to $44,729,000. Offsetting this increase was a decline in average savings of 18.2% from $53,294,000 at year-end 1994 to $43,607,000 at year-end 1995.

     Short-term borrowings, mainly securities sold under agreements to repurchase, increased 1.9% during 1995 from $11,910,000 at December 31, 1994 to $12,066,000 at December 31, 1995. Long-term borrowings, in the form of equipment and related software purchased over a 5-year period for the data processing and software conversion in 1995, was $364,565 at year end. Very little 1-day borrowing occurred during 1995, the average being $400,000.

[PHOTO]

NONPERFORMING ASSETS
Past Due And Non-Accrual Loans (In Thousands of Dollars)

                                                                                        Lease
                                        Real    Installment                Credit     Financing
1995                                   Estate      Loans     Commercial    Cards     Receivables     Total
                                       ------      -----     ----------    -----     -----------     -----
Days 30-89                             $  1,022    $   213     $    93     $     2      $     0     $ 1,330
Days 90 Plus                                332         31           0           3           31         397
Non-accrual                                  13          0           0           0            0          13
                                       --------    -------     -------     -------      -------     -------
Total                                  $  1,367    $   244     $    93     $     5      $    31     $ 1,740
1994
Days 30-89                             $    586    $   133     $   152     $     4      $     0     $   875
Days 90 Plus                                131         47          69           2           55         304
Non-accrual                                  15          1           8           0            0          24
                                       --------    -------     -------     -------      -------     -------
Total                                  $    732    $   181     $   229     $     6      $    55     $ 1,203
1993
Days 30-89                             $    373    $    83     $    31     $     1      $    67     $   555
Days 90 Plus                                200         27         161           3            0         391
Non-accrual                                 411          3          80           0            0         494
                                       --------    -------     -------     -------      -------     -------
Total                                  $    984    $   113     $   272     $     4      $    67     $ 1,440

     At year-end 1995, loans 30-89 days past due totaled $1,022,000 compared to $586,000 at year-end 1994. The past due loans 90 days and over totaled $332,000 at December 31, 1995 compared to $131,000 at December 31, 1994. Non-accrual loans totaled $13,000 at year-end 1995 compared to $15,000 at year-end 1994. Overall, the past due and non-accrual loans at December 31, 1995 totaled $1,367,000 compared to $732,000 at December 31, 1994 or an increase of 86.7% . Although this increase seems significant it actually is not when the low volume of nonperforming loans is considered. The Corporation continued to experience very low past due and non-accrual ratios to total loans, with this ratio being 1.2% for December 31, 1995 and .7% for December 31, 1994. The high quality of loans and the highly collateralized mortgage portfolio effected these positive trends.

     Loans were stated at their outstanding principal balances, net of any deferred fees or costs, unearned income, and the allowance for loan losses. Interest on loans was accrued on the principal amount outstanding, primarily on the actual day basis. Non-renewable loan fees and certain direct costs were deferred and amortized over the life of the loans using the interest method. The amortization was reflected as an interest yield adjustment, and the deferred portion of the net fees and costs was reflected as a part of the loan balance.

     Non-Accrual loans - Generally, a loan (including a loan impaired under Statement of Financial Accounting Standards No. 114) was classified as non-accrual, and the accrual of interest on such a loan was discontinued when the contractual payment of principal or interest became 90 days past due or management had serious doubts about further collectability of principal or interest, even though the loan currently was performing.

     A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on non-accrual status, unpaid interest credited to income in the current year is reversed, and unpaid interest accrued in prior years is charged against the allowance for credit losses. Potential problem loans are identified by management as part of its loan review process.

     Income recognition was in accordance with Statement of Financial Accounting Standards No. 118. Certain non-accrual loans may have continued to perform that is, payments were still being received. Generally, the payments were applied to principal. These loans remained under constant scrutiny and if performance continued, interest income may be recorded on a cash basis based on management's judgment as to collectability of principal.

     There was no impact on implementing Statement No. 114 nor Statement No. 118, because the amount of impaired loans reflected by these accounting statements was relatively insignificant at $13,000.

     Management does not believe that there are any trends or uncertainties which will materially impact future operation results, liquidity or capital resources. Management is not aware of any information which causes it to have serious doubts as to the ability of its borrowers to comply with loan repayment terms.

ALLOWANCE FOR LOAN LOSSES AND RELATED PROVISION
Allocation Of Allowance For Loan Losses
(Dollars in thousands)

                                                              Years Ended December 31,
                                                              ------------------------
                                               1995                     1994                     1993
                                               ----                     ----                     ----
                                                   % of Loans               % of Loans              % of Loans
                                                   in Category             in Category              in Category
                                         Amount  to Total Loans   Amount  to Total Loans  Amount  to Total Loans
                                         ------  --------------   ------  --------------  ------  --------------
Commercial                                 $ 73         7%        $133         14%         $179         14%
 Real estate mortgages                      513        86%         447         75%          390         76%
Consumer                                     53         7%         203          9%           59          8%
Credit cards                                 25         0%          27          1%           36          1%
Lease financing receivables                   2         0%           7          1%            7          1%
Unallocated                                 253         0%         126         N/A          250         N/A
                                           ----       ----        ----        ----         ----        ----
                                           $919       100%        $943        100%         $921        100%
                                           ====       ====        ====        ====         ====        ====

     The allowance for loan losses was $919,000 at December 31, 1995, compared to $943,000 at December 31, 1994. The allowance equaled .08% of total loans, net of unearned income, at the end of 1995, compared to .09% at the

[PHOTO]

end of the prior year. The allowance was considered adequate based on delinquency trends and loan growth.

     The loan loss reserve was analyzed quarterly and reviewed by the Board of Directors. The assessment of the loan policies and procedures during 1995 revealed no anticipated loss on any loans considered "significant". No concentration or apparent deterioration in classes of loans or pledged collateral was evident. Monthly loan meetings with the Board Credit Administration committee reviewed new loans, delinquent loans and loan exceptions to determine compliance with policies.

     The schedule below presents a history of actual charge-offs and recoveries by category and related balances and ratios.

Summary Of Loan Loss Experience (Dollars in thousands)

                                                                              Years Ended December 31,
                                                                              ------------------------
                                                                            1995         1994        1993
                                                                            ----         ----        ----
Loans outstanding at end of period                                        $111,832     $109,800     $96,423
                                                                          ========     ========     =======
Average loans outstanding                                                 $110,980     $100,628     $88,347
                                                                          ========     ========     =======
Allowance for loan losses:
Balance, beginning of year                                                $    943     $    921     $   876
Loans charged-off:
  Commercial and industrial                                                    (65)         (21)         (2)
  Real estate mortgages                                                          0         (147)        (60)
  Consumer                                                                     (38)         (23)        (22)
  Lease financing receivables                                                    0            0         (16)
  Credit cards                                                                  (4)          (5)         (5)
                                                                          --------     --------     -------
Total loans charged-off                                                       (107)        (196)       (105)
Recoveries:
  Commercial and industrial                                                     13            4           1
  Real estate mortgages                                                          0            1          17
  Consumer                                                                       6           17          25
  Lease financing receivables                                                   12           32           0
  Credit cards                                                                   3            4           2
                                                                          --------     --------     -------
                                                                                34           58          45
                                                                          --------     --------     -------
                                                                               (73)        (138)        (60)
                                                                          --------     --------     -------
                                                                                42          160         105
                                                                          --------     --------     -------
                                                                          $    912     $    943     $   921
                                                                          ========     ========     =======
Ratio of net charge-offs during the period to average
  loans outstanding during period                                            0.04%        0.14%       0.07%

     The allowance for loan losses was established through provisions for loan losses charged against income. Loans deemed to be uncollectible were charged against the allowance for loan losses, and subsequent recoveries, if any, were credited to the allowance.

     As of January 1, 1995 the Corporation adopted Statement of Financial Accounting Standards No. 114. "Accounting for Creditors for Impairment of a Loan - Income Recognition and Disclosure." Under the new standards, the 1995 allowance for loan losses related to loans that were identified for evaluation in accordance the Statement No. 114 which was based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Prior to 1995, the allowance for loan losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans. Statement No. 118 allowed the continued use of existing methods for income recognition on impaired loans and amends disclosure requirements to require information about the recorded investment in certain impaired loans and related income recognition on those loans. The allowance for loan losses was maintained at a level by management to be adequate to absorb estimated potential loan losses. Management's periodic revaluation of the adequacy of the allowance for loan losses was based on the Corporation's past loan loss experience; known and inherent risks in the portfolio; adverse situations that may affect the borrower's ability to repay (including the timing of future payments); the estimated value of any underlying collateral; composition of the loan portfolio; current economic conditions; and other relevant factors. This evaluation was inherently subjective as it required material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

     Lastly, no additions to the Reserve for Loan losses was required as a result of implementation of Statement No. 114 or Statement No. 118 since the amount of impaired loans was considered to be insignificant and the existing reserve was more than adequate to provide for those impaired loans.


LIQUIDITY

     Liquidity management is required to ensure that adequate funds will be available to meet anticipated and unanticipated deposit withdrawals, debt service payments, investment commitments, commercial and consumer loan demand, and ongoing operating expenses. Funding sources include principal repayments on loans, sales of assets, growth in core deposits, short and long-term borrowings, investment securities coming due, loan prepayments and repurchase agreements. Regular loan payments are a dependable source of funds, while the sale of investment securities, deposit growth, and loan prepayments are significantly influenced by general economic conditions and the level of interest rates.

     Liquidity is managed on a daily basis at the Corporation. Management believes that liquidity is sufficient to meet present and future financial obligations and commitments on a timely basis.

     At December 31, 1995, cash and cash equivalents totaled $4,471,193 compared to $4,173,958 at December 31, 1994. Changes in cash were measured by changes in the three major classifications of cash flows known as operating, investing and financing activities.

[PHOTO]

     At December 31, 1995, net cash provided by operating activities equaled $2,256,843 which consisted mainly of net income adjusted for non-cash items such as depreciation, provision for loan losses, amortization and accretion and deferred taxes.

     Net cash used for investing activities totaled $4,063,058 which was the result of a net increase in loans of $2,104,640 and purchases of premises and equipment of $2,156,715 less $198,297 excess of proceeds on sale and redemption of Available for Sale and Held to Maturity investment securities over purchases of Available for Sale and Held to Maturity Investment Securities.

     Net cash provided by financing activities totaled $2,103,450 at December 31, 1995 and consisted mostly of an increase in deposits and other borrowings less dividends paid.


CAPITAL RESOURCES

     Capital continued to be a strength of the Corporation. As a result of the stock offering in 1994, $3,621,000 was added to capital.

     Capital is critical as it must provide growth, payment to shareholders, and absorption of unforeseen losses. The federal regulators provide standards that must be met. These standards measure "risk-adjusted" assets against different categories of capital. The "risk-adjusted" assets reflect off balance sheet items, such as commitments to make loans, and also place balance sheet assets on a "risk" basis for collectability. The adjusted assets are measured against Tier I Capital and Total Qualifying Capital. Tier I Capital is common stockholders' equity and Tier II Capital includes the allowance for loan losses. Allowance for loan losses must be lower than or equal to common stockholders equity to be eligible for Total Qualifying Capital.

     The following table reflects the Corporation's position with these capital ratios:

                                                                       1995                    1994
                                                                       ----                    ----
                                                                            MINIMUM                 Minimum
                                                               CALCULATED   STANDARD   Calculated   Standard
Risk Based Ratios                                                RATIOS      RATIOS      Ratios      Ratios
                                                                 ------      ------      ------      ------
Tier I Capital to Risk-Weighted Assets                          28.21%       4.00%       12.28%       4.00%
Total Qualifying Capital to Risk-Weighted Assets                29.46%       8.00%       13.45%       8.00%

                                                                                           1995        1994
                                                                                           ----        ----
Tier I Capital to Total Assets                                                           11.86%      11.55%
Tier II Capital to Total Assets                                                          12.39%      12.15%

     Management believes that the Corporation's current capital position is strong and adequate to support its operations.

     Dividend payouts are restricted by the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"). The BCL operates generally to preclude dividend payments if the effect thereof would render the Corporation insolvent, as defined. As a practical matter, the Corporation's payment of dividends is contingent upon its ability to obtain funding in the form of dividends from the Bank. Payment of dividends to the Corporation by the Bank is subject to the restrictions set forth in the National Bank Act. Generally, the National Bank Act would permit the Bank to declare dividends in 1996 of approximately $2,022,049 plus additional amounts equal to the net income earned in 1996 for the period January 1, 1996 through the date of declaration, less any dividends which may be paid in 1996.

     Common stock issued by the Corporation is traded on a limited basis in the local over-the-counter market using the symbol CCFN. The prices below are actual transactions and reflect information from one of the Corporation's market-makers:

                                                                  Per Share Price
                                                                  ---------------
                                                               Highest       Lowest     Quarter of the Lowest Price
                                                               -------       ------     ---------------------------
1995                                                            $16.00      $14.38             Second Quarter
1994                                                            $15.50      $14.88             Fourth Quarter
1993                                                            $16.50      $11.00             First Quarter


INTEREST RATE SENSITIVITY

     Interest rate sensitivity is the relationship between market interest rates and earnings volatility due to the repricing characteristics of assets and liabilities. The Corporation's net interest income is affected by changes in the level of market interest rates. In order to maintain consistent earnings performance, the Corporation seeks to manage, to the extent possible, the repricing characteristics of its assets and liabilities.

     The ratio between assets and liabilities repricing in specific time intervals is referred to as an interest rate sensitivity gap. Interest rate sensitivity gaps can be managed to take advantage of the slope of the yield curve as well as forecasted changes in the level of interest rate changes.

     One major objective of the Corporation when managing the rate sensitivity of its assets and liabilities is to stabilize net interest income. The management of and authority to assume interest rate risk is the responsibility of senior management. The process to review interest rate risk is a regular part of the Corporation's management of the Bank. Consistent policies and practices of measuring and reporting interest rate risk exposure, particularly regarding the treatment of noncontractual assets and liabilities, are in effect. In addition, there is an annual process to review the interest rate risk policy which includes limits on the impact to earnings from shifts in interest rates.

     The Corporation presently is researching ways to upgrade its "dollars at risk" monitoring in order to provide greater efficiencies and control in managing interest rate risk.

     The Corporation's management is presently using a computerized net interest income simulation model to assist in quantifying interest rate risk exposure. This process measures and quantifies the impact on net interest income through varying interest rate changes and balance sheet compositions.

[PHOTO]

     At December 31, 1995 the Corporation maintained cumulative liability sensitive gap positions in the 90 days or less and the over ten year categories. Positive gap positions were reflected in the over 90 days but less than one year, the one to five year and the five to ten year categories. The contributing factors in the 90 day or less area are the repurchase agreements which are repricable at all times. The liability sensitive position in the over ten year category reflects the $37,334,000 core savings deposits which are presently fixed rate. It is contemplated in 1996 that the savings deposits will become variable rate which will allow management to respond to interest rate fluctuations on a more timely basis.

     The level of dollars at risk due to varying interest rate movements at December 31, 1995 are within internal risk tolerance guidelines. These guidelines restrict the impact on net interest income to less than ten percent assuming a 200 basis point increase or decrease in market interest rates.

     The following schedule reflects the Corporation's consolidated gap position at December 31, 1995:


Statement Of Interest Sensitivity Gap
December 31, 1995

Amounts in Thousands                       90 Days      >90 Days      1 to 5      5 to 10        >10
(Except Percentages)                       or less    but <1 Year     Years        Years        Years        Total
                                           -------    -----------     ------      -------       -----        -----
Short-term investments                     $   385      $     0      $     0       $     0      $     0     $    385
Securities available for sale (1)                0            0        1,045             0            0        1,045
Securities held to maturity (1)              3,678        6,917       19,734         4,042        4,968       39,339
Loans (1)                                   12,274       24,309       34,269        23,592       17,388      111,832
                                           -------      -------      -------       -------      -------     --------
  Rate Sensitive Assets                    $16,337      $31,226      $55,048       $27,634      $22,356     $152,601
                                           -------      -------      -------       -------      -------     --------
Deposits:
  Interest-bearing demand deposits (2)           0            0            0        19,199            0     $ 19,199
  Savings (2)(3)                                 0          212        1,311             0       37,334       38,857
  Time                                       9,807       14,869       34,202             0            0       58,878
Borrowed funds                              12,134            0            0             0            0       12,134
Long-term debt                                  22           67          207             0            0          296
Shareholders' Equity                             0            0            0             0       19,512       19,512
                                           -------      -------      -------       -------      -------     --------
Rate Sensitive Liabilities
  and Shareholders' Equity                 $21,963      $15,148      $35,720       $19,199      $56,846     $148,876
                                           -------      -------      -------       -------      -------     --------
Interest Sensitivity Gap                    (5,626)      16,078       19,328         8,435      (34,490)       3,725
Cumulative Gap                              (5,626)      10,452       29,780        38,215        3,725
Cumulative Gap to Total Assets              -3.47%        6.45%       18.38%        23.58%        2.30%
                                           =======      =======      =======       =======      =======     ========

(1) Investments and loans are included in the earlier of the period in which interest rates are next scheduled to adjust or the period in which they are due.

(2) CCFNB's interest-bearing demand and savings accounts are generally subject to immediate withdrawal. However, management considers these amounts of such accounts to be core accounts having significantly longer effective maturities based on the retention experience of such deposits in changing interest rate environments. Accordingly, these deposits are assumed to be withdrawn according to proposed guidelines outlined by the Federal Reserve
Board which management considers reasonable at this time. The withdrawal rates used are considered by management to be indicative of expected withdrawal rates.

(3) The preceding table contains savings accounts that total approximately $38.9 million, which consist of approximately $13.9 million of variable rate savings accounts, $17.2 million of fixed rate statement savings accounts and $7.8 million of passbook savings accounts which generally have the same terms and conditions as fixed rate statement savings accounts.

     Certain shortcomings are inherent in the method of analysis presented in the above table. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable-rate mortgages, have features which restrict changes in interest rates on a short-term basis and over the life of the assets. In the event of a change in interest rates, prepayment and early withdrawal levels may deviate significantly from those assumed in calculating the table. The ability of many borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase.

EFFECTS OF INFLATION

     The impact of inflation on banks and bank holding companies is different from the inflationary impact on nonfinancial institutions. Banks have assets and liabilities which are primarily monetary in nature and which tend to reflect changes in inflation. This is especially true for banks with a high percentage of rate-sensitive interest-earning assets and interest-bearing liabilities. A bank can further reduce the impact of inflation by managing its rate sensitivity gap position.

     Management monitors and seeks to mitigate the impact of interest rate changes by attempting to match the maturities of interest-earning assets and interest bearing liabilities.

TEN YEARS IN REVIEW

[PHOTO]

ASSETS - Millions
[FIGURE 1]

DEPOSITS - Millions
[FIGURE 2]

TEN YEARS IN REVIEW

[PHOTO]

STOCKHOLDERS EQUITY - Millions
[FIGURE 3]

LOANS - Millions
[FIGURE 4]

NET INCOME - Thousands
[FIGURE 5]

[PHOTO]

EMPLOYEES OF COLUMBIA COUNTY FARMERS NATIONAL BANK


BENTON:

Marlene Baudendisztl
Carla M. Emery
Judith A. Fink
Mary I. Hess
Tracy L. Hess
Dean R. Kelchner
Joyce E. Letteer
Jean E. MacDermott
Gloria M. Miller
Anna M. Moyer
Lisa L. Remley
Sally B. Tucker
Teresa E. Vincent


BLOOMSBURG:

Sue Ann Carl
Elaine M. Edwards
Elmer O. Frantz, III
Barbara M. Hess
Nancy H. Lindenmuth
Denise A. Long
Carol J. Martin
Florence H. Martz
Lou Ann Neaus
Charity A. Puterbaugh
Grace I. Shuman
Darlene L. Tappe
Karen Z. Wenner
Theresa R. Whitmire


LIGHTSTREET:

Dolores M. Bennett
Mary H. Crawford
Deborah B. Deitterick
Lorraine R. George
Nancy L. Harris
Candace L. Kesler
Karen M. Murdock
Theresa A. Valencik


MILLVILLE:

Linda M. Boudman
Betsy L. Fought
Ruth E. Hunter
Martie J. Johnson
Rachel E. Kressler
Gloria J. Mensch
Lori A. Reese
Jennifer L. Ross
Scott R. Temple


ORANGEVILLE:

Lynn Z. Fritz
Heather L. Hausman
Sheila L. Kile
Betty J. Kline
LouAnn P. Megargell


SOUTH CENTRE:

Trevor A. Barnhart
Pamela D. Berman
Linda L. Curio
Connie L. Earnest
Carey A. Jurbala
Sandra J. Noss


CORPORATE:

Sandra J. Boyer
Lance O. Diehl
Nancy R. Diehl
Joyce F. Dohl
Nancy K. Fought
Kay M. Gerasimoff
J. Jan Girton
Virginia D. Kocher
Paul E. Reichart


CREDIT:

Andrea S. Bartlett
Lily Mae Boudman
Diana L. Chamberlin
Patty J. Dinelli
Gloria Y. Harvey
Ruth E. Mott
Vickie S. Reifendifer
M. Ernest Underwood
Edwin A. Wenner


MARKETING:

Michelle M. Karas


OPERATIONS:

Glenda J. Baran
Anne E. DeFrain
Charles W. Dyer
Jennifer L. Fester
Linda A. Huttenstine
Brenda E. Kalie
Phillip J. Karas
Kathleen J. Marzari
Susan K. McGreevy
Jay L. Oman
Faith R. Smith
Dale E. Thomas
Tracey L. Travelpiece
Christy M. Vought
Carol L. Wiggin


TRAINING:

Luanne Bittenbender


TRUST:

Jamie S. Keller
Jacob S. Trump
Kimberly I. Young

[PHOTO]

CCFNB BANCORP, INC. MARKET MAKERS

Ryan Beck & Co.
80 Main Street
West Orange, NJ  07052
(800) 342-2325
(201) 325-3000

Hopper Soliday & Co., Inc.
1703 Oregon Pike
Lancaster, PA  17601-4201
(717) 560-3042

Janney Montgomery Scott, Inc.
1801 Market Street
Philadelphia, PA  19103
(215) 665-6000

F. J. Morrissey
Tom Morrissey
1700 Market Street, Suite 1420
Philadelphia, PA  19103
(800) 842-8928


REGISTRAR & TRANSFER AGENT

American Stock Transfer & Trust Company
40 Wall Street
New York, NY  10005


CCFNB LOCATIONS

[MAP]

Market Street
Benton, PA  17814
(717) 925-6181

232 East Street
Bloomsburg, PA  17815
(717) 784-4400

4242 Old Berwick Road
Bloomsburg, PA  17815
(717) 784-8474

Route 487, Lightstreet Road
Bloomsburg, PA  17815
(717) 784-5600

State Street
Millville, PA  17846
(717) 458-5650

Main Street
Orangeville, PA  17859
(717) 683-5200


PHOTO CAPTIONS

Front Cover:
(left) The new East St. facility as it nears completion

(right) CCFNB President, Paul Reichart, at the Millville ground breaking ceremony.

(bottom) The new Millville branch under
construction.


Back Cover:
(left) South Centre's new interior.

(right) Installing the new vault at East St.

[PHOTO]

[PHOTO]

[PHOTO]

[CCFNB COLUMBIA COUNTY LOGO]
Columbia County
Farmers National Bank

Banking for people like you.