Form 10KSB40, Exhibit 13
period 1996-12-31
CCFNB BANCORP INC
filed 1997-03-26
CIK 731122

                                   EXHIBIT 13


                          ANNUAL REPORT TO SHAREHOLDERS
                     FOR FISCAL YEAR ENDED DECEMBER 31, 1996

[PHOTO]




                                                                 CCFNB
                                                             BANCORP, INC.
                                                                  AND
                                                              SUBSIDIARY
                                                              CORPORATION




                                                                         [PHOTO]




COMMUNITY INVOLVEMENT




                                                      [CCFNB BANCORP, INC. LOGO]
                                                                Annual
                                                                Report
                                                                 1996

CCFNB BANCORP, INC. AND SUBSIDIARY

  CCFNB Bancorp, Inc. is a registered bank holding company and organized under the Pennsylvania business corporation law. The assets are primarily those of its wholly owned subsidiary, Columbia County Farmers National Bank.

  The Columbia County Farmers National Bank (the "Bank") is a full service nationally-chartered financial institution serving customers from six locations in Columbia County; namely Orangeville, Bloomsburg, Benton, South Centre, Millville and Lightstreet. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation to the maximum extent provided by law.

  A copy of the Corporation's Annual Report for the year ended December 31, 1996, on Form 10-KSB as filed with the Securities and Exchange Commission will be furnished without charge upon written request to Paul E. Reichart, President, Columbia County Farmers National Bank, 232 East Street, Bloomsburg, Pennsylvania 17815.


CONSOLIDATED SELECTED FINANCIAL DATA

(In thousands of dollars, except per share data and ratios)

                                             1996           1995           1994
                                             ----           ----           ----
EARNINGS
Interest income                          $ 11,856       $ 11,481       $ 10,459
Interest expense                            5,588          5,557          4,785
Provision for loan losses                      80             42            160
Investment securities gains                    28             83             55
Net income                               $  1,824       $  1,625       $  1,565

PER SHARE
Net income                               $   1.33       $   1.19       $   1.35
Cash dividends                                .45            .45            .42

BALANCES AT DECEMBER 31
Assets                                   $170,086       $162,066       $157,124
Investment securities                      37,407         40,384         39,323
Net loans                                 114,679        110,919        108,857
Deposits                                  131,400        128,985        126,864
Stockholders' equity                       20,657         19,512         17,650

RATIOS
Return on average assets                     1.11%          1.03%          1.03%
Return on average equity                     9.35%          8.99%         11.39%
Dividend payout ratio                       33.95%         34.35%         31.74%


CONTENTS

Financial Highlights ....................................................................       1
Officers and Directors ..................................................................       2
Message to Shareholders .................................................................       3
Consolidated Balance Sheets .............................................................       4
Consolidated Statements of Income .......................................................       5
Consolidated Statements of Stockholders' Equity .........................................       6
Consolidated Statements of Cash Flows ...................................................       7
Notes to Consolidated Financial Statements ..............................................    8-20
Report of Independent Certified Public Accountants ......................................      21
Management's Discussion and Analysis of Financial Condition and Results of Operations ...   22-33
CCFNB Employees .........................................................................      33
Ten Years in Review (Graphs) ............................................................   34-35
Market Makers ...........................................................................      36
CCFNB Locations .........................................................................      36

CCFNB BANCORP, INC. BOARD OF DIRECTORS
-------------------------------------------------------------------------------

   [IMAGE]                    [IMAGE]                        [IMAGE]

Paul E. Reichart,          William F. Hess,              Elwood R. Harding, Jr.,
Willard H. Kile, Sr.,      Robert M. Brewington, Jr.,    Edward L. Campbell,
Don E. Bangs               Stanley Barchik               Charles E. Long


CCFNB MANAGEMENT TEAM           CCFNB BANCORP, INC. OFFICERS
---------------------           ----------------------------

     [IMAGE]                         Willard H. Kile, Sr.
                                       Chairman of the Board
Jacob S. Trump,
Edwin A. Wenner                      William F. Hess
Paul E. Reichart,                      Vice Chairman of the Board
Lance O. Diehl,
J. Jan Girton                        Paul E. Reichart
                                       President and Chief Executive Officer

                                     Don E. Bangs
                                       Secretary of the Board

                                     Virginia D. Kocher
                                       Treasurer and Assistant Secretary

COLUMBIA COUNTY FARMERS NATIONAL BANK OFFICERS
-------------------------------------------------------------------------------

Willard H. Kile, Sr.
Chairman of the Board

William F. Hess
Vice-Chairman of the Board

Don E. Bangs
Secretary of the Board

Paul E. Reichart
President and Chief Executive Officer

J. Jan Girton
Executive Vice-President,
Chief Operating Officer
and Assistant Secretary

Linda A. Huttenstine
Sr. Vice-President and Cashier

Jacob S. Trump
Sr. Vice-President and
Financial Planning Officer

Edwin A. Wenner
Sr. Vice-President

Lance O. Diehl
Vice-President

Elaine M. Edwards
Vice-President

Dean R. Kelchner
Vice-President

Virginia D. Kocher
Vice-President, Controller
and Assistant Secretary

Lily M. Boudman
Assistant Vice-President

Florence H. Martz
Assistant Vice-President

Gloria M. Miller
Assistant Vice-President

Karen Z. Wenner
Mortgage Loan Officer

Luanne Bittenbender
Training Director and Security Officer

Dolores M. Bennett
Community Officer Manager

Christopher R. Bower
Community Office Manager

Connie L. Yoder
Community Office Manager

Jean E. MacDermott
Customer Service Officer

Kimberly I. Young
Trust Administator

TO OUR SHAREHOLDERS:
-------------------------------------------------------------------------------

                                    [IMAGE]

   As I look back on a financially successful year at Columbia County Farmers National Bank, I am, as always, struck by the human implications of those numbers. After all, we at CCFNB are simply people serving other people - and all of us have a stake in achieving success. That is why community involvement is such an important theme in our business: by providing more and improved services for our people - and by joining them in other community causes - we assure ourselves that we are being not only a successful but a responsive institution.
   In 1996, our responsiveness showed in the "bottom line" response of our customers, in new services, and in our participation in other community causes.

BOTTOM LINE RESPONSIVENESS
   Last year was marked by growth and change. The growth, which was experienced on many levels, positions our Corporation to remain a vigorous, viable independent bank well into the 21st Century.

-  Assets grew by 4.95% during 1996, from
   $162,066,000 in 1995 to $170,086,000 in 1996.
-  Loans grew 3.36%, from $111,832,000 in 1995
   to $115,590,000 in 1996.
- Capital growth of 5.87% was realized from $19,512,000 in 1995 to $20,657,000 in 1996.
-  Return on average asset: from 1.03% in
   1995 to 1.11% in 1996.
-  Return on equity: from 8.99% in 1995 to
   9.35% in 1996.
- Net income increased 12.25%, from $1,625,000 in 1995 to $1,824,000 in 1996.

CHANGES WITHIN
   The changes of recent years continued as we settled into new facilities in Millville and Bloomsburg, introduced our customers to new loan products, and in October, we restructured our management team.
   Changes in the future include the addition of our new Investment Center. CCFNB will be able to provide retail investment products through this center.
A comprehensive financial plan can be completed for each client, and they will be able to purchase or sell stocks, bonds, mutual funds, unit investment trusts and annuities.
   On a sad note, we acknowledge with deep regret the death, on April 25, 1996, of John I. Mather, Vice-Chairman of the Board of Directors of the Corporation and the Bank. Appointed to the Board in 1962, John served as treasurer of the Corporation from 1983-85 and Vice-Chairman from 1985 until his death. John will be remembered not only for his friendship, but for his devotion to the Corporation.
   Robert M. Brewington, Jr., owner of Sutliff Motors in Benton, was elected to the Board of Directors on April 30, 1996. We welcome Bob to the Board of Directors of both the Corporation and the Bank.

COMMUNITY CAUSES
   Because CCFNB employees live in all of the communities we serve, we naturally join in to support important area causes, and 1996 was no exception. During the past year, CCFNB Directors, Officers and employees have offered their time and talent to a number of organizations including the Bloomsburg Public Library, Little Fishing Creek Swimming Pool in Millville, Bloomsburg
Area Fire department and the Benton Rodeo, just to name a few. In the years to come, our commitment will not waiver, and will increase with the growing needs of the communities.
   As we look toward a new year, we appreciate the support of our Directors, our management team, our employees, our shareholders, and the thousands of area people who, by using our services, work together with us to make Columbia
County and its surroundings a wonderful place to live.

                                        /s/ Paul E. Reichart
                                        Paul E. Reichart
                                        President

CCFNB Bancorp, Inc. And Subsidiary
CONSOLIDATED BALANCE SHEETS
December 31, 1996 and 1995


                                                                      1996           1995
                                                                      ----           ----
ASSETS
Cash and due from banks                                           $  4,502,893   $  4,086,509
Interest-bearing deposits with other banks                           3,856,274        384,684
Federal funds sold                                                   3,000,000              0
INVESTMENT SECURITIES:
  Securities available for sale carried at estimated fair value     36,436,880     39,338,728
  Securities to be held to maturity, estimated
   fair value 1996, $981,013; 1995, $1,062,433                         970,000      1,045,000
Loans, net of unearned income                                      115,589,784    111,831,596
Allowance for loan losses                                              910,711        912,253
                                                                  ------------   ------------
  Net loans                                                       $114,679,073   $110,919,343
Premises and equipment                                               5,294,523      5,081,884
Accrued interest receivable                                            964,931        849,736
Other assets                                                           381,726        360,176
                                                                  ------------   ------------
   Total Assets                                                   $170,086,300   $162,066,060
                                                                  ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
  Non-interest bearing                                            $ 12,280,044   $ 12,050,780
  Interest bearing                                                 119,119,992    116,934,492
                                                                  ------------   ------------
   Total Deposits                                                 $131,400,036   $128,985,272
Short-term borrowings                                               16,653,981     12,065,571
Long-term borrowings                                                   296,986        364,565
Accrued interest and other expenses                                  1,057,967        906,675
Other liabilities                                                       20,449        232,232
                                                                  ------------   ------------
   Total Liabilities                                              $149,429,419   $142,554,315
                                                                  ------------   ------------

STOCKHOLDERS' EQUITY

Common stock, par value $1.25 per share; authorized
  5,000,000 shares; issued 1,381,711 shares 1996 and
  1,372,658 shares 1995                                           $  1,727,139   $  1,715,823
Surplus                                                              5,838,453      5,693,849
Retained earnings                                                   13,022,498     11,817,277
Unrealized gain on investment securities available
  for sale, net of taxes                                                68,791        284,796
                                                                  ------------   ------------
   Total Stockholders' Equity                                     $ 20,656,881   $ 19,511,745
                                                                  ------------   ------------
   Total Liabilities And Stockholders' Equity                     $170,086,300   $162,066,060
                                                                  ============   ============

The accompanying notes are an integral part of these consolidated financial statements.


[PHOTO]

                                                  [PHOTO]
                                                      CCFNB employees play
                                                      basketball to benefit Camp
                                                      Victory.

CCFNB Bancorp, Inc. And Subsidiary
CONSOLIDATED STATEMENTS OF INCOME
For Years Ended December 31, 1996, 1995 And 1994

                                                      1996          1995          1994
                                                      ----          ----          ----
INTEREST INCOME
Interest and fees on loans:
  Taxable                                          $ 9,211,045   $ 8,896,272   $ 8,116,598
  Tax exempt                                           104,994       132,875        82,406
Interest and dividends on investment securities:
  Taxable interest                                   1,779,437     1,725,565     1,641,062
  Tax exempt interest                                  504,808       492,878       472,244
  Dividends                                             58,856        56,605        40,262
Interest on federal funds sold                          46,651        60,201        20,959
Interest on deposits in other banks                    149,813       114,372        85,064
                                                   -----------   -----------   -----------
   Total Interest Income                           $11,855,604   $11,478,768   $10,458,595
                                                   -----------   -----------   -----------

INTEREST EXPENSE
Interest on deposits                               $ 4,840,794   $ 4,916,162   $ 4,343,644
Interest on short-term borrowings                      723,308       633,902       441,161
Interest on long-term borrowings                        23,502         6,872             0
                                                   -----------   -----------   -----------
   Total Interest Expense                          $ 5,587,604   $ 5,556,936   $ 4,784,805
                                                   -----------   -----------   -----------

Net interest income                                $ 6,268,000   $ 5,921,832   $ 5,673,790
Provision for loan losses                               80,000        42,000       160,000
                                                   -----------   -----------   -----------
  Net Interest Income After Provision For
   Loan Losses                                     $ 6,188,000   $ 5,879,832   $ 5,513,790
                                                   -----------   -----------   -----------

NON-INTEREST INCOME
Service charges and fees                           $   532,657   $   505,457   $   427,836
Trust department income                                 75,804        50,905        50,231
Other income                                           114,016        40,501        35,983
Investment securities gains, net                        27,680        82,954        55,013
                                                   -----------   -----------   -----------
   Total Non-Interest Income                       $   750,157   $   679,817   $   569,063
                                                   -----------   -----------   -----------

NON-INTEREST EXPENSE
Salaries                                           $ 1,719,110   $ 1,592,790   $ 1,447,930
Pensions and other employee benefits                   598,356       528,596       424,411
Occupancy expense, net                                 392,854       258,514       277,553
Equipment expense                                      410,524       348,921       306,100
FDIC insurance                                           2,000       148,418       277,953
Other operating expense                              1,327,271     1,496,417     1,223,760
                                                   -----------   -----------   -----------
   Total Non-Interest Expense                      $ 4,450,115   $ 4,373,656   $ 3,957,707
                                                   -----------   -----------   -----------

Income before income taxes and cumulative
  effect of a change in accounting principle       $ 2,488,042   $ 2,185,993   $ 2,125,146
Income tax expense                                     663,552       561,122       560,192
                                                   -----------   -----------   -----------
   Net Income                                      $ 1,824,490   $ 1,624,871   $ 1,564,954
                                                   ===========   ===========   ===========

PER SHARE DATA
Net income                                         $      1.33   $      1.19   $      1.35
                                                   -----------   -----------   -----------
Cash dividends                                     $       .45   $       .45   $       .42
                                                   -----------   -----------   -----------
Weighted average shares outstanding                  1,375,875     1,367,595     1,163,199

The accompanying notes are an integral part of these consolidated financial statements.

CCFNB Bancorp, Inc. And Subsidiary
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
For Years Ended December 31, 1996, 1995 and 1994

                                                                                                 Net Unrealized
                                                                                                   Gain (Loss)
                                                                                                  On Investment
                                                                                                   Securities
                                       Common                        Retained        Treasury      Available
                                       Stock         Surplus         Earnings         Stock         For Sale          Total
                                     ----------     ----------     ------------      --------      ---------      ------------
Balance At December 31, 1993         $1,387,828     $2,324,228     $  9,739,741      $      0      $       0      $ 13,451,797

Cumulative effect as of January
  1, 1994 relating to change in
  accounting principle
  applicable to investment
  securities available for sale,
  net of taxes                                0              0                0             0        221,032           221,032
Net income                                    0              0        1,564,954             0              0         1,564,954
Issuance of 255,360 shares
  of common stock                       319,200      3,301,379                0             0              0         3,620,579
Cash dividends $.42 per share                 0              0         (496,785)            0              0          (496,785)
Treasury stock purchased -
  1150 shares                                 0              0                0       (17,825)             0           (17,825)
Sales of treasury stock -
  1150 shares                                 0              0                0        17,825              0            17,825
Change in unrealized gain (loss)
  on investment securities
  available for sale, net of
  taxes                                       0              0                0             0       (711,359)         (711,359)
                                     ----------     ----------     ------------      --------      ---------      ------------

Balance At December 31, 1994         $1,707,028     $5,625,607     $ 10,807,910      $      0      $(490,327)     $ 17,650,218

Net income                                    0              0        1,624,871             0              0         1,624,871
Issuance of 7036 shares of
  common stock under dividend
  reinvestment plan                       8,795         68,242                0             0              0            77,037
Cash dividends $.45 per share                 0              0         (615,504)            0              0          (615,504)
Change in unrealized gain
  (loss) on investment
  securities available for
  sale, net of taxes                          0              0                0             0        775,123           775,123
                                     ----------     ----------     ------------      --------      ---------      ------------

Balance At December 31, 1995         $1,715,823     $5,693,849     $ 11,817,277      $      0      $ 284,796      $ 19,511,745

Net income                                    0              0        1,824,490             0              0         1,824,490
Issuance of 9053 shares of
  common stock under dividend
  reinvestment plan                      11,316        144,604                0             0              0           155,920
Cash dividends $.45 per share                 0              0         (619,269)            0              0          (619,269)
Change in unrealized gain
  (loss) on investment
  securities available for
  sale, net of taxes                          0              0                0             0       (216,005)         (216,005)
                                     ----------     ----------     ------------      --------      ---------      ------------

Balance At December 31, 1996         $1,727,139     $5,838,453     $ 13,022,498      $      0      $  68,791      $ 20,656,881
                                     ==========     ==========     ============      ========      =========      ============

The accompanying notes are an integral part of these consolidated financial statements.

CCFNB Bancorp, Inc. And Subsidiary
CONSOLIDATED STATEMENTS OF CASH FLOWS
For Years Ended December 31, 1996, 1995 and 1994

                                                                     1996              1995              1994
                                                                     ----              ----              ----
OPERATING ACTIVITIES
Net income                                                       $  1,824,490      $  1,624,871      $  1,564,954
Adjustments to reconcile net income to net cash
  provided by operating activities:
   Provision for loan losses                                           80,000            42,000           160,000
   Depreciation                                                       386,021           293,305           249,173
   Premium amortization on investment securities                        2,228             8,657            22,289
   Discount accretion on investment securities                        (16,294)          (10,345)           (9,507)
   Deferred income taxes (benefit)                                     (9,303)           49,392            62,664
   Gain on sales of investment securities available for sale          (27,680)          (82,954)          (55,013)
   (Gain) loss on sale of premises and equipment                         (116)           71,669            (1,298)
   Loss on impairment of bank premise                                  30,958                 0                 0
   (Gain) on sale of other real estate                                (53,808)                0                 0
   (Increase) in accrued interest receivable                         (115,195)           (6,661)          (62,267)
   (Increase) in other assets - net                                    (3,168)          (69,412)          (31,305)
   Increase in accrued interest and other expenses                    151,292           228,717           107,807
   Increase (decrease) in other liabilities - net                    (109,587)          107,604            (1,501)
                                                                 ------------      ------------      ------------
     Net Cash Provided By Operating Activities                   $  2,139,838      $  2,256,843      $  2,005,996
                                                                 ------------      ------------      ------------

INVESTMENT ACTIVITIES
Purchases of investment securities available for sale            $(12,813,932)     $(30,378,156)     $ (4,938,430)
Proceeds from sales, maturities and redemptions of
  investment securities available for sale                         15,430,246        16,535,237         2,025,863
Purchases of investment securities held to maturity                         0          (887,660)      (14,473,863)
Proceeds from maturities and redemptions of
  investment securities held to maturity                               75,000        14,928,876        21,905,098
Net increase in loans                                              (3,839,730)       (2,104,640)      (13,514,817)
Purchases of premises and equipment                                  (629,777)       (2,156,715)         (163,043)
Proceeds from sale of premises and equipment                              275                 0             5,800
Proceeds from sale of other real estate                                53,808                 0                 0
                                                                 ------------      ------------      ------------
   Net Cash Used In Investing Activities                         $ (1,724,110)     $ (4,063,058)     $ (9,153,392)
                                                                 ------------      ------------      ------------

FINANCING ACTIVITIES
Net increase in deposits                                         $  2,414,764      $  2,121,329      $  2,841,173
Net increase (decrease) in short-term borrowings                    4,588,410           156,023        (2,407,818)
Proceeds from long-term borrowings                                          0           364,565                 0
Repayment of long-term borrowings                                     (67,579)                0                 0
Proceeds from sale of treasury stock                                        0                 0            17,825
Acquisition of treasury stock                                               0                 0           (17,825)
Proceeds from issuance of common stock                                155,920            77,037         3,620,579
Cash dividends paid                                                  (619,269)         (615,504)         (496,785)
                                                                 ------------      ------------      ------------
   Net Cash Provided By Financing Activities                     $  6,472,246      $  2,103,450      $  3,557,149
                                                                 ------------      ------------      ------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                 $  6,887,974      $    297,235      $ (3,590,247)

Cash And Cash Equivalents At Beginning Of Year                      4,471,193         4,173,958         7,764,205
                                                                 ------------      ------------      ------------
  Cash And Cash Equivalents At End Of Year                       $ 11,359,167      $  4,471,193      $  4,173,958
                                                                 ============      ============      ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
  Interest                                                       $  5,575,448      $  5,447,107      $  4,754,742
  Income taxes                                                   $    571,730      $    557,937      $    472,600

The accompanying notes are an integral part of these consolidated financial statements.

CCFNB Bancorp, Inc. And Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 1996, 1995 And 1994

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The accounting and reporting policies of CCFNB Bancorp, Inc. and Subsidiary (the "Corporation") conform to generally accepted accounting principles and to general practices within the banking industry. The more significant policies follow:

Principles Of Consolidation

  The consolidated financial statements include the accounts of CCFNB Bancorp, Inc. and its wholly owned subsidiary, Columbia County Farmers National Bank (the "Bank"). All significant inter-company balances and transactions have been eliminated in consolidation.

Nature Of Operation

  The Corporation provides full banking services, including trust services, through the Bank, to individuals and corporate customers. The Bank has six offices covering an area of approximately 484 square miles in Northeastern Pennsylvania. The Corporation and its banking subsidiary are subject to regulation of the Office of the Comptroller of the Currency, The Federal Deposit Insurance Corporation and the Federal Reserve Bank of Philadelphia.

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

Investment Securities

  The Corporation adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" as required January 1, 1994. As a result of adopting Statement No. 115, the Corporation classified investment securities into two categories: those to be held to maturity and those available for sale. In accordance with the Statement, prior period consolidated financial statements have not been restated to reflect the change in accounting principle. The cumulative effect as of January 1, 1994 of adopting Statement No. 115 increased Stockholders' Equity in the amount of $221,032 (net of deferred income tax of $113,865) to reflect the net unrealized gain on investment securities classified as available for sale.

  On November 15, 1995, the Financial Accounting Standards Board (FASB) published a special report, "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities." The report included a provision that allowed banks a one-time opportunity to reclassify (at fair value) held-to-maturity securities without calling into question their intent to hold other debt securities to maturity in the future. The reclassifications had to be made in conjunction with implementation of the supplemental guidance by December 31, 1995. In accordance with provisions in the FASB Report, the Corporation did make transfers during December, details of which are disclosed in Note 3.

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

  As of January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure." Under the new standards, the allowance for loan losses related to loans that are identified for evaluation in accordance with Statement No. 114 is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Prior to 1995, the allowance for loan losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans. Statement No. 118 allows the continued use of existing methods for income recognition on impaired loans and amends disclosure requirements to require information about the recorded investment in certain impaired loans and related income recognition on those loans. The allowance for loan losses is maintained at a level by management to be adequate to absorb estimated potential loan losses. Management's periodic evaluation of the adequacy of the allowance for loan losses is based on the Corporation's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

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

  As of January 1, 1996, the Corporation adopted Statement of Financial Accounting Standards No. 121, "Accounting For The Impairment Of Long-Lived Assets And For Long-Lived Assets To Be Disposed Of". The statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows, undiscounted and without interest charges, is less than the carrying amount of the assets. An impairment loss must be recognized as the amount by which the carrying amount of the asset exceeds the fair value of the asset so determined. As a result of implementation of this statement, the Corporation recognized an impairment loss as disclosed in Note 5.

Other Real Estate Owned

  Other real estate owned is comprised of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosure. In accordance with Statement No. 114, a loan is classified as in-substance foreclosure when the Corporation has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Other real estate owned is recorded at fair value at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management, and the real estate is carried at the lower of (1) cost or (2) fair value minus estimated costs to sell. Income and expenses from operations of other real estate owned and changes in the valuation allowance are included in loss on other real estate owned.

Advertising Costs

  Advertising costs are expensed as the costs are incurred. Advertising expenses amounted to $77,520, $56,039 and $62,520 for 1996, 1995 and 1994, respectively.

Contributions (Charitable)

  The Corporation adopted Statement of Financial Accounting Standard No. 116, "Accounting for Contributions Received and Contributions Made." Under this Statement, the entire contributions in the form of unconditional promises to pay (bona fide pledges) must be accrued and reflected as a contribution expense in the year of the pledge. The measurement of the accrual required is based on the present value of future cash flows using a current market discount rate. A prospective change is permitted; however, the Corporation elected not to reflect the cumulative effect of the change due to implementing Statement No. 116 at January 1, 1995, because the amount at that date was not significant. Charitable pledges payable at December 31, 1996 and December 31, 1995, calculated as required under Statement No. 116 are $39,710 and $56,481, respectively.

Income Taxes

  The provision for income taxes is based on the results of operations adjusted primarily for tax-exempt income. Certain items of income and expense are reported in different periods for financial reporting and tax return purposes. Deferred tax assets and liabilities are determined based on the differences between the consolidated financial statement and income tax bases of assets and liabilities measured by using the enacted tax rates and laws expected to be in effect when the timing differences are expected to reverse. Deferred tax expense or benefit is based on the difference between deferred tax asset or liability from period to period. Further, the Statement requires that a valuation allowance be provided in an amount sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized. Previously, deferred income taxes were accounted for using the deferred method.

Net Income Per Share

  Net income per share on common stock is calculated by dividing net income by the weighted average number of shares of common stock outstanding during each period.

Statements Of Cash Flows

  For purposes of reporting cash flows, cash and cash equivalents include cash on hand and due from banks, interest-bearing deposits in other banks and federal funds sold. The Corporation considers cash classified as interest-bearing deposits with other banks as a cash equivalent because they are represented by cash accounts essentially on a demand basis. Federal funds are also included as a cash equivalent because they are generally purchased and sold for one-day periods.

Derivative Financial Instruments

  The Corporation has no derivative financial instruments requiring disclosure under Statement of Financial Accounting Standards No. 119, "Disclosures about Derivative Financial Instruments and Fair Value of Financial Instruments."

Trust Assets And Income

  Property held by the Corporation in a fiduciary or agency capacity for its customers is not included in the accompanying consolidated financial statements because such items are not assets of the Corporation. Trust Department income is recognized on a cash basis and is not materially different than if it was reported on an accrual basis.

Reporting Format

Certain amounts in the financial statements of the prior periods have been reclassified to conform with presentation used in the 1996 financial statements. Such reclassifications had no effect on the Corporation's consolidated financial condition or net income.

2. RESTRICTED CASH BALANCES

  The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The amount required at December 31, 1996 was $756,000 and was satisfied by vault cash. Additionally, as compensation for check clearing and other services, compensating balances are required to be maintained with the Federal Reserve Bank and other correspondent banks. At December 31, 1996, these balances were $324,000.

3. INVESTMENT SECURITIES

  The amortized cost, related estimated fair value, and unrealized gains and losses for investment securities classified as "Available for Sale" or "Held to Maturity" were as follows at December 31, 1996 and 1995:

                                                                   Available For Sale Securities
                                                                   -----------------------------
                                                                       Gross          Gross          Estimated
                                                     Amortized       Unrealized     Unrealized         Fair
December 31, 1996:                                     Cost            Gains          Losses           Value
                                                    -----------     -----------     -----------     -----------
U.S. Treasury securities                            $ 6,990,036     $    18,062     $    13,503     $ 6,994,595
Obligations of U.S. Government
Corporations and Agencies:
Mortgage-backed                                       1,691,058               0           7,797       1,683,261
Other                                                16,874,064               0         109,351      16,764,713
Obligations of state and political subdivisions       8,328,476         238,278               0       8,566,754
Corporate debt securities                             1,496,516           9,618          31,077       1,475,057
Equity securities                                       952,500               0               0         952,500
                                                    -----------     -----------     -----------     -----------
Total                                               $36,332,650     $   265,958     $   161,728     $36,436,880
                                                    ===========     ===========     ===========     ===========

                                                                    Held to Maturity Securities
                                                                    ---------------------------
                                                                       Gross          Gross          Estimated
                                                     Amortized       Unrealized     Unrealized         Fair
December 31, 1996:                                     Cost            Gains          Losses           Value
                                                    -----------     -----------     -----------     -----------
U.S. Treasury securities                            $         0     $         0     $         0     $         0
U.S. government corporations and agencies                     0               0               0               0
Obligations of state and political subdivisions         970,000          11,013               0         981,013
Corporate debt securities                                     0               0               0               0
                                                    -----------     -----------     -----------     -----------
Total                                               $   970,000     $    11,013     $         0     $   981,013
                                                    ===========     ===========     ===========     ===========

                                                                   Available For Sale Securities
                                                                   -----------------------------
                                                                       Gross          Gross          Estimated
                                                     Amortized       Unrealized     Unrealized         Fair
December 31, 1995:                                     Cost            Gains          Losses           Value
                                                    -----------     -----------     -----------     -----------
U.S. Treasury securities                            $14,913,983     $   119,982     $         0     $15,033,965
U.S. government corporations and agencies            13,098,912          21,688               0      13,120,600
Obligations of state and political subdivisions       7,453,384         231,929               0       7,685,313
Corporate debt securities                             2,498,639          57,911               0       2,556,550
Equity securities                                       942,300               0               0         942,300
                                                    -----------     -----------     -----------     -----------
Total                                               $38,907,218     $   431,510     $         0     $39,338,728
                                                    ===========     ===========     ===========     ===========

                                                                    Held to Maturity Securities
                                                                    ---------------------------
                                                                       Gross          Gross          Estimated
                                                     Amortized       Unrealized     Unrealized         Fair
December 31, 1995:                                     Cost            Gains          Losses           Value
                                                    -----------     -----------     -----------     -----------
U.S. Treasury securities                            $         0     $         0     $         0     $         0
U.S. government corporations and agencies                     0               0               0               0
Obligations of state and political subdivisions       1,045,000          17,433               0       1,062,433
Corporate debt securities                                     0               0               0               0
                                                    -----------     -----------     -----------     -----------
Total                                               $ 1,045,000     $    17,433     $         0     $ 1,062,433
                                                    ===========     ===========     ===========     ===========

  Securities available for sale with an aggregate fair value of $26,904,079 in 1996 and $21,679,824 in 1995 were pledged to secure public funds, trust funds, securities sold under agreements to repurchase and other balances of $22,550,981 in 1996 and $18,022,753 in 1995 as required by law.

  The amortized cost and estimated fair value of debt securities, by contractual maturity, are shown below at December 31, 1996. Expected maturities will differ from contractual maturities, because some borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                         Held to Maturity               Available for Sale
                                                         ----------------               ------------------
                                                     Amortized      Estimated        Amortized      Estimated
                                                       Cost         Fair Value         Cost         Fair Value
                                                    -----------     -----------     -----------     -----------
Due in one year or less                             $         0     $         0     $ 7,091,891     $ 7,115,733
Due after one year through five years                   970,000         981,013      19,385,541      19,284,610
Due after five years through ten years                        0               0       4,280,820       4,289,705
Due after ten years                                           0               0       5,574,398       5,746,832
                                                    -----------     -----------     -----------     -----------
Total                                               $   970,000     $   981,013     $36,332,650     $36,436,880
                                                    ===========     ===========     ===========     ===========

  The quality rating of all obligations of state and political subdivisions were "A" or higher, as rated by Moody's or Standard and Poors. The only exceptions were local issues which were not rated, but were secured by the full faith and credit obligations of the communities that issued these securities. All of the state and political subdivision investments were actively traded in a liquid market.

  Proceeds from sale of investments in debt and equity securities during 1996, 1995 and 1994 were $1,529,234, $2,535,237 and $2,025,863, respectively. Gross gains realized on these sales were $27,680, $82,954 and $63,180, respectively. Gross losses on these sales were $8,167 in 1994. There were no gross losses on the 1996 and 1995 sales. Net unrealized gains on securities available for sale included as a separate component of consolidated stockholders' equity net of tax was $68,791 and $284,796 in 1996 and 1995 respectively.

  As permitted by the one-time transfer allowed by the Financial Accounting Standards Board as described in Note 1, the Corporation elected to transfer investment securities classified as held to maturity to the classification available for sale during December 1995 as follows:

Amortized cost at date of transfer                                   $10,822,271
Unrealized gain                                                          327,119
                                                                     -----------
Fair value at date of transfer                                       $11,149,390
                                                                     ===========

4.  LOANS

  Major classifications of loans at December 31, 1996 and 1995 are as follows:

                                                      1996              1995
                                                      ----              ----
Commercial                                        $  7,957,064      $  5,990,247
Tax exempt                                           2,063,757         1,520,495
Qualified municipal leases                              34,777           130,517
Real estate - construction                             660,071           941,455
Real estate                                         96,439,184        95,291,768
Personal                                             8,446,682         8,058,280
Credit cards                                           441,385           447,168
                                                  ------------      ------------
Total gross loans                                 $116,042,920      $112,379,930
Less: Unearned discount                                324,517           359,731
      Unamortized loan fees net of costs               128,619           188,603
                                                  ------------      ------------
Loans, net of unearned income                     $115,589,784      $111,831,596
                                                  ============      ============

  Non-accrual loans at December 31, 1996, 1995 and 1994 were approximately $109,000, $13,343 and 23,952, respectively. The gross interest that would have been recorded if these loans had been current in accordance with their original terms and the amounts actually recorded in income were as follows:

                                              1996          1995          1994
                                              ----          ----          ----
Gross interest due under terms               $9,849        $2,266        $47,437
Amount included in income                         0           111         28,083
                                             ------        ------        -------
Interest income not recognized               $9,849        $2,155        $19,354
                                             ======        ======        =======

  At December 31, 1996 no loans were considered impaired as defined by Statement No. 114. At December 31, 1995 the recorded and average investment in impaired loans was $13,343. No additional charge to operations was required since the total allowance for loan losses was estimated by management to be adequate to provide for the loan loss allowance under Statement No. 114 as well as any other potential loan losses.

  At December 31, 1996, there were no significant commitments to lend additional funds with respect to non-accrual and restructured loans.

  Changes in the allowance for loan losses for the years ended December 31, 1996, 1995 and 1994 were as follows:

                                           1996           1995           1994
                                           ----           ----           ----
Balance, beginning of year              $ 912,253      $ 943,371      $ 920,873
Provision charged to operations            80,000         42,000        160,000
Loans charged-off                        (144,980)      (107,190)      (195,853)
Recoveries                                 63,438         34,072         58,351
                                        ---------      ---------      ---------
Balance, end of year                    $ 910,711      $ 912,253      $ 943,371
                                        =========      =========      =========

5. PREMISES AND EQUIPMENT

  A summary of premises and equipment at December 31, 1996 and 1995 follows:

                                                      1996               1995
                                                      ----               ----
Land                                               $  558,288         $  435,174
Buildings and improvements                          4,387,756          3,176,192
Furniture and equipment                             2,627,321          2,402,528
Capitalized leases - equipment                        287,837            287,837
Construction in progress                                    0            968,150
                                                   ----------         ----------
                                                   $7,861,202         $7,269,881
Less:  Accumulated depreciation                     2,566,679          2,187,997
                                                   ----------         ----------
                                                   $5,294,523         $5,081,884
                                                   ==========         ==========

  Depreciation amounted to $386,021 for 1996, $293,305 for 1995 and $249,173 for 1994.

  In accordance with FASB 121, an impairment loss was recognized in the amount of $30,958 in 1996 due to a writedown of a temporary branch building to estimated net realizable value. Such loss is reflected in occupancy expense in the accompanying consolidated financial statements. The temporary building was replaced by a permanent structure.

6.  DEPOSITS

  Major classifications of deposits at December 31, 1996 and 1995 follow:

                                                    1996                1995
                                                    ----                ----
Demand - non-interest bearing                   $ 12,280,044        $ 12,050,780
Demand - interest bearing                         20,105,506          19,199,306
Savings                                           35,625,308          38,856,589
Time $100,000 and over                            12,975,134          11,033,846
Other time                                        50,414,044          47,844,751
                                                ------------        ------------
                                                $131,400,036        $128,985,272
                                                ============        ============

  The following is a schedule reflecting classification and remaining maturities of time deposits of $100,000 and over at December 31, 1996:

Three months or less                                                 $ 7,664,134
Over three months to six months                                        2,546,000
Over six months to twelve months                                       1,867,000
Over twelve months                                                       898,000
                                                                     -----------
Total                                                                $12,975,134
                                                                     ===========

Interest expense related to time deposits of $100,000 or more was $636,407 in 1996, $513,290 in 1995 and $270,335 in 1994.

7.  SHORT-TERM BORROWINGS

  Federal funds purchased, securities sold under agreements to repurchase, and Federal Home Loan Bank advances generally represented overnight or less than 30-day borrowings. U.S. Treasury tax and loan notes for collections made by the Bank were payable on demand. Short-term borrowings consisted of the following at December 31, 1996 and 1995:

                                             1996                                                    1995
                                             ----                                                    ----
                                                      Maximum                                               Maximum
                                                       Month                                                 Month
                        Ending         Average          End       Average     Ending         Average          End          Average
                        Balance        Balance        Balance      Rate       Balance        Balance        Balance         Rate
                      -----------    -----------    -----------    ----     -----------    -----------    -----------       ----
Federal funds
  purchased and
  securities sold
  under agreements
  to repurchase       $16,110,547    $13,986,864    $17,128,643    4.98%    $11,810,602    $10,573,000    $13,903,473       5.50%
Federal Home Loan
  Bank                          0         19,604              0    5.52%              0        400,000      3,250,000       5.75%
U.S. Treasury tax
  and loan notes          543,434        522,076      1,000,000    4.97%        254,969        793,000      1,000,000       4.04%
                      -----------    -----------    -----------    ----     -----------    -----------    -----------       ----
Total                 $16,653,981    $14,528,544    $18,128,643    4.97%    $12,065,571    $11,766,000    $18,153,473       5.39%
                      ===========    ===========    ===========    ====     ===========    ===========    ===========       ====

8.  LONG-TERM BORROWINGS

  Long-term borrowings were represented by capital lease obligations. The obligations were incurred as a result of acquiring computer and related equipment.

  Minimum future lease payments under capital leases as of December 31, 1996 for each of the next four years and in the aggregate are:

                                                                        Amount
                                                                        ------
1997                                                                   $  90,039
1998                                                                      88,847
1999                                                                      88,847
2000                                                                      88,847
                                                                       ---------
Total minimum lease payments                                           $ 356,580
Less: Amount representing interest                                        59,594
                                                                       ---------
Present value of net minimum lease payments                            $ 296,986
                                                                       =========


  The interest rate on capitalized leases was imputed at 6.30% which was based on the lower of Corporation's incremental borrowing rate at the inception of the leases.

9. STOCKHOLDERS' EQUITY AND STOCK OPTIONS

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

  Concurrently with the Rights Offering, the Corporation offered the shares of Common Stock not subscribed for in the Rights Offering for sale to the general public in a direct community offering with preference given to persons residing in the counties of Columbia, Luzerne, Montour, Northumberland, Schuylkill and Sullivan, Pennsylvania (the "Community Offering"). The Company exercised its right to increase the number of shares to be sold by 33,308 to 255,360 pursuant to an oversubscription reserve, because there was an oversubscription in the Community Offering. The gross proceeds from the sale of 255,360 shares was $3,958,080. The net amount realized from the Rights and Community Offerings, after deducting expenses of $337,501, was $3,620,579.

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

  On February 2, 1995, the Corporation registered with the Securities and Exchange Commission 500,000 shares of the Common Stock to be sold pursuant to a Dividend Reinvestment and Stock Purchase Plan. The price per share for purchases under this plan is determined at each quarterly dividend payment date by the reported average mean between the bid and asked prices in the over-the-counter market for 10 consecutive trading days preceding each quarterly dividend payment date. Participation in this plan by Shareholders began in June 1995. 9,053 shares were issued in 1996 with proceeds totalling $155,920 and 7,036 shares were issued in 1995 with proceeds totalling $77,037 net of initial cost to establish plans.

10. INCOME TAXES

  The current and deferred components of the income tax provision (benefit) are as follows:

                                               1996          1995         1994
                                               ----          ----         ----
Federal
Current                                     $ 672,855      $511,730     $496,743
Deferred (benefit)                             (9,303)       49,392       62,664
                                            ---------      --------     --------
                                            $ 663,552      $561,122     $559,407
State
Current                                             0             0          785
                                            ---------      --------     --------
Total provision for income taxes            $ 663,552      $561,122     $560,192
                                            =========      ========     ========

  The following is a reconciliation between the actual provision for federal income taxes and the amount of federal income taxes which would have been provided at the statutory rates of 34%:

                                             1996                     1995                    1994
                                             ----                     ----                    ----
                                        Amount      Rate        Amount        Rate      Amount        Rate
                                      ---------     ----      ---------       ----    ---------       ----
Provision at statutory rate           $ 845,934     34.0%     $ 743,238       34.0%   $ 722,550       34.0%
Tax exempt income                      (207,332)    (8.3)      (212,756)      (9.7)    (188,581)      (8.9)
Non-deductible expenses                  24,553      1.0         30,796        1.4       25,851        1.2
Other                                       397        0           (156)        .0         (413)        .0
                                      ---------     ----      ---------       ----    ---------       ----
Actual federal income tax and rate    $ 663,552     26.7%     $ 561,122       25.7%   $ 559,407       26.3%
                                      =========     ====      =========       ====    =========       ====

  Income taxes applicable to realized security gains included in the provision for income taxes totalled $9,411 in 1996, $28,204 in 1995 and $18,704 in 1994.

  The deferred tax assets and liabilities resulting from temporary timing differences have been netted to reflect a net deferred tax asset, which was included in other assets in these consolidated financial statements. The components of the net deferred tax asset at December 31, 1996, 1995 and 1994 were as follows:

                                                1996          1995          1994
                                                ----          ----          ----
Deferred tax assets:
  Loan loss reserve                          $ 207,880     $ 208,404     $ 218,984
  Loan origination fees and costs                    0             0         7,890
  Unrealized investment securities losses            0             0       252,593
  Impairment loss                               10,526             0             0
  Deferred compensation                         96,137        75,885        56,481
  Contributions                                  8,571        13,140             0
                                             ---------     ---------     ---------
   Total                                     $ 323,114     $ 297,429     $ 535,948
                                             ---------     ---------     ---------
Deferred tax liabilities:
  Loan origination fees and costs            $ (37,840)    $ (53,950)    $       0
  Accretion                                     (9,035)       (7,870)       (5,208)
  Unrealized investment securities gains       (35,438)     (146,713)            0
  Depreciation                                (222,419)     (191,092)     (184,238)
                                             ---------     ---------     ---------
   Total                                     $(304,732)    $(399,625)    $(189,446)
                                             ---------     ---------     ---------
Net deferred tax asset (liability)           $  18,382     $(102,196)    $ 346,502
                                             =========     =========     =========

It is anticipated that all tax assets will be realized, accordingly, no valuation allowance was provided.

11. BENEFIT AND DEFERRED COMPENSATION PLANS

  The Bank had a non-contributory profit sharing plan covering substantially all employees who attained specified age and length of service requirements. The Bank's contributions were discretionary and were 100% vested upon an employee's entrance to the plan. This plan was in effect through December 31, 1994.

  The Bank adopted an amendment to this Profit Sharing Plan to include a 401K component effective January 1, 1995. Under this 401K component, employees may contribute up to 10% of their compensation with the possibility that the Bank may make a matching contribution based on the profits for each year. Existing employees who were participating in the Profit Sharing Plan as of December 31, 1994 were at all times 100% vested. New eligible participants after January 1, 1995 are 100% vested at the end of five full years of participation. In addition, the length of service requirements were reduced from two 1,000 hour years to one 1,000 hour year.

  Matching contributions amounted to $19,788 and $0 for 1996 and 1995, respectively. Discretionary contributions amounted to $97,564, $86,755 and $82,166 in 1996, 1995 and 1994, respectively.

  Certain directors and executive officers are participants in non-qualified deferred compensation plans. A summary of each plan follows:

Directors

  The Bank entered into agreements with three directors to establish non-qualified deferred compensation plans for each of these directors. These plans are limited to 4-year terms. The Bank may, however, enter into subsequent similar plans with its directors. Each of the participating directors is deferring the payment to him of certain directors fees to which he is entitled. Each director's future payment is based upon the cumulative amount of deferred fees together with interest currently accruing thereon at the rate of 8% per annum, subject to change by the Board of Directors. The Bank has obtained life insurance (designating the Bank as the beneficiary) on the lives of certain directors in face amounts which are intended to cover the Bank's obligations and related costs under the Director's Deferred Compensation Plan in aggregate. As of December 31, 1996 and 1995, the net cash value of insurance policies was $61,818 and $46,750, respectively, and the total accrued liability was $153,756 and $119,491, respectively, relating to these directors' deferred compensation agreements.

Executive Officers

  The Bank entered into agreements with two executive officers to establish non-qualified deferred compensation plans. Each officer is deferring compensation in order to participate in this Deferred Compensation Plan. If the officer continues to serve as an officer of the Bank until he attains sixty-five
(65) years of age, the Bank has agreed to pay him 120 guaranteed consecutive monthly payments commencing on the first day of the month following the officer's 65th birthday. Each officer's guaranteed monthly payment is based upon the future value of life insurance purchased with the compensation the officer has deferred. The Bank has obtained life insurance (designating the Bank as the beneficiary) on the life of each participating officer in an amount which is intended to cover the Bank's obligations under the Deferred Compensation Plan, based upon certain actuarial assumptions. As of December 31, 1996 and 1995, the net cash value of insurance policies was $117,955 and $86,201, respectively, and the total accrued liability was $129,000 and $103,200, respectively, relating to these executive officers' deferred compensation agreements.

12. LEASE COMMITMENTS AND CONTINGENCY

  At December 31, 1996, the Bank contracted for outside data processing services, as well as leased some minor office equipment.

  The expense for all operating leases and contracted data processing services for the years ended December 31, 1996, 1995 and 1994 was $153,084, $253,626 and $243,108, respectively. The Bank's operating leases and the outside Data Processing Center services were on a month-to-month basis through December 31, 1994.

  In November 1994, the Bank signed an 8 year agreement with EDS for data processing, leasing of equipment, and related services. Conversion to the new system was completed during the third quarter of 1995. The agreement calls for the minimum payments to be adjusted for cost of living index increases.

  The minimum future payments required under the agreement, for each of the next five years follow:

1997                                                        $  254,293
1998                                                           259,297
1999                                                           263,050
2000                                                           273,049
2001                                                           303,046
Thereafter                                                     551,950
                                                            ----------
Total                                                       $1,904,685
                                                            ==========

  In addition, there were capital leases reflected as long-term borrowing - see
Note 8.

13. LEGAL MATTERS

  In the normal course of business, there were various pending legal actions and proceedings which were not reflected in the consolidated financial statements. In the opinion of management, the consolidated financial statements have not and will not be affected materially by the outcome of such actions and proceedings.

14. RELATED PARTY TRANSACTIONS

  Certain directors and executive officers of the Corporation and the Bank and companies in which they are principal owners (i.e., at least 10%), were indebted to the Bank at December 31, 1996 and 1995. These loans were made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. In prior reporting periods, the Bank included all family related loans; however, a change was made in the current year to include only loans the individuals signed or co-signed. The 1995 information presented was restated accordingly.

  A summary of the activity on the related party loans, comprised of eight directors, seven executive officers and their related companies, consisted of the following:

                                                    1996                1995
                                                    ----                ----
Balance, beginning of year                      $ 1,608,042         $ 1,730,032
New loan advances                                   764,735             538,976
Repayments                                         (272,552)           (660,966)
                                                -----------         -----------
Balance, end of year                            $ 2,100,225         $ 1,608,042
                                                ===========         ===========

  The above loans represent funds drawn and outstanding at the date of this consolidated financial statement. Commitments by the Bank on lines of credit and credit card agreements presented an additional off-balance sheet risk to the extent of undisbursed funds in the amount of $193,183 and $284,739, respectively, on the above loans. Additionally, the presented loans include credit card accounts totalling $4,606 and $5,439, respectively.

  These loans did not present more than the normal risk of collectibility nor did they present other unfavorable features.

15. REGULATORY MATTERS

  Dividends are paid by the Corporation to stockholders from its assets which are mainly provided by the Bank.

  National banking laws place certain restrictions on the amount of dividends allowed to be paid by the Bank to the Corporation. Generally, the limitation provides that dividend payments may not exceed the Bank's current year's retained income plus retained net income for the preceding two years. Accordingly, in 1997, without prior regulatory approval, the Bank may declare dividends to the Corporation in the amount of $1,969,894 plus additional amounts equal to the net income earned in 1997 for the period January 1, 1997 through the date of declaration, less any dividends which may be paid in 1997.

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

  The Federal Standards provide specific guidelines which classify Capital into two Tiers, referred to as Tier 1 and Tier 2. Under these guidelines the Corporation's Tier 1 Capital consists of common stockholders' equity and Tier 2 Capital consists of the allowance for loan losses. Total qualifying capital consists of the total of Tier 1 Capital plus Tier 2 Capital with Tier 2 Capital being limited to 100% of Tier 1 Capital. At December 31, 1996, the Corporation exceeded all minimum capital requirements as reflected in the following table:

                                                                         Minimum
                                                           Calculated    Standard
Risk Based Ratios:                                           Ratios       Ratios
------------------                                           ------       ------
Tier 1 Capital to Risk-Weighted Assets                       21.74%        4.00%
Total Qualifying Capital to Risk-Weighted Assets             22.70%        8.00%

16. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

  The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments. The Corporation does not engage in trading activities with respect to any of its financial instruments with off-balance sheet risk.

  The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations, as it does for on-balance sheet instruments.

  The Corporation may require collateral or other security to support financial instruments with off-balance sheet credit risk. The contract or notional amounts at December 31, 1996 and 1995 were as follows:

                                                                         1996         1995
                                                                         ----         ----
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit                                          $9,693,267   $7,123,672
Credit card arrangements                                               1,256,635    1,306,522
Standby letters of credit                                                636,200      378,600
Performance standby letters of credit                                    256,993      233,767

  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case-basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties.

  Standby letters of credit, commercial letters of credit, and performance standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1996 varied from 0 percent to 100 percent; the average amount collateralized was 54.4% percent.

  The Corporation granted commercial, consumer and residential loans to customers within the state. Of the total loan portfolio 84% was for real estate loans, principally residential. It was the opinion of management that the high concentration did not pose any adverse credit risk. Further, it was management's opinion that the remainder of the loan portfolio was balanced and diversified to the extent necessary to avoid any significant concentration of credit.

17. FAIR VALUES OF FINANCIAL INSTRUMENTS

  Statement of Accounting Standards Board No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, whether or not required to be recognized in the consolidated balance sheet, for which it is practicable to estimate such value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Fair value estimates derived through these techniques cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

  The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

Cash And Other Short-Term Instruments

  Cash and due from banks, interest bearing deposits with other banks, and Federal Funds sold had carrying values which were a reasonable estimate of fair value. Accordingly, fair values regarding these instruments were provided by reference to carrying values reflected on the consolidated balance sheets.

Investment Securities

  The fair value of investment securities which included mortgage backed securities, except certain state and municipal securities, was estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities was not readily available through market sources other than dealer quotations, thus fair value estimates were based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

Loans

  Fair values were estimated for categories of loans with similar financial characteristics. Loans were segregated by type such as commercial, tax exempt, real estate mortgages and consumer. For estimation purposes, each loan category was further segmented into fixed and adjustable rate interest terms and also into performing and non-performing classifications.

  The fair value of each category of performing loans was calculated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

  Fair value for non-performing loans was based on management's estimate of future cash flows discounted using a rate commensurate with the risk associated with the estimated future cash flows. The assumptions used by management were judgmentally determined using specific borrower information.

Deposits

  Under Statement No. 107, the fair value of deposits with no stated maturity, such as Demand Deposits, Savings Accounts, and Money Market Accounts, was equal to the amount payable on demand at December 31, 1996 and 1995.

  Fair values for fixed rate certificates of deposit were estimated using a discounted cash flow calculation that applied interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Short-Term Borrowings

  The carrying amounts of federal funds purchased and securities sold under agreements to repurchase and other short-term borrowings approximated their fair values.

Long-Term Borrowings

  The carrying amounts of capitalized leases approximated their fair values, because the incremental borrowing rate used in the carrying amount calculation was at the market rate.

Commitments To Extend Credit And Stand-By Letters Of Credit

  Management estimated that there were no material differences between the notional amount and the estimated fair value of those off-balance sheet items, because they were primarily composed of unfunded loan commitments which were generally priced at market at the time of funding.

  At December 31, 1996 and 1995, the carrying values and estimated fair values of financial instruments of the Corporation are presented in the table below:

                                                        1996                              1995
                                                        ----                              ----
                                              Carrying        Estimated         Carrying        Estimated
                                               Amount         Fair Value         Amount         Fair Value
                                               ------         ----------         ------         ----------
Financial Assets:
  Cash and short-term investments           $ 11,359,167     $ 11,359,167     $  4,471,193     $  4,471,193
  Investment securities                       37,406,880       37,417,893       40,383,728       40,401,161

Loans:
  Commercial                                   7,957,064        7,957,064        5,990,247        5,990,247
  Tax exempt                                   2,063,757        2,028,384        1,520,495        1,561,548
  Qualified municipal leases                      34,777           34,777          130,517          130,517
  Real estate - construction                     660,071          658,390          941,455          950,870
  Real estate                                 96,439,184       96,066,609       95,291,768       96,288,663
  Personal                                     8,446,682        8,436,195        8,058,280        8,085,580
  Credit cards                                   441,385          441,385          447,168          447,168
                                            ------------     ------------     ------------     ------------
  Gross loans                               $116,042,920     $115,622,804     $112,379,930     $113,454,593
  Less: Unearned discount                        324,517                0          359,731                0
    Unamortized loan fees net of costs           128,619                0          188,603                0
                                            ------------     ------------     ------------     ------------
    Loans net of unearned income            $115,589,784     $115,622,804     $111,831,596     $113,454,593
    Less allowance for losses                    910,711                0          912,253                0
                                            ------------     ------------     ------------     ------------
  Net Loans                                 $114,679,073     $115,622,804     $110,919,343     $113,454,593
                                            ============     ============     ============     ============

Financial Liabilities:
  Deposits:
    Demand - non-interest bearing           $ 12,280,044     $ 12,280,044     $ 12,050,780     $ 12,050,780
    Demand - interest bearing                 20,105,506       20,105,506       19,199,306       19,199,306
    Savings                                   35,625,308       35,625,308       38,856,589       38,856,589
    Time - $100,000 and over                  12,975,134       13,055,996       11,033,846       10,529,480
    Other time                                50,414,044       50,659,791       47,844,751       49,058,718
                                            ------------     ------------     ------------     ------------
       Total Deposits                       $131,400,036     $131,726,645     $128,985,272     $129,694,873
                                            ============     ============     ============     ============
Short-Term Borrowings                       $ 16,653,981     $ 16,653,981     $ 12,065,571     $ 12,065,571
Long-Term Borrowings                             296,986          296,986          364,565          364,365

Off-Balance Sheet Assets (Liabilities):
  Commitments to extend credit                                  9,693,267                         7,123,672
  Credit card arrangements                                      1,256,635                         1,306,522
  Standby letters of credit                                       636,200                           378,600
  Performance standby letters of credit                           256,993                           233,767

18. PARENT COMPANY FINANCIAL INFORMATION

  Condensed financial information for CCFNB Bancorp, Inc. (Parent Company only) was as follows:

                                                                      December 31,
                                                                      ------------
Balance Sheets                                                     1996          1995
                                                                   ----          ----
Assets
  Cash in subsidiary Bank                                       $   577,734   $   287,345
  Investment in subsidiary                                       20,023,861    19,200,430
  Prepayments and other assets                                       14,235        44,543
  Receivable from subsidiary                                        110,306             0
                                                                -----------   -----------
   Total Assets                                                 $20,726,136   $19,532,318
                                                                ===========   ===========
Liabilities and Stockholders' Equity
  Payable to subsidiary                                         $         0   $    20,173
  Income taxes and accrued expenses                                  69,255           400
                                                                -----------   -----------
   Total Liabilities                                            $    69,255   $    20,573
                                                                -----------   -----------
Stockholders' Equity
  Common stock                                                  $ 1,727,139   $ 1,715,823
  Surplus                                                         5,838,453     5,693,849
  Retained earnings                                              13,022,498    11,817,277
  Unrealized gain on investment securities available for sale        68,791       284,796
                                                                -----------   -----------
   Total Stockholders' Equity                                   $20,656,881   $19,511,745
                                                                -----------   -----------
   Total Liabilities and Stockholders' Equity                   $20,726,136   $19,532,318
                                                                ===========   ===========

                                                                      Years Ended December 31,
                                                                      ------------------------
Income Statements                                                 1996           1995          1994
                                                                  ----           ----          ----
Income
  Interest                                                    $    13,464    $    12,918    $    25,113
  Dividends from subsidiary                                       916,664        615,504        571,953
                                                              -----------    -----------    -----------
   Total Income                                               $   930,128    $   628,422    $   597,066
Operating Expenses                                                 57,737         48,496         18,570
                                                              -----------    -----------    -----------
  Income Before Taxes and Equity in Undistributed
   Net Income of Subsidiary                                   $   872,391    $   579,926    $   578,496
Applicable income tax (benefit)                                   (15,053)       (12,097)         2,743
                                                              -----------    -----------    -----------
  Income Before Equity in Undistributed Net Income
   of Subsidiary                                              $   887,444    $   592,023    $   575,753
Equity in undistributed income of subsidiary                      937,046      1,032,848        989,201
                                                              -----------    -----------    -----------
  Net Income                                                  $ 1,824,490    $ 1,624,871    $ 1,564,954
                                                              ===========    ===========    ===========

Statements Of Cash Flows
Operating Activities
Net income                                                    $ 1,824,490    $ 1,624,871    $ 1,564,954
Adjustments to reconcile net income
  to net cash provided by operating activities:
   Equity in undistributed net income of subsidiary              (937,046)    (1,032,848)      (989,201)
   (Increase) decrease in prepaid expenses and other assets        30,308         16,362        (49,729)
   (Increase) decrease in receivable from subsidiary             (110,306)             0          2,198
   Increase (decrease) in advances payable to subsidiary          (20,173)       (16,349)        36,522
   Increase (decrease) in income taxes and accrued expenses
     payable                                                       68,855        (13,757)        14,157
                                                              -----------    -----------    -----------
   Net Cash Provided By Operating Activities                  $   856,128    $   578,279    $   578,901
                                                              -----------    -----------    -----------
Investing Activities
Investment in subsidiary                                      $  (102,390)   $         0    $(3,638,012)
                                                              -----------    -----------    -----------
   Net Cash Provided (Used) in Investing Activities           $  (102,390)   $         0    $(3,638,012)
                                                              -----------    -----------    -----------
Financing Activities
Proceeds from sale of treasury stock                          $         0    $         0    $    17,825
Acquisition of treasury stock                                           0              0        (17,825)
Proceeds from issuance of common stock                            155,920         77,037      3,620,579
Cash dividends                                                   (619,269)      (615,504)      (496,785)
                                                              -----------    -----------    -----------
   Net Cash Provided (Used) By Financing Activities           $  (463,349)   $  (538,467)   $ 3,123,794
                                                              -----------    -----------    -----------
   Increase (Decrease) in Cash and Cash Equivalents           $   290,389    $    39,812    $    64,683
Cash and Cash Equivalents at Beginning of Year                    287,345        247,533        182,850
                                                              -----------    -----------    -----------
   Cash and Cash Equivalents at End of Year                   $   577,734    $   287,345    $   247,533
                                                              ===========    ===========    ===========

[PHOTO]

                              CCFNB celebrated Millville's Grand Opening with an "ice cream and cake social."

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders of CCFNB Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of CCFNB Bancorp, Inc. and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CCFNB Bancorp, Inc. and Subsidiary as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Corporation changed its method of accounting for impairment of long-lived assets in 1996, impaired loans and contributions in 1995 and investments in debt and equity securities in 1994.

/s/ J.H. Williams & Co., LLP
----------------------------
    J.H. Williams & Co., LLP
    Kingston, Pennsylvania
    January 17, 1997


          (below) CCFNB employees enjoy doing their part for the United Way.

          [PHOTO]


                                                                         [PHOTO]

                         CCFNB was proud to present the American Red Cross with a check to help the local flood victims of '96.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Consolidated Summary of Operations (Dollars in thousands, except per share data)

                                                          Years Ended December 31,
                                                          ------------------------
                                        1996          1995          1994          1993          1992
                                        ----          ----          ----          ----          ----
INCOME AND EXPENSE:
Interest income                      $   11,856    $   11,481    $   10,459    $    9,914    $    9,768
Interest expense                          5,588         5,557         4,785         4,634         5,053
                                     ----------    ----------    ----------    ----------    ----------
Net interest income                       6,268         5,924         5,674         5,280         4,715
Loan loss provision                          80            42           160           105           167
                                     ----------    ----------    ----------    ----------    ----------
Net interest income after
  loan loss provision                     6,188         5,882         5,514         5,175         4,548
Non-interest income                         750           678           569           568           547
Non-interest expense                      4,450         4,374         3,958         3,763         3,468
                                     ----------    ----------    ----------    ----------    ----------
Income before income taxes                2,488         2,186         2,125         1,980         1,627
Income taxes                                664           561           560           497           414
Change in accounting principle                0             0             0           196             0
                                     ----------    ----------    ----------    ----------    ----------
Net income                                1,824         1,625         1,565         1,679         1,213
                                     ==========    ==========    ==========    ==========    ==========

PER SHARE:
Net income after change in
  accounting principle               $     1.33    $     1.19    $     1.35    $     1.51    $     1.09
Cash dividends paid                        0.45          0.45          0.42          0.40          0.33
Average shares outstanding            1,375,875     1,367,595     1,163,199     1,109,837     1,109,602

AVERAGE BALANCE SHEET:
Loans                                   112,341       111,980       100,628        88,347        77,354
Investments                              39,248        37,063        41,410        42,083        38,534
Other earning assets                      2,849         1,727         2,696         3,659         1,360
Total assets                            164,512       157,957       151,752       143,096       129,045
Deposits                                117,414       116,495       115,071       117,105       103,500
Other interest-bearing
  liabilities                            14,860        11,766        11,014        12,332        12,390
Stockholders' equity                     19,512        18,067        13,736        12,739        11,972

BALANCE SHEET AT YEAR-END:
Loans                                   115,590       111,832       109,800        96,423        82,055
Investments                              37,407        40,384        39,323        44,542        39,448
Other earning assets                      6,856           385         4,174         3,491         9,885
Total assets                            170,086       162,066       157,124       152,386       139,273
Deposits                                131,400       128,985       126,864       124,023       113,291
Other interest-bearing liabilities       16,951        12,430        11,910        14,317        13,199
Stockholders' equity                     20,657        19,512        17,650        13,452        12,208

RATIOS:
Return on average assets                   1.11%         1.03%         1.03%         1.17%          .94%
Return on average equity                   9.35%         8.99%        11.39%        13.18%        10.13%
Dividend payout ratio                     33.95%        34.35%        36.54%        26.44%        30.17%
Average equity to average
  assets ratio                            11.86%        11.44%         9.05%         8.90%         9.28%

  The following discussion and analysis should be read in conjunction with the detailed information and consolidated financial statements, including notes thereto, included elsewhere in this report. The consolidated financial condition and results of operations of the Corporation are essentially those of its subsidiary, the Bank. Therefore, the analysis that follows is directed to the performance of the Bank.

FACTORS THAT MAY AFFECT FUTURE RESULTS

  General. Banking is affected, directly and indirectly, by local, domestic and international economic and political conditions, and by government monetary and fiscal policies. Conditions such as inflation, recession, unemployment, volatile interest rates, tight money supply, real estate values, international conflicts and other factors beyond the control of the Corporation may adversely affect the future results of operations of the Corporation. Management does not expect any one particular factor to affect the

Corporation's results of operations. A downward trend in several areas, however, including real estate, construction and consumer spending, could have an adverse impact on the Corporation's ability to maintain or increase profitability. Therefore, there is no assurance that the Corporation will be able to continue their current rates of income and growth.

  Interest Rates. The Corporation's earnings depend, to a large extent, upon net interest income, which is primarily influenced by the relationship between its cost of funds (deposits and borrowings) and the yield on its interest-earning assets (loans and investments). This relationship, known as the net interest spread, is subject to fluctuation and is affected by regulatory, economic and competitive factors which influence interest rates, the volume, rate and mix of interest-earning assets and interest-bearing liabilities, and the level of nonperforming assets. As part of its interest rate risk management strategy, management seeks to control its exposure to interest rate changes by managing the maturity and repricing characteristics of interest-earning assets and interest-bearing liabilities.

  As of December 31, 1996, total interest-earning assets maturing or repricing within one year were less than total interest-bearing liabilities maturing or repricing in the same period by $2 million, representing a cumulative one-year interest rate sensitivity gap as a percentage of total assets of negative 1.20%. This condition suggests that the yield on the Corporation's interest-earning assets should adjust to changes in market interest rate at a slower rate than the cost of the Corporation's interest-bearing liabilities. Consequently, the Corporation's net interest income could decrease during periods of rising interest rates. See "Interest Rate Sensitivity".

  Local Economic Conditions. The success of the Corporation is dependent, to a certain extent, upon the general economic conditions in the geographic market served. Although the Corporation expects that economic conditions will continue to be favorable in this market, no assurance can be given that these economic conditions will continue. Adverse changes in economic conditions in the geographic market that the Corporation serves would likely impair it's ability to collect loans and could otherwise have a material adverse effect on the results of operations and financial condition of the Corporation.

  Competition. The Banking industry is highly competitive, with rapid changes in product delivery systems and in consolidation of service providers. Many of the Corporation's competitors are bigger than the Corporation in terms of assets and have substantially greater technical, marketing and financial resources. Because of their size, many of these competitors can (and do) offer products and services that the Corporation does not offer. The Corporation is constantly striving to meet the convenience and needs of its customers and to enlarge its customer base. No assurance can be given that these efforts will be successful in maintaining and expanding the Corporation's customer base.

RESULTS OF OPERATIONS

  The Corporation's net income increased 12.29% to $1,824,490 for 1996, compared to $1,624,871 for 1995. Earnings per common share were $1.33 compared to $1.19 per common share in 1995. In late 1994, a stock offering was successfully completed, which increased the outstanding number of shares by 255,360. Beginning June 1995, a dividend reinvestment plan went into effect for the Corporation which resulted in the issuance of additional shares of 9,053 and 7,036 in 1996 and 1995, respectively. These factors have affected the earnings per share by increasing the weighted average number of shares which resulted in weighted average number of shares outstanding of 1,375,875 and 1,367,595 for 1996 and 1995, respectively.

  Loans increased 3.36% throughout 1996 to $115,589,784 from $111,831,596 in
1995. New loan products were introduced to change the "mix", most significant of which were Home Equity Lines and Dealer Floor Plans. Return on average assets ("ROA") increased to 1.11% for 1996 compared to 1.03% for 1995. The return on average equity ("ROE") increased to 9.35% for 1996 compared to 8.99% for 1995.

  Tax-equivalent net interest income increased 5.38% in 1996 from $6,246,000 in 1995 to $6,582,000 in 1996. Average earning assets increased 3.20% in 1996 from $150,505,000 in 1995 to $155,328,000 in 1996. This increased net interest income was a result of changes in strategies in the loan and security area experienced during the past year.

TABLE OF NON-INTEREST INCOME
(Dollars in Thousands)

                                                        Years Ended December 31,
                                                        ------------------------
                                                        1996      1995      1994
                                                        ----      ----      ----
Service charges and fees                                $532      $505      $428
Trust department income                                   76        51        50
Investment securities gain (losses)-net                   28        83        55
Other                                                    114        39        36
                                                        ----      ----      ----
Total non-interest income                               $750      $678      $569
                                                        ====      ====      ====

  Total non-interest income increased 10.62% during 1996 from $678,000 in 1995 to $750,000 in 1996. Continued growth of the Trust Department resulted in an increase in income of 49% from $51,000 in 1995 to $76,000 in 1996. Service fees and charges increased from $505,000 in 1995 to $532,000 in 1996 or 5.35%. Other income also increased 192% from $39,000 in 1995 to $114,000 in 1996 and was attributable primarily to a gain on sale of Other Real Estate Owned of $54,000.

TABLE OF NON-INTEREST EXPENSE
(Dollars in Thousands)

                                                     Years Ended December 31,
                                                     ------------------------
                                                   1996        1995        1994
                                                   ----        ----        ----
Salaries and wages                                $1,719      $1,593      $1,448
Employee benefits                                    598         529         424
Net occupancy expense                                393         259         278
Furniture and equipment expense                      411         349         306
FDIC insurance                                         2         148         278
State shares tax                                     133         115         104
Other expense                                      1,194       1,381       1,120
                                                  ------      ------      ------
Total non-interest expense                        $4,450      $4,374      $3,958
                                                  ======      ======      ======


  Total non-interest expense increased to $4,450,000 in 1996 from $4,374,000 in 1995 or 1.74%. Major components of this increase included increases of 9.18% in salaries and benefits, 5.17% in net occupancy expense and 17.77% in furniture and equipment expense. These increases were generally attributable to the continuation of the Bank's expansion of its presence in its market area. The increases were offset by the 98.65% decrease in the FDIC insurance assessment for 1996. Other expenses decreased in 1996 principally due to a reduction of data processing costs.

  The benchmark in measuring non-interest expense is to express the expense as a percentage of average total assets. In 1995, this percentage was 2.77% compared to 2.70% in 1996. Accordingly, the Corporation had a positive improvement.

NET INTEREST INCOME

  Tax-equivalent net interest income for 1996 was $6,582,000 compared to $6,246,000 in 1995, an increase of 5.38%. Lending strategies were implemented in 1996 to change the loan mix to higher-yielding loans with adjustable rates. These were the Home Equity Line, with a monthly rate adjustment option and the Dealer Floor Plan, with immediate rate adjustments. Additionally, mortgage-backed securities were added to the investment security portfolio with these securities producing an improved yield.

  Average cost of funds for 1996 was 4.22% compared to 4.33% for 1995, a positive decrease of 2.54%. Yield on average interest earning assets was 7.63% for both 1996 and 1995. The addition of the Dealer Floor Plan product, yielded 8.71% in 1996 which enhanced the current year's net interest spread.

TAX-EQUIVALENT NET INTEREST INCOME
(Dollars in thousands)

                                                      Years Ended December 31,
                                                      ------------------------
                                                      1996      1995      1994
                                                      ----      ----      ----
Interest income                                      $11,856   $11,481   $10,459
Interest expense                                     $ 5,588   $ 5,557     4,785
                                                     -------   -------   -------
Net interest income                                  $ 6,268   $ 5,924     5,674
Tax-equivalent adjustment                                314       322       286
                                                     -------   -------   -------
Net interest income (fully taxable equivalent)       $ 6,582   $ 6,246   $ 5,960
                                                     =======   =======   =======

  The net interest margin, which is the total tax-equivalent net interest income as a percentage of total average interest-earning assets, increased in 1996 to 4.24% compared to 4.15% in 1995. The following Average Balance Sheet and Rate Analysis table presents the average assets, actual income or expense and the average yield on assets, liabilities and stockholders' equity for the years 1996, 1995 and 1994.

AVERAGE BALANCE SHEET AND RATE ANALYSIS
Three Years Ended December 31 (Dollars in thousands)

                                                 1996                             1995                             1994
                                                 ----                             ----                             ----
                                      Average    Interest  Average    Average     Interest  Average    Average     Interest  Average
                                      Balance    Inc/Exp   Yd/Rate    Balance     Inc/Exp   Yd/Rate    Balance     Inc/Exp   Yd/Rate
                                      -------    -------   -------    -------     -------   -------    -------     -------   -------
Assets:                                 (1)        (2)                  (1)         (2)                  (1)         (2)
Interest Bearing Deposits With
  Other Financial Institutions       $   2,849  $     150   5.27%    $   1,727   $     114   6.60%    $   2,168   $      85    3.92%
Investment Securities:
  U.S. Government Securities            26,799      1,640   6.12        24,817       1,526   6.15        29,086       1,396    4.80
  State and Municipal
   Obligations (3)                       9,471        505   8.57         8,680         493   8.57         8,364         472    8.55
  Other Securities                       2,978        198   6.65         3,566         256   7.18         3,960         285    7.20
                                     ---------  ---------   ----     ---------   ---------   ----     ---------   ---------   -----
Total Investment Securities          $  39,248  $   2,343   5.97%    $  37,063   $   2,275   6.14%    $  41,410   $   2,153    5.20%
Federal Funds Sold                         890         47   5.28           735          60   8.16           528          21    3.98
  Consumer                               8,477        797   9.40         8,271         788   9.53         9,056         916   10.11
  Dealer Floor Plan                        379         33   8.71             0           0    .00             0           0     .00
  Mortgage                              95,445      7,777   8.15        95,165       7,674   8.06        77,410       5,973    7.72
  Commercial                             6,232        604   9.69         5,348         437   8.17        12,874       1,228    9.54
  Tax Free (3)                           1,808        105   9.11         2,196         133   9.11         1,288          83    9.76
                                     ---------  ---------   ----     ---------   ---------   ----     ---------   ---------   -----
Total Loans                          $ 112,341  $   9,316   8.29%    $ 110,980   $   9,032   8.14%    $ 100,628   $   8,200    8.15%
Total Interest Earning Assets          155,328     11,856   7.63       150,505      11,481   7.63       144,734      10,459    7.23
                                     ---------  ---------   ----     ---------   ---------   ----     ---------   ---------   -----
Reserve for Loan Losses              $    (910)                      $    (936)                       $    (886)
Cash and Due from Banks                  1,535                           1,961                            1,237
Other Assets                             8,559                           6,427                            6,667
                                     ---------                       ---------                        ---------
Total Assets                         $ 164,512                       $ 157,957                        $ 151,752
                                     =========                       =========                        =========

Liabilities and Capital:
SUPER NOW Deposits                   $  19,835  $     430   2.17%    $  19,128   $     534   2.79%    $  18,259   $     529    2.90%
IRA                                      7,997        400   5.00         8,249         413   5.01         8,068         403    5.00
Money Market Deposits                   13,570        401   2.96        18,229         562   3.08        27,459         912    3.32
Savings Deposits                        23,619        645   2.73        25,378         818   3.22        25,835         881    3.41
Time Deposits over $100,000             10,927        650   5.95         9,031         513   5.68         5,920         270    4.56
Other Time Deposits                     41,466      2,315   5.58        36,480       2,076   5.69        29,530       1,349    4.57
                                     ---------  ---------   ----     ---------   ---------   ----     ---------   ---------   -----
Total Interest Bearing Deposits      $ 117,414  $   4,841   4.12%    $ 116,495   $   4,916   4.22%    $ 115,071   $   4,344    3.78
                                     ---------  ---------   ----     ---------   ---------   ----     ---------   ---------   -----
FHLB                                        20          0    .00%          400          23   5.75%           79           3    3.80
Other Borrowed Funds                       522         27   5.17           793          32   4.04           512          22    4.30
Long-Term Borrowings                       331         24   7.25           123           5   4.07             0           0     .00
                                     ---------  ---------   ----     ---------   ---------   ----     ---------   ---------   -----
Repurchase Agreements                   13,987        696   4.98        10,573         581   5.50        10,423         416    3.99
Total Interest Bearing Liabilities   $ 132,274  $   5,588   4.22%    $ 128,384   $   5,557   4.33%    $ 126,085   $   4,785    3.80%
                                     ---------  ---------   ----     ---------   ---------   ----     ---------   ---------   -----
Demand Deposits                      $  11,416                       $  10,602                        $  10,937
Other Liabilities                        1,310                             904                              994
Stockholders' Equity                    19,512                          18,067                           13,736
                                     ---------                       ---------                        ---------
Total Liabilities and Capital        $ 164,512                       $ 157,957                        $ 151,752
                                     =========                       =========                        =========

Net Interest Income/Net
  Interest Margin (4)                           $   6,268   4.04%                $   5,924   3.94%                $   5,674    3.92%
                                                =========   ====                 =========   ====                 =========   =====
Tax-Equivalent Net Interest
  Income/Net Interest Margin (5)                $   6,582   4.24%                $   6,246   4.15%                $   5,960    4.12%
                                                =========   ====                 =========   ====                 =========   =====

---------
(1) Average volume information was compared using daily (or monthly) averages.

(2) Interest on loans includes fee income.

(3) Yield on tax-exempt obligations has been computed on a tax-equivalent basis.

(4) Net interest margin is computed by dividing net interest income by total interest earning assets.

(5) Interest and yield are presented on a tax-equivalent basis using 34% for 1996, 1995 & 1994.


                                                                         [PHOTO]

A community celebration at Bloomsburg's Grand Opening.

COMPONENTS OF NET INTEREST INCOME

  To enhance the understanding of the effects of volumes (the average balance of earning assets and costing liabilities) and average interest rate fluctuations on the balance sheet as it pertains to net interest income, the table below reflects these changes for 1996 versus 1995.

Table of Net Interest Income Components on a Tax-Equivalent Basis
For the twelve months ended December 31, 1996 (Dollars in thousands)

                                          1996 Versus 1995                1995 Versus 1994                 1994 Versus 1993
                                     ---------------------------     ---------------------------      ----------------------------
                                         Increase (Decrease)             Increase (Decrease)              Increase (Decrease)
                                          Due to Changes In               Due to Changes In                Due to Changes In
                                     ---------------------------     ---------------------------      ----------------------------
                                     Average   Average               Average    Average               Average    Average
                                     Volume     Rate       Total     Volume      Rate      Total      Volume      Rate       Total
                                     ------     ----       -----     ------      ----      -----      ------      ----       -----
Interest Income:
Interest Bearing Deposits with
  Other Financial Institutions         74        (23)        51        (17)        58         41        (44)        34        (10)
U.S. Government Securities            122         (7)       115       (205)       393        188         (3)        82         79
State and Municipal Obligations        68          0         68         27          2         29         15        (23)        (8)
Other Securities                      (42)       (19)       (61)       (28)        (1)       (29)       (58)       (14)       (72)
Federal Funds Sold                     13        (21)        (8)         8         22         30        (11)        10         (1)
Consumer Loans                         20        (11)         9        (79)       (53)      (132)        35        (21)        14
Dealer Floor Plan                       0          0          0          0          0          0          0          0          0
Mortgage Loans (1)                     23         86        109      1,371        263      1,634      1,184       (606)       578
Commercial Loans                       72         81        153       (718)      (176)      (894)       (76)       332        256
Tax Free Loans                        (35)         0        (35)        89         (8)        81        (62)         6        (56)
                                     ----       ----       ----      -----       ----      -----      -----       ----       ----
Total Earnings Assets                 315         86        401        448        500        948        980       (200)       780

Interest Expense:
SUPER NOW Deposits                     20       (119)       (99)        25        (20)         5         65         (6)        59
IRA                                   (13)        (1)       (14)         9          1         10         47        (32)        15
Money Market Deposits                (143)       (22)      (165)      (306)       (66)      (372)        (5)       (55)       (60)
Savings Deposits                      (57)      (124)      (181)        (2)       (44)       (46)       184         (6)       178
Time Deposits over $100,000           108         24        132        124         70        194         45         (1)        44
Other Time Deposits                   284        (40)       244        318        331        649        (73)       (44)      (117)
FHLB                                  (22)       (23)       (45)         0          5          5          0          0          0
Other Borrowed Funds                  (11)         9         (2)        13         (2)        11          1          7          8
Long-Term Borrowings                    8          4         12          0          0          0          0          0          0
Repurchase Agreements                 188        (55)       133          6        155        161        (44)        84         40
                                     ----       ----       ----      -----       ----      -----      -----       ----       ----
Total Interest Bearing Deposits       362       (347)        15        187        430        617        220        (53)       167
                                     ----       ----       ----      -----       ----      -----      -----       ----       ----

Net Interest Income                   (47)       433        386        261         70        331        760       (147)       613
                                     ====       ====       ====      =====       ====      =====      =====       ====       ====

(1) Includes non-accrual loans.

  At the Corporation, there was a restructuring of management duties and a more enhanced system of information flow to the senior management group. Management anticipates that these changes should increase the non-interest income and decrease the non-interest expense, which will impact the net income during the coming year. In addition, management established an incentive plan for employees, which will compensate employees through bonus payments based on the net income of the Bank. This incentive plan has created interest among all employees in the daily income and expense items generated by their decisions. Management is very pleased with this new incentive program and the positive impact it should have on future earnings.

FINANCIAL CONDITION

  The Corporation's total consolidated assets at December 31, 1996 were $170 million which represented an increase of $8 million or 4.95% over $162 million at December 31, 1995. The 1995 growth rate was 3.2% or $5 million.

  Capital growth of 5.87% for 1996 from $20 million in 1995 to $21 million in 1996 reflected the proceeds of the dividend reinvestment plan and earnings of $1.8 million.

  Total average assets grew 4.15% from 1995 at $158 million to 1996 at $165 million. Average earning assets grew 3.20% from 1995 at $151 million to 1996 at $155 million.

  Loans increased 3.36% from 1995 at $112 million to 1996 at $116 million. New loan products offered during 1996 started a new mix of loans which should continue to increase the yield.

  Core deposits grew 7.68% from $10.6 million in average non-interest bearing deposits in 1995 to $11.4 million in 1996. Interest-bearing average deposits grew 7.89% from $116 million in 1995 to $117 million in 1996.

  The loan-to-deposit ratio is a key measurement of liquidity. The loan-to-deposit ratio remained high at 87.81% at December 31, 1996 and 87.19% at December 31, 1995.

  It is management's opinion that the balance sheet mix and the interest rate risk associated with the balance sheet was within manageable parameters. Constant monitoring using asset/liability reports and interest rate risk scenarios were in place along with quarterly asset/liability management meetings on the committee level by the Board of Directors. Several seminars provided by a special consultant on asset/liability management and specific features of different types of securities have been presented to the responsible committee of the Board of Directors.

INVESTMENTS
(Dollars in thousands)

                                                                 Outstanding Balance at December 31,
                                                                 -----------------------------------
                                                  1996                          1995                           1994
                                                  ----                          ----                           ----
                                         Available      Held To       Available       Held To        Available       Held To
                                         For Sale       Maturity      For Sale        Maturity       For Sale        Maturity
                                         --------       --------      --------        --------       --------        --------
                                            (2)           (1)            (2)            (1)             (2)            (1)
U.S. Treasury Securities                 $  6,994        $   0        $ 15,034        $     0        $  9,596        $ 13,832
Federal Agency Obligations                 16,765            0          13,121              0           1,806           2,098
Mortgage-backed Securities                  1,683            0               0              0               0               0
Obligations of State and Political
  Subdivisions                              8,567          970           7,685          1,045               0           8,458
Other Securities                            2,428            0           3,499              0           2,027           1,506
                                         --------        -----        --------        -------        --------        --------
Total Investment Securities              $ 36,437        $ 970        $ 39,339        $ 1,045        $ 13,429        $ 25,894
                                         ========        =====        ========        =======        ========        ========

(1) Carried at amortized cost.

(2) Carried at estimated fair value.

  The following table sets forth the maturity distribution of the investment portfolio's held-to-maturity and available-for-sale securities, the weighted average yield for each type of held-to-maturity and available-for-sale security and ranges of maturity at December 31, 1996. Yields are presented on a tax-equivalent basis, are based upon carrying value and are weighted for the scheduled maturity. At December 31, 1996 the Corporation's investment securities portfolio had an average maturity of approximately 4.1 years.

                                                                        (Dollars in Thousands)
                                                                        ----------------------
                                                         After One           After Five
                                                          Year But            Years But
                                       Within              Within              Within               After
                                      One Year           Five Years           Ten Years           Ten Years             Total
                                      --------           ----------           ---------           ---------             -----
                                  Amount     Yield    Amount      Yield    Amount     Yield    Amount    Yield    Amount       Yield
                                  ------     -----    ------      -----    ------     -----    ------    -----    ------       -----
Held-To-Maturity Securities
At Amortized Cost
U.S. Treasury Securities          $    0      .00%    $     0      .00%    $    0      .00%    $    0     .00%    $     0       .00%
Federal Agency
  Obligations                          0      .00           0      .00          0      .00          0     .00           0       .00
Obligations of State and
  Political Subdivisions               0      .00         970     7.22          0      .00          0     .00         970      7.22
Other Securities                       0      .00           0      .00          0      .00          0     .00           0       .00
                                  ------     ----     -------     ----     ------     ----     ------    ----     -------      ----
Total                             $    0      .00%    $   970     7.22%    $    0      .00%    $    0     .00%    $   970      7.22%
                                  ======     ====     =======     ====     ======     ====     ======    ====     =======      ====

Available-For-Sale
Securities At Fair Value
U.S. Treasury Securities          $4,000     5.89%    $ 2,995     5.51%    $    0      .00%    $    0     .00%    $ 6,995      5.73%
Federal Agency
  Obligations                      3,116     6.52      14,354     6.11        978     6.38          0     .00      18,448      6.19
Obligations of State and
  Political Subdivisions               0      .00       1,444     7.35      2,329     8.27      4,794    8.72       8,567      8.38
Other Securities                       0      .00         492     6.13        983     6.39        952    6.26       2,427      6.30
                                  ------     ----     -------     ----     ------     ----     ------    ----     -------      ----
Total                             $7,116     5.95%    $19,285     6.04%    $4,290     7.27%    $5,746    8.31%    $36,437      6.65%
                                  ======     ====     =======     ====     ======     ====     ======    ====     =======      ====

  Available-for-Sale securities were reported on the balance sheet at fair value. An adjustment to capital, net of deferred taxes was the offset for this entry. The possibility of material price volatility in a rising interest rate environment was offset by the availability to the Corporation of restructuring the portfolio for gap positioning at any time through the securities classed as Available for Sale. The impact of the fair value adjustment under FASB 115 provided an unrealized gain, net of tax, on December 31, 1996 of $69,000 compared to an unrealized gain, net of tax, on December 31, 1995 of $285,000.

  Several local municipal holdings were placed in the Held-to-Maturity category. These holdings comprised 2.59% of the entire portfolio at December 31, 1996 and 1995. The total at December 31, 1996 was $970,000 compared to $1,045,000 at December 31, 1995.

  Available-for-sale securities total $36,437,000 at December 31, 1996 compared to $39,339,000 at December 31, 1995 or a decrease of 7.37%.

  The mix of securities in the portfolio was 18.70% U.S. Treasuries, 4.50% Mortgage-backed Securities, 44.82% other U.S. Agencies, 25.49% Municipal and 6.49% Other. A new security type added to the portfolio during 1996 was mortgage backed securities. The monthly cash flow generated by these securities should favorably impact the gap position of the Corporation. The Corporation does not engage in derivative investment products.

LOANS
Loan Portfolio
Loans Outstanding (Dollars in thousands)

                                                1996         1995         1994
                                                ----         ----         ----
Commercial and Easy Access                    $  7,957     $  5,990     $  5,472
Tax Exempt                                       2,064        1,520        2,398
Lease Financing Receivables                         35          131          277
Real Estate - Construction                         660          941          994
Real Estate - Mortgage                          96,439       95,293       94,030
Consumer                                         8,447        8,058        6,577
Credit Cards                                       441          447          468
                                              --------     --------     --------
                                              $116,043     $112,380     $110,216
Unamortized Loan Fees Net of Costs                 129          188          273
Unearned Income                                    324          360          143
                                              --------     --------     --------
Loans, Net                                    $115,590     $111,832     $109,800
                                              ========     ========     ========

  A growth of 3.36% was experienced in the loan portfolio, from $112 million in 1995 to $116 million in 1996. The distribution of the loan portfolio reflected 83.67% real estate loans at $97,099,000; 6.86% commercial loans at $7,957,000; 1.81% tax exempt loans at $2,099,000; and 7.66% consumer loans at $8,888,000.

  Variable rate real estate loans were comprised of 84.55% with 3 year adjustable rate, 5.52% with 1 year adjustable rate and 9.93% with one day to 3 month adjustable rates. The three year and one year adjustable rate loans can have bi-weekly payments.

DEPOSITS AND BORROWED FUNDS

Table of Distribution of Average Deposits (Dollars in thousands)

                                                           December 31,
                                                           ------------
                                                    1996       1995       1994
                                                    ----       ----       ----
Demand deposits                                   $ 31,251   $ 29,730   $ 29,196
Savings deposits                                    37,189     43,607     53,294
Time deposits                                       49,463     44,729     37,598
Certificates of deposit, $100,000 and over          10,927      9,031      5,920
                                                  --------   --------   --------
Total                                             $128,830   $127,097   $126,008
                                                  ========   ========   ========

Table of Maturity Distribution of Time Deposits Over $100,000
(Dollars in thousands)

                                                          December 31,
                                                 1996         1995        1994
                                                 ----         ----        ----
Three months or less                            $ 7,664      $ 4,171      $2,751
Over three months to six months                   2,546        1,401       1,134
Over six months to twelve months                  1,867        1,372       1,610
Over twelve months                                  898        4,090       1,516
                                                -------      -------      ------
Total                                           $12,975      $11,034      $7,011
                                                =======      =======      ======

  Total average deposits increased 1.36% from $127 million at December 31, 1995 to $129 million at December 31, 1996. A shift from savings to time deposits (mainly certificates of deposit) continued throughout 1996. This was reflected in the 14.72% decline in average savings deposits from $44 million at December 31, 1995 to $37 million at December 31, 1996; and the 12.33% increase in average time deposits from $54 million at December 31, 1995 to $60 million at December 31, 1996. Average non-interest bearing demand deposits grew 5.12% from $30 million at December 31, 1995 to $31 million at December 31, 1996.

  Short-term borrowings and securities sold under agreements to repurchase increased 36.41% from $12 million at December 31, 1995 to $16 million at December 31, 1996. Long-term borrowings totalled

$297,000 at December 31, 1996 compared to $365,000 at December 31, 1995. Average Treasury Tax and Loan deposits held by the Corporation for the U.S. Treasury averaged $522,000 for 1996 and one day borrowings averaged $20,000 for 1996.

NONPERFORMING ASSETS
Past Due And Non-Accrual Loans
(Dollars in thousands)

                                                                   Lease
                     Real     Installment              Credit    Financing
1996                Estate       Loans     Commercial  Cards    Receivables   Total
----                ------       -----     ----------  -----    -----------   -----
Days 30-89          $  806       $125         $ 17       $1         $ 0       $  949
Days 90 Plus           292         15           14        1           7          329
Non-accrual            109          0            0        0           0          109
                    ------       ----         ----       --         ---       ------
Total               $1,207       $140         $ 31       $2         $ 7       $1,387
                    ======       ====         ====       ==         ===       ======

1995
Days 30-89          $1,022       $213         $ 93       $2         $ 0       $1,330
Days 90 Plus           332         31            0        3          31          397
Non-accrual             13          0            0        0           0           13
                    ------       ----         ----       --         ---       ------
Total               $1,367       $244         $ 93       $5         $31       $1,740
                    ======       ====         ====       ==         ===       ======

1994
Days 30-89          $  586       $133         $152       $4         $ 0       $  875
Days 90 Plus           131         47           69        2          55          304
Non-accrual             15          1            8        0           0           24
                    ------       ----         ----       --         ---       ------
Total               $  732       $181         $229       $6         $55       $1,203
                    ======       ====         ====       ==         ===       ======

  At December 31, 1996, loans 30-89 days past due totalled $949,000 compared to $1,330,000 at December 31, 1995, a 28.65% decrease. Past due loans 90 days and over totalled $329,000 at December 31, 1996 compared to $397,000 at December 31, 1995, a 17.13% decrease. Non-accrual loans at December 31, 1996 totalled $109,000 compared to $13,000 at December 31, 1995. Overall, past due and non-accrual loans decreased 20.29% from $1,740,000 at December 31, 1995 to $1,387,000 at December 31, 1996.

  Loans were stated at their outstanding principal balances, net of any deferred fees or costs, unearned income, and the allowance for loan losses. Interest on loans accrued on the principal amount outstanding, primarily on the actual day basis. Non-renewable loan fees and certain direct costs were deferred and amortized over the life of the loans using the interest method. The amortization was reflected on an interest yield adjustment, and the deferred portion of the net fees and costs was reflected as a part of the loan balance.

  Generally, a loan is classified as non-accrual, and the accrual of interest on such a loan is discontinued when the contractual payment of principal or interest becomes 90 days past due or management has serious doubts about further collect ability of principal or interest, even though the loan currently is performing.

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

  Income recognition is in accordance with Statement of Financial Accounting Standards No. 118. Certain non-accrual loans may continue to perform, that is, payments are still being received. Generally, the payments are applied to principal. These loans remain under constant scrutiny and if performance continued, interest income may be recorded on a cash basis based on management's judgment as to collect ability of principal.

  There was no impact upon implementing Statements of Financial Accounting Standards No.'s 114 and 118, because the amount of impaired loans reflected by such accounting statements was relatively insignificant.

  Management does not believe that there are any trends or uncertainties which will materially impact future results of operations, liquidity or capital resources. Management is not aware of any information which causes it to have serious doubts as to the ability of its borrowers to comply with loan repayment terms.

ALLOWANCE FOR LOAN LOSSES AND RELATED PROVISION
(Dollars in Thousands)

                                               1996                          1995                         1994
                                               ----                          ----                         ----
                                                  % of Loans                    % of Loans                   % of Loans
                                                 in Category                   in Category                  in Category
                                    Amount      to Total Loans    Amount      to Total Loans    Amount     to Total Loans
                                    ------      --------------    ------      --------------    ------     --------------
Commercial                           $ 79              9%          $ 73              7%          $133            14%
Real estate mortgages                 500             84%           513             86%           447            75%
Consumer                               96              7%            53              7%           203             9%
Credit cards                           20              0%            25              0%            27             1%
Lease financing receivables             0              0%             2              0%             7             1%
Unallocated                           216            N/A            246            N/A            126           N/A
                                     ----            ---           ----            ---           ----           ---
                                     $911            100%          $912            100%          $943           100%
                                     ====            ===           ====            ===           ====           ===

  The allowance for loan losses was $911,000 at December 31, 1996, compared to $912,000 at December 31, 1995. This allowance equalled .08% of total loans, net of unearned income, at December 31, 1996 and 1995. This allowance was considered adequate based on delinquency trends and loan growth.

  The loan loss reserve was analyzed quarterly and reviewed by the Board of Directors. The assessment of the loan policies and procedures during 1996 revealed no anticipated loss on any loans considered "significant." No concentration or apparent deterioration in classes of loans or pledged collateral was evident. Monthly loan meetings with the Board Credit Administration Committee reviewed new loans, delinquent loans and loan exceptions to determine compliance with policies.

  The schedule below presents a history of actual charge-offs and recoveries by category and related balances and ratios.

Summary of Loan Loss Experience (Dollars in thousands)

                                                                       Years Ended December 31,
                                                                       ------------------------
                                                                 1996          1995          1994
                                                                 ----          ----          ----
Loans outstanding at end of period                            $ 115,590     $ 111,832     $ 109,800
                                                              =========     =========     =========
Average loans outstanding                                     $ 112,342     $ 110,980     $ 100,628
                                                              =========     =========     =========
Allowance for loan losses:
Balance, beginning of year                                    $     912     $     943     $     921
Loans charged-off:
  Commercial and industrial                                         (19)          (65)          (21)
  Real estate mortgages                                               0             0          (147)
  Consumer                                                         (118)          (38)          (23)
  Lease financing receivables                                         0             0             0
  Credit cards                                                       (8)           (4)           (5)
                                                              ---------     ---------     ---------
Total loans charged-off                                            (145)         (107)         (196)
                                                              ---------     ---------     ---------
Recoveries:
  Commercial and industrial                                          17            13             4
  Real estate mortgages                                               0             0             1
  Consumer                                                           41             6            17
  Lease financing receivables                                         3            12            32
  Credit cards                                                        3             3             4
                                                              ---------     ---------     ---------
Total recoveries                                                     64            34            58
                                                              ---------     ---------     ---------
Net loans charged-off                                               (81)          (73)         (138)
                                                              ---------     ---------     ---------
Provision charged to expense                                         80            42           160
                                                              ---------     ---------     ---------
Balance, end of period                                        $     911     $     912     $     943
                                                              =========     =========     =========
Ratio of net charge-offs during the period to average loans
  outstanding during period                                         .07%          .04%          .14%

  The allowance for loan losses was established through provisions for loan losses charged against income. Loans deemed to be uncollectible were charged against the allowance for loan losses, and subsequent recoveries, if any, were credited to the allowance.

  As of January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards No. 114. "Accounting for Creditors for Impairment of a Loan
- Income Recognition and Disclosure." Under the new standards, the allowance for loan losses related to loans that were identified for evaluation in accordance with Statement No. 114 which was based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Prior to 1995, the allowance for loan losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans. Statement No. 118 allowed the continued use of existing methods for income recognition on impaired loans and amended disclosure requirements to require information about the recorded investment in certain impaired loans and related income recognition on those loans. The allowance for loan losses was maintained at a level by management to be adequate to absorb estimated potential loan losses. Management's periodic revaluation of the adequacy of the allowance for loan losses was based on the Corporation's past loan loss experience; known and inherent risks in the portfolio; adverse situations that may affect the borrower's ability to repay (including the timing of future payments); and other relevant factors. This evaluation was inherently subjective as it required material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. See "Factors That May Affect Future Results."

  Moreover, no additions to the Reserve for Loan losses was required as a result of implementation of Statement No. 114 or Statement No. 118 because the amount of impaired loans was considered to be insignificant and the existing reserve was more than adequate to provide for those impaired loans.

LIQUIDITY

  Liquidity management is required to ensure that adequate funds will be available to meet anticipated and unanticipated deposits, withdrawals, debt service payments, investment commitments, commercial and consumer loan demand, and ongoing operating expenses. Funding sources include principal repayments on loans, sales of assets, growth in core deposits, short and long-term borrowings, investment securities coming due, loan prepayments and repurchase agreements. Regular loan payments are a dependable source of funds, while the sale of investment securities, deposit growth and loan prepayments are significantly influenced by general economic conditions and the level of interest rates.

  Liquidity is managed on a daily basis at the Corporation. Management believes that liquidity is sufficient to meet present and future financial obligations and commitments on a timely basis. However, see "Factors That May Affect Future Results."

  At December 31, 1996, cash and cash equivalents totalled $11,359,167 compared to $4,471,193 at December 31, 1995. Changes in cash were measured by changes in the three major classifications of cash flows known as operating, investing and financing activities.

  At December 31, 1996, net cash provided by operating activities equaled $2,139,838, which consisted mainly of net income adjusted for non-cash items such as depreciation, loss on impairment of bank premise, provision for loan losses, amortization and accretion and deferred taxes.

  Net cash used for investing activities totalled $1,724,110, which was principally the result of a net increase in loans of $3,839,730 and purchases of premises and equipment of $629,777 less $2,691,314 excess of proceeds on sale and redemption of Available for Sale and Held to Maturity investment securities over purchases of Available for Sale Investment Securities.

  Net cash provided by financing activities totalled $6,472,246 at December 31, 1996, and consisted mostly of an increase in deposits and other borrowings less dividends paid.

CAPITAL RESOURCES

  Capital continues to be a strength of the Corporation. Capital is critical as it must provide growth, payment to shareholders, and absorption of unforeseen losses. The federal regulators provide standards that must be met. These standards measure "risk-adjusted" assets against different categories of capital. The "risk-adjusted" assets reflect off balance sheet items, such as commitments to make loans, and also place balance sheet assets on a "risk" basis for collectability. The adjusted assets are measured against Tier I Capital and Total Qualifying Capital. Tier I Capital is common stockholders' equity and Tier II Capital includes the allowance for loan losses. Allowance for loan losses must be lower than or equal to common stockholders' equity to be eligible for Total Qualifying Capital. The following table reflects the Corporation's position with these capital ratios:

                                                                  1996                       1995
                                                                  ----                       ----
                                                                         Minimum                    Minimum
                                                         Calculated     Standard    Calculated     Standard
                                                           Ratios        Ratios       Ratios        Ratios
                                                           ------        ------       ------        ------
Risk Based Ratios:
Tier I Capital to Risk-Weighted Assets                     21.74%        4.00%        28.21%        4.00%
Total Qualifying Capital to Risk-Weighted Assets           22.70%        8.00%        29.46%        8.00%

  Management believes that the Corporation's current capital position is strong and adequate to support its operations.

  Dividend payouts are restricted by the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"). The BCL operates generally to preclude dividend payments if the effect thereof would render the Corporation unable to meet its obligations as they become due. As a practical matter, the Corporation's payment of dividends is contingent upon its ability to obtain funding in the form of dividends from the Bank. Payment of dividends to the Corporation by the Bank is subject to the restrictions set forth in the National Bank Act. Generally, the National Bank Act would permit the Bank to declare dividends in 1997 of approximately $1,969,894 plus additional amounts equal to the net income earned in 1997 for the period January 1, 1997 through the date of declaration, less any dividends which may be paid in 1997.

  Common stock issued by the Corporation is traded on a limited basis in the local over-the-counter market using the symbol CCFN. The bid prices below are actual transactions and reflect information from one of the Corporation's market-makers. The prices do not necessarily reflect any dealer or retail markup, markdown or commission:

                                                    Bid Per Share
                                                    -------------
                                              1996               1995
                                              ----               ----
                                         Highest  Lowest   Highest    Lowest
                                         -------  ------   -------    ------
Fourth quarter                           $16.88   $16.75   $15.50     $14.75
Third quarter                            $16.75   $16.75   $14.50     $14.25
Second quarter                           $16.50   $16.25   $14.25     $14.00
First quarter                            $16.38   $16.00   $14.50     $14.25

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

  One major objective of the Corporation when managing the rate sensitivity of its assets and liabilities is to stabilize net interest income. The management of and authority to assume interest rate risk is the responsibility of senior management. The process to review interest rate risk is a regular part of the Corporation's management of the Bank. Consistent policies and practices of measuring and reporting interest rate risk exposure, particularly regarding the treatment of noncontractual assets and liabilities, are in effect. In addition, there is an annual process to review the interest rate risk policy which includes limits on the impact to earnings and capital from shifts in interest rates.

Statement Of Interest Sensitivity Gap (Dollars in thousands)
December 31, 1996

                                                     Greater Than 90 Days
                                            90 Days          But             1 to 5          5 to 10   Greater Than 10
                                            Or Less    Less Than 1 Year      Years            Years         Years          Total
                                            -------    ----------------      -----            -----         -----          -----
Short-term investments                      $ 6,856        $      0         $      0         $     0        $    0        $  6,856
Securities available for sale (1)             6,523           5,416           15,830           4,046         4,622          36,437
Securities held to maturity (1)                   0               0              970               0             0             970
Loans (1)                                    20,829          28,491           55,940           7,243         3,087         115,590
                                            -------        --------         --------         -------        ------        --------
  Rate Sensitive Assets                     $34,208        $ 33,907         $ 72,740         $11,289        $7,709        $159,853
                                            -------        --------         --------         -------        ------        --------
Deposits:
Interest-bearing demand deposits (2)        $ 2,897        $  2,793         $ 14,416         $     0        $    0        $ 20,106
Savings (2) (3)                               5,684           6,059           23,882               0             0          35,625
Time                                         11,692          22,690           29,007               0             0          63,389
Borrowed funds                               12,582           4,072                0               0             0          16,654
Long-term debt                                   22              67              208               0             0             297
Shareholders' equity                            399           1,197            8,731           5,164         5,166          20,657
                                            -------        --------         --------         -------        ------        --------
  Rate Sensitive Liabilities and
  Shareholders' Equity                      $33,276        $ 36,878         $ 76,244         $ 5,164        $5,166        $156,728
                                            -------        --------         --------         -------        ------        --------
Interest Sensitivity Gap                    $   932        $ (2,971)        $ (3,504)        $ 6,125        $2,543        $  3,125
Cumulative Gap                              $   932        $ (2,039)        $ (5,543)        $   582        $3,125        $      0

----------
(1) Investments and loans are included in the earlier of the period in which interest rates are next scheduled to adjust or the period in which they are due.

(2) The Bank's interest-bearing demand and savings accounts are generally subject to immediate withdrawal. However, management considers these amounts of such accounts to be core accounts having significantly longer effective maturities based on the retention experience of such deposits in changing interest rate environments. Accordingly, these deposits are assumed to be withdrawn according to proposed guidelines outlined by the Federal Reserve Board which management considers reasonable at this time. The withdrawal rates used are considered by management to be indicative of expected withdrawal rates.

(3) The preceding table contains savings accounts which are all variable rates.

  At December 31, 1996 the Corporation had a cumulative asset position at 90 days, five to ten years and beyond ten years. Cumulative liability positions were reflected for the greater than 90 days but less than one year and the one to five year category. The position as of December 31, 1996 and the potential impact to earnings from a 200 basis point change in rates were within the internal risk management tolerance guidelines.



EMPLOYEES OF COLUMBIA COUNTY FARMERS NATIONAL BANK

BENTON
Marlene Baudendisztl
Carla M. Emery
Judith A. Fink
Tracy L. Hess
Dean R. Kelchner
Sheila L. Kile
Kyle D. Little
Jean E. MacDermott
Gloria M. Miller
Anna M. Moyer
Debbie A. Peterman
Beth M. Preston
Lisa L. Remley
Sally B. Tucker
Teresa E. Vincent

BLOOMSBURG
Sue Ann Carl
Elaine M. Edwards
Nancy K. Fought
Elmer O. Frantz III
J. Jan Girton
Barbara M. Hess
Jamie S. Keller
Rachel E. Kressler
Nancy H. Lindenmuth
Denise A. Long
Florence H. Martz
Lou Ann Neaus
Charity A. Puterbaugh
Paul E. Reichart
Grace I. Shuman
Darlene L. Tappe
Jacob S. Trump
Karen Z. Wenner
Theresa R. Whitmire
Kimberly I. Young

LIGHTSTREET
Trevor A. Barnhart
Laurie A. Bartholomew
Andrea S. Bartlett
Dolores M. Bennett
Luanne Bittenbender
Lily Mae Boudman
Sandra J. Boyer
Diana L. Chamberlin
Mary H. Crawford
Anne E. DeFrain
Deborah B. Deitterick
Lance O. Diehl
Nancy R. Diehl
Patty J. Dinelli
Joyce F. Dohl
Charles W. Dyer
Jennifer L. Fester
Lorraine R. George
Kay M. Gerasimoff
Nancy L. Harris
Gloria Y. Harvey
Linda A. Huttenstine
Brenda E. Kalie
Michelle M. Karas
Phillip J. Karas
Virginia D. Kocher
Carol J. Martin
Kathleen J. Marzari
Ruth E. Mott
Karen M. Murdock
Jay L. Oman
Vickie S. Reifendifer
Faith R. Smith
Dale E. Thomas
Diane M. Thomas
Tracey L. Travelpiece
Theresa A. Valencik
Christy M. Vought
Edwin A. Wenner
Carol L. Wiggin

MILLVILLE
Linda M. Boudman
Christopher R. Bower
Betsy L. Fought
Mary I. Hess
Ruth E. Hunter
Martie J. Johnson
Gloria J. Mensch
Jennifer L. Omlor
Lori A. Reese
Gina L. Rider

ORANGEVILLE
Brenda A. Brudnicki
Lynn Z. Fritz
Betty J. Kline
LouAnn P. Megargell
Susan K. McGreevy

SOUTH CENTRE
Pamela D. Berman
Linda L. Curio
Carey A. Jurbala
Sandra J. Noss
Connie L. Yoder

                                    [GRAPH]

                                    [GRAPH]

                                    [GRAPH]

                                    [GRAPH]

                                    [GRAPH]

CCFNB BANCORP, INC. MARKET MAKERS



Hopper Soliday & Co., Inc.
(800) 646-8647
(717) 560-3042

Ferris, Baker Watts, Incorporated
(410) 659-4600

Herzog, Heine, Geduld, Inc.
(201) 418-4000

Janney Montgomery Scott, Inc.
(215) 665-6000

F.J. Morrissey & Co., Inc.
(215) 563-8500

Ryan, Beck & Co.
(908) 233-0700

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

                                                       4242 Old Berwick Road
                                                       Bloomsburg, PA 17815
                                                          (717) 784-8474

                                                    Route 487, Lightstreet Road
                                                       Bloomsburg, PA 17815
                                                          (717) 784-5600

                                                           State Street
                                                        Millville, PA 17846
                                                          (717) 458-5650

                                                            Main Street
                                                       Orangeville, PA 17859
                                                          (717) 683-5200



                                                  ON THE COVER

                                                  The Millville 4th of July
                                                  Parade is an annual event that
                                                  CCFNB employees enjoyed
                                                  participating in. President,
                                                  Paul Reichart and Vice
                                                  President, Dean Kelchner enjoy
                                                  the festivities by the CCFNB
                                                  "Dream Team" float.





                                       64