Form 10-K405, Exhibit 13
period 1997-12-31
CCFNB BANCORP INC
filed 1998-03-27
CIK 731122

                                   EXHIBIT 13


                          ANNUAL REPORT TO SHAREHOLDERS
                     FOR FISCAL YEAR ENDED DECEMBER 31, 1997

                                   PROVIDING
                                    QUALITY
                                    CUSTOMER
                                    SERVICE
                                      FOR
                                      OVER
                                       80
                                     YEARS


                                      1997
                                     ANNUAL
                                     REPORT


                                  [CCFNB LOGO]


                 CCFNB BANCORP, INC. AND SUBSIDIARY CORPORATION

CCFNB BANCORP, INC. AND SUBSIDIARY

  CCFNB Bancorp, Inc. is a registered bank holding company and is organized under the Pennsylvania business corporation law. The assets are primarily those of its wholly owned subsidiary, Columbia County Farmers National Bank.

  The Columbia County Farmers National Bank (the "Bank") is a full service nationally-chartered financial institution serving customers from six locations in Columbia County; namely Orangeville, Bloomsburg, Benton, South Centre, Millville and Lightstreet. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation to the maximum extent provided by law.

  A copy of the Corporation's Annual Report for the year ended December 31, 1997, on Form 10-K as filed with the Securities and Exchange Commission will be furnished without charge upon written request to Paul E. Reichart, President, Columbia County Farmers National Bank, 232 East Street, Bloomsburg, Pennsylvania 17815.

CONSOLIDATED SELECTED FINANCIAL DATA
(In thousands of dollars, except per share data and ratios)

                                           1997           1996           1995
                                           ----           ----           ----
EARNINGS
Interest income                          $ 12,499       $ 11,844       $ 11,466
Interest expense                            5,976          5,588          5,557
Provision for loan losses                      60             80             42
Investment securities gains                    57             28             83
Net income                               $  2,025       $  1,824       $  1,625

PER SHARE
Net income                               $   1.47       $   1.33       $   1.19
Cash dividends                                .46            .45            .45

BALANCES AT DECEMBER 31
Assets                                   $173,866       $170,086       $162,066
Investment securities                      43,862         37,407         40,384
Net loans                                 118,144        114,679        110,919
Deposits                                  127,719        131,400        128,985
Stockholders' equity                       22,105         20,657         19,512

RATIOS
Return on average assets                     1.18%          1.11%          1.03%
Return on average equity                     9.79%          9.35%          8.99%
Dividend payout ratio                       31.65%         33.95%         37.88%


CONTENTS

Financial Highlights.....................................................      1
Officers and Directors...................................................      2
Message to Shareholders..................................................      3
Consolidated Balance Sheets..............................................      4
Consolidated Statements of Income........................................      5
Consolidated Statements of Stockholder' Equity...........................      6
Consolidated Statements of Cash Flows....................................      7
Notes to Consolidated Financial Statements...............................   8-18
Report of Independent Certified Public Accountants.......................     19
Management's Discussion and Analysis of Financial Condition and
  Results of Operations..................................................  20-32
CCFNB Employees..........................................................     33
Ten Years in Review (Graphs).............................................     34
Quality Customer Service.................................................     35
Market Makers............................................................     36
CCFNB Locations..........................................................     36

CCFNB BANCORP, INC. BOARD OF DIRECTORS


      [PHOTO]                       [PHOTO]                     [PHOTO]

  Paul E. Reichart,              William F. Hess,        Elwood R. Harding, Jr.,
Willard H. Kile, Sr.,       Robert M. Brewington, Jr.,     Edward L. Campbell,
    Don E. Bangs                 Stanley Barchik            Charles E. Long


                          CCFNB BANCORP, INC. OFFICERS

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

                                Paul E. Reichart
                      President and Chief Executive Officer

                                  Don E. Bangs
                             Secretary of the Board

                               Virginia D. Kocher
                        Treasurer and Assistant Secretary


COLUMBIA COUNTY FARMERS
NATIONAL BANK OFFICERS

Willard H. Kile, Sr.                     Richard L. Sierer
Chairman of the Board                    Financial Planner/Trust Officer

William F. Hess                          Lily M. Boudman
Vice Chairman of the Board               Assistant Vice President

Paul E. Reichart                         Florence H. Martz
President and Chief Executive Officer    Assistant Vice President

Don E. Bangs                             Gloria M. Miller
Secretary of the Board                   Assistant Vice President

J. Jan Girton                            Karen Z. Wenner
Executive Vice President,                Mortgage Loan Officer
Chief Operating Officer and
Assistant Secretary                      Luanne Bittenbender
                                         Training Director and Security Officer
Lance O. Diehl
Senior Vice President                    Dolores M. Bennett
                                         Community Office Manager
Linda A. Huttenstine
Senior Vice President and Cashier        Christopher R. Bower
                                         Community Office Manager
Jacob S. Trump
Senior Vice President and                Connie L. Yoder
Financial Planning Officer               Community Office Manager

Edwin A. Wenner                          Jean E. MacDermott
Senior Vice President                    Customer Service Officer

Elaine M. Edwards                        Michelle M. Karas
Vice President                           Marketing Coordinator

Dean R. Kelchner                         Betty Jean Kline
Vice President                           Community Office Supervisor

Virginia D. Kocher
Vice President, Controller and
Assistant Secretary


                             CCFNB MANAGEMENT TEAM

                                    [PHOTO]

                         Jacob S. Trump, Edwin A. Wenner
                 Paul E. Reichart, Lance O. Diehl, J. Jan Girton

TO OUR SHAREHOLDERS:


  As we conclude 1997, a year of record earnings for CCFNB Bancorp, Inc., I recognize with great pride that it was our 80th year of service to our local communities. In an era where takeovers and mergers are commonplace, I am proud that Columbia County Farmers National Bank has been able to overcome the challenges and implement the necessary changes to remain a solid financial institution for our customers.

  As I ponder our 80 years of existence, I realize that this was possible primarily because of our friendly customer service. Being a relatively small, independent bank, we believe it is important to get to know our customers on a first-name basis. This close relationship allows us to best understand and meet the needs of our customers.

STATISTICS ILLUSTRATE SUCCESS

  The year 1997 was highlighted by a record profit level and higher returns. The figures below reflect the bottom-line focus of our employees in their decision making, and our relentless efforts to earn a favorable spread despite the challenging economic conditions.

- Net Income increased 11.02%, from $1,824,000 in 1996 to $2,025,000 in 1997

- Return on Average Assets rose from 1.11% in 1996 to 1.18% in 1997

- Return on Equity grew from 9.35% in 1996 to 9.79% in 1997

- Loans increased 2.99%, from $115,590,000 in 1996 to $119,045,000 in 1997

- Assets grew by 2.22%, from $170,086,000 in 1996 to $173,866,000 in 1997

- Capital growth of 7.01% was realized, from $20,657,000 in 1996 to $22,105,000 in 1997

CONTINUOUS IMPROVEMENT

  As with any prosperous business, we realize that we cannot rest because of past successes. During 1997, we implemented many changes that should prove beneficial to our customers. A significant addition to our organization occurred in March with the opening of our new Investment Center. Via this department, we are able to offer retail investment products such as stocks, bonds, mutual funds, annuities, unit investment trusts and long-term care insurance. This strategic move takes us one step closer to being a full-service financial institution.

  Another innovative move in the past year was the introduction of the debit card, a product our customers are pleased to have available. This card provides a faster, more economical and convenient way to purchase products and services, as well as offers the traditional benefits of an ATM card.

LOOKING FORWARD

  As I look ahead into 1998, I envision a very exciting year for our organization. A top priority will be moving our data processing, which we have been outsourcing, to an in-house mainframe system. We are confident that this strategic move will give us the control and flexibility necessary to efficiently operate our computer system.

  Another goal in the coming year is the implementation of telephone banking. After researching the needs of our customers, we believe that this banking method is desired by many. In today's fast-paced society, many individuals are looking for ways to save valuable time. Telephone banking will permit customers 24 hour a day access to check balances, transfer funds, determine if a check has cleared, and more.

                                     [PHOTO]

  In the first quarter of 1998, we plan to introduce the option of check safekeeping to our customers. We also are looking to expand our IRA product offerings to include the Roth and Educational IRA's. Additionally, a committee comprised of Directors and Officers has been formed and are working to ensure that our organization is prepared to handle all Year 2000 computer-related issues. We are confident that we will have a smooth transition into the new millennium.

  As you can see, much is on the horizon for CCFNB. These objectives can only be achieved through the hard work, cooperation, and dedication of our Directors, management team, and our employees. I thank each of them for their ongoing efforts. I would also like to acknowledge the 13 years of excellent, dedicated service of our Chairman of the Board, Willard H. Kile, Sr.. At the time this letter was written, Mr. Kile has resigned his position as Chairman, but will remain on the Board. The organization is grateful for his leadership and vision. We also look forward to the leadership of our newly elected Chairman, William F. Hess.

  As always, I want to thank you, the shareholders, for your loyal support. It is only through your support that CCFNB Bancorp, Inc. can continue to meet and exceed the financial needs of our customers.



                                    Respectfully,


                                    /s/ Paul E. Reichart

                                    Paul E. Reichart
                                    President & CEO

CCFNB Bancorp, Inc. And Subsidiary
CONSOLIDATED BALANCE SHEETS
December 31, 1997 And 1996

                                                                  1997              1996
                                                              -------------     -------------
ASSETS
Cash and due from banks                                       $   4,734,655     $   4,502,893
Interest-bearing deposits with other banks                          582,143         3,856,274
Federal funds sold                                                        0         3,000,000
Investment securities:
  Securities available for sale                                  43,142,265        36,436,880
  Securities to be held to maturity
   (estimated fair value 1997, $ 726,340; 1996, $ 981,013)          720,000           970,000
Loans, net of unearned income                                   119,044,568       115,589,784
Allowance for loan losses                                           900,889           910,711
                                                              -------------     -------------
  Net loans                                                   $ 118,143,679     $ 114,679,073
Premises and equipment                                            5,146,174         5,294,523
Accrued interest receivable                                         937,697           964,931
Other assets                                                        459,357           381,726
                                                              -------------     -------------
   Total Assets                                               $ 173,865,970     $ 170,086,300
                                                              =============     =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
  Non-interest bearing                                        $  12,137,705     $  12,280,044
  Interest bearing                                              115,581,404       119,119,992
                                                              -------------     -------------
   Total Deposits                                             $ 127,719,109     $ 131,400,036
Short-term borrowings                                            22,362,505        16,653,981
Long-term borrowings                                                439,787           296,986
Accrued interest and other expenses                               1,140,740         1,057,967
Other liabilities                                                    99,016            20,449
                                                              -------------     -------------
   Total Liabilities                                          $ 151,761,157     $ 149,429,419
                                                              =============     =============

STOCKHOLDERS' EQUITY
Common stock, par value $1.25 per share; authorized
  5,000,000 shares; issued 1,382,433 shares 1997 and
  1,381,711 shares 1996                                       $   1,728,041     $   1,727,139
Surplus                                                           5,854,388         5,838,453
Retained earnings                                                14,406,930        13,022,498
Unrealized gain on investment securities available
  for sale, net of tax                                              142,001            68,791
Less: Treasury stock at cost (1,183 shares)                         (26,547)                0
                                                              -------------     -------------
   Total Stockholders' Equity                                 $  22,104,813     $  20,656,881
                                                              -------------     -------------
   Total Liabilities And Stockholders' Equity                 $ 173,865,970     $ 170,086,300
                                                              =============     =============

The accompanying notes are an integral part of these consolidated financial statements.


      [PHOTO] Jennifer Fester, provides quality service for our customers from behind the scenes as a member of the Operations Department.

CCFNB Bancorp, Inc. And Subsidiary
CONSOLIDATED STATEMENTS OF INCOME
For Years Ended December 31, 1997, 1996 And 1995

                                                             1997           1996           1995
                                                          -----------    -----------    -----------
INTEREST INCOME
Interest and fees on loans:
  Taxable                                                 $ 9,687,196    $ 9,199,079    $ 8,883,251
  Tax exempt                                                  148,256        104,994        132,875
Interest and dividends on investment securities:
  Taxable                                                   1,812,883      1,779,437      1,725,565
  Tax exempt                                                  513,112        504,808        492,878
  Dividends                                                    61,572         58,856         56,605
Federal funds sold                                            124,019         46,651         60,201
Deposits in other banks                                       151,586        149,813        114,372
                                                          -----------    -----------    -----------
   Total Interest Income                                  $12,498,624    $11,843,638    $11,465,747
                                                          ===========    ===========    ===========

INTEREST EXPENSE
Deposits                                                  $ 4,911,541    $ 4,840,794    $ 4,916,162
Short-term borrowings                                       1,048,645        723,308        633,902
Long-term borrowings                                           16,035         23,502          6,872
                                                          -----------    -----------    -----------
   Total Interest Expense                                 $ 5,976,221    $ 5,587,604    $ 5,556,936
                                                          -----------    -----------    -----------
Net interest income                                       $ 6,522,403    $ 6,256,034    $ 5,908,811
Provision for loan losses                                      60,000         80,000         42,000
                                                          -----------    -----------    -----------
   Net Interest Income After Provision For Loan Losses    $ 6,462,403    $ 6,176,034    $ 5,866,811
                                                          ===========    ===========    ===========

NON-INTEREST INCOME
Service charges and fees                                  $   555,414    $   513,341    $   502,901
Trust department                                              103,189         75,804         50,905
Other                                                          88,074        145,298         56,078
Investment securities gains, net                               57,326         27,680         82,954
                                                          -----------    -----------    -----------
   Total Non-Interest Income                              $   804,003    $   762,123    $   692,838
                                                          ===========    ===========    ===========

NON-INTEREST EXPENSE
Salaries                                                  $ 1,817,389    $ 1,784,776    $ 1,653,056
Pensions and other employee benefits                          522,388        509,433        447,555
Occupancy, net                                                375,379        392,854        258,514
Equipment                                                     420,271        410,524        348,921
FDIC insurance                                                 15,761          2,000        148,418
Other                                                       1,340,945      1,350,526      1,517,192
                                                          -----------    -----------    -----------
   Total Non-Interest Expense                             $ 4,492,133    $ 4,450,115    $ 4,373,656
                                                          -----------    -----------    -----------
Income before income taxes                                $ 2,774,273    $ 2,488,042    $ 2,185,993
Income tax expense                                            748,777        663,552        561,122
                                                          -----------    -----------    -----------
   Net Income                                             $ 2,025,496    $ 1,824,490    $ 1,624,871
                                                          ===========    ===========    ===========

PER SHARE DATA
Net income                                                $      1.47    $      1.33    $      1.19
                                                          -----------    -----------    -----------
Cash dividends                                            $       .46    $       .45    $       .45
                                                          -----------    -----------    -----------
Weighted average shares outstanding                         1,381,800      1,375,875      1,367,595

The accompanying notes are an integral part of these consolidated financial statements.

CCFNB Bancorp, Inc. And Subsidiary
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
For Years Ended December 31, 1997, 1996 And 1995

                                                                                                   NET UNREALIZED
                                                                                                     GAIN (LOSS)
                                                                                                   ON INVESTMENT
                                                                                                     SECURITIES
                                       COMMON                         RETAINED       TREASURY        AVAILABLE
                                       STOCK          SURPLUS         EARNINGS         STOCK          FOR SALE         TOTAL
                                    ------------    ------------    ------------    ------------    ------------    ------------
BALANCE AT DECEMBER 31, 1994        $  1,707,028    $  5,625,607    $ 10,807,910    $          0    $   (490,327)   $ 17,650,218

Net income                                     0               0       1,624,871               0               0       1,624,871
Issuance of 7036 shares of
  common stock under dividend
  reinvestment plan                        8,795          68,242               0               0               0          77,037
Cash dividends $.45 per share                  0               0        (615,504)              0               0        (615,504)
Change in unrealized gain
  (loss) on investment securities
  available for sale, net of tax               0               0               0               0         775,123         775,123
                                    ------------    ------------    ------------    ------------    ------------    ------------

BALANCE AT DECEMBER 31, 1995        $  1,715,823    $  5,693,849    $ 11,817,277    $          0    $    284,796    $ 19,511,745

Net income                                     0               0       1,824,490               0               0       1,824,490
Issuance of 9053 shares of
  common stock under dividend
  reinvestment and stock
  purchase plans                          11,316         144,604               0               0               0         155,920
Cash dividends $.45 per share                  0               0        (619,269)              0               0        (619,269)
Change in unrealized gain
  (loss) on investment
  securities available for
  sale, net of tax                             0               0               0               0        (216,005)       (216,005)
                                    ------------    ------------    ------------    ------------    ------------    ------------

BALANCE AT DECEMBER 31, 1996        $  1,727,139    $  5,838,453    $ 13,022,498    $          0    $     68,791    $ 20,656,881

Net income                                     0               0       2,025,496               0               0       2,025,496
Issuance of 6814 shares of
  common stock under dividend
  reinvestment and stock
  purchase plans                           8,517         130,543               0               0               0         139,060
Purchase of 7275 shares of
  treasury stock                               0               0               0        (148,770)              0        (148,770)
Retirement of 6092 shares of
  treasury stock                          (7,615)       (114,608)              0         122,223               0               0
Cash dividends $.46 per share                  0               0        (641,064)              0               0        (641,064)
Change in unrealized gain
  (loss) on investment
  securities available for
  sale, net of tax                             0               0               0               0          73,210          73,210
                                    ------------    ------------    ------------    ------------    ------------    ------------
BALANCE AT DECEMBER 31, 1997        $  1,728,041    $  5,854,388    $ 14,406,930    $    (26,547)   $    142,001    $ 22,104,813
                                    ============    ============    ============    ============    ============    ============

The accompanying notes are an integral part of these consolidated financial statements.

CCFNB Bancorp, Inc. And Subsidiary
CONSOLIDATED STATEMENTS OF CASH FLOWS
For Years Ended December 31, 1997, 1996 And 1995

                                                                   1997            1996            1995
                                                               ------------    ------------    ------------
OPERATING ACTIVITIES
Net income                                                     $  2,025,496    $  1,824,490    $  1,624,871
Adjustments to reconcile net income to net cash
  provided by operating activities:
   Provision for loan losses                                         60,000          80,000          42,000
   Depreciation                                                     373,307         386,021         293,305
   Premium amortization on investment securities                     21,995           2,228           8,657
   Discount accretion on investment securities                      (27,084)        (16,294)        (10,345)
   Deferred income taxes (benefit)                                   20,331          (9,303)         49,392
   Gain on sales of investment securities available for sale        (57,326)        (27,680)        (82,954)
   (Gain) loss on sale of premises and equipment                     (1,623)           (116)         71,669
   Loss on impairment of bank premise                                20,000          30,958               0
   (Gain) on sale of other real estate                                    0         (53,808)              0
   (Increase) decrease in accrued interest receivable                27,234        (115,195)         (6,661)
   (Increase) in other assets - net                                 (96,013)         (3,168)        (69,412)
   Increase in accrued interest and other expenses                   82,773         151,292         228,717
   Increase (decrease) in other liabilities - net                    36,826        (109,587)        107,604
                                                               ------------    ------------    ------------
     Net Cash Provided By Operating Activities                 $  2,485,916    $  2,139,838    $  2,256,843
                                                               ============    ============    ============

INVESTMENT ACTIVITIES
Purchases of investment securities available for sale          $(25,177,358)   $(12,813,932)   $(30,378,156)
Proceeds from sales, maturities and redemptions of
  investment securities available for sale                       18,647,390      15,430,246      16,535,237
Purchases of investment securities held to maturity                       0               0        (887,660)
Proceeds from maturities and redemptions of
  investment securities held to maturity                            250,000          75,000      14,928,876
Net increase in loans                                            (3,524,606)     (3,839,730)     (2,104,640)
Purchases of premises and equipment                                (266,185)       (629,777)     (2,156,715)
Proceeds from sale of premises and equipment                         22,850             275               0
Proceeds from sale of other real estate                                   0          53,808               0
                                                               ------------    ------------    ------------
   Net Cash Used In Investing Activities                       $(10,047,909)   $ (1,724,110)   $ (4,063,058)
                                                               ============    ============    ============

FINANCING ACTIVITIES
Net increase (decrease) in deposits                            $ (3,680,927)   $  2,414,764    $  2,121,329
Net increase in short-term borrowings                             5,708,524       4,588,410         156,023
Proceeds from long-term borrowings                                  225,000               0         364,565
Repayment of long-term borrowings                                   (82,199)        (67,579)              0
Proceeds from sale of treasury stock                                      0               0               0
Acquisition of treasury stock                                      (148,770)              0               0
Proceeds from issuance of common stock                              139,060         155,920          77,037
Cash dividends paid                                                (641,064)       (619,269)       (615,504)
                                                               ------------    ------------    ------------
   Net Cash Provided By Financing Activities                   $  1,519,624    $  6,472,246    $  2,103,450
                                                               ============    ============    ============

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS               $ (6,042,369)   $  6,887,974    $    297,235

Cash And Cash Equivalents At Beginning Of Year                   11,359,167       4,471,193       4,173,958
                                                               ------------    ------------    ------------
  Cash And Cash Equivalents At End Of Year                     $  5,316,798    $ 11,359,167    $  4,471,193
                                                               ============    ============    ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
  Interest                                                     $  5,984,797    $  5,575,448    $  5,447,107
  Income taxes                                                 $    795,855    $    571,730    $    557,937

The accompanying notes are an integral part of these consolidated financial statements.

CCFNB Bancorp, Inc. And Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 1997, 1996 And 1995


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The accounting and reporting policies of CCFNB Bancorp, Inc. and Subsidiary (the "Corporation") are in accordance with generally accepted accounting principles and conform to common practices within the banking industry. The more significant policies follow:

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

INVESTMENT SECURITIES

  The Corporation classifies its investment securities as either "Held to Maturity" or "Available for Sale" at the time of purchase. Debt securities are classified as held to maturity when the Corporation has the ability and positive intent to hold the securities to maturity. Investment securities held to maturity are carried at cost adjusted for amortization of premiums and accretion of discounts to maturity.

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

  As of January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure." Under these standards, the allowance for loan losses related to loans that are identified for evaluation in accordance with Statement No. 114 is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Prior to 1995, the allowance for loan losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans. Statement No. 118 allows the continued use of existing methods for income recognition on impaired loans and amends disclosure requirements to require information about the recorded investment in certain impaired loans and related income recognition on those loans. The allowance for loan losses is maintained at a level by management to be adequate to absorb estimated poten-tial loan losses. Management's periodic evaluation of the adequacy of the allowance for loan losses is based on the Corporation's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

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

INCOME TAXES

  The provision for income taxes is based on the results of operations, adjusted primarily for tax-exempt income. Certain items of income and expense are reported in different periods for financial reporting and tax return purposes. Deferred tax assets and liabilities are determined based on the differences between the consolidated financial statement and income tax bases of assets and liabilities measured by using the enacted tax rates and laws expected to be in effect when the timing differences are expected to reverse. Deferred tax expense or benefit is based on the difference between deferred tax asset or liability from period to period. Further, the Statement requires that a valuation allowance be provided in an amount sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized.

NET INCOME PER SHARE

  Net income per share on common stock is calculated by dividing net income by the weighted average number of shares of common stock outstanding during each period.

CASH FLOW INFORMATION

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

TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES

  In June 1996, The Financial Accounting Standards Board (FASB) issued Statement 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement provides new accounting and reporting standards for sales, securitizations and servicing of receivables and other financial assets, for certain secured borrowing and collateral transactions and extinguishments of liabilities.

  Implementation of certain transfer provisions of FASB 125 was delayed by FASB 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement 125." For repurchase agreements, dollar roll, securities lending and similar transactions, the FASB 125 transfer provisions and related disclosures are effective for those transactions occurring after December 31, 1997 and adoption of this segment of the standard is not expected to have a material impact on the consolidated financial statements.

  For securitizations, servicing of assets and extinguishments of liabilities the FASB 125 provisions are effective for transactions occurring after December 31, 1996 and were implemented by the Corporation where applicable with no material impact on these consolidated financial statements.

REPORTING COMPREHENSIVE INCOME

In June 1997, The Financial Accounting Standards Board issued Statement 130 "Reporting Comprehensive Income."

FASB 130 establishes standards for reporting and display of comprehensive income and its components (income, expenses, gains and losses) in a full set of general-purpose financial statements. FASB 130 is effective for fiscal years beginning after December 15, 1997. The Corporation has determined that the impact of adopting the standard will not be material to the financial position or results of operations.

REPORTING FORMAT

  Certain amounts in the financial statements of the prior periods have been reclassified to conform with presentation used in the 1997 financial statements. Such reclassifications had no effect on the Corporation's consolidated financial condition or net income.

2. RESTRICTED CASH BALANCES

  The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The amount required at December 31, 1997 was $770,000 and was satisfied by vault cash. Additionally, as compensation for check clearing and other services, compensating balances are required to be maintained with the Federal Reserve Bank and other correspondent banks. At December 31, 1997, these balances were $1,187,000.

3. INVESTMENT SECURITIES

  The amortized cost, related estimated fair value, and unrealized gains and losses for investment securities classified as "Available for Sale" or "Held to Maturity" were as follows at December 31, 1997 and 1996:

                                                               AVAILABLE FOR SALE SECURITIES
                                                  -----------------------------------------------------
                                                                   GROSS         GROSS       ESTIMATED
                                                   AMORTIZED     UNREALIZED    UNREALIZED       FAIR
DECEMBER 31, 1997:                                    COST         GAINS         LOSSES         VALUE
                                                  -----------   -----------   -----------   -----------
U.S. Treasury securities                          $ 2,999,778   $         0   $     2,278   $ 2,997,500
Obligations of U.S. Government Corporations
   and Agencies:
      Mortgage-backed                              14,491,408             0        40,953    14,450,455
      Other                                        14,576,412             0        30,504    14,545,908
Obligations of state and political subdivisions     9,189,078       269,859             0     9,458,937
Corporate debt securities                             498,483           916           609       498,790
Equity securities                                   1,169,875        21,300           500     1,190,675
                                                  -----------   -----------   -----------   -----------
Total                                             $42,925,034   $   292,075   $    74,844   $43,142,265
                                                  ===========   ===========   ===========   ===========

                                                               HELD TO MATURITY SECURITIES
                                                  -----------------------------------------------------
                                                                   GROSS         GROSS       ESTIMATED
                                                   AMORTIZED    UNREALIZED    UNREALIZED       FAIR
DECEMBER 31, 1997:                                   COST          GAINS         LOSSES        VALUE
                                                  -----------   -----------   -----------   -----------
Obligations of state and political subdivisions   $   720,000   $     6,340   $         0   $   726,340
                                                  -----------   -----------   -----------   -----------
Total                                             $   720,000   $     6,340   $         0   $   726,340
                                                  ===========   ===========   ===========   ===========

                                                              AVAILABLE FOR SALE SECURITIES
                                                  -----------------------------------------------------
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
                                                  ===========   ===========   ===========   ===========

                                                               HELD TO MATURITY SECURITIES
                                                  -----------------------------------------------------
                                                                   GROSS         GROSS       ESTIMATED
                                                   AMORTIZED    UNREALIZED    UNREALIZED       FAIR
DECEMBER 31, 1996:                                   COST          GAINS         LOSSES        VALUE
                                                  -----------   -----------   -----------   -----------
Obligations of state and political subdivisions   $   970,000   $    11,013   $         0   $   981,013
                                                  -----------   -----------   -----------   -----------
Total                                             $   970,000   $    11,013   $         0   $   981,013
                                                  ===========   ===========   ===========   ===========

  Securities available for sale with an aggregate fair value of $31,360,090 in 1997 and $26,904,079 in 1996, respectively, were pledged to secure public funds, trust funds, securities sold under agreements to repurchase and other balances of $27,919,841 in 1997 and $22,550,981 in 1996, respectively, as required by law.

  The amortized cost and estimated fair value of debt securities, by contractual maturity, are shown below at December 31, 1997. Expected maturities will differ from contractual maturities, because some borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       HELD TO MATURITY           AVAILABLE FOR SALE
                                                  -------------------------   -------------------------
                                                   AMORTIZED     ESTIMATED     AMORTIZED     ESTIMATED
                                                      COST      FAIR VALUE       COST       FAIR VALUE
                                                  -----------   -----------   -----------   -----------
Due in one year or less                           $   155,000   $   155,599   $ 6,798,730   $ 6,792,374
Due after one year through five years                 565,000       570,741    24,015,129    23,977,493
Due after five years through ten years                      0             0     6,465,154     6,534,495
Due after ten years                                         0             0     5,646,021     5,837,903
                                                  -----------   -----------   -----------   -----------
Total                                             $   720,000   $   726,340   $42,925,034   $43,142,265
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

  Proceeds from sale of investments in debt and equity securities during 1997, 1996 and 1995 were $4,954,603, $1,529,234 and $2,535,237, respectively. Gross gains realized on these sales were $57,935, $27,680 and $82,954, respectively. Gross losses on these sales were $609 in 1997. There were no gross losses on the 1996 and 1995 sales. Net unrealized gains on securities available for sale included as a separate component of consolidated stockholders' equity net of tax was $142,001, $68,791 and $284,796 in 1997, 1996 and 1995, respectively.

4. LOANS

  Major classifications of loans at December 31, 1997 and 1996 consisted of:

                                                     1997              1996
                                                 -------------    -------------
Commercial                                       $   7,550,674    $   7,957,064
Tax exempt                                           2,591,233        2,063,757
Qualified municipal leases                                   0           34,777
Real estate - construction                             637,025          660,071
Real estate                                         99,779,958       96,439,184
Personal                                             8,523,907        8,446,682
Credit cards                                           382,885          441,385
                                                 -------------    -------------
Total gross loans                                $ 119,465,682    $ 116,042,920
Less:  Unearned discount                              (323,684)        (324,517)
       Unamortized loan fees net of costs              (97,430)        (128,619)
                                                 -------------    -------------
Loans, net of unearned income                    $ 119,044,568    $ 115,589,784
                                                 =============    =============

Non-accrual loans at December 31, 1997, 1996 and 1995 were $69,368, $109,000 and $13,343, respectively. The gross interest that would have been recorded if these loans had been current in accordance with their original terms and the amounts actually recorded in income were as follows:

                                                 1997       1996        1995
                                               ---------  ---------  ----------
Gross interest due under terms                 $   3,846  $   9,849  $    2,266
Amount included in income                              0          0        (111)
                                               ---------  ---------  ----------
Interest income not recognized                 $   3,846  $   9,849  $    2,155
                                               =========  =========  ==========

  At December 31, 1997 and 1996 no loans were considered impaired as defined by Statement No. 114. At December 31, 1995 the recorded and average investment in impaired loans was $13,343. No additional charge to operations was required since the total allowance for loan losses was estimated by management to be adequate to provide for the loan loss allowance under Statement No. 114 as well as any other potential loan losses.

  At December 31, 1997, there were no significant commitments to lend additional funds with respect to non-accrual and restructured loans.

  Changes in the allowance for loan losses for the years ended December 31, 1997, 1996 and 1995 were as follows:

                                            1997           1996         1995
                                          ---------     ---------     ---------
Balance, beginning of year                $ 910,711     $ 912,253     $ 943,371
Provision charged to operations              60,000        80,000        42,000
Loans charged-off                          (102,474)     (144,980)     (107,190)
Recoveries                                   32,652        63,438        34,072
                                          ---------     ---------     ---------
Balance, end of year                      $ 900,889     $ 910,711     $ 912,253
                                          =========     =========     =========

5. PREMISES AND EQUIPMENT

A summary of premises and equipment at December 31, 1997 and 1996 follows:

                                                       1997              1996
                                                    ----------        ----------
Land                                                $  567,939        $  558,288
Buildings and improvements                           4,382,745         4,387,756
Furniture and equipment                              2,838,862         2,627,321
Capitalized leases - equipment                         272,528           287,837
                                                    ----------        ----------
                                                    $8,062,074        $7,861,202
Less: Accumulated depreciation                       2,915,900         2,566,679
                                                    ----------        ----------
                                                    $5,146,174        $5,294,523
                                                    ==========        ==========

  Depreciation amounted to $373,307 for 1997, $386,021 for 1996 and $293,305 for 1995.

  In accordance with FASB 121, impairment losses were recognized in the amounts of $20,000 in 1997 and $30,958 in 1996 due to a writedown of a temporary branch building to estimated net realizable value. Such loss is reflected in occupancy expense in the accompanying consolidated financial statements. The temporary building was replaced by a permanent structure.

6. DEPOSITS

  Major classifications of deposits at December 31, 1997 and 1996 consisted of:

                                                     1997               1996
                                                 ------------       ------------
Demand - non-interest bearing                    $ 12,137,705       $ 12,280,044
Demand - interest bearing                          19,453,384         20,105,506
Savings                                            31,742,490         35,625,308
Time $100,000 and over                             11,460,722         12,975,134
Other time                                         52,924,808         50,414,044
                                                 ------------       ------------
                                                 $127,719,109       $131,400,036
                                                 ============       ============

  The following is a schedule reflecting remaining maturities of time deposits of $100,000 and over at December 31, 1997:

1998                                                                 $ 7,913,121
1999                                                                   1,850,703
2000                                                                   1,389,120
2001                                                                     207,778
2002 and thereafter                                                      100,000
                                                                     -----------
Total                                                                $11,460,722
                                                                     ===========

  Interest expense related to time deposits of $100,000 or more was $674,683 in 1997, $636,407 in 1996 and $513,290 in 1995.

7. SHORT-TERM BORROWINGS

  Federal funds purchased, securities sold under agreements to repurchase, and Federal Home Loan Bank advances generally represented overnight or less than 30-day borrowings. U.S. Treasury tax and loan notes for collections made by the Bank were payable on demand. Short-term borrowings consisted of the following at December 31, 1997 and 1996:

                                                         1997                                           1996
                                                                MAXIMUM                                           MAXIMUM
                                                                 MONTH                                             MONTH
                                    ENDING        AVERAGE         END      AVERAGE    ENDING        AVERAGE         END      AVERAGE
                                    BALANCE       BALANCE       BALANCE     RATE      BALANCE       BALANCE       BALANCE     RATE
                                  -----------   -----------   -----------   ----    -----------   -----------   -----------   ----
Federal funds
purchased and
securities sold under
agreements to repurchase          $21,362,505   $19,350,482   $22,940,764   5.26%   $16,110,547   $13,986,864   $17,128,643   4.98%
Federal Home Loan Bank                      0         8,767             0   6.18%             0        19,604             0   5.52%
U.S. Treasury tax and loan notes    1,000,000       583,549     1,000,000   5.08%       543,434       522,076     1,000,000   4.97%
                                  -----------   -----------   -----------   ----    -----------   -----------   -----------   ----
Total                             $22,362,505   $19,942,798   $23,940,764   5.26%   $16,653,981   $14,528,544   $18,128,643   4.97%
                                  ===========   ===========   ===========   ====    ===========   ===========   ===========   ====

8. LONG-TERM BORROWINGS

  Long-term borrowings at December 31, 1997 and 1996 consisted of:

                                                              1997        1996
                                                            --------    --------
Federal Home Loan Bank loan with interest at 6.12%          $225,000    $      0
Capitalized lease obligations for computer equipment         214,787     296,986
                                                            --------    --------
Total                                                       $439,787    $296,986
                                                            ========    ========

  In November 1997 the Bank incurred a ten year loan with the Federal Home Loan Bank which requires monthly payments of $1,628 including interest at a fixed rate of 6.12%.

  In 1994 the Bank acquired certain computer equipment under capitalized leases. Interest rates on the capitalized leases were 6.3%, which was the lower of the Bank's incremental borrowing rate.

  As a result of the Bank's planned acquisition of an in-house computer data processing system in 1998, (See Note 12 Lease Commitments and Contingency) the above capitalized leases will be paid.

  Hence, these capitalized lease obligations are included in the 1998 portion of annual maturities of long-term debt. At December 31, 1997 the annual maturities of long-term debt were as follows: $220,712 in 1998, $6,298 in 1999, $6,695 in 2000, $7,116 in 2001, $7,564 in 2002 and $191,402 thereafter.

9. STOCKHOLDERS' EQUITY AND STOCK OPTIONS

  The Amended Articles of Incorporation contain a provision that permits the Corporation to issue warrants for the purchase of shares of common stock, par value $1.25 per share (the "Common Stock"), at below market prices in the event any person or entity acquires 25% or more of the Common Stock.

  On April 25, 1995, the Shareholders approved an Employee Stock Purchase Plan. The maximum number of shares of the Common Stock to be issued under this plan shall be 20,000. In addition, the Corporation may choose to purchase shares on the open market to facilitate this plan. A participating employee shall elect deductions of at least 1% of base pay, but not more than 10% of base pay, to cover purchases of shares under this plan. A participating employee shall be deemed to have been granted an option to purchase a number of shares of the Common Stock equal to the annual aggregate amount of payroll deductions elected by the employee divided by 90% of the fair market value of Common Stock on the first day of January in each year. Stock issued to participating employees under the plan occurred in January 1996 whereby 195 shares were issued for $14.40 a share at a cost per share of $16.00 and January 1997 whereby 435 shares were issued for $15.75 a share at a cost per share of $17.50.

  On February 2, 1995, the Corporation registered with the Securities and Exchange Commission 500,000 shares of the Common Stock to be sold pursuant to a Dividend Reinvestment and Stock Purchase Plan. The price per share for purchases under this plan is determined at each quarterly dividend payment date by the reported average mean between the bid and asked prices in the over-the-counter market for 10 consecutive trading days preceding each quarterly dividend payment date. Participation in this plan by Shareholders began in June 1995. Shares issued under this plan were 6,379 shares with proceeds of $132,209 in 1997, 9,053 shares with proceeds of $153,112 in 1996 and 7,036 shares issued in 1995 with proceeds of $77,037 net of the initial cost to establish the plan.

10.INCOME TAXES

  The provision for income tax expense consisted of the following components:

                                               1997         1996          1995
                                            ---------    ---------     ---------
Current                                     $ 728,446    $ 672,855     $ 511,730
Deferred (benefit)                             20,331       (9,303)       49,392
                                            ---------    ---------     ---------
Total Provision For Income Taxes            $ 748,777    $ 663,552     $ 561,122
                                            =========    =========     =========

  A reconciliation of income tax expense and the amounts which would have been recorded based upon the statutory rate of 34% follows:

                                            1997                  1996                  1995
                                            ----                  ----                  ----
                                       AMOUNT     RATE       AMOUNT     RATE       AMOUNT     RATE
                                     ---------    ----     ---------    ----     ---------    ----
Provision at statutory rate          $ 943,253    34.0%    $ 845,934    34.0%    $ 743,238    34.0%
Tax exempt income                     (224,865)   (8.1)     (207,332)   (8.3)     (212,756)   (9.7)
Non-deductible expenses                 35,817     1.3        24,553     1.0        30,796     1.4
Other, net                              (5,428)    (.2)          397      .0          (156)     .0
                                     ---------    ----     ---------    ----     ---------    ----
Actual federal income tax and rate   $ 748,777    27.0%    $ 663,552    26.7%    $ 561,122    25.7%
                                     =========    ====     =========    ====     =========    ====

  Income taxes applicable to realized security gains included in the provision for income taxes totalled $19,491 in 1997, $9,411 in 1996 and $28,204 in 1995.
The net deferred tax asset (liability) recorded by the Corporation consisted of the following tax effects of temporary timing differences at December 31:

                                                         1997           1996
                                                       ---------      ---------
Deferred tax assets:
  Loan loss reserve                                    $ 204,541      $ 207,880
  Impairment loss                                              0         10,526
  Deferred compensation                                  115,114         96,137
  Contributions                                            6,018          8,571
                                                       ---------      ---------
   Total                                               $ 325,673      $ 323,114
                                                       =========      =========

Deferred tax liabilities:
  Loan fees and costs                                  $ (54,588)     $ (37,840)
  Accretion                                               (7,356)        (9,035)
  Unrealized investment securities gains                 (75,230)       (35,438)
  Depreciation                                          (230,240)      (222,419)
                                                       ---------      ---------
   Total                                               $(367,414)     $(304,732)
                                                       ---------      ---------
Net deferred tax asset (liability)                     $ (41,741)     $  18,382
                                                       =========      =========

  The above net deferred asset (liability) is included in other assets (liabilities), respectively. It is anticipated that all tax assets will be realized, accordingly, no valuation allowance was provided.

11. BENEFIT AND DEFERRED COMPENSATION PLANS

  The Bank maintains a 401K salary deferred profit sharing plan for the benefit of its employees. Under the salary deferral component, employees may elect to contribute up to 10% of their compensation with the possibility that the Bank may make matching contributions to the plan. Under the profit sharing component, contributions are made at the discretion of the Board of Directors.

  Matching contributions amount to $18,266, $19,788 and $0 for 1997, 1996 and 1995, respectively. Discretionary contributions amounted to $108,099, $97,564 and $86,755 in 1997, 1996 and 1995, respectively.

DIRECTORS

  The Bank entered into agreements with three directors to establish non-qualified deferred compensation plans for each of these directors. These plans are limited to 4-year terms. The Bank may, however, enter into subsequent similar plans with its directors. Each of the participating directors is deferring the payment to himself of certain directors fees to which he is entitled. Each director's future payment is based upon the cumulative amount of deferred fees together with interest currently accruing thereon at the rate of 8% per annum, subject to change by the Board of Directors. The Bank has obtained life insurance (designating the Bank as the beneficiary) on the lives of certain directors in face amounts which are intended to cover the Bank's obligations and related costs under the Director's Deferred Compensation Plan in aggregate. As of December 31, 1997 and 1996, the net cash value of insurance policies was $131,084 and $61,818, respectively, and the total accrued liability was $181,268 and $153,756, respectively, relating to these directors' deferred compensation agreements.

EXECUTIVE OFFICERS

  The Bank entered into agreements with two executive officers to establish non-qualified deferred compensation plans. Each officer is deferring compensation in order to participate in this Deferred Compensation Plan. If the officer continues to serve as an officer of the Bank until he attains sixty-five
(65) years of age, the Bank has agreed to pay him 120 guaranteed consecutive monthly payments commencing on the first day of the month following the officer's 65th birthday. Each officer's guaranteed monthly payment is based upon the future value of life insurance purchased with the compensation the officer has deferred. The Bank has obtained life insurance (designating the Bank as the beneficiary) on the life of each participating officer in an amount which is intended to cover the Bank's obligations under the Deferred Compensation Plan, based upon certain actuarial assumptions. As of December 31, 1997 and 1996, the net cash value of insurance policies was $148,585 and $117,955, respectively, and the total accrued liability was $154,800 and $129,000, respectively, relating to these executive officers' deferred compensation agreements.

12. LEASE COMMITMENTS AND CONTINGENCIES

  At December 31, 1997 the Bank contracted for outside data processing services and also leased some minor office equipment under operating leases.

  Rental expense under operating leases and contracted data processing services for the years ended December 31, 1997, 1996 and 1995 were $170,398, $153,084 and $253,626, respectively.

  In 1998 the Bank will acquire an in-house computer data processing system as a result of cancelling a third party outside data processor. Estimated costs to be incurred for this conversion include acquisition of additional computer equipment for $758,000, contracted processing fees to conversion date of $50,000 and one time conversion costs of $73,598. In addition, existing capitalized lease obligations in the amount of $214,787 will be paid-off.

  In the normal course of business, there were various pending legal actions and proceedings which were not reflected in the consolidated financial statements. In the opinion of management, the consolidated financial statements have not and will not be affected materially by the outcome of such actions and proceedings.

13. RELATED PARTY TRANSACTIONS

  Certain directors and executive officers of the Corporation and the Bank and companies in which they are principal owners (i.e., at least 10%), were indebted to the Bank at December 31, 1997 and 1996. These loans were made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties.

  A summary of the activity on the related party loans, comprised of seven directors, seven executive officers and their related companies, consisted of the following:

                                                    1997                1996
                                                -----------         -----------
Balance, beginning of year                      $ 2,100,225         $ 1,608,042
Additions                                           359,080             764,735
Deductions                                         (816,112)           (272,552)
                                                -----------         -----------
Balance, end of year                            $ 1,643,193         $ 2,100,225
                                                ===========         ===========

  The above loans represent funds drawn and outstanding at the date of this consolidated financial statement. Commitments by the Bank on lines of credit and credit card agreements presented an additional off-balance sheet risk to the extent of undisbursed funds in the amount of $327,833 and $193,183, respectively, on the above loans. Additionally, the presented loans include credit card accounts totalling $3,348 and $4,606, respectively.

  These loans did not present more than the normal risk of collectibility nor present other unfavorable features.

14. REGULATORY MATTERS

  Dividends are paid by the Corporation to shareholders from its assets which are mainly provided by dividends from the Bank. However, national banking laws place certain restrictions on the amount of cash dividends allowed to be paid by the Bank to the Corporation. Generally, the limitation provides that dividend payments may not exceed the Bank's current year's retained income plus retained net income for the preceding two years. Accordingly, in 1998, without prior regulatory approval, the Bank may declare dividends to the Corporation in the amount of $2,353,321 plus additional amounts equal to the net income earned in 1998 for the period January 1, 1998, through the date of declaration, less any dividends which may have already been paid in 1998. Regulations also limit the amount of loans and advances from the Bank to the Corporation to 10% of consolidated net assets.

  The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I Capital (as defined) to average assets (as defined).

  As of December 31, 1997, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

  The Bank's actual capital amounts (in thousands) and ratios are presented in the following table:

                                                                                    TO BE WELL
                                                                                 CAPITALIZED UNDER
                                                                FOR CAPITAL      PROMPT CORRECTIVE
                                                ACTUAL       ADEQUACY PURPOSES   ACTION PROVISIONS:
                                                ------       -----------------   ------------------
                                           AMOUNT    RATIO    AMOUNT    RATIO     AMOUNT    RATIO
                                           -------   -----    -------    ----     -------    ----
As of December 31, 1997:
Total Capital (To risk-weighted assets)    $22,864   21.84%   $ 8,375    8.00%    $10,469   10.00%
Tier I Capital (To risk-weighted assets)   $21,963   20.98%   $ 4,187    4.00%    $ 6,281    6.00%
Tier I Capital (To average assets)         $21,963   12.57%   $ 6,989    4.00%    $ 8,736    5.00%

As of December 31, 1996:
Total Capital (To risk-weighted assets)    $21,499   21.49%   $ 8,003    8.00%    $10,004   10.00%
Tier I Capital (To risk-weighted assets)   $20,588   20.58%   $ 8,235    4.00%    $12,353    6.00%
Tier I Capital (To average assets)         $20,588   12.23%   $ 6,734    4.00%    $ 8,417    5.00%

  The Corporation's capital ratios are not materially different from those of the Bank.

15. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

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

  The Corporation may require collateral or other security to support financial instruments with off-balance sheet credit risk. The contract or notional amounts at December 31, 1997 and 1996 were as follows:

                                                                         1997         1996
                                                                      ----------   ----------
Financial instruments whose contract amounts represent credit risk:
  Commitments to extend credit                                        $8,536,044   $9,693,267
  Credit card arrangements                                             1,238,765    1,256,635
  Standby letters of credit                                              704,493      636,200
  Performance standby letters of credit                                  326,372      256,993
  Dealer floor plans                                                     520,624      598,398

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

  Standby letters of credit, commercial letters of credit, and performance standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1997 varied from 0 percent to 100 percent; the average amount collateralized was 74.6% percent.

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

16. FAIR VALUES OF FINANCIAL INSTRUMENTS

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

DEPOSITS

  Under Statement No. 107, the fair value of deposits with no stated maturity, such as Demand Deposits, Savings Accounts, and Money Market Accounts, was equal to the amount payable on demand at December 31, 1997 and 1996.

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

  At December 31, 1997 and 1996, the carrying values and estimated fair values of financial instruments of the Corporation are presented in the table below:

                                                     1997                          1996
                                                     ----                          ----
                                            Carrying      Estimated       Carrying      Estimated
                                             Amount       Fair Value       Amount       Fair Value
                                          ------------   ------------   ------------   ------------
Financial Assets:
  Cash and short-term investments         $  5,316,798   $  5,316,798   $ 11,359,167   $ 11,359,167
  Investment securities                     43,862,265     43,868,605     37,406,880     37,417,893

Loans:
  Commercial                                 7,550,674      7,801,898      7,957,064      7,957,064
  Tax exempt                                 2,591,233      2,680,688      2,063,757      2,028,384
  Qualified municipal leases                         0              0         34,777         34,777
  Real estate - construction                   637,025        634,129        660,071        658,390
  Real estate                               99,779,958     98,835,906     96,439,184     96,066,609
  Personal                                   8,523,907      8,421,895      8,446,682      8,436,195
  Credit cards                                 382,885        382,885        441,385        441,385
                                          ------------   ------------   ------------   ------------
  Gross loans                             $119,465,682   $118,757,401   $116,042,920   $115,622,804
  Less: Unearned discount                      323,684              0        324,517              0
   Unamortized loan fees net of costs           97,430              0        128,619              0
                                          ------------   ------------   ------------   ------------
   Loans net of unearned income           $119,044,568   $118,757,401   $115,589,784   $115,622,804
   Less allowance for losses                   900,889              0        910,711              0
                                          ------------   ------------   ------------   ------------
  Net Loans                               $118,143,679   $118,757,401   $114,679,073   $115,622,804
                                          ------------   ------------   ------------   ------------

Financial Liabilities:
  Deposits:
   Demand - non-interest bearing          $ 12,137,705   $ 12,137,705   $ 12,280,044   $ 12,280,044
   Demand - interest bearing                19,453,384     19,453,384     20,105,506     20,105,506
   Savings                                  31,742,490     31,742,490     35,625,308     35,625,308
   Time - $100,000 and over                 11,460,722     11,549,942     12,975,134     13,055,996
   Other time                               52,924,808     53,231,715     50,414,044     50,659,791
                                          ------------   ------------   ------------   ------------
     Total Deposits                       $127,719,109   $128,115,236   $131,400,036   $131,726,645
                                          ------------   ------------   ------------   ------------

Short-Term Borrowings                     $ 22,362,505   $ 22,362,505   $ 16,653,981   $ 16,653,981
Long-Term Borrowings                           439,787        439,787        296,986        296,986

Off-Balance Sheet Assets (Liabilities):
  Commitments to extend credit                              8,536,044                     9,693,267
  Credit card arrangements                                  1,238,765                     1,256,635
  Standby letters of credit                                   704,493                       636,200
  Performance standby letters of credit                       326,372                       256,993
  Dealer floor plans                                          520,624                       598,398

17. PARENT COMPANY FINANCIAL INFORMATION

  Condensed financial information for CCFNB Bancorp, Inc. (Parent Company only) was as follows:

                                                                         DECEMBER 31,
                                                                         ------------
BALANCE SHEETS                                                       1997            1996
                                                                 ------------    ------------
Assets
   Cash in subsidiary Bank                                       $    248,136    $    577,734
   Investment in subsidiary                                        21,644,692      20,023,861
   Investment in other equity securities                              218,875               0
   Prepayments and other assets                                             0          14,235
   Receivable from subsidiary                                          14,251         110,306
                                                                 ------------    ------------
      Total Assets                                               $ 22,125,954    $ 20,726,136
                                                                 ============    ============
Liabilities and Stockholders' Equity
   Accrued expenses and other liabilities                        $     21,141    $     69,255
                                                                 ------------    ------------
      Total Liabilities                                          $     21,141    $     69,255
                                                                 ------------    ------------
Stockholders' Equity
   Common stock                                                  $  1,728,041    $  1,727,139
   Surplus                                                          5,854,388       5,838,453
   Retained earnings                                               14,406,930      13,022,498
   Unrealized gain on investment securities available for sale        142,001          68,791
   Less treasury stock at cost                                        (26,547)              0
                                                                 ------------    ------------
      Total Stockholders' Equity                                 $ 22,104,813    $ 20,656,881
                                                                 ------------    ------------
      Total Liabilities and Stockholders' Equity                 $ 22,125,954    $ 20,726,136
                                                                 ============    ============

INCOME STATEMENTS
                                                                                  YEARS ENDED DECEMBER 31,
                                                                                  ------------------------
Income                                                                       1997           1996           1995
                                                                         -----------    -----------    -----------
   Dividends from subsidiary bank                                        $   637,610    $   916,664    $   615,504
   Dividends - other                                                             980              0              0
   Interest                                                                   17,724         13,464         12,918
                                                                         -----------    -----------    -----------
      Total Income                                                       $   656,314    $   930,128    $   628,422
Operating Expenses                                                            62,071         57,737         48,496
                                                                         -----------    -----------    -----------
   Income Before Taxes and Equity in Undistributed
      Net Income of Subsidiary                                           $   594,243    $   872,391    $   579,926
Applicable income tax (benefit)                                              (14,978)       (15,053)       (12,097)
                                                                         -----------    -----------    -----------
   Income Before Equity in Undistributed Net Income
      of Subsidiary                                                      $   609,221    $   887,444    $   592,023
Equity in undistributed income of subsidiary                               1,416,275        937,046      1,032,848
                                                                         -----------    -----------    -----------
   Net Income                                                            $ 2,025,496    $ 1,824,490    $ 1,624,871
                                                                         ===========    ===========    ===========

STATEMENTS OF CASH FLOWS
Operating Activities
Net income                                                               $ 2,025,496    $ 1,824,490    $ 1,624,871
Adjustments to reconcile net income to net cash provided by
   operating activities:
      Equity in undistributed net income of subsidiary                    (1,416,275)      (937,046)    (1,032,848)
      (Increase) decrease in prepaid expenses and other assets                14,235         30,308         16,362
      (Increase) decrease in receivable from subsidiary                       96,055       (110,306)             0
      Increase (decrease) in advances payable to subsidiary                        0        (20,173)       (16,349)
      Increase (decrease) in income taxes and accrued expenses payable       (56,557)        68,855        (13,757)
                                                                         -----------    -----------    -----------
         Net Cash Provided By Operating Activities                       $   662,954    $   856,128    $   578,279
                                                                         -----------    -----------    -----------
Investing Activities
Purchase of equity securities                                            $  (198,075)   $         0    $         0
Investment in subsidiary                                                    (143,703)      (102,390)             0
                                                                         -----------    -----------    -----------
         Net Cash Provided (Used) in Investing Activities                $  (341,778)   $  (102,390)   $         0
                                                                         -----------    -----------    -----------
Financing Activities
Acquisition of treasury stock                                            $  (148,770)   $         0    $         0
Proceeds from issuance of common stock                                       139,060        155,920         77,037
Cash dividends                                                              (641,064)      (619,269)      (615,504)
                                                                         -----------    -----------    -----------
         Net Cash Provided (Used) By Financing Activities                $  (650,774)   $  (463,349)   $  (538,467)
                                                                         -----------    -----------    -----------
         Increase (Decrease) in Cash and Cash Equivalents                $  (329,598)   $   290,389    $    39,812
Cash and Cash Equivalents at Beginning of Year                               577,734        287,345        247,533
                                                                         -----------    -----------    -----------
         Cash and Cash Equivalents at End of Year                        $   248,136    $   577,734    $   287,345
                                                                         ===========    ===========    ===========

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors and Stockholders of CCFNB Bancorp, Inc.

  We have audited the accompanying consolidated balance sheets of CCFNB Bancorp, Inc. and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CCFNB Bancorp, Inc. and Subsidiary as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


                                    [J.H. Williams & Co., LLP LOGO]

                                    J.H. Williams & Co., LLP
                                    Kingston, Pennsylvania
                                    January 20, 1998


Nancy Diehl enjoying her work as a member of the Corporate        [PHOTO]
Department team.

CCFNB Bancorp, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Selected Consolidated Financial Summary Not Covered By Report Of Independent Accountants

(Dollars in thousands, except per share date and ratios)

                                                1997              1996             1995             1994             1993
                                            -------------    -------------    -------------    -------------    -------------
INCOME STATEMENT DATA:
Total interest income                       $      12,498    $      11,844    $      11,466    $      10,459    $       9,914
Total interest expense                              5,976            5,588            5,557            4,785            4,634
                                            -------------    -------------    -------------    -------------    -------------
Net interest income                                 6,522            6,256            5,909            5,674            5,280
Provision for possible loan losses                     60               80               42              160              105
Other operating income                                804              762              693              569              568
Other operating expenses                            4,492            4,450            4,374            3,958            3,763
Federal income taxes                                  749              664              561              560              497
Change in accounting principle                          0                0                0                0              196
                                            -------------    -------------    -------------    -------------    -------------
Net income                                          2,025            1,824            1,625            1,565            1,679
                                            =============    =============    =============    =============    =============

PER SHARE DATA:
Earnings per share(1)(2)                    $        1.47    $        1.33    $        1.19    $        1.35    $        1.51
Cash dividends declared per share                    0.46             0.45             0.45             0.42             0.40
Book value per share                                15.68            14.95            13.99            12.92            11.94
Average shares outstanding                      1,381,800        1,375,875        1,367,595        1,163,199        1,109,837

BALANCE SHEET DATA:
Total assets                                $     173,866    $     170,086    $     162,066    $     157,124    $     152,386
Total loans                                 $     119,045    $     115,590    $     111,832    $     109,800    $      96,423
Total securities                            $      43,862    $      37,407    $      40,384    $      39,323    $      44,542
Total deposits                              $     127,719    $     131,400    $     128,985    $     126,864    $     124,023
FHLB advances - long-term                   $         225    $           0    $           0    $           0    $           0
Total stockholders' equity                  $      22,105    $      20,657    $      19,512    $      17,650    $      13,452

PERFORMANCE RATIOS:
Return on average assets                             1.18%            1.11%            1.03%            1.03%            1.17%
Return on average stockholders' equity               9.79%            9.35%            8.99%           11.39%            8.90%
Net interest margin(3)                               4.23%            4.24%            4.15%            4.12%            4.14%
Total other operating expenses
  as a percentage of average assets                  2.62%            2.70%            2.77%            2.61%            2.63%

ASSET QUALITY RATIOS:
Allowance for possible loan losses as a
  percentage of loans, net                           0.76%            0.79%            0.82%            0.87%            0.85%
Allowance for possible loan losses as a
  percentage of nonperforming loans(4)             129.27%          208.00%          222.00%          287.50%          104.00%
Nonperforming loans as a percentage of
  total loans, net(4)                                0.59%            0.38%            0.37%            0.30%            0.81%
Nonperforming assets as a percentage of
  total assets(4)                                    0.40%            0.26%            0.25%            0.21%            0.62%
Net charge-offs as a percentage of
  average net loans                                  0.06%            0.07%            0.07%            0.14%            0.07%

LIQUIDITY AND CAPITAL RATIOS:
Equity to assets(5)                                 12.09%           11.86%           11.44%           11.39%           13.18%
Tier 1 capital to risk-weighted assets(6)           20.98%           20.58%           28.21%           20.19%           10.28%
Leverage ratio(5)(6)(7)                             12.57%           12.23%           12.39%           12.15%            8.83%
Total capital to risk-weighted assets(5)            21.84%           21.49%           29.46%           21.24%           10.99%
Dividend payout ratio                               31.65%           33.95%           37.88%           31.74%           26.44%

(1) Based upon average shares and common share equivalents outstanding.

(2) 1993 earnings per share as adjusted for effect of change in accounting principle.

(3) Represents net interest income as a percentage of average total interest-earning assets, calculated on a tax-equivalent basis.

(4) Nonperforming loans are comprised of (i) loans which are on a nonaccrual basis, (ii) accruing loans that are 90 days or more past due, and (iii) restructured loans. Nonperforming assets are comprised of nonperforming loans and foreclosed REAL estate (assets acquired in foreclosure), if applicable.

(5) Based upon average balances for the respective periods.

(6) Based on the FRB risk-based capital guidelines, as applicable to the Corporation. CCFNB is subject to similar requirements imposed by the Office of the Comptroller of the Currency (the "OCC").

(7) The leverage ratio is defined as the ratio of Tier 1 capital to average total assets less intangible assets, if applicable.

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

FACTORS THAT MAY AFFECT FUTURE RESULTS

  General. Banking is affected, directly and indirectly, by local, domestic and international economic and political conditions, and by government monetary and fiscal policies. Conditions such as inflation, recession, unemployment, volatile interest rates, tight money supply, real estate values, international conflicts and other factors beyond the control of the Corporation may adversely affect the future results of operations of the Corporation. Management does not expect any one particular factor to affect the Corporation's results of operations. A downward trend in several areas, however, including real estates, construction and consumer spending, could have an adverse impact on the Corporation's ability to maintain or increase profitability. Therefore, there is no assurance that the Corporation will be able to continue their current rates of income and growth.

  Interest Rates. The Corporation's earnings depend, to a large extent, upon net interest income, which is primarily influenced by the relationship between its cost of funds (deposits and borrowings) and the yield on its interest-earning assets (loans and investments). This relationship, known as the net interest spread, is subject to fluctuation and is affected by regulatory, economic and competitive factors which influence interest rates, the volume, rate and mix of interest-earning assets and interest-bearing liabilities, and the level of nonperforming assets. As part of its interest rate risk management strategy comprised of interest rate risk, mortgage risk, and deposit pricing risk components, management seeks to control its exposure to interest rate changes by managing the maturity and repricing characteristics of interest-earning assets and interest-bearing liabilities.

  As of December 31, 1997, total interest-earning assets maturing or repricing within one year were less than total interest-bearing liabilities maturing or repricing in the same period by $423 thousand, representing a cumulative one year interest rate sensitivity gap as a percentage of total assets of negative
 .24%. This condition suggests that the yield on the Corporation's interest-earning assets should adjust to changes in market interest rate at a slower rate than the cost of the Corporation's interest-bearing liabilities. Consequently, the Corporation's net interest income could decrease during periods of rising interest rates. See "Interest Rate Sensitivity".

  Local Economic Conditions. The success of the Corporation is dependent, to a certain extent, upon the general economic conditions in the geographic market served. Although the Corporation expects that economic conditions will continue to be favorable in this market, no assurance can be given that these economic conditions will continue. Adverse changes in economic conditions in the geographic market that the Corporation serves would likely impair its ability to collect loans and could otherwise have a material adverse effect on the results of operations and financial condition of the Corporation.

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

RESULTS OF OPERATIONS

  The Corporation's net income increased 11.02% to $2,025,496 for 1997, compared to $1,824,490 for 1996. Earnings per common share for the current year were $1.47 compared to $1.33 per common share in 1996. Beginning June 1995, dividend reinvestment and employee's stock option plans went into effect for the Corporation. Additionally, in 1997 the Corporation purchased and partially retired treasury stock. The net additional shares issued as a result of the aforementioned capital transactions were 722, 9,053, and 7,036 for 1997, 1996 and 1995, respectively. These factors have affected the earnings per share by increasing the weighted average number of shares which resulted in weighted average number of shares outstanding of 1,381,800, 1,375,875 and 1,367,595 for 1997, 1996 and 1995, respectively.

  Loans increased 2.99% throughout 1997 to $119,044,568 from $115,589,784 in
1996. Real estate loans continued to provide the growth in loans particularly through the home equity product line. Return on average assets ("ROA") increased to 1.18% for 1997 compared to 1.11% for 1996. The return on average equity ("ROE") increased to 9.79% for 1997 compared to 9.35% for 1996.

  Tax-equivalent net interest income increased 4.28% in 1997 from $6,582,000 in 1996 to $6,864,000 in 1997. Average earning assets increased 4.38% in 1997 from $155,328,000 in 1996 to $162,131,000 in 1997. This increased net interest income was a result of changes in strategies in the loan and security area experienced during the past year.

TABLE OF NON-INTEREST INCOME
(Dollars in Thousands)

                                                      YEARS ENDED DECEMBER 31,
                                                      ------------------------
                                                      1997      1996      1995
                                                     -------   -------   -------
Service charges and fees                             $   556   $   513   $   503
Trust department income                                  103        76        51
Investment securities gain (losses) - net                 57        28        83
Other                                                     88       145        56
                                                     -------   -------   -------
Total non-interest income                            $   804   $   762   $   693
                                                     =======   =======   =======

  Total non-interest income increased 5.51% during 1997 from $762,000 in 1996 to $804,000 in 1997. Continued growth of the Trust Department resulted in an increase in income of 35.53% from $76,000 in 1996 to $103,000 in 1997. Service fees and charges increased from $513,000 in 1996 to $556,000 in 1997 or 8.38%. Other income also decreased 39.31% from $145,000 in 1996 to $88,000 in 1997 and was attributable primarily to a gain on sale of Other Real Estate Owned of $54,000 in 1996.

TABLE OF NON-INTEREST EXPENSE
(Dollars in Thousands)

                                                      YEARS ENDED DECEMBER 31,
                                                      ------------------------
                                                      1997      1996      1995
                                                     -------   -------   -------
Salaries and wages                                   $ 1,817   $ 1,785   $ 1,653
Employee benefits                                        523       509       448
Net occupancy expense                                    375       393       259
Furniture and equipment expense                          420       411       349
FDIC insurance                                            16         2       148
Other expense                                          1,341     1,350     1,517
                                                     -------   -------   -------
Total non-interest expense                           $ 4,492   $ 4,450   $ 4,374
                                                     =======   =======   =======

  Total non-interest expense increased to $4,492,000 in 1997 from $4,450,000 in 1996 or .94%. The overall modest increase was generally the result of normally expected cost increases since there was not any addition of personnel or equipment related expenses in 1997 as compared to 1996.

  A key factor in measuring non-interest expense is to express the expense as a percentage of average total assets. In 1996, this percentage was 2.70% compared to 2.62% in 1997. Accordingly, the Corporation had a positive improvement.

NET INTEREST INCOME

  Tax-equivalent net interest income for 1997 was $6,864,000 compared to $6,582,000 in 1996, an increase of 4.28%. Lending strategies continued in 1997 to change the loan mix to higher-yielding loans with adjustable rates. These were the Home Equity Line, with a monthly rate adjustment option and the Dealer Floor Plan, with immediate rate adjustments. Additionally, mortgage-backed securities continued to add to the investment security portfolio with these securities producing an improved yield.

  Average cost of funds for 1997 was 4.35% compared to 4.22% for 1996. Yield on average interest earning assets was 7.71% in 1997 compared to 7.63% in 1996.

TAX-EQUIVALENT NET INTEREST INCOME
(Dollars in thousands)

                                                       YEARS ENDED DECEMBER 31,
                                                       ------------------------
                                                      1997      1996      1995
                                                     -------   -------   -------
Interest income                                      $12,498   $11,844   $11,466
Interest expense                                       5,976     5,588     5,557
                                                     -------   -------   -------
Net interest income                                  $ 6,522   $ 6,256   $ 5,909
Tax equivalent adjustment                                342       326       337
                                                     -------   -------   -------
Net interest income (fully taxable equivalent)       $ 6,864   $ 6,582   $ 6,246
                                                     =======   =======   =======

  The net interest margin, which is the total tax-equivalent net interest income as a percentage of total average interest-earning assets, decreased slightly in 1997 to 4.23% compared to 4.24% in 1996. The following Average Balance Sheet and Rate Analysis table presents the average assets, actual income or expense and the average yield on assets, liabilities and stockholders' equity for the years 1997, 1996 and 1995.

AVERAGE BALANCE SHEET AND RATE ANALYSIS
Three Years Ended December 31 (Dollars in thousands)

                                                     1997                           1996                            1995
                                                     ----                           ----                            ----
                                        AVERAGE    INTEREST   AVERAGE   AVERAGE   INTEREST   AVERAGE   AVERAGE    INTEREST  AVERAGE
                                        BALANCE    INC/EXP    YD/RATE   BALANCE   INC/EXP    YD/RATE   BALANCE    INC/EXP   YD/RATE
                                       ---------   ---------   ----    --------   --------     ----    --------   --------   ----
ASSETS:                                   (1)        (2)                 (1)       (2)                  (1)       (2)
Interest Bearing Deposits With
  Other Financial Institutions         $   2,797   $     152   5.43%   $  2,849   $    150     5.27%   $  1,727   $    114   6.60%
Investment Securities:
  U.S. Government Securities              28,182       1,726   6.12      26,799      1,640     6.12      24,817      1,526   6.15
  State and Municipal Obligations(3)       9,783         513   7.94       9,471        505     8.57       8,680        493   8.57
  Other Securities                         2,342         149   6.36       2,978        198     6.65       3,566        256   7.18
                                       ---------   ---------   ----    --------   --------     ----    --------   --------   ----
Total Investment Securities            $  40,307   $   2,388   5.92%   $ 39,248   $  2,343     5.97%   $ 37,063   $  2,275   6.14%
Federal Funds Sold                         2,256         124   5.50         890         47     5.28         735         60   8.16
  Consumer                                 8,635         811   9.39       8,477        797     9.40       8,271        788   9.53
  Dealer Floor Plan                        1,552         135   8.70         379         33     8.71           0          0    .00
  Mortgage                                97,822       8,133   8.31      95,445      7,777     8.15      95,165      7,674   8.06
  Commercial                               6,212         608   9.79       6,232        604     9.69       5,348        437   8.17
  Tax Free (3)                             2,550         148   8.79       1,808        105     9.11       2,196        133   9.11
                                       ---------   ---------   ----    --------   --------     ----    --------   --------   ----
Total Loans                            $ 116,771   $   9,835   8.42%   $112,341   $  9,316     8.29%   $110,980   $  9,032   8.14%
Total Interest Earning Assets            162,131      12,499   7.71     155,328     11,856     7.63     150,505     11,481   7.63
                                       ---------   ---------   ----    --------   --------     ----    --------   --------   ----
Reserve for Loan Losses                $    (918)                      $   (910)                       $   (936)
Cash and Due from Banks                    1,372                          1,535                           1,961
Other Assets                               8,574                          8,559                           6,427
                                       ---------                       --------                        --------
Total Assets                           $ 171,159                       $164,512                        $157,957
                                       =========                       ========                        ========

Liabilities And Capital
SUPER NOW Deposits                     $  19,735   $     415   2.10%   $ 19,835   $    430     2.17%   $ 19,128   $    534   2.79%
IRA                                        8,112         405   4.99       7,997        400     5.00       8,249        413   5.01
Money Market Deposits                     12,015         352   2.93      13,570        401     2.96      18,229        562   3.08
Savings Deposits                          21,498         575   2.67      23,619        645     2.73      25,378        818   3.22
Time Deposits over $ 100,000              11,450         675   5.90      10,927        650     5.95       9,031        513   5.68
Other Time Deposits                       44,276       2,490   5.62      41,466      2,315     5.58      36,480      2,076   5.69
                                       ---------   ---------   ----    --------   --------     ----    --------   --------   ----
Total Interest Bearing Deposits        $ 117,086   $   4,912   4.20%   $117,414   $  4,841     4.12%   $116,495   $  4,916   4.22%
                                       ---------   ---------   ----    --------   --------     ----    --------   --------   ----
FHLB                                           9           0    .00%         20          0      .00%        400         23   5.75%
Other Borrowed Funds                         585          30   5.13         522         27     5.17         793         32   4.04
Long-Term Borrowings                         254          16   6.30         331         24     7.25         123          5   4.07
Repurchase Agreements                     19,350       1,018   5.26      13,987        696     4.98      10,573        581   5.50
                                       ---------   ---------   ----    --------   --------     ----    --------   --------   ----
Total Interest Bearing Liabilities     $ 137,284   $   5,976   4.35%   $132,274   $  5,588     4.22%   $128,384   $  5,557   4.33%
                                       ---------   ---------   ----    --------   --------     ----    --------   --------   ----
Demand Deposits                        $  11,968                       $ 11,416                        $ 10,602
Other Liabilities                          1,217                          1,310                             904
Stockholders' Equity                      20,690                         19,512                          18,067
                                       ---------                       --------                        --------
Total Liabilities and Capital          $ 171,159                       $164,512                        $157,957
                                       =========                       ========                        ========

Net Interest Income/Net
  Interest Margin(4)                               $   6,523   4.02%              $  6,268     4.04%              $  5,924   3.94%
                                                   =========                      ========                        ========
Tax-Equivalent Net Interest
  Income/Net Interest Margin(5)                    $   6,864   4.23%              $  6,582     4.24%              $  6,246   4.15%
                                                   =========                      ========                        ========

(1) Average volume information was compared using daily (or monthly) averages.

(2) Interest on loans includes fee income.

(3) Yield on tax-exempt obligations has been computed on a tax-equivalent basis.

(4) Net interest margin is computed by dividing net interest income by total interest earning assets.

(5) Interest and yield are presented on a tax-equivalent basis using 34% for 1997, 1996 & 1995.

COMPONENTS OF NET INTEREST INCOME

  To enhance the understanding of the effects of volumes (the average balance of earning assets and costing liabilities) and average interest rate fluctuations on the balance sheet as it pertains to net interest income, the comparative table below reflects these changes:

TABLE OF NET INTEREST INCOME COMPONENTS ON A TAX-EQUIVALENT BASIS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997 (DOLLARS IN THOUSANDS)

                                        1997 VERSUS 1996                1996 VERSUS 1995                  1995 VERSUS 1994
                                  -----------------------------    -----------------------------    -----------------------------
                                       INCREASE (DECREASE)             INCREASE (DECREASE)               INCREASE (DECREASE)
                                        DUE TO CHANGES IN               DUE TO CHANGES IN                 DUE TO CHANGES IN
                                  -----------------------------    -----------------------------    -----------------------------
                                  AVERAGE    AVERAGE               AVERAGE    AVERAGE               AVERAGE    AVERAGE
                                  VOLUME      RATE       TOTAL     VOLUME      RATE       TOTAL     VOLUME      RATE       TOTAL
                                  -------    -------    -------    -------    -------    -------    -------    -------    -------
Interest Income:
Interest Bearing Deposits with
   Other Financial Institutions   $    (3)   $     5    $     2    $    74    $   (23)   $    51    $   (17)   $    58    $    41
U.S. Government Securities             85          0         85        122         (7)       115       (205)       393        188
State and Municipal Obligations        25        (13)        12         68          0         68         27          2         29
Other Securities                      (42)        (9)       (51)       (42)       (19)       (61)       (28)        (1)       (29)
Federal Funds Sold                     72          2         74         13        (21)        (8)         8         22         30
Consumer Loans                         15         12         27         20        (11)         9        (79)       (53)      (132)
Dealer Floor Plan                     102          0        102          0          0          0          0          0          0
Mortgage Loans(1)                     194        153        347         23         86        109      1,371        263      1,634
Commercial Loans                       (2)         6          4         72         81        153       (718)      (176)      (894)
Tax Free Loans                         65          0         65        (35)         0        (35)        89         (8)        81
                                  -------    -------    -------    -------    -------    -------    -------    -------    -------
Total Earnings Assets             $   511    $   156    $   667    $   315    $    86    $   401    $   448    $   500    $   948

Interest Expense:
SUPER NOW Deposits                     (2)       (14)       (16)        20       (119)       (99)        25        (20)         5
IRA                                     6         (1)         5        (13)        (1)       (14)         9          1         10
Money Market Deposits                 (46)        (4)       (50)      (143)       (22)      (165)      (306)       (66)      (372)
Savings Deposits                      (58)       (14)       (72)       (57)      (124)      (181)        (2)       (44)       (46)
Time Deposits over $100,000            31         (5)        26        108         24        132        124         70        194
Other Time Deposits                   157         17        174        284        (40)       244        318        331        649
FHLB                                    0          0          0        (22)       (23)       (45)         0          5          5
Other Borrowed Funds                    3          0          3        (11)         9         (2)        13         (2)        11
Long-Term Borrowings                   (6)        (3)        (9)         8          4         12          0          0          0
Repurchase Agreements                 267         39        306        188        (55)       133          6        155        161
                                  -------    -------    -------    -------    -------    -------    -------    -------    -------
Total Interest Bearing Deposits   $   352    $    15    $   367    $   362    $  (347)   $    15    $   187    $   430    $   617
                                  -------    -------    -------    -------    -------    -------    -------    -------    -------

Net Interest Income               $   159    $   141    $   300    $   (47)   $   433    $   386    $    26    $    70    $   331
                                  =======    =======    =======    =======    =======    =======    =======    =======    =======

(1) Includes non-accrual loans

Strategies implemented during 1997 by the Senior Management team had a direct influence on the favorable increase in net interest income along with controlling non-interest expenses which resulted in only a modest expected increase for the year.

FINANCIAL CONDITION

  The Corporation's total consolidated assets at December 31, 1997 were $174 million which represented an increase of $4 million or 2.35% over $170 million at December 31, 1996. The 1996 growth rate was 4.95% or $8 million.

  Capital growth of 4.76% for 1997 from $21 million in 1996 to $22 million in 1997 reflected the proceeds of the dividend reinvestment plan and earnings of $2.0 million.

  Total average assets grew 3.64% from 1996 at $165 million to 1997 at $171 million. Average earning assets grew 4.52% from 1996 at $155 million to 1997 at $162 million.

  Loans increased 2.59% from 1996 at $116 million to 1997 at $119 million. The Home Equity Lines introduced in 1996 continued to be the predominent factor in the favorable increase in loan yield.

  Core deposits grew 5.26% from $11.4 million in average non-interest bearing deposits in 1996 to $12.0 million in 1997. Interest-bearing average deposits at December 31, 1997 and 1996 remained the same at $117 million.

  The loan-to-deposit ratio is a key measurement of liquidity. The loan-to-deposit ratio remained high at 93.21% at December 31, 1997 and 87.97% at December 31, 1996.

  It is management's opinion that the balance sheet mix and the interest rate risk associated with the balance sheet is within manageable parameters. Constant monitoring using asset/liability reports and interest rate risk scenarios are in place along with quarterly asset/liability management meetings on the committee level by the Board of Directors.

INVESTMENTS
(Dollars in thousands)

                                                                OUTSTANDING BALANCE AT DECEMBER 31,
                                                                -----------------------------------
                                                        1997                  1996                  1995
                                                 AVAILABLE  HELD TO    AVAILABLE  HELD TO    AVAILABLE  HELD TO
                                                 FOR SALE   MATURITY   FOR SALE   MATURITY   FOR SALE   MATURITY
                                                  -------    -------    -------    -------    -------    -------
                                                    (2)        (1)        (2)        (1)        (2)        (1)
U.S. Treasury Securities                          $ 2,997    $     0    $ 6,994    $     0    $15,034    $     0
Federal Agency Obligations                         14,546          0     16,765          0     13,121          0
Mortgage-backed Securities                         14,450          0      1,683          0          0          0
Obligations of State and Political Subdivisions     9,459        720      8,567        970      7,685      1,045
Other Securities                                    1,690          0      2,428          0      3,499          0
                                                  -------    -------    -------    -------    -------    -------
Total Investment Securities                       $43,142    $   720    $36,437    $   970    $39,339    $ 1,045
                                                  =======    =======    =======    =======    =======    =======

(1) Carried at amortized cost.
(2) Carried at estimated fair value.

  The following table sets forth the maturity distribution of the investment portfolio's held-to-maturity and available-for-sale securities, the weighted average yield for each type of held-to-maturity and available-for-sale security and ranges of maturity at December 31, 1997. Yields are presented on a tax-equivalent basis, are based upon carrying value and are weighted for the scheduled maturity. At December 31, 1997 the Corporation's investment securities portfolio had an average maturity of approximately 4.1 years.

                                                                (DOLLARS IN THOUSANDS)
                                                                ----------------------
                                                    AFTER ONE         AFTER FIVE
                                                     YEAR BUT          YEARS BUT
                                    WITHIN            WITHIN            WITHIN             AFTER
                                   ONE YEAR         FIVE YEARS         TEN YEARS         TEN YEARS           TOTAL
                                --------------    --------------    --------------    ---------------   --------------
                                AMOUNT   YIELD    AMOUNT   YIELD    AMOUNT    YIELD   AMOUNT    YIELD   AMOUNT   YIELD
                                -------   ----    -------   ----    -------    ---    -------    ---    -------   ----
HELD-TO-MATURITY SECURITIES
  AT AMORTIZED COST
U.S. Treasury Securities        $     0    .00%   $     0    .00%   $     0    .00%   $     0    .00%   $     0    .00%
Federal Agency Obligations            0    .00          0    .00          0    .00          0    .00          0    .00
Obligations of State and
  Political Subdivisions            155   6.96        565   6.80          0    .00          0    .00        720   6.84
Other Securities                      0    .00          0    .00          0    .00          0    .00          0    .00
                                -------   ----    -------   ----    -------    ---    -------    ---    -------   ----
Total                           $   155   6.96%   $   565   6.80%   $     0    .00%   $     0    .00%   $   720   6.84%
                                =======   ====    =======   ====    =======   ====    =======   ====    =======   ====

AVAILABLE-FOR-SALE SECURITIES
  AT FAIR VALUE
U.S. Treasury Securities        $ 2,997   5.51%   $     0    .00%   $     0    .00%   $     0    .00%   $ 2,997   5.51%
Federal Agency Obligations        3,795   5.70     21,778   6.39      3,423   6.61          0    .00     28,996   6.32
Obligations of State and
  Political Subdivisions              0    .00      1,701   7.05      3,111   8.10      4,647   8.16      9,459   7.89
Other Securities                      0    .00        499   6.13          0    .00      1,191   5.29      1,690   5.57
                                -------   ----    -------   ----    -------    ---    -------    ---    -------   ----
Total                           $ 6,792   5.65%   $23,978   6.43%   $ 6,534   7.32%   $ 5,838   7.59%   $43,142   6.60%
                                =======   ====    =======   ====    =======   ====    =======   ====    =======   ====

  Available-for-Sale securities were reported on the balance sheet at fair value. An adjustment to capital, net of deferred taxes was the offset for this entry. The possibility of material price volatility in a rising interest rate environment was offset by the availability to the Corporation of restructuring the portfolio for gap positioning at any time through the securities classed as Available-for-Sale. The impact of the fair value adjustment under FASB 115 provided an unrealized gain, net of tax, on December 31, 1997 of $142,000 compared to an unrealized gain, net of tax, on December 31, 1996 of $69,000.

  Several local municipal holdings were placed in the Held-to-Maturity category. These holdings comprised 2.21% and 2.59% of the entire portfolio at December 31, 1997 and 1996, respectively.The total at December 31, 1997 and 1996 was $970,000.

  Available-for-sale securities total $43,142,000 at December 31, 1997 compared to $36,437,000 at December 31, 1996 or a decrease of 18.40%.

  The mix of securities in the portfolio was 6.83% U.S. Treasuries, 32.95% Mortgage-backed Securities, 33.16% other U.S. Agencies, 23.21% Municipal and 3.85% Other. The Corporation does not engage in derivative investment products.

LOANS
Loan Portfolio
Loans Outstanding (Dollars in Thousands)

                                                1997         1996         1995
                                              --------     --------     --------
Commercial                                    $  7,551     $  7,957     $  5,990
Tax Exempt                                       2,591        2,064        1,520
Qualified Municipal Leases                           0           35          131
Real Estate - Construction                         637          660          941
Real Estate                                     99,780       96,439       95,293
Personal                                         8,524        8,447        8,058
Credit Cards                                       383          441          447
                                              --------     --------     --------
                                              $119,466     $116,043     $112,380
Unamortized Loan Fees Net of Costs                  97          129          188
Unearned Discount                                  324          324          360
                                              --------     --------     --------
Loans, Net                                    $119,045     $115,590     $111,832
                                              ========     ========     ========

  A growth of 2.59% was experienced in the loan portfolio, from $116 million in 1996 to $119 million in 1997. The distribution of the loan portfolio reflected 84.05% real estate loans at $100,417,000; 6.32% commercial loans at $7,551,000;
2.17% tax exempt loans at $2,591,000; and 7.46% consumer loans at $8,907,000.

  Variable rate real estate loans were comprised of 84.14% with 3 year adjustable rate, 10.10% with 1 year adjustable rate and 5.76% with one day to 3 month adjustable rates. The three year and one year adjustable rate loans have bi weekly payments.

DEPOSITS AND BORROWED FUNDS
Table of Distribution of Average Deposits (Dollars in Thousands)

                                                          DECEMBER 31,
                                                          ------------
                                                1997         1996         1995
                                              --------     --------     --------
Demand deposits                               $ 31,703     $ 31,251     $ 29,730
Savings deposits                                33,513       37,189       43,607
Time deposits                                   52,388       49,463       44,729
Certificates of deposit, $100,000 and over      11,450       10,927        9,031
                                              --------     --------     --------
Total                                         $129,054     $128,830     $127,097
                                              ========     ========     ========

Table Of Maturity Distribution Of Time Deposits Over $100,000
(Dollars in thousands)

                                                          DECEMBER 31,
                                                          ------------
                                                1997         1996         1995
                                              --------     --------     --------
Three months or less                          $  4,574     $  7,664     $  4,171
Over three months to six months                  3,665        2,546        1,401
Over six months to twelve months                 2,914        1,867        1,372
Over twelve months                                 308          898        4,090
                                              --------     --------     --------
Total                                         $ 11,461     $ 12,975     $ 11,034
                                              ========     ========     ========

  Total average deposits remained at $129 million for December 31, 1997 and 1996. The trend of a shift from savings to time deposits continued through 1997. This was reflected in the 8.82% decline in average savings deposits from $37 million at December 31, 1996 to $34 million at December 31, 1997; and the 5.00% increase in average time deposits from $60 million at December 31, 1996 to $63 million at December 31, 1997. Average non-interest bearing demand deposits remained at $12 million at December 31, 1996 and December 31, 1997.

  Short-term borrowings and securities sold under agreements to repurchase increased 29.41% from $17 million at December 31, 1996 to $22 million at December 31, 1997. Long-term borrowings totalled $440,000 at December 31, 1997 compared to $297,000 at December 31, 1996. Average Treasury Tax and Loan deposits held by the Corporation for the U.S. Treasury averaged $584,000 for 1997 and one day borrowings averaged $9,000 for 1997.

NONPERFORMING ASSETS
Past Due And Non-Accrual Loans (Dollars in thousands)

                                                                LEASE
                   REAL    INSTALLMENT              CREDIT    FINANCING
1997               ESTATE     LOANS     COMMERCIAL   CARDS   RECEIVABLES   TOTAL
                   ------    ------       ------    ------     ------     ------
Days 30-89         $1,049    $  226       $   50    $    6     $    0     $1,331
Days 90 Plus          586        12           29         1          0        628
Non-accrual            69         0            0         0          0         69
                   ------    ------       ------    ------     ------     ------
Total              $1,704    $  238       $   79    $    7     $    0     $2,028
                   ======    ======       ======    ======     ======     ======

                                                               LEASE
                   REAL    INSTALLMENT              CREDIT   FINANCING
1996               ESTATE     LOANS     COMMERCIAL  CARDS   RECEIVABLES   TOTAL
                   ------     ------      ------    ------     ------     ------
Days 30-89         $  806     $  125      $   17    $    1     $    0     $  949
Days 90 Plus          292         15          14         1          7        329
Non-accrual           109          0           0         0          0        109
                   ------     ------      ------    ------     ------     ------
Total              $1,207     $  140      $   31    $    2     $    7     $1,387
                   ======     ======      ======    ======     ======     ======

1995
Days 30-89         $1,022     $  213      $   93    $    2     $    0     $1,330
Days 90 Plus          332         31           0         3         31        397
Non-accrual            13          0           0         0          0         13
                   ------     ------      ------    ------     ------     ------
Total              $1,367     $  244      $   93    $    5     $   31     $1,740
                   ======     ======      ======    ======     ======     ======

  At December 31, 1997, loans 30-89 days past due totalled $1,331,000 compared to $949,000 at December 31, 1996, a 40.25% increase. Past due loans 90 days and over totalled $628,000 at December 31, 1997 compared to $329,000 at December 31, 1996, a 90.88% increase. Non-accrual loans at December 31, 1997 totalled $69,000 compared to $109,000 at December 31, 1996. Overall, past due and non-accrual loans increased 46.21% from $1,387,000 at December 31, 1996 to $2,028,000 at
December 31, 1997. During this same period of time the ratio of net charge-offs during the period to average loans outstanding during the period remained at only .06%, which is consistent with the Bank's historical performance in this area (see Summary of Loan Loss Experience). Management does not consider these absolute percentage increases to be significant or material.

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

  Generally, a loan is classified as non-accrual, and the accrual of interest on such a loan is discontinued when the contractual payment of principal or interest becomes 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan currently is performing.

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

ALLOWANCE FOR LOAN LOSSES AND RELATED PROVISION
(DOLLARS IN THOUSANDS)

                                            1997                     1996                  1995
                                            ----                     ----                  ----
                                        % OF LOANS                % OF LOANS            % OF LOANS
                                        IN CATEGORY              IN CATEGORY            IN CATEGORY
                               AMOUNT  TO TOTAL LOANS  AMOUNT  TO TOTAL LOANS  AMOUNT  TO TOTAL LOANS
                               ------  --------------  ------  --------------  ------  --------------
Commercial                      $ 83         9%         $ 79           9%       $ 73          7%
Real estate mortgages            516        84%          500          84%        513         86%
Consumer                          99         7%           96           7%         53          7%
Credit cards                      20         0%           20           0%         25          0%
Lease financing receivables        0         0%            0           0%          2          0%
Unallocated                      183       N/A           216         N/A         246        N/A
                                ---        ---          ----         ---        ----        ---
                                $901       100%         $911         100%       $912        100%
                                ====       ===          ====         ===        ====        ===

  The allowance for loan losses was $901,000 at December 31, 1997, compared to $911,000 at December 31, 1996. This allowance equalled .08% of total loans, net of unearned income, at December 31, 1997 and 1996. This allowance was considered adequate based on delinquency trends and actual loans written as it relates to the loan portfolio.

  The loan loss reserve was analyzed quarterly and reviewed by the Board of Directors. The assessment of the loan policies and procedures during 1997 revealed no anticipated loss on any loans considered "significant". No concentration or apparent deterioration in classes of loans or pledged collateral was evident. Monthly loan meetings with the Board Credit Administration Committee reviewed new loans, delinquent loans and loan exceptions to determine compliance with policies.

  The schedule below presents a history of actual charge-offs and recoveries by category and related balances and ratios.

SUMMARY OF LOAN LOSS EXPERIENCE (DOLLARS IN THOUSANDS)

                                                                      YEARS ENDED DECEMBER 31,
                                                                      ------------------------
                                                                 1997           1996           1995
                                                               ---------      ---------      ---------
Loans outstanding at end of period                             $ 119,045      $ 115,590      $ 111,832
                                                               =========      =========      =========
Average loans outstanding                                      $ 116,771      $ 112,341      $ 110,980
                                                               =========      =========      =========
Allowance for loan losses:
Balance, beginning of year                                     $     911      $     912      $     943
Loans charged-off:
  Commercial and industrial                                          (15)           (19)           (65)
  Real estate mortgages                                                0              0              0
  Consumer                                                           (84)          (118)           (38)
  Lease financing receivables                                          0              0              0
  Credit cards                                                        (4)            (8)            (4)
                                                               ---------      ---------      ---------
Total loans charged-off                                             (103)          (145)          (107)
                                                               ---------      ---------      ---------
Recoveries:
  Commercial and industrial                                            0             17             13
  Real estate mortgages                                                0              0              0
  Consumer                                                            29             41              6
  Lease financing receivables                                          1              3             12
  Credit cards                                                         3              3              3
                                                               ---------      ---------      ---------
Total recoveries                                                      33             64             34
                                                               ---------      ---------      ---------
Net loans charged-off                                                (70)           (81)           (73)
                                                               ---------      ---------      ---------
Provision charged to expense                                          60             80             42
                                                               ---------      ---------      ---------
Balance, end of period                                         $     901      $     911      $     912
                                                               =========      =========      =========
Ratio of net charge-offs during the period to average loans
  outstanding during period                                          .06%           .07%           .07%

  The allowance for loan losses was established through provisions for loan losses charged against income. Loans deemed to be uncollectible were charged against the allowance for loan losses, and subsequent recoveries, if any, were credited to the allowance.

  As of January 1, 1995 the Corporation adopted Statement of Financial Accounting Standards No. 114. "Accounting for Creditors for Impairment of a Loan
- Income Recognition and Disclosure." Under these standards, the allowance for loan losses related to loans that were identified for evaluation in accordance with Statement No. 114 which was based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Prior to 1995, the allowance for loan losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans. Statement No. 118 allowed the continued use of existing methods for income recognition on impaired loans and amended disclosure requirements to require information about the recorded investment in certain impaired loans and related income recognition on those loans. The allowance for loan losses was maintained at a level by management to be adequate to absorb estimated potential loan losses. Management's periodic revaluation of the adequacy of the allowance for loan losses was based on the Corporation's past loan loss experience; known and inherent risks in the portfolio; adverse situations that may affect the borrower's ability to repay (including the timing of future payments); and other relevant factors. This evaluation was inherently subjective as it required material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. See "Factors That May Affect Future Results".

  Moreover, no additions to the Reserve for Loan losses was required as a result of implementation of Statement No. 114 or Statement No. 118, because the amount of impaired loans was considered to be insignificant and the existing reserve was more than adequate to provide for those impaired loans.

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

  Liquidity is managed on a daily basis at the Corporation. Management believes that liquidity is sufficient to meet present and future financial obligations and commitments on a timely basis. However, see "Factors That May Affect Future Results".

  At December 31, 1997, cash and cash equivalents totalled $5,316,798 compared to $11,359,167 at December 31, 1996. Changes in cash were measured by changes in the three major classifications of cash flows known as operating, investing and financing activities.

  At December 31, 1997, net cash provided by operating activities equaled $2,485,916 which consisted mainly of net income adjusted for non-cash items such as depreciation, loss on impairment of bank premises, provision for loan losses, amortization, accretion and deferred taxes.

  Net cash used for investing activities totalled $10,047,909 which was principally the result of a net increase in loans of $3,524,606, purchases of premises and equipment of $266,185 and $6,279,968 excess of purchases of Available-for-Sale Investment Securities over the proceeds on sale and redemption of available-for-sale and held-to-maturity securities.

  Net cash provided by financing activities totalled $1,519,624 at December 31, 1997 and consisted mostly of an increase in short term borrowings of $5,708,524 less a decrease in deposits of $3,680,927 and dividends paid of $641,064.

CAPITAL RESOURCES

  Capital continues to be a strength of the Corporation. Capital is critical as it must provide growth, payment to shareholders, and absorption of unforeseen losses. The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I Capital (as defined) to average assets (as defined).

  As of December 31, 1997, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

  The Bank's actual capital amounts are ratios in the following table:

                                                                                          TO BE WELL
                                                                                       CAPITALIZED UNDER
                                                                      FOR CAPITAL      PROMPT CORRECTIVE
                                                     ACTUAL        ADEQUACY PURPOSES   ACTION PROVISIONS:
                                                     ------        -----------------   ------------------
                                               AMOUNT     RATIO     AMOUNT     RATIO    AMOUNT     RATIO
                                               ------     -----     ------     -----    ------     -----
As of December 31, 1997:
   Total Capital (To risk-weighted assets)     $22,864    21.84%    $ 8,375     8.00%   $10,469    10.00%
   Tier I Capital (To risk-weighted assets)    $21,963    20.98%    $ 4,187     4.00%   $ 6,281     6.00%
   Tier I Capital (To average assets)          $21,963    12.57%    $ 6,989     4.00%   $ 8,736     5.00%

As of December 31, 1996:
   Total Capital (To risk-weighted assets)     $21,499    21.49%    $ 8,003     8.00%   $10,004    10.00%
   Tier I Capital (To risk-weighted assets)    $20,588    20.58%    $ 8,235     4.00%   $12,353     6.00%
   Tier I Capital (To average assets)          $20,588    12.23%    $ 6,734     4.00%   $ 8,417     5.00%

  The Corporation's capital ratios are not materially different from those of the Bank.

  Dividend payouts are restricted by the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"). The BCL operates generally to preclude dividend payments if the effect thereof would render the Corporation unable to meet its obligations as they become due. As a practical matter, the Corporation's payment of dividends is contingent upon its ability to obtain funding in the form of dividends from the Bank. Payment of dividends to the Corporation by the Bank is subject to the restrictions set forth in the National Bank Act. Generally, the National Bank Act would permit the Bank to declare dividends in 1998 of approximately $2,353,321 plus additional amounts equal to the net income earned in 1998 for the period January 1, 1998 through the date of declaration, less any dividends which may be paid in 1998.

  Common stock issued by the Corporation is traded on a limited basis in the local over-the-counter market using the symbol CCFN. The bid prices below are actual transactions and reflect information from one of the Corporation's market-makers. The prices do not necessarily reflect any dealer or retail markup, markdown or commission:

                                  1997                              1996
                                  ----                              ----
                                           QUARTERLY                        QUARTERLY
                     HIGHEST     LOWEST    DIVIDEND    HIGHEST     LOWEST   DIVIDEND
                     -------     ------    --------    -------     ------   --------
Fourth quarter      $   22.75  $   21.63  $    0.116  $   16.88  $   16.75  $   0.15
Third quarter       $   20.50  $   20.25  $    0.116  $   16.75  $   16.75  $   0.10
Second quarter      $   19.00  $   18.00  $    0.116  $   16.50  $   16.25  $   0.10
First quarter       $   17.50  $   17.13  $    0.116  $   16.38  $   16.00  $   0.10

INTEREST RATE RISK MANAGEMENT

  Interest rate risk management involves managing the extent to which interest-sensitive assets and interest-sensitive liabilities are matched. Interest rate sensitivity is the relationship between market interest rates and earnings volatility due to the repricing characteristics of assets and liabilities. The Bank's net interest income is affected by changes in the level of market interest rates. In order to maintain consistent earnings performance, the Bank seeks to manage, to the extent possible, the repricing characteristics of its assets and liabilities.

  One major objective of the Bank when managing the rate sensitivity of its assets and liabilities is to stabilize net interest income. The management of and authority to assume interest rate risk is the responsibility of the Banks's Asset/Liability Committee ("ALCO"), which is comprised of senior management and Board members. ALCO meets quarterly to monitor the ratio of interest sensitive assets to interest sensitive liabilities. The process to review interest rate risk management is a regular part of management of the Bank. Consistent policies and practices of measuring and reporting interest rate risk exposure, particularly regarding the treatment of noncontractual assets and liabilities, are in effect. In addition, there is an annual process to review the interest rate risk policy with the Board of Directors which includes limits on the impact to earnings from shifts in interest rates.

  The ratio between assets and liabilities repricing in specific time intervals is referred to as an interest rate sensitivity gap. Interest rate sensitivity gaps can be managed to take advantage of the slope of the yield curve as well as forecasted changes in the level of interest rate changes.

  To manage the interest sensitivity position, an asset/liability model called "gap analysis" is used to monitor the difference in the volume of the Bank's interest sensitive assets and liabilities that mature or reprice within given periods. A positive gap (asset sensitive) indicates that more assets reprice during a given period compared to liabilities, while a negative gap (liability sensitive) has the opposite effect. The Bank employs computerized net interest income simulation modeling to assist in quantifying interest rate risk exposure. This process measures and quantifies the impact on net interest income through varying interest rate changes and balance sheet compositions. The use of this model assists the ALCO to gauge the effects of the interest rate changes on interest sensitive assets and liabilities in order to determine what impact these rate changes will have upon the net interest spread.

STATEMENT OF INTEREST SENSITIVITY GAP (DOLLARS IN THOUSANDS)
DECEMBER 31, 1997

                                                      > 90 DAYS
                                        90 DAYS          BUT         1 TO 5       5 TO 10        > 10
                                        OR LESS       < 1 YEAR        YEARS        YEARS         YEARS        TOTAL
                                        --------      --------      --------      --------     --------     --------
Short-term investments                  $    582      $      0      $      0      $      0     $      0     $    582
Securities available for sale(1)           8,967        13,919        14,741         3,628        1,887       43,142
Securities held to maturity(1)                 0           155           565             0            0          720
Loans(1)                                  24,319        28,731        58,424         3,180        4,391      119,045
                                        --------      --------      --------      --------     --------     --------
  Rate Sensitive Assets                 $ 33,868      $ 42,805      $ 73,730      $  6,808     $  6,278     $163,489
                                        ========      ========      ========      ========     ========     ========
Deposits:
Interest-bearing demand deposits(2)     $  2,918      $  2,723      $ 13,812      $      0     $      0     $ 19,453
Savings(2)(3)                              4,761         4,444        22,537             0            0       31,742
Time                                      16,097        22,735        25,554             0            0       64,386
Borrowed funds                            17,564         4,599           200             0            0       22,363
Long-term debt                                23            71           346             0            0          440
Shareholders' equity                         553         2,763         8,842         4,973        4,974       22,105
                                        --------      --------      --------      --------     --------     --------
  Rate Sensitive Liabilities and
  Shareholders' Equity                  $ 41,916      $ 37,335      $ 71,291      $  4,973     $  4,974     $160,489
                                        --------      --------      --------      --------     --------     --------
Interest Sensitivity Gap                  (8,048)        5,470         2,439         1,835        1,304            0
Cumulative Gap                            (8,048)       (2,578)         (139)        1,696        3,000        3,000

(1) Investments and loans are included at the earlier of repricing of maturity adjusted for the effects of prepayments.

(2) Interest bearing demand and savings accounts are included based on historical experience and managements' judgment about the behavior of these deposits in changing interest rate environments.

  At December 31, 1997 the Corporation's cumulative gap positions and the potential earnings change resulting from a 200 basis point change in rates were within the internal risk management guidelines.

  Upon reviewing the current interest sensitivity scenario, decreasing interest rates could positively effect net income because the Bank is liability sensitive. In a rising interest rate environment, net income could be negatively affected because more liabilities than assets will reprice during a given period.

  Certain shortcomings are inherent in the method of analysis presented in the above table. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable-rate mortgages, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels may deviate significantly from those assumed in calculating the table. The ability of many borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase.

  The following table provides information about the Corporations' financial instruments. The table presents the financial instruments including the expected cash flow over the next five years. In addition the average interest rate is shown for each period presented. The table also includes the fair market value for each category of financial instrument as of December 31, 1997. This presentation differs from the above gap report primarily due to presenting the financial instruments based on a contractual maturity as opposed to a repricing scenario as reflected in the above gap report.

PRINCIPAL/NOTIONAL AMOUNTS MATURING IN: (DOLLARS IN MILLIONS)

                                                                                                                         FAIR
                                                                                                 THERE-                  VALUE
                                         1998        1999        2000       2001       2002      AFTER       TOTAL      12-31-97
                                       --------    --------    --------   --------   --------   --------    --------    --------
Rate sensitive assets:
Fixed interest loans(1)                $ 10,910    $  5,257    $  4,180   $  3,330   $  2,812   $ 10,241    $ 36,730    $36,278
    Average interest rate                  8.30%       9.00%       8.76%      8.43%      8.39%      8.20%       8.44%
Variable interest rate loans(1)        $  2,710    $  1,536    $    821   $  1,156   $  1,424   $ 74,832    $ 82,479    $82,479
    Average interest rate                  9.18%       8.56%       9.08%      9.51%      8.53%      8.14%       8.22%
Fixed interest rate securities(1)      $  7,452    $  4,783    $  7,321   $  2,209   $  1,250   $ 12,177    $ 35,192    $35,198
    Average interest rate                  5.68%       5.92%       6.37%      6.28%      6.43%      7.43%       6.93%
Variable interest rate securities(1)   $  8,670    $      0    $      0   $      0   $      0   $      0    $  8,670    $ 8,670
    Average interest rate                  6.70%       0.00%       0.00%      0.00%      0.00%      0.00%       6.70%
Other interest-bearing assets          $    582    $      0    $      0   $      0   $      0   $      0    $    582    $   582
    Average interest rate                  5.78%       0.00%       0.00%      0.00%      0.00%      0.00%       5.78%

Rate sensitive liabilities:
Non interest-bearing
  checking(2)                          $  3,399    $  2,185    $  2,185   $  2,185   $  2,184   $      0    $ 12,138    $12,138
    Average interest rate                  0.00%       0.00%       0.00%      0.00%      0.00%      0.00%       0.00%
Savings & interest-bearing
  checking(2)                          $ 11,015    $  7,240    $  7,240   $  7,240   $  7,240   $      0    $ 39,975    $39,975
    Average interest rate                  2.74%       2.74%       2.74%      2.74%      2.74%      0.00%       2.74%
Money market accounts(2)               $  4,488    $  3,366    $  3,366   $      0   $      0   $      0    $ 11,220    $11,220
    Average interest rate                  2.97%       2.97%       2.97%      0.00%      0.00%      0.00%       2.97%
Time deposits
  (under $100,000)                     $ 30,942    $ 14,010    $  5,737   $    747   $  1,489   $      0    $ 52,925    $53,232
    Average interest rate                  5.44%       5.78%       6.44%      5.46%      6.00%      0.00%       5.67%
Time deposits
  (over $100,000)                      $  8,239    $  1,525    $  1,389   $    208   $    100   $      0    $ 11,461    $11,550
    Average interest rate                  5.69%       6.25%       6.91%      5.58%      6.30%      0.00%       5.92%
Fixed interest rate borrowings         $    221    $      6    $      7   $      7   $      8   $    191    $    440    $   440
    Average interest rate                  6.30%       6.12%       6.12%      6.12%      6.12%      6.12%       6.21%
Variable interest rate borrowings      $ 22,362    $      0    $      0   $      0   $      0   $      0    $ 22,362    $22,362
    Average interest rate                  5.34%       0.00%       0.00%      0.00%      0.00%      0.00%       5.34%

1) Investments and loans are included at contractual maturity.

2) Non interest-bearing checking, interest-bearing checking, savings and money market accounts are reflecting historical experience and management's judgment about the duration of these deposits.

YEAR 2000

  The Corporation and the Bank are aggressively addressing the Year 2000 issue. This issue is far-reaching in that it encompasses computer systems, microchips, anything with time elements, and forces the Bank to ask each vendor, customer, and third-party provider if they are also ready for the millennium, which is fast approaching.

  A Senior Vice President has been given the responsibility for Y2K compliance. A committee has been selected consisting of Board Members and Officers who have been meeting for several months addressing this issue.

  Letters have been sent to vendors requesting, in writing, their effort to be in compliance with Y2K. A select group of commercial customers have been sent letters explaining the Y2K issues and asking them to be certain to address this very important issue. The Bank has also offered to help with any questions. Notices are being placed in each Bank lobby alerting the public to this issue. Also, a notice will be on each deposit statement concerning the Y2K issue.

  Budgets will be prepared assessing the cost to be Y2K compliant. With conversion to an in-house computer system, the purchase of new equipment and the testing of existing equipment, Y2K compliance will be achieved. Although the cost to become Y2K compliant does exist, it is not deemed at this time to be material as most major vendors and in-house equipment of the Bank are already Y2K compliant and the Bank staff will be used to monitor compliance in all areas.

  A time-line has been created for this project. All letters will be mailed by March 15, 1998 and all compliance letters will be in our files by June 30, 1998. December 31, 1998 is the deadline for compliance on all levels. Testing will continue until the Bank is assured all critical systems are confirmed to be Y2K compliant.

  Vendors and systems have been placed in priority order as to importance. Most of the third-party vendors that are most crucial have communicated with us stating they are Y2K compliant and testing on their systems will continue.

  Our insurance carrier has been contacted and we are working closely with it to prudently assess the Bank's needs and take the appropriate steps to protect the Bank.

  Contingency plans have been discussed and will be written on any systems that do not comply or are questionable as to their compliance.

  The Bank will be diligent in its quest for assurance of compliance and will change vendors, if necessary, to ensure a smooth change to the millennium and continuity of banking operations and profit growth.

  National bank examiners are reviewing all banks for their compliance with these issues and the Corporation and the Bank welcome these reviews and any assistance they will provide.


Ruth Mott, Credit Department, carefully reviews every application.       [PHOTO]

EMPLOYEES OF COLUMBIA COUNTY FARMERS NATIONAL BANK


BENTON                      LIGHTSTREET                     MILLVILLE
Marlene Baudendisztl        Trevor A. Barnhart              Linda M. Boudman
Carla M. Emery              Laurie A. Bartholomew           Christopher R. Bower
Judith A. Fink              Andrea S. Bartlett              Betsy L. Fought
Tracy L. Hess               Dolores M. Bennett              Gayle D. Gordon
Dean R. Kelchner            Luanne Bittenbender             Ruth E. Hunter
Sheila L. Kile              Lily Mae Boudman                Martie J. Johnson
Jean E. MacDermott          Sandra J. Boyer                 Gloria J. Mensch
Gloria M. Miller            Diana L. Chamberlin             Jennifer L. Omlor
Anna M. Moyer               Anne E. DeFrain                 Gina L. Rider
Debbie A. Peterman          Deborah B. Deitterick           Mary I. Saienni
Beth M. Preston             Lance O. Diehl
Lisa L. Remley              Nancy R. Diehl                  ORANGEVILLE
Sally B. Tucker             Joyce F. Dohl                   Lynn Z. Fritz
Teresa E. Vincent           Charles W. Dyer                 Candace L. Kesler
                            Jennifer L. Fester              Betty J. Kline
BLOOMSBURG                  Lorraine R. George              Susan K. McGreevy
Rachel E. Bennett           Kay M. Gerasimoff               LouAnn P. Megargell
Sue Ann Carl                Nancy L. Harris
Kathleen M. Church          Gloria Y. Harvey                SOUTH CENTRE
Elaine M. Edwards           Linda A. Huttenstine            Linda L. Curio
Grace I. Flick              Brenda E. Kalie                 Carey A. Jurbala
Nancy K. Fought             Michelle M. Karas               Sandra J. Noss
Elmer O. Frantz, III        Phillip J. Karas                Christine R. Portner
J. Jan Girton               Virginia D. Kocher              Christy M. Vought
Barbara M. Hess             Carol J. Martin                 Connie L. Yoder
Nancy H. Lindenmuth         Kathleen J. Marzari
Denise A. Long              Ruth E. Mott
Florence H. Martz           Karen M. Murdock
Kimberly A. Mumaw           Jay L. Oman
Paul E. Reichart            Vickie S. Reifendifer
Richard L. Sierer           Mary L. Seidel
Darlene L. Tappe            Faith R. Smith
Jamie S. Tingley            Dale E. Thomas
Jacob S. Trump              Diane M. Thomas
Karen Z. Wenner             Tracey L. Travelpiece
Theresa R. Whitmire         Theresa A. Valencik
Janice J. Yeager            Edwin A. Wenner
                            Carol L. Wiggin

                                                                    [CCFNB LOGO]

TEN YEARS IN REVIEW

                   ASSETS (MILLIONS)         DEPOSITS (MILLIONS)
                   -----------------         -------------------
                   1997      173,866          1997     127,719
                   1996      170,086          1996     131,400
                   1995      162,066          1995     128,985
                   1994      157,124          1994     126,864
                   1993      152,386          1993     124,023
                   1992      139,273          1992     113,291
                   1991      118,558          1991      95,334
                   1990      109,526          1990      88,567
                   1989      103,337          1989      87,307
                   1988       95,789          1988      83,169


STOCKHOLDERS' EQUITY (MILLIONS)   LOANS (MILLIONS)     NET INCOME (THOUSANDS)
-------------------------------   ----------------     ----------------------
1997      22,105                   1997   119,045        1997      2,025
1996      20,657                   1996   115,590        1996      1,824
1995      19,512                   1995   111,832        1995      1,625
1994      17,650                   1994   109,800        1994      1,565
1993      13,452                   1993    96,423        1993      1,679
1992      12,208                   1992    82,055        1992      1,213
1991      11,361                   1991    73,347        1991      1,029
1990      10,667                   1990    70,771        1990      1,301
1989       9,354                   1989    66,273        1989      1,040
1988       8,258                   1988    56,629        1988        865


QUALITY CUSTOMER SERVICE


Exceeding customer expectations by providing Quality Customer Service has been the goal of CCFNB for over 80 years.

[PHOTO]

Elaine Edwards, Vice President/Bloomsburg Branch Manager, exemplifies the friendly, high quality service found at all our branch offices.

[PHOTO]

Karen Murdock, Teller, is one of the many friendly faces customers meet when doing business with CCFNB.

[PHOTO]

Dick Sierer and Jamie Tingley of the Financial Planning Department work diligently to make our customers' goals become reality.

[PHOTO]

A meeting with Nancy Harris, Customer Service Representative, sums up the warmth and sincerity of CCFNB's service.

CCFNB BANCORP, INC. MARKET MAKERS

HOPPER SOLIDAY & CO., INC.          F.J. MORRISSEY & CO., INC.
(800) 646-8647                      (215) 563-8500
(717) 560-3042
                                    RYAN, BECK & CO.
FERRIS, BAKER WATTS, INC.           (908) 233-0700
(410) 659-4600
                                    REGISTRAR & TRANSFER AGENT
HERZOG, HEINE, GEDULD, INC.
(201) 418-4000                      American Stock Transfer & Trust Company
                                    40 Wall Street
JANNEY MONTGOMERY SCOTT, INC.       New York, NY 10005
(215) 665-6000


CCFNB LOCATIONS


                            [MAP OF COLUMBIA COUNTY]


  Market Street                                      Route 487, Lightstreet Road
 Benton, PA 17814                                       Bloomsburg, PA 17815
  (717) 925-6181                                          (717) 784-5600

  232 East Street                                          State Street
Bloomsburg, PA 17815                                    Millville, PA 17846
   (717) 784-4400                                         (717) 458-5650

4242 Old Berwick Road                                       Main Street
Bloomsburg, PA 17815                                   Orangeville, PA 17859
   (717) 784-8474                                         (717) 683-5200

[CCFNB BANCORP, INC. LOGO]