Form 10-K405, Exhibit 13
period 1998-12-31
CCFNB BANCORP INC
filed 1999-03-29
CIK 731122

                                   EXHIBIT 13


                          ANNUAL REPORT TO SHAREHOLDERS
                     FOR FISCAL YEAR ENDED DECEMBER 31, 1998

                               CCFNB BANCORP, INC.

                                 AND SUBSIDIARY

                               1998 ANNUAL REPORT

                     CCFNB BANCORP, INC. BOARD OF DIRECTORS

                                Paul E. Reichart
                                 William F. Hess
                                  Don E. Bangs
                            Robert M. Brewington, Jr.
                              Willard H. Kile, Sr.
                               Edward L. Campbell
                             Elwood R. Harding, Jr.
                                 Stanley Barchik
                                 Charles E. Long


                          CCFNB BANCORP, INC. OFFICERS

                                 William F. Hess
                              Chairman of the Board
                                  Don E. Bangs
                             Secretary of the Board
                                Paul E. Reichart
                      President and Chief Executive Officer
                           Vice Chairman of the Board
                               Virginia D. Kocher
                        Treasurer and Assistant Secretary


                              CCFNB MANAGEMENT TEAM

                                 Edwin A. Wenner
                                 Lance O. Diehl
                                 Jacob S. Trump
                                  J. Jan Girton
                                Paul E. Reichart


                 COLUMBIA COUNTY FARMERS NATIONAL BANK OFFICERS

William F. Hess                        Jacob S. Trump              Lily M. Boudman           Christopher R. Bower
Chairman of the Board                  Senior Vice President and   Assistant Vice President  Community Office Manager
                                       Financial Planning Officer
Don E. Bangs                                                       Florence H. Martz         Connie L. Yoder
Secretary of the Board                 Edwin A. Wenner             Assistant Vice President  Community Office Manager
                                       Senior Vice President
Paul E. Reichart                                                   Gloria M. Miller          Jean E. MacDermott
President and Chief Executive Officer  Elaine M. Edwards           Assistant Vice President  Loan Centralization
Vice Chairman of the Board             Vice President                                        Department Associate
                                                                   Karen Z. Wenner
J. Jan Girton                          Dean R. Kelchner            Loan Centralization       Stephanie D. Gallagher
Executive Vice President, Chief        Vice President              Department Manager        Marketing Coordinator
Operating Officer and Assistant
Secretary                              Virginia D. Kocher          Luanne Bittenbender       Betty Jean Kline
                                       Vice President,             Training Director and     Community Office
Lance O. Diehl                         Controller and Assistant    Security Officer          Supervisor
Senior Vice President                  Secretary

Linda A. Huttenstine                   Richard L. Sierer           Dolores M. Bennett
Senior Vice President and Cashier      Financial Planner/Trust     Community Office Manager
                                       Officer

TO OUR SHAREHOLDERS:


     Looking back over 1998, excellent customer service continues to be the primary focus of our corporate culture. I am excited about the progress that was made regarding the implementation of new products and services geared toward meeting the ever-changing needs of our customer base. Columbia County Farmers National Bank continues to remain a locally-owned, independent community bank in a time of unprecedented bank mergers and acquisitions. This is something we are extremely proud of because it allows us to develop and foster close relationships with our customers.

1998 ACCOMPLISHMENTS

     In 1998, new services were instituted to keep up with today's technology. Perhaps the most significant was the introduction of Telebank (Telephone Banking) which allows our customers to access a variety of account information and make simple transactions right from their home or office. We were also successful in implementing Check Safekeeping which eliminates the need for customers to store burdensome stacks of canceled checks. If the need should arise for a copy of a canceled check, CCFNB is able to quickly produce a copy of the check. Our accomplishments also included the development of an informational Web site which will be on-line and available to the public during the first quarter of 1999. This site will contain information on the bank's history, products and services, rates and much more. It will be located at www.ccfnb.com.

     In order to maintain a competitive edge in this ever-changing industry, CCFNB began a sales training program which will provide our loan officers with added knowledge and expertise. Although our net income decreased approximately six percent in 1998, resulting from declining interest rates and therefore a refinancing of in-house mortgages to secondary markets as well as the tightening of the net interest margin, we strongly believe that a successful sales program will provide the foundation necessary for increased profitability in the future.

     Growth continues in our Financial Planning Department, with assets under management now at over $24 million. Additionally, our Investment Center, which offers retail investment products and was established in 1997, has already developed some excellent customer relationships and is a fine complement to our line of quality products and services. Last, but certainly not least, in the first quarter of 1998 we successfully converted our data processing system in-house. Although this was a significant expenditure, we believe this was an important move in that it provides us with the flexibility and control necessary in today's ever-changing financial arena.

A LOOK AT THE NUMBERS

     o    Total Assets increased 6.55% from $173,866,000 in 1997 to $185,258,000 in 1998
     o    Deposits increased 7.80% from $127,719,000 in 1997 to $137,679,000 in
          1998
     o Service charge and fee income increased 10.71% from $523,000 in 1997 to $579,000 in 1998
     o Net income decreased from $2,025,000 in 1997 to $1,902,000 in 1998, a 6.07% decrease
     o    Loans decreased slightly from $119,045,000 in 1997 to $118,558,000 in
          1998
     o    Return on Assets was a healthy 1.07%
     o Fee income in the Financial Planning Department increased 39.80% from $103,000 in 1997 to $144,000 in 1998

LOOKING AHEAD

     Looking forward to 1999, one of our top priorities will be preparing for the Year 2000. Throughout 1999, we will continue to test and re-test our computer systems to ensure January 1, 2000 will be just like any other day.

     During 1999, we will begin researching PC Banking as an additional alternative to branch banking. This service will provide virtually everything you need to conveniently and successfully manage your finances. It will allow customers to access their accounts via personal computer at their home, office, or anywhere they have access to a PC.

     Another objective for the coming year is to strengthen our sales culture. We recognize the importance of officer calls, and will implement a measuring system to monitor our results.

     As we enter the new millennium, we must continue to provide courteous service and develop new products and services to meet the ever-changing needs of our customers. More than ever, we are dependent on our most important asset - customer goodwill. Quality products and services are necessary components of a successful business, but equally important is the need to continue to provide "service beyond expectations" to ensure continuous growth and rise to the challenge of new competitive pressures. Most importantly, we will continue to implement the appropriate strategic decisions to maximize value to our shareholders.

     I would like to personally thank our board of directors, officers, and employees for their continuing support and dedication. A special thanks to you, our shareholders, for your continued loyalty.

Sincerely,


Paul E. Reichart
President and Chief Executive Officer

 CCFNB BANCORP, INC. AND SUBSIDIARY

         CCFNB Bancorp, Inc. (the "Corporation") is a registered bank holding company and organized under the Pennsylvania business corporation law. The assets are primarily those of its wholly owned subsidiary, the Columbia County Farmers National Bank.

         The Columbia County Farmers National Bank is a full service nationally-chartered financial institution serving customers from six locations in Columbia County; namely Orangeville, Bloomsburg, Benton, South Centre, Millville and Lightstreet. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation to the maximum extent provided by law.

         A copy of the Corporation's Annual Report for the year ended December 31, 1998, on Form 10-K as filed with the Securities and Exchange Commission will be furnished without charge upon written request to Mr. Paul E. Reichart, President and Chief Executive Officer, Columbia County Farmers National Bank, 232 East Street, Bloomsburg, Pennsylvania 17815.


CONSOLIDATED SELECTED FINANCIAL DATA
(In thousands of dollars, except per share data and ratios)

                                       1998          1997           1996
                                       ----          ----           ----
EARNINGS
     Interest income ...........     $ 12,444      $ 12,487      $ 11,844
     Interest expense ..........        6,072         5,976         5,588
     Provision for loan losses .           78            60            80
     Investment securities gains           64            57            28
     Net income ................     $  1,902      $  2,025      $  1,824

PER SHARE
     Net income ................     $   1.38      $   1.47      $   1.33
     Cash dividends ............          .46           .46           .45

BALANCES AT DECEMBER 31
     Assets ....................     $185,258      $173,866      $170,086
     Investment securities .....       48,151        43,862        37,407
     Net loans .................      117,604       118,144       114,679
     Deposits ..................      137,679       127,719       131,400
     Stockholders' equity ......       23,480        22,105        20,657

RATIOS
     Return on average assets ..         1.07%         1.18%         1.11%
     Return on average equity ..         8.54%         9.79%         9.35%
     Dividend payout ratio .....        33.59%        31.65%        33.95%



CONTENTS
Message to shareholders .................................................................      1
Consolidated balance sheets .............................................................      2
Consolidated statements of income .......................................................      3
Consolidated statements of stockholders' equity .........................................      4
Consolidated statements of cash flows ...................................................      5
Notes to consolidated financial statements ..............................................    6 - 19
Report of Independent Certified Public Accountants ......................................     20
Management's discussion and analysis of financial condition and results of operations....   21 - 37

CCFNB BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1998 AND 1997


                                                                              1998               1997
                                                                              ----               ----
ASSETS
Cash and due from banks ...........................................     $   5,104,807      $   4,734,655
Interest-bearing deposits with other banks ........................         6,381,236            582,143
Federal funds sold ................................................         1,000,000                  0
Investment securities:
     Securities Available-for-Sale ................................        47,586,027         43,142,265
     Securities to be Held-to-Maturity (estimated
     fair value 1998, $569,076; 1997, $726,340) ...................           565,000            720,000
Loans, net of unearned income .....................................       118,558,382        119,044,568
Allowance for loan losses .........................................           954,516            900,889
                                                                        -------------      -------------
     Net loans ....................................................     $ 117,603,866      $ 118,143,679
Premises and equipment ............................................         5,649,537          5,146,174
Other real estate owned ...........................................            23,989                  0
Accrued interest receivable .......................................           831,914            937,697
Other assets ......................................................           511,256            459,357
                                                                        -------------      -------------
     TOTAL ASSETS .................................................     $ 185,257,632      $ 173,865,970
                                                                        =============      =============


LIABILITIES AND STOCKHOLDERS' EQUITY


LIABILITIES
Deposits:
     Non-interest bearing .........................................     $  13,315,596      $  12,137,705
     Interest bearing .............................................       124,363,740        115,581,404
                                                                        -------------      -------------
         Total Deposits ...........................................     $ 137,679,336      $ 127,719,109
Short-term borrowings .............................................        20,418,105         22,362,505
Long-term borrowings ..............................................         2,290,703            439,787
Accrued interest and other expenses ...............................         1,176,107          1,140,740
Other liabilities .................................................           213,669             99,016
                                                                        -------------      -------------
         TOTAL LIABILITIES ........................................     $ 161,777,920      $ 151,761,157
                                                                        -------------      -------------

STOCKHOLDERS' EQUITY
Common stock, par value $1.25 per share; authorized
     5,000,000 shares; issued 1,382,433 shares 1998 and 1997 ......     $   1,728,041      $   1,728,041
Surplus ...........................................................         5,849,157          5,854,388
Retained earnings .................................................        15,670,223         14,406,930
Accumulated other comprehensive income ............................           447,551            142,001
Less:  Treasury stock at cost, 6,976 shares 1998, 1,183 shares 1997          (215,260)           (26,547)
                                                                        -------------      -------------
         TOTAL STOCKHOLDERS' EQUITY ...............................     $  23,479,712      $  22,104,813
                                                                        -------------      -------------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ...............     $ 185,257,632      $ 173,865,970
                                                                        =============      =============


The accompanying notes are an integral part of these consolidated financial statements.

CCFNB BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
FOR YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                                         1998            1997            1996
                                                         ----            ----            ----
INTEREST INCOME
Interest and fees on loans .....................     $ 9,584,559     $ 9,823,607     $ 9,304,073
Interest and dividends on investment securities:
     Taxable ...................................       1,867,265       1,812,883       1,779,437
     Tax-exempt ................................         656,654         513,112         504,808
     Dividends .................................          74,118          61,572          58,856
Federal funds sold .............................          32,336         124,019          46,651
Deposits in other banks ........................         229,324         151,586         149,813
                                                     -----------     -----------     -----------
         TOTAL INTEREST INCOME .................     $12,444,256     $12,486,779     $11,843,638
                                                     -----------     -----------     -----------

INTEREST EXPENSE
Deposits .......................................     $ 4,910,321     $ 4,911,541     $ 4,840,794
Short-term borrowings ..........................       1,046,161       1,048,645         723,308
Long-term borrowings ...........................         115,143          16,035          23,502
                                                     -----------     -----------     -----------
         TOTAL INTEREST EXPENSE ................     $ 6,071,625     $ 5,976,221     $ 5,587,604
                                                     -----------     -----------     -----------

Net interest income ............................     $ 6,372,631     $ 6,510,558     $ 6,256,034
Provision for loan losses ......................          78,000          60,000          80,000
                                                     -----------     -----------     -----------
     NET INTEREST INCOME AFTER PROVISION
         FOR LOAN LOSSES .......................     $ 6,294,631     $ 6,450,558     $ 6,176,034
                                                     -----------     -----------     -----------

NON-INTEREST INCOME
Service charges and fees .......................     $   579,338     $   523,050     $   513,341
Trust department ...............................         143,838         103,189          75,804
Other ..........................................         193,479         132,283         145,298
Investment securities gains, net ...............          64,419          57,326          27,680
                                                     -----------     -----------     -----------
         TOTAL NON-INTEREST INCOME .............     $   981,074     $   815,848     $   762,123
                                                     -----------     -----------     -----------

NON-INTEREST EXPENSE
Salaries .......................................     $ 1,885,446     $ 1,817,389     $ 1,784,776
Pensions and other employee benefits ...........         563,266         522,388         509,435
Occupancy, net .................................         334,072         375,379         392,854
Equipment ......................................         556,302         420,271         410,524
FDIC insurance .................................          15,430          15,761           2,000
Other ..........................................       1,384,511       1,340,945       1,350,526
                                                     -----------     -----------     -----------
         TOTAL NON-INTEREST EXPENSE ............     $ 4,739,027     $ 4,492,133     $ 4,450,115
                                                     -----------     -----------     -----------

Income before income taxes .....................     $ 2,536,678     $ 2,774,273     $ 2,488,042
Income tax expense .............................         634,278         748,777         663,552
                                                     -----------     -----------     -----------
         NET INCOME ............................     $ 1,902,400     $ 2,025,496     $ 1,824,490
                                                     ===========     ===========     ===========

PER SHARE DATA
Net income .....................................     $      1.38     $      1.47     $      1.33
                                                     -----------     -----------     -----------
Cash dividends .................................     $       .46     $       .46     $       .45
                                                     -----------     -----------     -----------
Weighted average shares outstanding ............       1,378,339       1,381,800       1,375,875


The accompanying notes are an integral part of these consolidated financial statements.

CCFNB BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996




                                                         Common                    Comprehensive   Retained
                                                         Stock          Surplus       Income       Earnings
                                                         -----          -------       ------       --------

BALANCE AT DECEMBER 31, 1995.....................     $1,715,823      $5,693,849                   $11,817,277

Comprehensive income:
  Net income.....................................              0               0     $1,824,490      1,824,490
  Other comprehensive income, net of tax:
    Unrealized gains (losses) on investment
     securities of $(197,736), net of
     reclassification adjustment for gains
     included in net income of $18,269...........              0               0       (216,005)             0
                                                                                     ----------
  Comprehensive income...........................                                    $1,608,485
                                                                                     ==========

Issuance of 9,053 shares of common
  stock under dividend reinvestment
  and stock purchase plans.......................         11,316         144,604                             0
Cash dividends $.45 per share....................              0               0                      (619,269)
                                                      ----------      ----------                   -----------

BALANCE AT DECEMBER 31, 1996.....................     $1,727,139      $5,838,453                   $13,022,498

Comprehensive income:
  Net income.....................................              0               0     $2,025,496      2,025,496
  Other comprehensive income, net of tax:
    Unrealized gains on investment
     securities of $111,045, net of
     reclassification adjustment for gains
     included in net income of $37,835...........              0               0         73,210              0
                                                                                     ----------
   Comprehensive income...........................                                   $2,098,706
                                                                                     ==========
Issuance of 6,814 shares of common
  stock under dividend reinvestment
  and stock purchase plans......................           8,517         130,543                             0
Purchase of 7,275 shares of treasury stock......               0               0                             0
Retirement of 6,092 shares of treasury
  stock.........................................          (7,615)       (114,608)                            0
Cash dividends $.46 per share...................               0               0                      (641,064)
                                                      ----------      ----------                   -----------

BALANCE AT DECEMBER 31, 1997....................      $1,728,041      $5,854,388                   $14,406,930

Comprehensive income:
  Net income....................................               0               0     $1,902,400      1,902,400
  Other comprehensive income, net of tax:
    Unrealized gains on investment
     securities of $348,067, net of
     reclassification adjustment for gains
     included in net income of $42,517..........               0               0        305,550              0
                                                                                     ----------
  Comprehensive income..........................                                     $2,207,950
                                                                                     ==========

Issuance of 5,013 shares of common
  stock under dividend reinvestment
  and stock purchase plans......................           6,266         135,224                             0
Sale of 453 shares of treasury stock............               0             (66)                            0
Purchase of 11,259 shares of treasury stock.....               0               0                             0
Retirement of 5,013 shares of treasury
  stock.........................................          (6,266)       (140,389)                            0
Cash dividends $.46 per share...................               0               0                      (639,107)
                                                      ----------      ----------                   -----------

BALANCE AT DECEMBER 31, 1998....................      $1,728,041      $5,849,157                   $15,670,223
                                                      ==========      ==========                   ===========


                                                        Accumulated
                                                           Other
                                                       Comprehensive    Treasury
                                                           Income        Stock         Total
                                                           ------        -----         -----

BALANCE AT DECEMBER 31, 1995.....................       $  284,796    $       0    $19,511,745

Comprehensive income:
  Net income.....................................                0            0      1,824,490
  Other comprehensive income, net of tax:
    Unrealized gains (losses) on investment
     securities of $(197,736), net of
     reclassification adjustment for gains
     included in net income of $18,269...........         (216,005)           0       (216,005)


  Comprehensive income...........................


Issuance of 9,053 shares of common
  stock under dividend reinvestment
  and stock purchase plans.......................                0            0        155,920
Cash dividends $.45 per share....................                0            0       (619,269)
                                                        ----------    ---------    -----------

BALANCE AT DECEMBER 31, 1996.....................       $   68,791    $       0    $20,656,881

Comprehensive income:
  Net income.....................................                0            0      2,025,496
  Other comprehensive income, net of tax:
    Unrealized gains on investment
     securities of $111,045, net of
     reclassification adjustment for gains
     included in net income of $37,835...........           73,210            0         73,210

  Comprehensive income...........................

Issuance of 6,814 shares of common
  stock under dividend reinvestment
  and stock purchase plans......................                 0            0        139,060
Purchase of 7,275 shares of treasury stock......                 0     (148,770)      (148,770)
Retirement of 6,092 shares of treasury
  stock.........................................                 0      122,223              0
Cash dividends $.46 per share...................                 0            0       (641,064)
                                                        ----------   ----------    -----------

BALANCE AT DECEMBER 31, 1997....................        $  142,001   $  (26,547)   $22,104,813

Comprehensive income:
  Net income....................................                 0            0      1,902,400
  Other comprehensive income, net of tax:
    Unrealized gains on investment
     securities of $348,067, net of
     reclassification adjustment for gains
     included in net income of $42,517..........           305,550            0        305,550

  Comprehensive income..........................


Issuance of 5,013 shares of common
  stock under dividend reinvestment
  and stock purchase plans......................                 0            0        141,490
Sale of 453 shares of treasury stock............                 0        9,747          9,681
Purchase of 11,259 shares of treasury stock.....                 0     (345,115)      (345,115)
Retirement of 5,013 shares of treasury  stock...                 0      146,655              0
Cash dividends $.46 per share...................                 0            0       (639,107)
                                                        ----------    ---------    -----------
BALANCE AT DECEMBER 31, 1998....................        $  447,551    $(215,260)   $23,479,712
                                                        ==========    =========    ===========



The accompanying notes are an integral part of these consolidated financial statements.

CCFNB BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                                  1998             1997              1996
                                                                                  ----             ----              ----
OPERATING ACTIVITIES
Net income .............................................................     $  1,902,400      $  2,025,496      $  1,824,490
Adjustments to reconcile net income to net cash provided by operating activities:
     Provision for loan losses .........................................           78,000            60,000            80,000
     Depreciation ......................................................          516,947           373,307           386,021
     Premium amortization on investment securities .....................           92,031            21,995             2,228
     Discount accretion on investment securities .......................          (38,746)          (27,084)          (16,294)
     Deferred income taxes (benefit) ...................................          (14,828)           20,331            (9,303)
     (Gain) on sales of investment securities Available-for-Sale .......          (64,415)          (57,326)          (27,680)
     (Gain) on sale of premises and equipment ..........................                0            (1,623)             (116)
     Loss on impairment of bank premise ................................                0            20,000            30,958
     (Gain) on sale of other real estate ...............................                0                 0           (53,808)
     (Increase) decrease in accrued interest receivable ................          105,783            27,234          (115,195)
     (Increase) in other assets - net ..................................          (51,899)          (96,013)           (3,168)
     Increase in accrued interest and other expenses ...................           35,367            82,773           151,292
     Increase (decrease) in other liabilities - net ....................          (23,808)           36,826          (109,587)
                                                                             ------------      ------------      ------------
       NET CASH PROVIDED BY OPERATING ACTIVITIES .......................     $  2,536,832      $  2,485,916      $  2,139,838
                                                                             ------------      ------------      ------------

INVESTMENT ACTIVITIES
Purchases of investment securities Available-for-Sale ..................     $(38,178,221)     $(25,177,358)     $(12,813,932)
Proceeds from sales, maturities and redemptions of investment securities
   Available-for-Sale ..................................................       34,204,427        18,647,390        15,430,246
Proceeds from maturities and redemptions of investment securities
   Held-to-Maturity ....................................................          155,000           250,000            75,000
Net (increase) decrease in loans .......................................          437,824        (3,524,606)       (3,839,730)
Purchases of premises and equipment ....................................       (1,020,309)         (266,185)         (629,777)
Proceeds from sale of premises and equipment ...........................                0            22,850               275
Proceeds from sale of other real estate ................................                0                 0            53,808
                                                                             ------------      ------------      ------------
       NET CASH (USED) IN INVESTING ACTIVITIES .........................     $ (4,401,279)     $(10,047,909)     $ (1,724,110)
                                                                             ------------      ------------      ------------

FINANCING ACTIVITIES
Net increase (decrease) in deposits ....................................     $  9,960,227      $ (3,680,927)     $  2,414,764
Net increase (decrease) in short-term borrowings .......................       (1,944,400)        5,708,524         4,588,410
Proceeds from long-term borrowings .....................................        2,071,628           225,000                 0
Repayment of long-term borrowings ......................................         (220,712)          (82,199)          (67,579)
Proceeds from sale of treasury stock ...................................            9,681                 0                 0
Acquisition of treasury stock ..........................................         (345,115)         (148,770)                0
Proceeds from issuance of common stock .................................          141,490           139,060           155,920
Cash dividends paid ....................................................         (639,107)         (641,064)         (619,269)
                                                                             ------------      ------------      ------------
       NET CASH PROVIDED BY FINANCING ACTIVITIES .......................     $  9,033,692      $  1,519,624      $  6,472,246
                                                                             ------------      ------------      ------------

       INCREASE (DECREASE) IN CASH AND CASH
         EQUIVALENTS ...................................................     $  7,169,245      $ (6,042,369)     $  6,887,974

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR .........................        5,316,798        11,359,167         4,471,193
                                                                             ------------      ------------      ------------
   CASH AND CASH EQUIVALENTS AT END OF YEAR ............................     $ 12,486,043      $  5,316,798      $ 11,359,167
                                                                             ============      ============      ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
   Interest ............................................................     $  6,059,842      $  5,984,797      $  5,575,448
   Income taxes ........................................................     $    606,446      $    795,855      $    571,730


The accompanying notes are an integral part of these consolidated financial statements.

CCFNB BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


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

     NATURE OF OPERATIONS & LINES OF BUSINESS

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

         Gathering deposits and making loans are the major lines of business. The deposits are mainly deposits of individuals and small businesses and the loans are mainly real estate loans covering primary residences and small business enterprises. The trust services, under the name of CCFNB and Co., include administration of various estates, pension plans, self-directed IRA's and other services. A third-party brokerage arrangement, Invest, is also resident in the main branch, namely Bloomsburg. This Invest Financial Service offers a full line of stocks, bonds and other non-insured financial services.

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

     INVESTMENT SECURITIES

         The Corporation classifies its investment securities as either "Held-to-Maturity" or "Available-for-Sale" at the time of purchase. Debt securities are classified as Held-to-Maturity when the Corporation has the ability and positive intent to hold the securities to maturity. Investment securities held to maturity are carried at cost adjusted for amortization of premiums and accretion of discounts to maturity.

         Debt securities not classified as Held-to-Maturity and equity securities included in the Available-for-Sale category, are carried at fair value, and the amount of any unrealized gain or loss net of the effect of deferred income taxes is reported as other comprehensive income in the Statement of Stockholders' Equity. Management's decision to sell Available-for-Sale securities is based on changes in economic conditions controlling the sources and uses of funds, terms, availability of and yield of alternative investments, interest rate risk, and the need for liquidity.

         The cost of debt securities classified as Held-to-Maturity or Available-for-Sale is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion, as well as interest and dividends, is included in interest income from investments. Realized gains and losses are included in net investment securities gains. The cost of investment securities sold, redeemed or matured is based on the specific identification method.

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

         NON-ACCRUAL LOANS - Generally, a loan is classified as non-accrual, and the accrual of interest on such a loan is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan currently is performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on non-accrual status, unpaid interest credited to income in the current year is reversed, and unpaid interest accrued in prior years is charged against the allowance for credit losses. Certain non-accrual loans may continue to perform, that is, payments are still being received. Generally, the payments are applied to principal. These loans remain under constant scrutiny and if performance continues, interest income may be recorded on a cash basis based on management's judgement as to collectibility of principal.

         ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

          A principal factor in estimating the allowance for loan losses is the measurement of impaired loans. A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect all amounts due according to the contractual terms of the loan agreement. Under current accounting standards, the allowance for loan losses related to impaired loans is based on discounted cash flows using the loan's effective interest rate or the fair value of the collateral for certain collateral dependent loans.

         The allowance for loan losses is maintained at a level established by management to be adequate to absorb estimated potential loan losses. Management's periodic evaluation of the adequacy of the allowance for loan losses is based on the Corporation's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

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

     OTHER REAL ESTATE OWNED

         Other real estate owned is comprised of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosure. In accordance with Statement of Financial Accounting Standards (SFAS) No. 114, a loan is classified as in-substance foreclosure when the Corporation has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Other real estate owned is recorded at fair value at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management, and the real estate is carried at the lower of (1) cost or (2) fair value minus estimated costs to sell. Income and expenses from operations of other real estate owned and changes in the valuation allowance are included in loss on other real estate owned.

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

     PER SHARE DATA

         Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share", requires dual presentation of basic and diluted earnings per share. Basic earnings per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding at the end of each period. Diluted earnings per share is calculated by increasing the denominator for the assumed conversion of all potentially dilutive securities. The Corporation does not have any securities which have or will have a dilutive effect, accordingly, basic and diluted per share data is the same.

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

     DERIVATIVE FINANCIAL INSTRUMENTS

         The Corporation has no derivative financial instruments requiring disclosure under Statement of Financial Accounting Standards (SFAS) No. 119, "Disclosures about Derivative Financial Instruments and Fair Value of Financial Instruments."

     TRUST ASSETS AND INCOME

         Property held by the Corporation in a fiduciary or agency capacity for its customers is not included in the accompanying consolidated financial statements because such items are not assets of the Corporation. Trust Department income is recognized on a cash basis and is not materially different than if it was reported on an accrual basis.

     RECENT ACCOUNTING PRONOUNCEMENTS

         Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income", is effective and has been implemented for the year ended December 31, 1998. SFAS 130 established standards for reporting and display of comprehensive income and its components. The adoption of SFAS 130 did not have a material effect on the Corporation's financial condition or results of operations.

         Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", provides accounting and reporting standards for sales, securitizations, and servicing of receivables and other financial assets, for certain serviced borrowings and collateral transactions, and for extinguishment of liabilities. As a result of SFAS 127, provisions of SFAS 125 became fully effective in 1998 and has not had a significant impact on the Corporation's consolidated financial condition or results of operations.

         Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information", became effective for 1998 and establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Corporation adopted the provisions of this statement for 1998. The disclosure requirements had no impact on the financial position or results of operations.

         Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities", becomes effective for years beginning after June 15, 1999. SFAS 133 requires fair value accounting for all stand-alone derivatives and many derivatives embedded in other instruments and contracts. Since the Corporation does not enter into transactions involving derivatives described in the standard and does not engage in hedging activities, the standard is not expected to have a significant impact on the Corporation's consolidated financial condition or results of operations.

     RECLASSIFICATION

         Certain amounts in the consolidated financial statements of the prior years have been reclassified to conform with presentation used in the 1998 consolidated financial statements. Such reclassifications had no effect on the Corporation's consolidated financial condition or net income.

2.   RESTRICTED CASH BALANCES

         The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The amount required at December 31, 1998 was $834,000 and was satisfied by vault cash. Additionally, as compensation for check clearing and other services, compensating balances are required to be maintained with the Federal Reserve Bank and other correspondent banks. At December 31, 1998, these balances were $507,000.

3.   INVESTMENT SECURITIES

         The amortized cost, related estimated fair value, and unrealized gains and losses for investment securities classified as "Available-for-Sale" or "Held-to-Maturity" were as follows at December 31, 1998 and 1997:

                                                                         Available-for-Sale Securities
                                                                         -----------------------------
                                                             Gross           Gross         Estimated
                                                           Amortized       Unrealized      Unrealized         Fair
     December 31, 1998:                                      Cost            Gains           Losses           Value
                                                           ---------       ----------      ----------         -----
     Obligations of U.S. Government Corporations
       and Agencies:
         Mortgage-backed ............................     $22,137,279      $270,995        $ 6,406        $22,401,868
         Other ......................................       9,777,510         4,875              0          9,782,385
     Obligations of state and political subdivisions       13,606,379       423,379              0         14,029,758
     Equity securities ..............................       1,388,780             0         16,764          1,372,016
                                                          -----------      --------        -------        -----------
     Total ..........................................     $46,909,948      $699,249        $23,170        $47,586,027
                                                          ===========      ========        =======        ===========

                                                                          Held-to-Maturity Securities
                                                                         -----------------------------
                                                                            Gross          Gross           Estimated
                                                           Amortized      Unrealized     Unrealized          Fair
     December 31, 1998:                                      Cost           Gains          Losses            Value
                                                           ---------      ----------     ----------        ---------
     Obligations of state and political subdivisions..    $   565,000      $  4,076        $     0        $   569,076
                                                          ===========      ========        =======        ===========

                                                                         Available-for-Sale Securities
                                                                         -----------------------------
                                                                             Gross           Gross         Estimated
                                                           Amortized       Unrealized      Unrealized        Fair
     December 31, 1998:                                      Cost            Gains           Losses          Value
                                                           ---------       ----------      ----------        -----
     U.S. Treasury securities .......................     $ 2,999,778      $      0        $ 2,278        $ 2,997,500
     Obligations of U.S. Government Corporations
       and Agencies:
         Mortgage-backed ............................      14,491,408             0         40,953         14,450,455
         Other ......................................      14,576,412             0         30,504         14,545,908
     Obligations of state and political subdivisions        9,189,078       269,859              0          9,458,937
     Corporate debt securities ......................         498,483           916            609            498,790
     Equity securities ..............................       1,169,875        21,300            500          1,190,675
                                                          -----------      --------        -------        -----------
     Total ..........................................     $42,925,034      $292,075        $74,844        $43,142,265
                                                          ===========      ========        =======        ===========

                                                                          Held-to-Maturity Securities
                                                                          ---------------------------
                                                                             Gross          Gross          Estimated
                                                           Amortized       Unrealized     Unrealized         Fair
     December 31, 1998:                                      Cost            Gains          Losses           Value
                                                           ---------       ----------     ----------       ---------
     Obligations of state and political subdivisions...   $   720,000      $  6,340        $     0        $   726,340
                                                          ===========      ========        ========       ===========

         Securities Available-for-Sale with an aggregate fair value of $29,787,808 in 1998 and $31,360,090 in 1997, respectively, were pledged to secure public funds, trust funds, securities sold under agreements to repurchase and other balances of $24,797,741 in 1998 and $27,419,841 in 1997, respectively, as required by law.

         The amortized cost and estimated fair value of debt securities, by expected maturity, are shown below at December 31, 1998. Expected maturities will differ from contractual maturities, because some borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                      Held-to-Maturity               Available-for-Sale
                                                      ----------------               ------------------
                                                 Amortized       Estimated       Amortized       Estimated
                                                    Cost         Fair Value         Cost         Fair Value
                                                -----------     -----------     -----------     -----------
     Due in one year or less ..............      $365,000       $366,587        $ 2,493,141     $ 2,498,236
     Due after one year through five years        200,000        202,489         26,605,660      26,908,757
     Due after five years through ten years             0              0          6,496,137       6,526,952
     Due after ten years ..................             0              0         11,315,010      11,652,082
                                                 --------       --------        -----------     -----------
     Total ................................      $565,000       $569,076        $46,909,948     $47,586,027
                                                 ========       ========        ===========     ===========

         The Bank holds stock in the Federal Home Loan Bank of Pittsburgh
     (FHLB). The Bank must hold this FHLB stock as long as it remains a member of the FHLB System. The Bank does not anticipate that it will discontinue its FHLB membership and therefore, the investment in this FHLB stock in the amounts of $864,000 and $738,700 in 1998 and 1997, respectively are classified as equity securities.

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

         Proceeds from sale of investments in debt and equity securities during 1998, 1997 and 1996 were $34,204,427, $18,647,390 and $15,430,246, respectively. Gross gains realized on these sales were $64,415, $57,935 and $27,680, respectively. Gross losses on these sales were $609 in 1997. There were no gross losses on the 1998 and 1996 sales. Net unrealized gains on securities Available-for-Sale, net of tax, were $447,551, $142,001 and $68,791 in 1998, 1997 and 1996, respectively and are included as a separate component of accumulated other comprehensive income in the consolidated stockholders' equity.

4.   LOANS

     Major classifications of loans at December 31, 1998 and 1997 consisted of:

                                                  1998             1997
                                                  ----             ----
     Commercial ........................     $  8,991,476     $  7,550,674
     Tax-exempt ........................        2,512,335        2,591,233
     Qualified municipal leases ........           19,935                0
     Real estate - construction ........        1,278,041          637,025
     Real estate .......................       96,741,691       99,779,958
     Personal ..........................        9,460,832        8,906,792
                                             ------------     ------------
     Total gross loans .................     $119,004,310     $119,465,682
     Less:  Unearned discount ..........          376,371          323,684
     Unamortized loan fees, net of costs           69,557           97,430
                                             ------------     ------------
     Loans, net of unearned income .....     $118,558,382     $119,044,568
                                             ============     ============

         Non-accrual loans at December 31, 1998, 1997 and 1996 were $536,640, $69,368 and $109,000, respectively. The gross interest that would have been recorded if these loans had been current in accordance with their original terms and the amounts actually recorded in income were as follows:

                                          1998        1997        1996
                                          ----        ----        ----
     Gross interest due under terms     $55,411      $3,846      $9,849
     Amount included in income ....       9,609           0           0
                                        -------      ------      ------
     Interest income not recognized     $45,802      $3,846      $9,849
                                        =======      ======      ======

         At December 31, 1998 and 1997 the recorded investment in loans that are considered to be impaired as defined by SFAS No. 114 was $28,355 and $0, respectively. No additional charge to operations was required to provide for the impaired loans since the total allowance for loan losses is estimated by management to be adequate to provide for the loan loss allowance required by SFAS No. 114 along with any other potential losses. The average recorded investment in impaired loans during the years ended December 31, 1998 and 1997 was approximately $17,721 and $0, respectively.

         At December 31, 1998, there were no significant commitments to lend additional funds with respect to non-accrual and restructured loans.

         Changes in the allowance for loan losses for the years ended December 31, 1998, 1997 and 1996 were as follows:

                                             1998          1997           1996
                                             ----          ----           ----
     Balance, beginning of year ....     $ 900,889      $ 910,711      $ 912,253
     Provision charged to operations        78,000         60,000         80,000
     Loans charged-off .............       (83,140)      (102,474)      (144,980)
     Recoveries ....................        58,767         32,652         63,438
                                         ---------      ---------      ---------
     Balance, end of year ..........     $ 954,516      $ 900,889      $ 910,711
                                         =========      =========      =========

5.   PREMISES AND EQUIPMENT

     A summary of premises and equipment at December 31, 1998 and 1997 follows:

                                             1998           1997
                                             ----           ----
     Land ..........................     $  567,939     $  567,939
     Buildings and improvements ....      4,490,372      4,382,745
     Furniture and equipment .......      3,148,240      3,111,390
                                         ----------     ----------
                                         $8,206,551     $8,062,074
     Less:  Accumulated depreciation      2,557,014      2,915,900
                                         ----------     ----------
                                         $5,649,537     $5,146,174

         Depreciation amounted to $516,947 for 1998, $373,307 for 1997 and $386,021 for 1996.

         In accordance with SFAS No. 121, impairment losses were recognized in the amounts of $20,000 in 1997 and $30,958 in 1996 due to a writedown of a temporary branch building to estimated net realizable value. Such loss is reflected in occupancy expense in the accompanying consolidated financial statements. The temporary building was replaced by a permanent structure.

6.   DEPOSITS

     Major classifications of deposits at December 31, 1998 and 1997 consisted of:

                                            1998             1997
                                            ----             ----
     Demand - non-interest bearing     $ 13,315,596     $ 12,137,705
     Demand - interest bearing ...       22,452,236       19,453,384
     Savings .....................       33,493,560       31,742,490
     Time $100,000 and over ......       11,988,742       11,460,722
     Other time ..................       56,429,202       52,924,808
                                       ------------     ------------
                                       $137,679,336     $127,719,109
                                       ------------     ------------

         The following is a schedule reflecting remaining maturities of time deposits of $100,000 and over at December 31, 1998:


     1999 ............................................   $ 6,301,309
     2000 ............................................     3,905,260
     2001 ............................................       751,713
     2002 ............................................       100,000
     2003 and thereafter..............................       930,460
                                                         -----------
     Total ...........................................   $11,988,742
                                                         ===========

     Interest expense related to time deposits of $100,000 or more was $672,469 in 1998, $674,683 in 1997 and $636,407 in 1996.

7.   SHORT-TERM BORROWINGS

         Federal funds purchased, securities sold under agreements to repurchase, and Federal Home Loan Bank advances generally represented overnight or less than 30-day borrowings. U.S. Treasury tax and loan notes for collections made by the Bank were payable on demand. Short-term borrowings consisted of the following at December 31, 1998 and 1997:

                                                      1998                                               1997
                                                      ----                                               ----
                                                           Maximum                                             Maximum
                                                            Month                                               Month
                                Ending       Average         End        Average    Ending         Average        End        Average
                                Balance      Balance       Balance       Rate      Balance        Balance       Balance       Rate
                                -------      -------       -------       ----      -------        -------       -------       ----
     Federal funds
       purchased and
       securities sold
       under agreements
       to repurchase.....    $20,225,777   $20,149,603   $23,003,016    5.06%    $21,362,505   $19,350,482   $22,940,764    5.26%
     Federal Home Loan
       Bank..............              0         5,342             0    3.62%              0         8,767             0    6.18%
     U.S. Treasury tax
       and loan notes....        192,328       486,931     1,000,000    5.38%      1,000,000       583,549     1,000,000    5.08%
                             -----------   -----------   -----------    ----     -----------   -----------   -----------    ----
     Total...............    $20,418,105   $20,641,876   $24,003,016    5.07%    $22,362,505   $19,942,798   $23,940,764    5.26%
                             ===========   ===========   ===========    ====     ===========   ===========   ===========    ====

8.   LONG-TERM BORROWINGS

     Long-term borrowings at December 31, 1998 and 1997 consisted of:

                                               1998           1997
                                               ----           ----
     Federal Home Loan Bank borrowings     $2,290,703       $225,000
     Capitalized lease obligations ...              0        214,787
                                           ----------       --------
     Total ...........................     $2,290,703       $439,787
                                           ==========       ========

         Long-term borrowings were comprised of three long-term borrowings from Federal Home Loan Bank (FHLB) and capital lease obligations incurred as a result of acquiring computer and related equipment.

         The interest rate on capitalized leases was imputed at 6.30% which was based on the lower of the Corporation's incremental borrowing rate at the inception of the leases. The leases were paid off in 1998.

         In November 1997, the Bank borrowed $225,000 from the FHLB. The loan is for a ten year term with a fixed interest rate of 6.12% and monthly payments of principal and interest in the amount of $1,627. The loan will mature in 2007 with a balloon principal payment of $146,690.

         In February 1998, the Bank borrowed $2,000,000 from the FHLB. The loan is a 10 year term with a five year put. The interest rate is fixed at 5.48% with a floating rate option attached at the end of five years. Interest only is payable monthly.

         In June 1998, the Bank borrowed $72,000 from the FHLB. The loan is a 30 year term with a fixed rate of 5.856% and monthly payments of principal and interest in the amount of $425. The loan will mature in 2028.

         At December 31, 1998 the annual maturities of long-term debt were as follows: $7,229 in 1999, $7,682 in 2000, $8,162 in 2001, $8,672 in 2002,
     $9,215 in 2003 and $2,249,743 thereafter.

9.   STOCKHOLDERS' EQUITY AND STOCK PURCHASE PLANS

         The Amended Articles of Incorporation contain a provision that permits the Corporation to issue warrants for the purchase of shares of common stock, par value $1.25 per share (the "Common Stock"), at below market prices in the event any person or entity acquires 25% or more of the Common Stock.

         The Corporation offers employees a stock purchase plan. The maximum number of shares of the Common Stock to be issued under this plan shall be 20,000. In addition, the Corporation may choose to purchase shares on the open market to facilitate this plan. A participating employee may annually elect deductions of at least 1% of base pay, but not more than 10% of base pay, to cover purchases of shares under this plan. A participating employee shall be deemed to have been granted an option to purchase a number of shares of the Common Stock equal to the annual aggregate amount of payroll deductions elected by the employee divided by 90% of the fair market value of Common Stock on the first day of January in each year.
     Stock issued to participating employees under the plan was:

                                                                             Per Share
                                                                             ---------
                                                      Number          Employees'     Cost
                                                        of            Purchase        of
                     Date Issued                      Shares            Price       Shares
                     -----------                      ------          --------      ------
     1998............................................   453            $21.37       $23.75
     1997............................................   435            $15.75       $17.50
     1996............................................   195            $14.40       $16.00

         The Corporation also offers to its stockholders a Dividend Reinvestment and Stock Purchase Plan. Under the plan the Corporation registered with the Securities and Exchange Commission 500,000 shares of the Common Stock to be sold pursuant to the plan. The price per share for purchases under this plan is determined at each quarterly dividend payment date by the reported average mean between the bid and asked prices in the over-the-counter market for 10 consecutive trading days preceding each quarterly dividend payment date. Participation in this plan by Shareholders began in June 1995. Shares issued under this plan were:

                                                          Number         Total
                        Year                            Of Shares       Proceeds
                        ----                            ---------       --------
     1998............................................     5,013         $140,405
     1997............................................     6,379         $132,209
     1996............................................     9,053         $153,112
     1995............................................     7,036         $ 77,037

10.  INCOME TAXES

     The provision for income tax expense consisted of the following components:

                                                                     1998           1997          1996
                                                                     ----           ----          ----
     Current ................................................     $649,106        $728,446      $672,855
     Deferred (benefit) .....................................      (14,828)         20,331        (9,303)
                                                                  --------        --------      --------
                             TOTAL PROVISION FOR INCOME TAXES     $634,278        $748,777      $663,552
                                                                  ========        ========      ========

         A reconciliation of income tax expense and the amounts which would have been recorded based upon the statutory rate of 34% follows:

                                                      1998                      1997                      1996
                                                      ----                      ----                      ----
                                             Amount         Rate        Amount         Rate       Amount         Rate
                                             ------         ----        ------         ----       ------         ----
     Provision at statutory rate ........   $ 862,471        34.0%    $ 943,253        34.0%    $ 845,934        34.0%
     Tax-exempt income ..................    (263,702)      (10.4)     (224,865)       (8.1)     (207,332)       (8.3)
     Non-deductible expenses ............      30,509         1.2        35,817         1.3        24,553         1.0
     Other, net .........................       5,000          .2        (5,428)        (.2)          397          .0
                                            ---------        ----     ---------        ----     ---------        ----
     Actual federal income tax and rate..   $ 634,278        25.0%    $ 748,777        27.0%    $ 663,552        26.7%
                                            =========        ====     =========        ====     =========        ====

         Income taxes applicable to realized security gains included in the provision for income taxes totalled $21,902 in 1998, $19,491 in 1997 and $9,411 in 1996.

         The net deferred tax asset (liability) recorded by the Corporation consisted of the following tax effects of temporary timing differences at December 31:

                                                                                          1998           1997
                                                                                          ----           ----
     Deferred tax assets:
         Loan loss reserve .......................................................     $ 222,774      $ 204,541
         Deferred compensation ...................................................       125,777        115,114
         Contributions ...........................................................         6,068          6,018
                                                                                       ---------      ---------
                                                                             TOTAL     $ 354,619      $ 325,673
                                                                                       ---------      ---------
     Deferred tax liabilities:
         Loan fees and costs .....................................................     $ (60,860)     $ (54,588)
         Accretion ...............................................................        (5,072)        (7,356)
         Unrealized investment securities gains ..................................      (228,518)       (75,230)
         Depreciation ............................................................      (240,370)      (230,240)
                                                                                       ---------      ---------
                                                                             TOTAL     $(534,820)     $(367,414)
                                                                                       ---------      ---------
     Net deferred tax asset (liability) ..........................................     $(180,201)     $ (41,741)
                                                                                       =========      =========

         The above net deferred liability is included in other liabilities on the consolidated balance sheets. It is anticipated that all tax assets will be realized, accordingly, no valuation allowance was provided.

11.  BENEFIT AND DEFERRED COMPENSATION PLANS

         The Bank maintains a 401K salary deferred profit sharing plan for the benefit of its employees. Under the salary deferral component, employees may elect to contribute up to 10% of their compensation with the possibility that the Bank may make matching contributions to the plan. Under the profit sharing component, contributions are made at the discretion of the Board of Directors. Matching contributions amounted to $20,961, $18,266 and $19,788 for 1998, 1997 and 1996, respectively.
     Discretionary contributions amounted to $85,988, $108,099 and $97,564 in 1998, 1997 and 1996, respectively.

     DIRECTORS

         The Bank entered into agreements with three directors to establish non-qualified deferred compensation plans for each of these directors. These plans are limited to 4-year terms. The Bank may, however, enter into subsequent similar plans with its directors. Each of the participating directors is deferring the payment to himself of certain directors fees to which he is entitled. Each director's future payment is based upon the cumulative amount of deferred fees together with interest currently accruing thereon at the rate of 8% per annum, subject to change by the Board of Directors. The Bank has obtained life insurance (designating the Bank as the beneficiary) on the lives of certain directors in face amounts which are intended to cover the Bank's obligations and related costs under the Director's Deferred Compensation Plan. As of December 31, 1998 and 1997, the net cash value of insurance policies was $169,377 and $131,084, respectively, and the total accrued liability was $205,997 and $183,769, respectively, relating to these directors' deferred compensation agreements.

     EXECUTIVE OFFICERS

         The Bank entered into agreements with two executive officers to establish non-qualified deferred compensation plans. Each officer is deferring compensation in order to participate in this Deferred Compensation Plan. If the officer continues to serve as an officer of the Bank until he attains sixty-five (65) years of age, the Bank has agreed to pay him 120 guaranteed consecutive monthly payments commencing on the first day of the month following the officer's 65th birthday. Each officer's guaranteed monthly payment is based upon the future value of life insurance purchased with the compensation the officer has deferred. The Bank has obtained life insurance (designating the Bank as the beneficiary) on the life of each participating officer in an amount which is intended to cover the Bank's obligations under the Deferred Compensation Plan, based upon certain actuarial assumptions. As of December 31, 1998 and 1997, the net cash value of insurance policies was $164,629 and $148,585, respectively, and the total accrued liability was $163,935 and $154,800, respectively, relating to these executive officers' deferred compensation agreements.

12.  LEASE COMMITMENTS AND CONTINGENCIES

         At December 31, 1998 the Bank was leasing some minor office equipment under operating leases. In prior years the Bank had also contracted for outside data processing service and related equipment which was discontinued in 1998 as a result of the Bank's acquisition and implementation of its own in-house computer system.

         Rental expense under operating leases and contracted data processing services for the years ended December 31, 1998, 1997 and 1996 were $71,928, $170,398 and $153,084, respectively.

         In the normal course of business, there were various pending legal actions and proceedings which were not reflected in the consolidated financial statements. In the opinion of management, the consolidated financial statements have not and will not be affected materially by the outcome of such actions and proceedings.

13.  RELATED PARTY TRANSACTIONS

         Certain directors and executive officers of the Corporation and the Bank and companies in which they are principal owners (i.e., at least 10%), were indebted to the Bank at December 31, 1998 and 1997. These loans were made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties.

         A summary of the activity on the related party loans, comprised of seven directors, six executive officers and their related companies, consisted of the following:

                                       1998             1997
                                       ----             ----
     Balance, beginning of year...  $ 1,643,193      $ 2,100,225
     Additions ...................      761,586          359,080
     Deductions ..................     (850,934)        (816,112)
                                    -----------      -----------
     Balance, end of year ........  $ 1,553,845      $ 1,643,193
                                    ===========      ===========

         The above loans represent funds drawn and outstanding at the date of this consolidated financial statement. Commitments by the Bank to related parties on lines of credit for 1998 and 1997 and credit card agreements for the year 1997 only presented an additional off-balance sheet risk to the extent of undisbursed funds in the amount of $227,409 and $327,833, respectively, on the above loans. Additionally, the presented loans include credit card accounts totalling $0 and $3,348, respectively.

         These loans did not present more than the normal risk of collectibility nor present other unfavorable features.

14.  REGULATORY MATTERS

         Dividends are paid by the Corporation to shareholders from its assets which are mainly provided by dividends from the Bank. However, national banking laws place certain restrictions on the amount of cash dividends allowed to be paid by the Bank to the Corporation. Generally, the limitation provides that dividend payments may not exceed the Bank's current year's retained income plus retained net income for the preceding two years. Accordingly, in 1998, without prior regulatory approval, the Bank may declare dividends to the Corporation in the amount of $2,352,090 plus additional amounts equal to the net income earned in 1999 for the period January 1, 1999, through the date of declaration, less any dividends which may have already been paid in 1999. Regulations also limit the amount of loans and advances from the Bank to the Corporation to 10% of consolidated net assets.

         The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I Capital (as defined) to average assets (as defined).

         As of December 31, 1998, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

         The Bank's actual capital amounts (in thousands) and ratios are presented in the following table:

                                                                                                To Be Well
                                                                                             Capitalized Under
                                                                       For Capital           Prompt Corrective
                                               Actual               Adequacy Purposes         Action Provisions
                                          ----------------          -----------------        ------------------
                                          Amount     Ratio          Amount      Ratio        Amount       Ratio
                                          ------     -----          ------      -----        ------       -----
     As of December 31, 1998:
       Total Capital
         (To risk-weighted assets)....   $23,967     21.80%         $8,796       8.00%       $10,995      10.00%
       Tier I Capital
         (To risk-weighted assets)....   $23,012     20.93%         $4,398       4.00%       $ 6,597       6.00%
       Tier I Capital
         (To average assets)..........   $23,012     12.95%         $7,106       4.00%       $ 8,882       5.00%

     As of December 31, 1997:
       Total Capital
         (To risk-weighted assets)....   $22,864     21.84%         $8,375       8.00%       $10,469      10.00%
       Tier I Capital
         (To risk-weighted assets)....   $21,963     20.98%         $4,187       4.00%       $ 6,281       6.00%
       Tier I Capital
         (To average assets)..........   $21,963     12.57%         $6,989       4.00%       $ 8,736       5.00%

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

         The Corporation may require collateral or other security to support financial instruments with off-balance sheet credit risk. The contract or notional amounts at December 31, 1998 and 1997 were as follows:

                                                                                1998             1997
                                                                                ----             ----
     Financial instruments whose contract amounts represent credit risk:
         Commitments to extend credit ..................................     $10,928,888     $ 8,536,044
         Credit card arrangements ......................................               0       1,238,765
         Financial standby letters of credit ...........................         713,754         704,493
         Performance standby letters of credit .........................         235,000         326,372
         Dealer floor plans ............................................         283,776         520,624

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

     The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1998 varied from 0 percent to 100 percent; the average amount collateralized was 89.9 percent.

         The Corporation granted commercial, consumer and residential loans to customers within Pennsylvania. Of the total loan portfolio 82% was for real estate loans, principally residential. It was the opinion of management that the high concentration did not pose any adverse credit risk. Further, it was management's opinion that the remainder of the loan portfolio was balanced and diversified to the extent necessary to avoid any significant concentration of credit.

16.  FAIR VALUES OF FINANCIAL INSTRUMENTS

         Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, whether or not required to be recognized in the consolidated balance sheet, for which it is practicable to estimate such value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Fair value estimates derived through these techniques cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

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

         INVESTMENT SECURITIES

              The fair value of investment securities which included mortgage backed securities were estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers.

         LOANS

              Fair values were estimated for categories of loans with similar financial characteristics. Loans were segregated by type such as commercial, tax-exempt, real estate mortgages and consumer. For estimation purposes, each loan category was further segmented into fixed and adjustable rate interest terms and also into performing and non-performing classifications.

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

         DEPOSITS

              Under SFAS No. 107, the fair value of deposits with no stated maturity, such as Demand Deposits, Savings Accounts, and Money Market Accounts, was equal to the amount payable on demand at December 31, 1998 and 1997.

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

         LONG-TERM BORROWINGS

              The fair values of long-term borrowings, other than capitalized leases, are estimated using discounted cash flow analyses based on the Corporation's incremental borrowing rate for similar instruments. The carrying amounts of capitalized leases approximated their fair values, because the incremental borrowing rate used in the carrying amount calculation was at the market rate.

         COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT

              Management estimated that there were no material differences between the notional amount and the estimated fair value of those off-balance sheet items, because they were primarily composed of unfunded loan commitments which were generally priced at market value at the time of funding.

              At December 31, 1998 and 1997, the carrying values and estimated fair values of financial instruments are presented in the table below:

                                                             1998                              1997
                                                             ----                              ----
                                                    Carrying       Estimated          Carrying        Estimated
                                                     Amount        Fair Value          Amount         Fair Value
                                                     ------        ----------          ------         ----------
     Financial Assets:
       Cash and short-term investments .....     $ 12,486,043     $ 12,486,043     $  5,316,798     $  5,316,798
       Investment securities ...............       48,151,027       48,155,103       43,862,265       43,868,605

     Loans:
       Commercial ..........................        8,991,476        8,991,476        7,550,674        7,550,674
       Tax-exempt ..........................        2,512,335        2,541,052        2,591,233        2,680,688
       Qualified municipal leases ..........           19,935           19,935                0                0
       Real estate - construction ..........        1,278,041        1,272,324          637,025          634,129
       Real estate .........................       96,741,690       97,034,525       99,779,958       99,087,130
       Personal ............................        9,460,832        9,298,772        8,523,907        8,421,895
       Credit cards ........................                0                0          382,885          382,885
                                                 ------------     ------------     ------------     ------------
       Gross loans .........................     $119,004,309     $119,158,084     $119,465,682     $118,757,401
       Less:  Unearned discount ............          376,370                0          323,684                0
              Unamortized loan fees, net
                of costs ...................           69,557                0           97,430                0
                                                 ------------     ------------     ------------     ------------
              Loans, net of unearned income      $118,558,382     $119,158,084     $119,044,568     $118,757,401
              Less allowance for losses ....          954,516                0          900,889                0
                                                 ------------     ------------     ------------     ------------
          Net Loans ........................     $117,603,866     $119,158,084     $118,143,679     $118,757,401
                                                 ------------     ------------     ------------     ------------

     Financial Liabilities:
       Deposits:
          Demand - non-interest bearing ....     $ 13,315,596     $ 13,315,596     $ 12,137,705     $ 12,137,705
          Demand - interest bearing ........       22,452,236       22,452,236       19,453,384       19,453,384
          Savings ..........................       33,493,560       33,493,560       31,742,490       31,742,490
          Time - $100,000 and over .........       11,988,742       12,177,705       11,460,722       11,549,942
          Other time .......................       56,429,202       57,131,868       52,924,808       53,231,715
                                                 ------------     ------------     ------------     ------------
            Total Deposits .................     $137,679,336     $138,570,965     $127,719,109     $128,115,236
                                                 ------------     ------------     ------------     ------------

     Short-Term Borrowings .................     $ 20,418,105     $ 20,418,105     $ 22,362,505     $ 22,362,505
     Long-Term Borrowings ..................        2,290,703        2,373,493          439,787          439,787

     Off-Balance Sheet Assets (Liabilities):
       Commitments to extend credit ........                        10,928,888                         8,536,044
       Credit card arrangements ............                                 0                         1,238,765
       Standby letters of credit ...........                           713,754                           704,493
       Performance standby letters of credit                           235,000                           326,372
       Dealer floor plans ..................                           283,776                           520,624

17.  PARENT COMPANY FINANCIAL INFORMATION

         Condensed financial information for CCFNB Bancorp, Inc. (Parent Company only) was as follows:

     BALANCE SHEETS                                                                             December 31,
     --------------                                                                             ------------
     Assets                                                                                1998             1997
                                                                                           ----             ----
         Cash in subsidiary Bank ................................................     $    293,362      $    248,136
         Investment in subsidiary ...............................................       22,910,536        21,644,692
         Investment in other equity securities ..................................          256,055           218,875
         Prepayments and other assets ...........................................            8,284                 0
         Receivable from subsidiary .............................................           55,981            14,251
                                                                                      ------------      ------------
              Total Assets ......................................................     $ 23,524,218      $ 22,125,954
                                                                                      ============      ============
     Liabilities and Stockholders' Equity
         Accrued expenses and other liabilities..................................     $     44,506      $     21,141
                                                                                      ------------      ------------
              Total Liabilities..................................................     $     44,506      $     21,141
                                                                                      ------------      ------------
     Stockholders' Equity
         Common stock ...........................................................     $  1,728,041      $  1,728,041
         Surplus ................................................................        5,849,157         5,854,388
         Retained earnings ......................................................       15,670,223        14,406,930
         Unrealized gain on investment securities Available-for-Sale ............          447,551           142,001
         Less treasury stock at cost ............................................         (215,260)          (26,547)
                                                                                      ------------      ------------
              Total Stockholders' Equity ........................................     $ 23,479,712      $ 22,104,813
                                                                                      ------------      ------------
              Total Liabilities and Stockholders' Equity ........................     $ 23,524,218      $ 22,125,954
                                                                                      ============      ============

     INCOME STATEMENTS                                                                Years Ended December 31,
     -----------------                                                                ------------------------
     Income                                                                     1998             1997             1996
                                                                                ----             ----             ----

       Dividends from subsidiary bank ..................................     $ 1,001,449      $   637,610      $   916,664
       Dividends - other ...............................................           6,027              980                0
       Interest ........................................................           5,451           17,724           13,464
                                                                             -----------      -----------      -----------
         Total Income ..................................................     $ 1,012,927      $   656,314      $   930,128
     Operating Expenses ................................................          66,470           62,071           57,737
                                                                             -----------      -----------      -----------
         Income Before Taxes and Equity in Undistributed
           Net Income of Subsidiary ....................................     $   946,457      $   594,243      $   872,391
     Applicable income tax (benefit) ...................................         (20,128)         (14,978)         (15,053)
                                                                             -----------      -----------      -----------
         Income Before Equity in Undistributed Net Income
           of Subsidiary ...............................................     $   966,585      $   609,221      $   887,444
     Equity in undistributed income of subsidiary ......................         935,815        1,416,275          937,046
                                                                             -----------      -----------      -----------
         Net Income ....................................................     $ 1,902,400      $ 2,025,496      $ 1,824,490
                                                                             ===========      ===========      ===========
     STATEMENTS OF CASH FLOWS
     Operating Activities
     Net income ........................................................     $ 1,902,400      $ 2,025,496      $ 1,824,490
     Adjustments to reconcile net income to net cash provided by operating activities:
         Equity in undistributed net income of subsidiary ..............        (935,815)      (1,416,275)        (937,046)
         Decrease in prepaid expenses and other assets .................               0           14,235           30,308
         (Increase) decrease in receivable from subsidiary .............         (41,730)          96,055         (110,306)
         (Decrease) in advances payable to subsidiary ..................               0                0          (20,173)
         Increase (decrease) in income taxes and accrued expenses
           payable .....................................................          31,809          (56,557)          68,855
                                                                             -----------      -----------      -----------
           Net Cash Provided By Operating Activities ...................     $   956,664      $   662,954      $   856,128
                                                                             -----------      -----------      -----------
     Investing Activities
     Purchase of equity securities .....................................     $   (78,387)     $  (198,075)     $         0
     Investment in subsidiary ..........................................               0         (143,703)        (102,390)
                                                                             -----------      -----------      -----------
           Net Cash (Used) in Investing Activities .....................     $   (78,387)     $  (341,778)     $  (102,390)
                                                                             -----------      -----------      -----------
     Financing Activities
     Proceeds from sale of treasury stock...............................     $     9,681      $         0      $         0
     Acquisition of treasury stock .....................................        (345,115)        (148,770)               0
     Proceeds from issuance of common stock ............................         141,490          139,060          155,920
     Cash dividends ....................................................        (639,107)        (641,064)        (619,269)
                                                                             -----------      -----------      -----------
           Net Cash (Used) By Financing Activities .....................     $  (833,051)     $  (650,774)     $  (463,349)
                                                                             -----------      -----------      -----------
           Increase (Decrease) in Cash and Cash Equivalents ............     $    45,226      $  (329,598)     $   290,389
     Cash and Cash Equivalents at Beginning of Year ....................         248,136          577,734          287,345
                                                                             -----------      -----------      -----------
           Cash and Cash Equivalents at End of Year ....................     $   293,362      $   248,136      $   577,734
                                                                             ===========      ===========      ===========

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders of CCFNB Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of CCFNB Bancorp, Inc. and Subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CCFNB Bancorp, Inc. and Subsidiary as of December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.





/s/ J.H. Williams & Co., LLP
-----------------------------------
J.H. Williams & Co., LLP
Kingston, Pennsylvania
January 19, 1999

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS
                               CCFNB BANCORP, INC.
                     SELECTED CONSOLIDATED FINANCIAL SUMMARY
                NOT COVERED BY REPORT OF INDEPENDENT ACCOUNTANTS

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
                                                                1998         1997            1996          1995             1994
                                                                ----         ----            ----          ----             ----
INCOME STATEMENT DATA:
Total interest income ...................................  $    12,444    $   12,487      $   11,844    $    11,466      $   10,459
Total interest expense ..................................        6,072         5,976           5,588          5,557           4,785
                                                           -----------    ----------      ----------    -----------      ----------
Net interest income .....................................        6,372         6,511           6,256          5,909           5,674
Provision for possible loan losses ......................           78            60              80             42             160
Other operating income ..................................          981           815             762            693             569
Other operating expenses ................................        4,739         4,492           4,450          4,374           3,958
Federal income taxes ....................................          634           749             664            561             560
                                                           -----------    ----------      ----------    -----------      ----------
Net income ..............................................  $     1,902    $    2,025      $    1,824    $     1,625      $    1,565
                                                           ===========    ==========      ==========    ===========      ==========

PER SHARE DATA:
Earnings per share (1) ..................................  $      1.38    $     1.47      $     1.33    $      1.19      $     1.35
Cash dividends declared per share .......................  $      0.46    $     0.46      $     0.45    $      0.45      $     0.42
Book value per share ....................................  $     17.03    $     5.68      $    14.95    $     13.99      $    12.92
Average shares outstanding ..............................    1,378,339     1,381,800       1,375,875      1,367,595       1,163,199

BALANCE SHEET DATA:
Total assets ............................................  $   185,258    $  173,866      $  170,086    $   162,066      $  157,124
Total loans .............................................  $   118,558    $  119,045      $  115,590    $   111,832      $  109,800
Total securities ........................................  $    48,151    $   43,862      $   37,407    $    40,384      $   39,323
Total deposits ..........................................  $   137,679    $  127,719      $  131,400    $   128,985      $  126,864
FHLB advances - long-term ...............................  $     2,291    $      225      $        0    $         0      $        0
Total stockholders' equity ..............................  $    23,480    $   22,105      $   20,657    $    19,512      $   17,650

PERFORMANCE RATIOS:
Return on average assets ................................         1.07%         1.18%           1.11%          1.03%           1.03%
Return on average stockholders' equity ..................         8.54%         9.79%           9.35%          8.99%          11.39%
Net interest margin (2) .................................         4.05%         4.23%           4.24%          4.15%           4.12%
Total other operating expenses as a percentage of
   average assets .......................................         2.67%         2.62%           2.70%          2.77%           2.61%

ASSET QUALITY RATIOS:
Allowance for possible loan losses as a
percentage of loans, net ................................         0.81%         0.76%           0.79%          0.82%           0.87%
Allowance for possible loan losses as a percentage of
   non-performing loans (3) .............................       100.32%       129.27%         208.00%        222.00%         287.50%
Non-performing loans as a percentage of total loans,
   net (3) ..............................................         0.81%         0.59%           0.38%          0.37%           0.30%
Non-performing assets as a percentage of total assets (3)         0.51%         0.40%           0.26%          0.25%           0.21%

Net charge-offs as a percentage of average net loans ....         2.11%         0.06%           0.07%          0.07%           0.14%


LIQUIDITY AND CAPITAL RATIOS:
Equity to assets (4) ....................................        12.53%        12.09%          11.86%         11.44%          11.39%
Tier 1 Capital to risk-weighted assets (5) ..............        20.93%        20.98%          20.58%         28.21%          20.19%
Leverage ratio (4)(5)(6) ................................        12.95%        12.57%          12.23%         12.39%          12.15%
Total capital to risk-weighted assets (4) ...............        21.80%        21.84%          21.49%         29.46%          21.24%
Dividend payout ratio ...................................        33.59%        31.65%          33.95%         37.88%          31.74%
----------

(1) Based upon average shares and common share equivalents outstanding.
(2) Represents net interest income as a percentage of average total interest-earning assets, calculated on a tax-equivalent basis.
(3) Non-performing loans are comprised of (i) loans which are on a non-accrual basis, (ii) accruing loans that are 90 days or more past due, and (iii) restructured loans. Non-performing assets are comprised of non-performing loans and foreclosed real estate (assets acquired in foreclosure), if applicable.
(4) Based upon average balances for the respective periods.
(5) Based on the Federal Reserve Bank's risk-based capital guidelines, as applicable to the Corporation. CCFNB is subject to similar requirements imposed by the Office of the Comptroller of the Currency (the "OCC").
(6) The leverage ratio is defined as the ratio of Tier 1 Capital to average total assets less intangible assets, if applicable.

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

     INTEREST RATES. The Corporation's earnings depend, to a large extent, upon net interest income, which is primarily influenced by the relationship between its cost of funds (deposits and borrowings) and the yield on its interest-earning assets (loans and investments). This relationship, known as the net interest spread, is subject to fluctuation and is affected by regulatory, economic and competitive factors. These factors influence interest rates, the volume, rate and mix of interest-earning assets and interest-bearing liabilities, and the level of non-performing assets. As part of its interest rate risk management strategy comprised of interest rate risk, mortgage risk, and deposit pricing risk components, management seeks to control its exposure to interest rate changes by managing the maturity and repricing characteristics of interest-earning assets and interest-bearing liabilities.

     As of December 31, 1998, total interest-earning assets maturing or repricing within one year were more than total interest-bearing liabilities maturing or repricing in the same period by $9,330,000, representing a cumulative one year interest rate sensitivity gap as a percentage of total assets of positive 5.04%. This condition suggests that the yield on the Corporation's interest-earning assets should adjust to changes in market interest rate at a faster rate than the cost of the Corporation's interest-bearing liabilities. Consequently, the Corporation's net interest income could decrease during periods of falling interest rates. See "Interest Rate Sensitivity".

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

     COMPETITION. The Banking industry is highly competitive, with rapid changes in product delivery systems and in consolidation of service providers. Many of the Corporation's competitors are bigger than the Corporation in terms of assets and have substantially greater technical, marketing and financial resources. Because of their size, many of these competitors can (and do) offer products and services that the Corporation does not offer. The Corporation is constantly striving to meet the convenience and needs of its customers and to enlarge its customer base. No assurance can be given that these efforts will be successful in maintaining and expanding the Corporation's customer base. Although the competition may be bigger, the Corporation still believes that by providing superior customer service we can effectively compete in the marketplace. Because of our service area we know our customer base better than larger based competition and we can react quicker to the needs of our customers.


                              RESULTS OF OPERATIONS

     The Corporation's net income decreased 6.07% to $1,902,000 for 1998, compared to $2,025,000 for 1997. Earnings per common share for the current year were $1.38 compared to $1.47 per common share in 1997. Beginning June 1995, the stockholders' dividend reinvestment plan and the employees' stock purchase plan went into effect. Additionally, in 1997 and 1998, the Corporation purchased and partially retired treasury stock. The net additional shares issued as a result of the aforementioned capital transactions were 0, 722 and 9,053 for 1998, 1997 and 1996, respectively. These factors affected the earnings per share by increasing or decreasing the weighted average number of shares which resulted in weighted average number of shares outstanding of 1,378,339, 1,381,800 and 1,375,875 for 1998, 1997 and 1996 respectively.

     Loans decreased .41% comparing 1998 at $118,558,000 to $119,045,000 in
1997. Commercial and personal loans increased while real estate loans decreased. Return on average assets ("ROA") decreased to 1.07% for 1998 compared to 1.18% for 1997. The return on average equity ("ROE") decreased to 8.54% for 1998 compared to 9.79% for 1997.

     Tax-equivalent net interest income decreased 1.38% comparing 1998 at $6,769,000 to $6,864,000 in 1997. Average earning assets increased 3.20% in 1998 from $162,131,000 in 1997 to $167,320,000 in 1998. The decrease in net interest income was the result of decreased loan demand and related market conditions experienced during the past year. Although interest-earning assets increased, net interest income decreased because the higher yielding loans decreased as an increase correspondingly occurred in lower yielding investment securities. Additionally, falling interest rates throughout 1998 had a negative impact on net interest income, because adjustable rate mortgages, which comprises a significant part of the loan portfolio, repriced to lower rates.

                          TABLE OF NON-INTEREST INCOME
                             (Dollars in Thousands)

                                      Years Ended December 31,
                                      ------------------------
                                      1998     1997     1996
                                      ----     ----     ----
Service charges and fees ...........  $579     $523     $513
Trust department income ............   144      103       76
Investment securities gains - net...    64       57       28
Other ..............................   194      132      145
                                      ----     ----     ----
Total non-interest income ..........  $981     $815     $762
                                      ====     ====     ====


     Total non-interest income increased 20.37% during 1998 from $815,000 in 1997 to $981,000 in 1998. The following table identifies specific items which account for the major part of the increase in income:

                                                                                          Amount
                                                                                        of Increase
                                                                                        -----------
Service charges and fees:
   MAC interchange income increased due to introduction of a new product, namely
     Visa debit card ...............................................................     $ 17,000
   MAC surcharge fee increased for fees charged to foreign MAC customers ...........       48,000
Trust income increased due to trust department growth ..............................       41,000
Other income - invest income increased due to department growth. (The net effect to
   income is $15,000 since $43,000 is reflected in other expense.) .................       58,000
                                                                                         --------
                                                                                         $164,000
                                                                                         ========

                          TABLE OF NON-INTEREST EXPENSE
                             (Dollars in Thousands)

                                       Years Ended December 31,
                                       ------------------------
                                     1998       1997       1996
                                     ----       ----       ----
Salaries and wages ...............  $1,886     $1,817     $1,785
Employee benefits ................     563        523        509
Net occupancy expense ............     334        375        393
Furniture and equipment expense...     556        420        411
Other expense ....................   1,400      1,357      1,352
                                    ------     ------     ------
Total non-interest expense ......   $4,739     $4,492     $4,450
                                    ======     ======     ======

     Total non-interest expense increased to $4,739,000 in 1998 from $4,492,000 in 1997 or 5.50%. The following two components of non-interest expense accounted for most of that increase: a 4.66% increase in salaries and benefits attributable mainly to normal merit and cost of living increases and increased benefit costs, and a 32.38% increase in furniture and equipment expense increased from $420,000 in 1997 to $556,000 in 1998 as a result of increased depreciation, maintenance and service contracts on equipment resulting from the conversion of data processing services from a third party provider to an in-house computer system completed during the second quarter 1998.

     A key factor in measuring non-interest expense is to express the expense as a percentage of average total assets. In 1998, this percentage was 2.67% compared to 2.62% in 1997 or a 1.91% increase.

     Although credit quality remains high and delinquencies manageable, the provision for loan losses for 1998 increased 30.00% to $78,000 from $60,000 in 1997.


                               NET INTEREST INCOME

     Tax-equivalent net interest income for 1998 equaled $6,769,000 compared to $6,853,000 in 1997, a decrease of 1.23%. The decrease in the overall net interest margin resulted from a decline in loans and falling interest rates. Interest income at $12,444,000 in 1998 fell from $12,487,000 in 1997 or .34% and additionally interest expense increased to $6,072,000 in 1998 from $5,976,000 in 1997 or a 1.61% increase. This "contraction" in the net interest spread was the principal factor in the decreased net income for 1998.

     Average cost of funds for 1998 was 4.11% compared to 4.20% for 1997, a favorable decrease of 2.14%. Yield on average interest-earning assets was 7.44% for 1998 compared to 7.70% for 1997. A 3.14% decrease in real estate loans from $99,780,000 in 1997 to $96,742,000 in 1998 had an expected negative impact on interest income. Additionally, repricing of one and three year real estate loans reflected lower interest yields throughout 1998.

                       TAX-EQUIVALENT NET INTEREST INCOME
                             (Dollars in thousands)

                                                        Years Ended December 31,
                                                        ------------------------
                                                     1998        1997        1996
                                                     ----        ----        ----
Interest income ................................   $12,444     $12,487     $11,844
Interest expense ...............................     6,072       5,976       5,588
                                                   -------     -------     -------
Net interest income ............................   $ 6,372     $ 6,511     $ 6,256
Tax-equivalent adjustment ......................       397         342         326
                                                   -------     -------     -------
Net interest income (fully taxable equivalent)..   $ 6,769     $ 6,853     $ 6,582
                                                   =======     =======     =======


     The net interest margin, which is the total tax-equivalent net interest income as a percentage of total average interest-earning assets, decreased in 1998 to 4.05% compared to 4.23% in 1997, a decrease of 18 basis points. The following Average Balance Sheet and Rate Analysis table presents the average assets, actual income or expense and the average yield on assets, liabilities and stockholders' equity for the years 1998, 1997 and 1996.

                     AVERAGE BALANCE SHEET AND RATE ANALYSIS
                         THREE YEARS ENDED DECEMBER 31,
                             (DOLLARS IN THOUSANDS)

                                                            1998                                  1997
                                                            ----                                  ----
                                            Average       Interest   Average      Average       Interest    Average
                                            Balance       Inc/Exp    Yd/Rate      Balance       Inc/Exp     Yd/Rate
                                            -------       -------    -------      -------       -------     -------
                                              (1)            (2)                    (1)           (2)
ASSETS:
Interest Bearing Deposits With
   Other Financial Institutions........    $  4,330      $    229      5.29%      $  2,797       $   152      5.43%
                                           --------      --------     ----       --------       -------      ----
Investment Securities:
   U.S. Government Securities..........    $ 31,135       $ 1,838      5.29       $ 28,182       $ 1,726      6.12
   State and Municipal Obligations (3)       13,216           657      7.53          9,783           513      7.94
   Other Securities....................       1,527           103      6.75          2,342           149      6.36
                                           --------       -------      ----       --------       -------      ----
Total Investment Securities............    $ 45,878       $ 2,598      5.66%      $ 40,307       $ 2,388      5.92%
                                           --------       -------      ----       --------       -------      ----
Federal Funds Sold.....................    $    622       $    32      5.14%      $  2,256       $   124      5.50%
                                           --------       -------      ----       --------       -------      ----
   Consumer............................       9,183           819      8.92          8,635           811      9.39
   Dealer Floor Plan...................       2,044           176      8.61          1,552           135      8.70
   Mortgage............................      97,387         7,897      8.11         97,822         8,121      8.30
   Commercial..........................       5,954           579      9.72          6,212           608      9.79
   Tax Free (3)........................       1,922           114      8.99          2,550           148      8.79
                                           --------       -------      ----       --------       -------      ----
Total Loans............................    $116,490       $ 9,585      8.23%      $116,771       $ 9,823      8.41%
                                           --------       -------      ----       --------       -------      ----
Total Interest-Earning Assets..........    $167,320       $12,444      7.44%      $162,131       $12,487      7.70%
                                                          -------      ----                      -------      ----
Reserve for Loan Losses................        (932)                                  (918)
Cash and Due from Banks................       1,971                                  1,372
Other Assets...........................       9,284                                  8,574
                                           --------                               --------
Total Assets...........................    $177,643                               $171,159
                                           ========                               ========

LIABILITIES AND CAPITAL:
SUPER NOW Deposits.....................    $ 20,255       $   348      1.72%      $ 19,735       $   415      2.10%
IRA's under $100,000...................       7,987           409      5.12          8,112           405      4.99
Money Market Deposits..................      11,924           346      2.90         12,015           352      2.93
Savings Deposits.......................      20,771           538      2.59         21,498           575      2.67
Time Deposits including IRA's
   over $100,000.......................      11,319           672      5.94         11,450           675      5.90
Other Time Deposits under $100,000           47,095         2,598      5.52         44,276         2,490      5.62
                                           --------       -------      ----       --------       -------      ----
Total Interest-Bearing Deposits........    $119,351       $ 4,911      4.11%      $117,086       $ 4,912      4.20%
U.S. Treasury Short-Term Borrowings ...         488            26      5.33            585            30      5.13%
Short-term Borrowings - Other..........           5             0      0.00              9             0       .00
Long-Term Borrowings...................       2,017           115      5.70            254            16      6.30
Repurchase Agreements..................      20,150         1,020      5.06         19,350         1,018      5.26
                                           --------       -------      ----       --------       -------      ----
Total Interest-Bearing Liabilities ....    $142,011       $ 6,072      4.28%      $137,284       $ 5,976      4.35%
                                                          -------      ----                      -------      ----
Demand Deposits........................      12,015                                 11,968
Other Liabilities......................       1,353                                  1,217
Stockholders' Equity...................      22,264                                 20,690
                                           --------                               --------
Total Liabilities and Capital..........    $177,643                               $171,159
                                          =========                               ========

NET INTEREST INCOME/NET
   INTEREST MARGIN (4).................                   $ 6,372      3.31%                     $ 6,511      4.02%
                                                          =======      ====                      =======      ====
TAX-EQUIVALENT NET INTEREST
   INCOME/NET INTEREST MARGIN (5)......                   $ 6,769      4.05%                     $ 6,853      4.23%
                                                          =======      ====                      =======      ====


                                                                     1996
                                                                     ----
                                           Average      Interest    Average
                                           Balance      Inc/Exp     Yd/Rate
                                           -------      -------     -------
                                           (1)            (2)
ASSETS:
Interest Bearing Deposits With
   Other Financial Institutions........   $  2,849       $   150     5.27%
                                          --------       -------     ----
Investment Securities:
   U.S. Government Securities..........   $ 26,799       $ 1,640     6.12
   State and Municipal Obligations (3).      9,471           505     8.57
   Other Securities....................      2,978           198     6.65
                                          --------       -------     ----
Total Investment Securities............   $ 39,248       $ 2,343     5.97%
                                          --------       -------     ----
Federal Funds Sold.....................   $    890       $    47     5.28%
                                          --------       -------     ----
   Consumer............................      8,477           797     9.40
   Dealer Floor Plan...................        379            33     8.71
   Mortgage............................     95,445         7,765     8.15
   Commercial..........................      6,232           604     9.69
   Tax Free (3)........................      1,808           105     9.11
                                          --------       -------     ----
Total Loans............................   $112,341       $ 9,304     8.29%
                                          --------       -------     ----
Total Interest-Earning Assets..........   $155,328       $11,844     7.63%
                                                         -------     ----
Reserve for Loan Losses................       (910)
Cash and Due from Banks................      1,535
Other Assets...........................      8,559
                                          --------
Total Assets...........................   $164,512
                                          ========

LIABILITIES AND CAPITAL:
SUPER NOW Deposits.....................     19,835       $   430     2.17%
IRA's under $100,000...................      7,997           400     5.00
Money Market Deposits..................     13,570           401     2.96
Savings Deposits.......................     23,619           645     2.73
Time Deposits including IRA's
   over $100,000.......................     10,927           650     5.95
Other Time Deposits under $100,000.....     41,466         2,315     5.58
                                          --------       -------     ----
Total Interest-Bearing Deposits........   $117,414       $ 4,841     4.12%
U.S. Treasury Short-Term Borrowings ...        522            27     5.17%
Short-term Borrowings - Other..........         30             0      .00
Long-Term Borrowings...................        331            24     7.25
Repurchase Agreements..................     13,987           696     4.98
                                          --------       -------     ----
Total Interest-Bearing Liabilities ....   $132,273       $ 5,588     4.22%
                                                         -------     ----
Demand Deposits........................     11,416
Other Liabilities......................      1,310
Stockholders' Equity...................     19,512
                                          --------
Total Liabilities and Capital..........   $164,512
                                          ========

NET INTEREST INCOME/NET
   INTEREST MARGIN (4).................                 $  6,256     4.03%
                                                        ========     ====
TAX-EQUIVALENT NET INTEREST
   INCOME/NET INTEREST MARGIN (5)......                 $  6,582     4.24%
                                                        ========     ====


--------------------

(1) Average volume information was compared using daily (or monthly) averages.
(2) Interest on loans includes fee income.
(3) Yield on tax-exempt obligations has been computed on a tax-equivalent basis.
(4) Net interest margin is computed by dividing net interest income by total interest-earning assets.
(5) Interest and yield are presented on a tax-equivalent basis using 34% for 1998, 1997 & 1996.


                        COMPONENTS OF NET INTEREST INCOME

     To enhance the understanding of the effects of volumes (the average balance of earning assets and costing liabilities) and average interest rate fluctuations on the balance sheet as it pertains to net interest income, the table below reflects these changes for 1998 verses 1997 and preceding two years:

        TABLE OF NET INTEREST INCOME COMPONENTS ON A TAX-EQUIVALENT BASIS
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998
                             (DOLLARS IN THOUSANDS)


                                            1998 Versus 1997              1997 Versus 1996                1996 Versus 1995
                                            ----------------              ----------------                ----------------
                                           Increase (Decrease)           Increase (Decrease)              Increase (Decrease)
                                           Due to Changes In              Due to Changes In                Due to Changes In
                                           -----------------              -----------------                -----------------
                                    Average     Average              Average    Average             Average      Average
                                    Volume       Rate     Total      Volume      Rate      Total     Volume       Rate       Total
                                    ------       ----     -----      ------      ----      -----     ------       ----       -----
Interest Income:
Interest-Bearing Deposits with
   Other Financial Institutions     $  83      $  (4)     $  79      $  (3)     $   5      $   2      $  74      $ (23)     $  51
U.S. Government Securities ....       181        (62)       119         85          0         85        122         (7)       115
State and Municipal Obligations       273        (40)       233         25        (13)        12         68          0         68
Other Securities ..............       (52)         9        (43)       (42)        (9)       (51)       (42)       (19)       (61)
Federal Funds Sold ............       (90)        (8)       (98)        72          2         74         13        (21)        (8)
Consumer Loans ................        51        (41)        10         15         12         27         20        (11)         9
Dealer Floor Plan .............        43         (1)        42        102          0        102          0          0          0
Mortgage Loans(1) .............       (36)      (196)      (232)       194        153        347         23         86        109
Commercial Loans ..............       (25)        (4)       (29)        (2)         6          4         72         81        153
Tax Free Loans ................       (55)         5        (50)        65          0         65        (35)         0        (35)
                                    -----      -----      -----      -----      -----      -----      -----      -----      -----
Total Earnings Assets .........     $ 373      $(342)     $  31      $ 511      $ 156      $ 667      $ 315      $  86      $ 401
                                    -----      -----      -----      -----      -----      -----      -----      -----      -----

Interest Expense:
SUPER NOW Deposits ............     $  11      $ (75)     $ (64)     $  (2)     $ (14)     $ (16)     $  20      $(119)     $ (99)
IRA ...........................        (6)        11          5          6         (1)         5        (13)        (1)       (14)
Money Market Deposits .........        (3)        (4)        (7)       (46)        (4)       (50)      (143)       (22)      (165)
Savings Deposits ..............       (19)       (17)       (36)       (58)       (14)       (72)       (57)      (124)      (181)
Time Deposits over $100,000 ...        (8)         5         (3)        31         (5)        26        108         24        132
Other Time Deposits ...........       158        (44)       114        157         17        174        284        (40)       244
FHLB ..........................         0          0          0          0          0          0        (22)       (23)       (45)
Other Borrowed Funds ..........        (5)         1         (4)         3          0          3        (11)         9         (2)
Long-Term Borrowings ..........       111         (2)       109         (6)        (3)        (9)         8          4         12
Repurchase Agreements .........        42        (39)         3        267         39        306        188        (55)       133
                                    -----      -----      -----      -----      -----      -----      -----      -----      -----
Total Interest-Bearing Deposits     $ 281      $(164)     $ 117      $ 352      $  15      $ 367      $ 362      $(347)     $  15
                                    -----      -----      -----      -----      -----      -----      -----      -----      -----

NET INTEREST INCOME ...........     $  92      $(178)     $ (86)     $ 159      $ 141      $ 300      $ (47)     $ 433      $ 386
                                    =====      =====      =====      =====      =====      =====      =====      =====      =====


------------------
(1)  Includes non-accrual loans.


                               FINANCIAL CONDITION

     The Corporation's total consolidated assets at December 31, 1998 were $185 million which represented an increase of $11 million or 6.32% over $174 million at December 31, 1997. The 1997 asset growth rate was 2.35% or $4 million over 1996.

     Capital growth experienced an increase of 9.09% for 1998 from $22 million in 1997 to $24 million in 1998.

     Total average assets increased 4.09% from 1997 at $171 million to 1998 at $178 million. Average earning assets increased 3.09% from 1997 at $162 million to 1998 at $167 million.

     Although loans remained at $119 million for 1998 and 1997 the overall yield decreased because of changes within the loan classes in the loan portfolio and the lower interest rate environment in 1998, namely, a decline in real estate loans of 3.04% or $3 million coupled with downward rates as a result of repricing which was offset somewhat by increases in higher yielding commercial and personal loans.

     Core deposits also remained at $12 million in average non-interest bearing deposits in 1998 and 1997. Interest-bearing average deposits grew 1.71% from $117 million in 1997 to $119 million in 1998. The loan-to-deposit ratio is a key measurement of liquidity. The loan-to-deposit ratio fell during 1998 to a ratio of 85.51% as compared to a ratio of 93.21% at year end 1997.

     It is management's opinion that the balance sheet mix and the interest rate risk associated with the balance sheet is within manageable parameters. Constant monitoring using asset/liability reports and interest rate risk scenarios are in place along with quarterly asset/liability management meetings on the committee level by the Board of Directors.

                                   INVESTMENTS
                             (DOLLARS IN THOUSANDS)

                                                Outstanding Balance at December 31,
                                                -----------------------------------
                                        1998                    1997                    1996
                                        ----                    ----                    ----
                               Available-   Held-To-   Available-   Held-To-    Available-  Held-To-
                                For-Sale    Maturity    For-Sale    Maturity    For-Sale   Maturity
                                --------    --------    --------    --------    --------   --------
                                  (2)          (1)        (2)          (1)        (2)         (1)
U.S. Treasury Securities ..     $     0     $     0     $ 2,997     $     0     $ 6,994     $     0
Federal Agency Obligations        9,782           0      14,546           0      16,765           0
Mortgage-backed Securities       22,402           0      14,450           0       1,683           0
Obligations of State and
   Political Subdivisions .      14,030         565       9,459         720       8,567         970
Other Securities ..........       1,372           0       1,690           0       2,428           0
                                -------     -------     -------     -------     -------     -------
Total Investment Securities     $47,586     $   565     $43,142     $   720     $36,437     $   970
                                =======     =======     =======     =======     =======     =======

-------------------
(1)  Carried at amortized cost.
(2)  Carried at estimated fair value.


     The following table sets forth the expected maturity distribution of the investment portfolio's Held-to-Maturity and Available-for-Sale securities, the weighted average yield for each type of Held-to-Maturity and Available-for-Sale security and ranges of maturity at December 31, 1998. Yields are presented on a tax-equivalent basis, are based upon carrying value and are weighted for the scheduled maturity. At December 31, 1998 the Corporation's investment securities portfolio had an average maturity of approximately 5.8 years.

                                                                      (Dollars in Thousands)
                                                       After One          After Five
                                                        Year But           Years But
                                        Within           Within              Within              After
                                       One Year         Five Years          Ten Years           Ten Years           Total
                                       --------         ----------          ---------           ---------           -----
                                  Amount     Yield    Amount    Yield   Amount     Yield    Amount    Yield    Amount      Yield
                                  ------     -----    ------    -----   ------     -----    ------    -----    ------      -----
HELD-TO-MATURITY
   SECURITIES AT
   AMORTIZED COST
     U.S. Treasury Securities   $    0        0.00%  $     0     0.00%  $    0      0.00%  $     0     0.00%  $     0     0.00%
     Federal Agency
       Obligations ..........        0        0.00         0     0.00        0      0.00         0     0.00         0     0.00
     Obligations of State and
       Political Subdivisions      365        6.83       200     6.74        0      0.00         0     0.00       565     6.79
     Other Securities .......        0        0.00         0     0.00        0      0.00         0     0.00         0     0.00
                                ------        ----   -------     ----   ------      ----   -------     ----   -------     ----
                      TOTAL     $  365        6.83%  $   200     6.74%  $    0      0.00%  $     0     0.00%  $   565     6.79%
                                ======        ====   =======     ====   ======      ====   =======     ====   =======     ====

AVAILABLE-FOR-SALE
   SECURITIES AT FAIR
   VALUE
     U.S. Treasury Securities   $    0        0.00%  $     0     0.00%  $    0      0.00%  $     0     0.00%  $     0     0.00%
     Federal Agency
       Obligations..........    $2,198        5.66    26,007     6.27    3,979      5.79         0     0.00    32,184     6.16
     Obligations of State and
       Political Subdivisions      300        6.36       902     6.79    2,548      7.85    10,280     7.35    14,030     7.39

     Other, including Equity
     Securities.............         0        0.00         0     0.00        0      0.00     1,372     4.92     1,372     4.92
                                ------        ----   -------     ----   ------      ----   -------     ----   -------     ----
                      TOTAL     $2,498        5.83%  $26,909     6.28%  $6,527      6.57%  $11,652     7.06%  $47,586     6.50%
                                ======        ====   =======     ====   ======      ====   =======     ====   =======     ====

     Available-for-Sale securities were reported on the balance sheet at fair value. The net effect of changes in fair value adjusted for applicable deferred taxes is reported as other comprehensive income as a part of capital. The possibility of material price volatility in a rising or declining interest rate environment was offset by the availability to the Corporation of restructuring the portfolio for gap positioning at any time through the securities classed as Available-for-Sale. The impact of the fair value adjustment under SFAS No. 115 provided an unrealized gain, net of deferred tax, on December 31, 1998 of $448,000 compared to an unrealized gain, net of tax, on December 31, 1997 of $142,000.

     Several local municipal holdings were retained in the Held-to-Maturity category. These holdings comprised 1.17% and 2.21% of the entire portfolio at December 31, 1998 and 1997, respectively. The total at December 31, 1998 was $565,000 and 1997 was $970,000.

     Available-for-Sale securities total $47,586,000 at December 31, 1998 compared to $43,142,000 at December 31, 1997 or a increase of 10.30%.

     The mix of securities in the portfolio was 20.32% U.S. agencies, 46.52% mortgage-backed securities, 30.31% municipal and 2.85% other. The Corporation does not engage in derivative investment securities.

                                      LOANS

                                 LOAN PORTFOLIO
                                LOANS OUTSTANDING
                             (DOLLARS IN THOUSANDS)

                                           1998         1997         1996
                                           ----         ----         ----
Commercial ........................     $  8,991     $  7,551     $  7,957
Tax-Exempt ........................        2,512        2,591        2,064
Qualified Municipal Leases ........           20            0           35
Real Estate - Construction ........        1,278          637          660
Real Estate .......................       96,742       99,780       96,439
Personal ..........................        9,461        8,907        8,888
                                        --------     --------     --------
                                        $119,004     $119,466     $116,043
Unamortized Loan Fees, Net of Costs           70           97          129
Unearned Discount .................          376          324          324
                                        --------     --------     --------
Loans, Net ........................     $118,558     $119,045     $115,590
                                        ========     ========     ========

     A net decline of .34% was experienced in the loan portfolio, from $119.0 million in 1997 compared to $118.6 million in 1998. The distribution of the loan portfolio reflects 82.36% real estate loans at $98,020,000; 7.56% commercial loans at $8,991,000; 2.11% tax-exempt loans at $2,512,000; .02% qualified municipal leases at $20,000 and 7.95% consumer loans at $9,461,000. Variable rate real estate loans were comprised of 70.52% with 3 year adjustable rate, 15.84% with 1 year adjustable rate and 13.64% with one day to 3 month adjustable rates. Many three year and one year adjustable rate loans have bi-weekly payments.


                           DEPOSITS AND BORROWED FUNDS

                    TABLE OF DISTRIBUTION OF AVERAGE DEPOSITS
                             (DOLLARS IN THOUSANDS)

                                                         December 31,
                                                         ------------
                                                  1998         1997         1996
                                                  ----         ----         ----
Demand deposits ..........................     $ 32,270     $ 31,703     $ 31,251
Savings deposits .........................       32,695       33,513       37,189
Time deposits ............................       55,082       52,388       49,463
Certificates of deposit, $100,000 and over       11,319       11,450       10,927
                                               --------     --------     --------
Total ....................................     $131,366     $129,054     $128,830
                                               ========     ========     ========

          TABLE OF MATURITY DISTRIBUTION OF TIME DEPOSITS OVER $100,000
                             (DOLLARS IN THOUSANDS)

                                               December 31,
                                               ------------
                                       1998        1997        1996
                                       ----        ----        ----
Three months or less .............   $ 1,994     $ 4,574     $ 7,664
Over three months to six months...       651       3,665       2,546
Over six months to twelve months..     3,656       2,914       1,867
Over twelve months ...............     5,688         308         898
                                     -------     -------     -------
Total ............................   $11,989     $11,461     $12,975
                                     =======     =======     =======

     Total average deposits increased 1.55% from $129 million at year end 1997 to $131 million at year end 1998. Average savings deposits declined .30% from $34 million at year end 1997 to $33 million at year end 1998. Average time deposits increased 5.77% from $52 million at year end 1997 to $55 million at year end 1998. Average non-interest bearing demand deposits remained constant at $12 million at year end 1998 and 1997. Average interest bearing NOW accounts also remained the same at $20 million at year end 1998 and 1997.

     Short-term borrowings, securities sold under agreements to repurchase, increased 5.26% from $19 million at year end 1997 to $20 million at year end 1998. Long-term borrowings, specifically, borrowings from the Federal Home Loan Bank of Pittsburgh increased from $440,000 at December 31, 1997 to $2,291,000 at December 31, 1998. Average Treasury Tax and Loan deposits held by the Corporation for the U.S. Treasury averaged $488,000 for 1998 and one day borrowings averaged $5,000 for 1998.

                              NON-PERFORMING ASSETS

                         PAST DUE AND NON-ACCRUAL LOANS
                             (DOLLARS IN THOUSANDS)

                                                      Lease
                  Real     Installment              Financing
    1998         Estate      Loans      Commercial Receivables  Total
    ----         ------      -----      ---------- -----------  -----
Days 30-89 ...   $  865     $  182        $   16     $    0     $1,063
Days 90 Plus..      398          2            15          0        415
Non-accrual..       537          0             0          0        537
                 ------     ------        ------     ------     ------
Total ......     $1,800     $  184        $   31     $    0     $2,015
                 ======     ======        ======     ======     ======

                                                      Lease
                  Real     Installment              Financing
    1997         Estate      Loans      Commercial Receivables  Total
    ----         ------      -----      ---------- -----------  -----
Days 30-89 ...   $1,049     $  232        $   50     $    0     $1,331
Days 90 Plus..      586         13            29          0        628
Non-accrual...       69          0             0          0         69
                 ------     ------        ------     ------     ------
Total ........   $1,704     $  245        $   79     $    0     $2,028
                 ======     ======        ======     ======     ======

                                                      Lease
                  Real     Installment              Financing
    1996         Estate      Loans      Commercial Receivables  Total
    ----         ------      -----      ---------- -----------  -----
Days 30-89 ...   $  806     $  126        $   17     $    0     $  949
Days 90 Plus..      292         16            14          7        329
Non-accrual..       109          0             0          0        109
                 ------     ------        ------     ------     ------
Total ........   $1,207     $  142        $   31     $    7     $1,387
                 ======     ======        ======     ======     ======

     At year end 1998, loans 30-89 days past due totaled $1,063,000 compared to $1,331,000 at year end 1997, a 20.14% decrease. Past due loans 90 days plus total $415,000 at year end 1998 compared to $628,000 at year end

1997, a 33.92% decrease. Non-accrual loans at year end 1998 totaled $537,000 compared to $69,000 at year end 1997, a 678.26% increase. Overall, past due and non-accrual loans decreased .65% from $2,028,000 at year end 1997 to $2,015,000 at year end 1998. During this same period of time the ratio of net charge-offs compared to average loans outstanding during the period was .02%, a 66.66% decrease from .06% for 1997. (See Summary of Loan Loss Experience). Management does not consider the absolute percentage differences to be significant or material.

     Loans were stated at their outstanding principal balances, net of any deferred fees or costs, unearned income, and the allowance for loan losses. Interest on loans is accrued on the principal amount outstanding, primarily on the actual day basis. Non-renewable loan fees and certain direct costs were deferred and amortized over the life of the loans using the interest method. The amortization was reflected on an interest yield adjustment, and the deferred portion of the net fees and costs was reflected as a part of the loan balance.

     Generally, a loan is classified as non-accrual, and the accrual of interest on such a loan is discontinued when the contractual payment of principal or interest becomes 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan currently is performing.

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

     Income recognition is in accordance with Statement of Financial Accounting Standards No. 118. Certain non-accrual loans may continue to perform, that is, payments are still being received. Generally, the payments are applied to principal. These loans remain under constant scrutiny and if performance continues, interest income may be recorded on a cash basis based on management's judgment as to collectibility of principal.

                 ALLOWANCE FOR LOAN LOSSES AND RELATED PROVISION
                             (DOLLARS IN THOUSANDS)

                                      1998                      1997                    1996
                                      ----                      ----                    ----
                                         % of Loans                % of Loans                 % of Loans
                                        in Category                in Category                in Category
                               Amount  to Total Loans    Amount  to Total Loans   Amount    to Total Loans
                               ------  --------------    ------  --------------   ------    --------------
Commercial ................     $202        10%          $ 83          9%         $ 79             9%
Real estate mortgages .....      510        82%           516         84%          500            84%
Consumer ..................      196         8%           119          7%          116             7%
Lease financing receivables        0         0%             0          0%            0             0%
Unallocated ...............       47       N/A            183        N/A           216           N/A
                                ----       ---           ----        ---          ----           ----
                                $955       100%          $901        100%         $911           100%
                                ====       ===           ====        ===          ====           ====

     The allowance for loan losses was $955,000 at December 31, 1998, compared to $901,000 at December 31, 1997. This allowance equalled .08% of total loans, net of unearned income, at December 31, 1998 and 1997. This allowance was considered adequate based on delinquency trends and actual loans written as it relates to the loan portfolio.

     The loan loss reserve is analyzed quarterly and reviewed by the Board of Directors. The assessment of the loan policies and procedures during 1998 revealed no anticipated loss on any loans considered "significant". No concentration or apparent deterioration in classes of loans or pledged collateral was evident. Monthly loan meetings with the Board Credit Administration Committee reviewed new loans, delinquent loans and loan exceptions to determine compliance with policies.

     The schedule below presents a history of actual charge-offs and recoveries by category and related balances and ratios.

                         SUMMARY OF LOAN LOSS EXPERIENCE
                             (DOLLARS IN THOUSANDS)

                                                                                         Years Ended December 31,
                                                                                         ------------------------
                                                                                   1998            1997            1996
                                                                                   ----            ----            ----
Loans outstanding at end of period .........................................     $ 118,558       $ 119,045       $ 115,590
                                                                                 =========       =========       =========

Average loans outstanding ..................................................     $ 116,490       $ 116,771       $ 112,341
                                                                                 =========       =========       =========
Allowance for loan losses:
Balance, beginning of year..................................................     $     901       $     911       $     912
                                                                                 ---------       ---------       ---------
Loans charged-off:
     Commercial and industrial .............................................             0             (15)            (19)
     Real estate mortgages .................................................            (8)              0               0
     Consumer ..............................................................           (75)            (88)           (126)
     Lease financing receivables ...........................................             0               0               0
                                                                                 ---------       ---------       ---------
Total loans charged-off ....................................................           (83)           (103)           (145)
                                                                                 ---------       ---------       ---------
Recoveries:
     Commercial and industrial .............................................             3               0              17
     Real estate mortgages .................................................             8               0               0
     Consumer ..............................................................            42              32              44
     Lease financing receivables ...........................................             6               1               3
                                                                                 ---------       ---------       ---------
Total recoveries ...........................................................            59              33              64
                                                                                 ---------       ---------       ---------
Net loans charged-off ......................................................           (24)            (70)            (81)
                                                                                 ---------       ---------       ---------
Provision charged to expense ...............................................            78              60              80
                                                                                 ---------       ---------       ---------
Balance, end of period......................................................     $     955       $     901       $     911
                                                                                 =========       =========       =========
Ratio of net charge-offs during the period to average loans
     outstanding during period .............................................          0.02%           0.06%           0.07%
                                                                                      ====            ====            ====

     The allowance for loan losses was established through provisions for loan losses charged against income. Loans deemed to be uncollectible were charged against the allowance for loan losses, and subsequent recoveries, if any, were credited to the allowance.

     A principal factor in estimating the allowance for loan losses is the measurement of impaired loans. A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect all amounts due according to the contractual terms of the loan agreement. Under current accounting standards, the allowance for loan losses related to impaired loans is based on discounted cash flows using the loans effective interest rate or the fair value of the collateral for certain collateral dependent loans.

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

     Finally, since the amount of impaired loans was considered to be insignificant, the existing reserve was more than adequate to provide for any impaired loans.


                                    LIQUIDITY

     Liquidity management is required to ensure that adequate funds will be available to meet anticipated and unanticipated deposit withdrawals, debt service payments, investment commitments, commercial and consumer loan demand, and the normal ongoing operating expenses. Funding sources include principal repayments on loans, sale of assets, growth in core deposits, short and long-term borrowings, investment securities coming due, loan prepayments and repurchase agreements. Regular loan payments are a dependable source of funds, while the sale of investment securities, deposit growth and loan prepayments are significantly influenced by general economic conditions and the level of interest rates.

     Liquidity is managed on a daily basis by the Corporation. Management believes that the Corporation's liquidity is sufficient to meet present and future financial obligations and commitments on a timely basis.
However, see "Factors That May Affect Future Results".

     At December 31, 1998, cash and cash equivalents totaled $12,486,043 compared to $5,316,798 at December 31, 1997. Changes in cash were measured by changes in the three major classifications of cash flows known as operating, investing and financing activities.

     At December 31, 1998, net cash provided by operating activities equaled $2,536,832 which consisted mainly of net income adjusted for non-cash items such as depreciation, accruals on interest receivable, premiums on investment securities and provision for loan losses.

     Net cash used for investing activities totaled $4,401,279 which was principally the result of $3,973,794 excess of purchases of Available-for-Sale investment securities over the proceeds on sale and redemption of Available-for-Sale and Held-to-Maturity securities.

     Net cash provided by financing activities totaled $9,033,692 and consisted mostly of a net increase in deposits of $9,960,227. Dividends paid were $639,107.

                                CAPITAL RESOURCES

     Capital continues to be a strength of the Corporation. Capital is critical as it must provide growth, payment to shareholders, and absorption of unforeseen losses. The Corporation is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I Capital (as defined) to average assets (as defined).

     As of December 31, 1998, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the Table. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Bank's actual capital amounts are ratios in the following table:

                                                                                                 To Be Well
                                                                                              Capitalized Under
                                                                         For Capital          Prompt Corrective
                                               Actual                 Adequacy Purposes       Action Provisions
                                               ------                 -----------------       -----------------
                                        Amount       Ratio          Amount       Ratio       Amount        Ratio
                                        ------       -----          ------       -----       ------        -----
     As of December 31, 1998:
       Total Capital
         (To risk-weighted assets)....   $23,967     21.80%         $8,796       8.00%       $10,995      10.00%
       Tier I Capital
         (To risk-weighted assets)....   $23,012     20.93%         $4,398       4.00%       $ 6,597       6.00%
       Tier I Capital
         (To average assets)..........   $23,012     12.95%         $7,106       4.00%       $ 8,882       5.00%

     As of December 31, 1997:
       Total Capital
         (To risk-weighted assets)....   $22,864     21.84%         $8,375       8.00%       $10,469      10.00%
       Tier I Capital
         (To risk-weighted assets)....   $21,963     20.98%         $4,187       4.00%       $ 6,281       6.00%
       Tier I Capital
         (To average assets)..........   $21,963     12.57%         $6,989       4.00%       $ 8,736       5.00%

     The Corporation's capital ratios are not materially different from those of the Bank.

     Dividend payouts are restricted by the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"). The BCL operates generally to preclude dividend payments if the effect thereof would render the Corporation unable to meet its obligations as they become due. As a practical matter, the Corporation's payment of dividends is contingent upon its ability to obtain funding in the form of dividends from the Bank. Payment of dividends to the Corporation by the Bank is subject to the restrictions set forth in the National Bank Act. Generally, the National Bank Act would permit the Bank to declare dividends in 1999 of approximately $2,352,090 plus additional amounts equal to the net income earned in 1999 for the period January 1, 1999 through the date of declaration, less any dividends which may be paid in 1999.

     Common stock issued by the Corporation is traded on a limited basis in the local over-the-counter market using the symbol CCFN. The bid prices below are actual transactions and reflect information from one of the Corporation's market-makers. The prices do not necessarily reflect any dealer or retail markup, markdown or commission:

                                                       1998                                    1997
                                                       ----                                    ----
                                                                Quarterly                               Quarterly
                                          Highest     Lowest     Dividend         Highest     Lowest     Dividend
                                          -------     ------     --------         -------     ------     --------
Fourth quarter..........................   $25.75     $25.00      $0.116          $22.75     $21.63      $0.116
Third quarter...........................   $31.00     $28.00      $0.116          $20.50     $20.25      $0.116
Second quarter..........................   $30.50     $27.00      $0.116          $19.00     $18.00      $0.116
First quarter...........................   $26.25     $23.00      $0.116          $17.50     $17.13      $0.116


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

     One major objective of the Bank when managing the rate sensitivity of its assets and liabilities is to stabilize net interest income. The management of and authority to assume interest rate risk is the responsibility of the Bank's Asset/Liability Committee ("ALCO"), which is comprised of senior management and Board members. ALCO meets quarterly to monitor the ratio of interest sensitive assets to interest sensitive liabilities. The process to review interest rate risk management is a regular part of management of the Bank. Consistent policies and practices of measuring and reporting interest rate risk exposure, particularly regarding the treatment of noncontractual assets and liabilities, are in effect. In addition, there is an annual process to review the interest rate risk policy with the Board of Directors which includes limits on the impact to earnings from shifts in interest rates.

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

                      STATEMENT OF INTEREST SENSITIVITY GAP
                             (DOLLARS IN THOUSANDS)
                                DECEMBER 31, 1998

                                                      > 90 Days
                                          90 Days         But       1 to 5        5 to 10        > 10
                                          Or Less     < 1 Year       Years         Years         Years        Total
                                          -------     --------       -----         -----         -----        -----
Short-term investments .............     $  7,381     $      0     $      0      $      0      $      0     $  7,381
Securities Available-for-Sale (1) ..        7,808       10,559       20,917         6,761         1,541       47,586
Securities Held-to-Maturity (1) ....          200          165          200             0             0          565
Loans (1) ..........................       23,893       41,248       49,510         3,447           460      118,558
                                         --------     --------     --------      --------      --------     --------
     Rate Sensitive Assets .........     $ 39,282     $ 51,972     $ 70,627      $ 10,208      $  2,001     $174,090
                                         --------     --------     --------      --------      --------     --------
Deposits:
Interest-bearing demand deposits (2)        3,368        6,960       12,124             0             0       22,452
Savings (2) (3) ....................        5,024       10,383       18,087             0             0       33,494
Time ...............................       10,261       21,207       36,942             0             0       68,410
Borrowed funds .....................       14,597        5,421          400             0             0       20,418
Long-term debt .....................            2            5        2,033           251             0        2,291
Shareholders' equity ...............          587        1,761        9,392        11,740             0       23,480
                                         --------     --------     --------      --------      --------     --------
     Rate Sensitive Liabilities and
     Shareholders' Equity ..........       33,839       45,737       78,978        11,991             0      170,545
                                         --------     --------     --------      --------      --------     --------
Interest Sensitivity Gap ...........        5,443        6,235       (8,351)       (1,783)        2,001            0
Cumulative Gap .....................        5,443       11,678        3,327         1,544         3,545        3,545

--------------------
(1) Investments and loans are included at the earlier of repricing of maturity adjusted for the effects of prepayments.

(2) Interest bearing demand and savings accounts are included based on historical experience and managements' judgment about the behavior of these deposits in changing interest rate environments.

     At December 31, 1998 the Corporation's cumulative gap positions and the potential earnings change resulting from a 200 basis point change in rates were within the internal risk management guidelines.

     Upon reviewing the current interest sensitivity scenario, decreasing interest rates could negatively effect net income because the Bank is asset sensitive. In a rising interest rate environment, net income could be positively affected because more liabilities than assets will reprice during a given period.

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

     The following table provides information about the Corporation's financial instruments. The table presents the financial instruments including the expected cash flow over the next five years. In addition the average interest rate is shown for each period presented. The table also includes the fair market value for each category of financial instruments as of December 31, 1998. This presentation differs from the above gap report primarily due to presenting the financial instruments based on a contractual maturity as opposed to repricing scenario as reflected in the above gap report.

                     PRINCIPAL/NOTIONAL AMOUNTS MATURING IN:
                              (DOLLARS IN MILLIONS)

                                                                                                                            Fair
                                                                                                   There-                   Value
                                          1999       2000       2001       2002        2003        after         Total     12-31-98
                                          ----       ----       ----       ----        ----        -----         -----     --------
Rate sensitive assets:
Fixed interest loans (1)...........     $10,675    $ 6,841    $ 4,413    $  3,373    $  2,857     $ 9,379      $37,538     $38,868
   Average interest rate...........        8.53%      8.29%      8.53%       8.28%       8.04%       8.51%        8.24%
Variable interest rate loans (2)...     $48,783    $16,657    $14,243    $    422    $    144     $    41      $80,290     $80,290
   Average interest rate...........        7.83%      7.73%      7.65%       8.37%       8.04%       8.07%        7.72%
Fixed interest rate securities (1).     $ 2,863    $ 2,583    $ 2,251    $  3,029    $  4,614     $23,540      $38,880     $39,581
   Average interest rate...........        5.93%      6.43%      6.05%       6.05%       6.25%       6.75%        6.51%
Variable interest rate securities (1)   $ 8,318    $     0    $     0    $      0    $      0     $     0      $ 8,318     $ 8,318
   Average interest rate...........        6.60%      0.00%      0.00%       0.00%       0.00%       0.00%        6.60%
Other interest-bearing assets......     $ 7,381    $     0    $     0    $      0    $      0     $     0      $ 7,381     $ 7,381
   Average interest rate...........        4.75%      0.00%      0.00%       0.00%       0.00%       0.00%        4.75%

Rate sensitive liabilities:
Non interest-bearing checking (2)..     $ 3,728    $ 2,397    $  2,397   $  2,397    $  2,397     $     0      $13,316     $13,316
   Average interest rate...........        0.00%      0.00%       0.00%      0.00%       0.00%       0.00%        0.00%
Savings & interest-bearing
   checking (2)....................     $12,106    $ 7,782    $  7,782   $  7,782    $  7,784     $     0      $43,236     $43,236

   Average interest rate...........        1.99%      1.99%       1.99%      1.99%       1.99%       0.00%        1.99%
Money market accounts (2)..........     $ 5,084    $ 3,813    $  3,813   $      0    $      0     $     0      $12,710     $12,710
   Average interest rate...........        2.62%      2.62%       2.62%      0.00%       0.00%       0.00%        2.62%
Time deposits (under $100,000).....     $27,536    $21,594    $  2,730   $  1,499    $  3,070     $     0      $56,429     $57,132
   Average interest rate...........        5.21%      5.93%       5.36%      6.00%       5.73%       0.00%        5.50%
Time deposits (over $100,000)......     $ 6,302    $ 3,905    $    752   $    100    $    930     $     0      $11,989     $12,178
   Average interest rate...........        5.69%      6.20%       5.96%      6.30%       6.01%       0.00%        5.90%
Fixed interest rate borrowings.....     $     7    $     8    $      8   $      9    $      9     $   250      $   291     $   291
   Average interest rate...........        6.07%      6.07%       6.07%      6.07%       6.07%       6.07%        6.07%
Variable interest rate borrowings..     $20,418    $     0    $      0   $      0    $  2,000     $     0      $22,418     $22,418
   Average interest rate...........        5.06%      0.00%       0.00%      0.00%       5.48%       0.00%        5.10%
--------------------


(1) Investments and loans are included at contractual maturity.
(2) Non interest-bearing checking, interest-bearing checking, savings and money market accounts are reflecting historical experience and management's judgment about the duration of these deposits.


                                    YEAR 2000

     The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Bank's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, calculate correct accruals, or engage in similar normal business activities.

     An assessment of the Bank's software and hardware has revealed those portions which will be required to be modified or replaced in order to properly utilize dates beyond December 31, 1999. The Bank presently believes that with limited modifications, the Year 2000 Issue can be mitigated.

     Another consideration for the imminent Year 2000 readiness are embedded microchip problems. These microchips could be in such items as water pumps, sewage pumps, elevators, heat pumps, etc. A survey of all equipment containing possible microchips has been conducted at all Bank locations. Plumbing and heating vendors have been contacted as well as the telephone service providers. "White papers" indicating Year 2000 readiness are being obtained from all providers. To date, one instance has been identified which requires that one telephone system must be changed during 1999.

     Another consideration is the fact that there can be no guarantee that the systems of other companies on which the Bank's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Bank's systems, would not have a material adverse effect on the Bank. Management is engaging in due diligence to assure that these possibilities will not occur. The Bank has determined it has no exposure to contingencies related to the Year 2000 Issue for its products offered to its customers.

     The Bank will utilize both internal and external resources to reprogram, or replace, and test the software for Year 2000 modifications. The Bank plans to complete the Year 2000 project no later than June 30, 1999. The Bank has already spent approximately $265,000 and anticipates it will spend $75,000 to complete the Year 2000 project.

This estimated expenditure of $340,000 is over a three year period and includes equipment, Year 2000 software upgrades, technical support and staff time. These costs are considered manageable by the Bank and are being funded through operating cash flows. The costs will not have a material effect on the results of operations in 1999 or beyond.

     The time-lines and costs are based on management's best estimates, which are derived from assumptions of future events, including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes and similar uncertainties.

     The Corporation and the Bank are aggressively addressing the Year 2000 Issue. This issue is far-reaching in that it encompasses computer systems, microchips, anything with time elements, and forces the Bank to ask each vendor, customer, and third party provider, if they are also ready for the millennium.

     A Senior Vice President leads a committee consisting of Board members and officers, who have been meeting for several months and are charged with the overall responsibility for Year 2000 compliance.

     Letters have been sent to vendors requesting, in writing, their effort to be in compliance with Year 2000. A select group of commercial customers have been sent letters explaining the Year 2000 issue and asking them to be certain to address this very important issue. The Bank has also offered to help with any questions. Notices have been placed in each Bank lobby alerting the public to this issue. Also, statements have been placed on each deposit statement concerning the Year 2000 issue.

     A time-line has been created for this project. All letters were mailed by March 15, 1998 and compliance letters were received by June 30, 1998. March 31, 1999 is the deadline for compliance on all levels. Testing will continue until the Bank is assured all critical systems are confirmed to be Year 2000 compliant.

     Vendors and systems have been placed in priority order as to importance. The third party vendors that are most crucial have communicated with the Bank stating they are Year 2000 compliant and testing on their systems is continuing.

     Our insurance carrier has been contacted. The Bank is working closely with it to prudently assess the Bank's needs and take the appropriate steps to protect the Bank.

     Contingency plans have been discussed and will be written on any systems that do not comply or are questionable as to their compliance.

     The Bank will be diligent in its quest for assurance of compliance and will change vendors, if necessary, to ensure a smooth change to the millennium and continuity of banking operations and profit growth.

     The bank examiners are reviewing all banks for their compliance with these issues and the Corporation and the Bank welcome these reviews and any assistance they will provide.

               EMPLOYEES OF COLUMBIA COUNTY FARMERS NATIONAL BANK


        BENTON                                   LIGHTSTREET                            SOUTH CENTRE
        Marlene Baudendisztl                     Dolores M. Bennett                     Sue Ann Carl
        Glenna J. Birns                          Deborah B. Deitterick                  Linda L. Curio
        Carla M. Emery                           Nancy L. Harris                        Kristy M. Lehman
        Judith A. Fink                           Karen M. Murdock                       Sandra J. Noss
        Gayle D. Gordon                          Mary L. Seidel                         Christine R. Portner
        Dean R. Kelchner                         Theresa A. Valencik                    Connie L. Yoder
        Sheila L. Kile
        Gloria M. Miller                         MILLVILLE                              TRAINING
        Debbie A. Peterman                       Christopher R. Bower                   Luanne Bittenbender
        Lisa L. Remley                           Betsy L. Fought
        Teresa E. Vincent                        Candace M. Hess                        FINANCIAL PLANNING
                                                 Ruth E. Hunter                         Richard L. Sierer
        BLOOMSBURG                               Martie J. Johnson                      Jacob S. Trump
        Lori D. Baylor                           Breanne Phares
        Rachel E. Bennett                        Gina L. Rider                          PART TIME
        Kathleen M. Church                       Janice J. Yeager                       MAINTENANCE AND
        Elaine M. Edwards                                                               COURIERS
        Grace I. Flick                           ORANGEVILLE                            Linda M. Boudman
        Nancy K. Fought                          Lynn Z. Fritz                          Penny I. Carl
        Kay M. Gerasimoff                        Candace L. Kesler                      Charles W. Dyer
        J. Jan Girton                            Betty J. Kline                         Britt P. Fought
        Mary F. Guarino                          Susan K. McGreevy                      Linda J. Marks
        Barbara M. Hess                          LouAnn P. Megargell                    Gloria J. Mensch
        Nancy H. Lindenmuth                                                             Dale E. Thomas
        Florence H. Martz                        LOAN CENTRALIZATION
        Kimberly A. Mumaw                        Jean E. MacDermott
        Paul E. Reichart                         Sally B. Tucker
        Melody A. Rhodes                         Karen Z. Wenner
        Theresa R. Whitmire
                                                 OPERATIONS
        CORPORATE                                Trevor A. Barnhart
        Sandra J. Boyer                          Laurie A. Bartholomew
        Nancy R. Diehl                           Anne E. Defrain
        Joyce F. Dohl                            Jennifer L. Fester
        Virginia D. Kocher                       Linda A. Huttenstine
                                                 Brenda E. Kalie
        MARKETING                                Phillip J. Karas
        Lance O. Diehl                           Carol J. Martin
        Stephanie D. Gallagher                   Kathleen J. Marzari
                                                 Faith R. Smith
        CREDIT                                   Diane M. Thomas
        Andrea S. Bartlett                       Tracey L. Travelpiece
        Lily Mae Boudman                         Carol L. Wiggin
        Diana L. Chamberlin
        Gloria Y. Harvey
        Vickie S. Reifendifer
        Edwin A. Wenner

                        CCFNB BANCORP, INC. MARKET MAKERS


  HOPPER SOLIDAY & CO., INC.                        F.J. MORRISSEY & CO., INC.
  (800) 646-8647                                    (215) 563-8500
  (717) 560-3042
                                                    RYAN, BECK & CO.
  HERZOG, HEINE, GEDULD, INC.                       (908) 233-0700
  (201) 418-4000
                                                    REGISTRAR & TRANSFER AGENT
  JANNEY MONTGOMERY SCOTT, INC.
  (215) 665-6000                                    American Stock Transfer &
                                                    Trust Company
  M.H. MEYERSON & CO., INC.                         40 Wall Street
  (201) 459-9521                                    New York, NY  10005







                                 CCFNB LOCATIONS

                                  Market Street
                                Benton, PA 17814
                                 (570) 925-6181

                                 232 East Street
                              Bloomsburg, PA 17815
                                 (570) 784-4400

                              4242 Old Berwick Road
                              Bloomsburg, PA 17815
                                 (570) 784-8474

                           Route 487, Lightstreet Road
                              Bloomsburg, PA 17815
                                 (570) 784-5600

                                  State Street
                               Millville, PA 17846
                                 (570) 458-5650

                                   Main Street
                              Orangeville, PA 17859
                                 (570) 683-5200