Form 10-K405, Exhibit 13
period 1999-12-31
CCFNB BANCORP INC
filed 2000-03-23
CIK 731122

                                   EXHIBIT 13


                  PORTIONS OF THE ANNUAL REPORT TO STOCKHOLDERS
                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999

                               CCFNB BANCORP, INC.

                                 AND SUBSIDIARY

                               1999 ANNUAL REPORT

CCFNB BANCORP, INC. AND SUBSIDIARY

         CCFNB Bancorp, Inc. (the "Corporation") is a registered bank holding company and organized under the Pennsylvania business corporation law. The assets are primarily those of its wholly owned subsidiary, the Columbia County Farmers National Bank.

         The Columbia County Farmers National Bank is a full service nationally-chartered financial institution serving customers from six locations in Columbia County; namely Orangeville, Bloomsburg, Benton, South Centre, Millville and Lightstreet. The deposits of the Bank are insured by the FDIC to the maximum extent provided by law.

         A copy of the Corporation's Annual Report for the year ended December 31, 1999, on Form 10-K as filed with the SEC will be furnished without charge upon written request to Mr. Paul E. Reichart, President and Chief Executive Officer, Columbia County Farmers National Bank, 232 East Street, Bloomsburg, Pennsylvania 17815.

CONSOLIDATED SELECTED FINANCIAL DATA
(In thousands of dollars, except per share data and ratios)

                                                                       1999             1998              1997
                                                                       ----             ----              ----

EARNINGS
     Interest income............................................    $ 12,669          $ 12,444         $ 12,487
     Interest expense...........................................       6,099             6,072            5,976
     Provision for loan losses..................................          78                78               60
     Investment securities gains................................          39                64               57
     Net income.................................................    $  2,039          $  1,902         $  2,025

PER SHARE
     Net income.................................................    $   1.48          $   1.38         $   1.47
     Cash dividends.............................................         .51               .46              .46

BALANCES AT DECEMBER 31
     Assets.....................................................    $196,122          $185,258         $173,866
     Investment securities......................................      49,104            48,151           43,862
     Net loans..................................................     133,438           117,604          118,144
     Deposits...................................................     138,606           137,679          127,719
     Stockholders' equity.......................................      23,047            23,480           22,105

RATIOS
     Return on average assets...................................       1.09%             1.07%            1.18%
     Return on average equity...................................       8.91%             8.54%            9.79%
     Dividend payout ratio......................................      34.23%            33.59%           31.65%


CONTENTS
Message to shareholders..............................................................................       1
Consolidated balance sheets..........................................................................       2
Consolidated statements of income....................................................................       3
Consolidated statements of stockholders' equity......................................................       4
Consolidated statements of cash flows................................................................       5
Notes to consolidated financial statements...........................................................      6-20
Report of Independent Certified Public Accountants...................................................       21
Management's discussion and analysis of financial condition and results of operations................     22-36

CCFNB BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1999 AND 1998


                                                                                    1999                1998
                                                                                    ----                ----
ASSETS
Cash and due from banks.....................................................       5,855,083          5,104,807
Interest-bearing deposits with other banks..................................         216,734          6,381,236
Federal funds sold..........................................................               0          1,000,000
Investment securities:
     Securities Available-for-Sale..........................................      48,903,638         47,586,027
     Securities to be Held-to-Maturity (estimated
     fair value 1999, $200,138; 1998, $569,076).............................         200,000            565,000
Loans, net of unearned income...............................................     134,422,848        118,558,382
Allowance for loan losses...................................................         985,165            954,516
                                                                                ------------       ------------
     Net loans..............................................................    $133,437,683       $117,603,866
Premises and equipment......................................................       5,273,947          5,649,537
Other real estate owned.....................................................               0             23,989
Accrued interest receivable.................................................       1,002,517            831,914
Other assets................................................................       1,232,221            511,256
                                                                                ------------       ------------
     TOTAL ASSETS...........................................................    $196,121,823       $185,257,632
                                                                                ============       ============


LIABILITIES AND STOCKHOLDERS' EQUITY


LIABILITIES
Deposits:
     Non-interest bearing...................................................    $ 13,672,023       $ 13,315,596
     Interest bearing.......................................................     124,933,614        124,363,740
                                                                                ------------       ------------
         Total Deposits.....................................................    $138,605,637       $137,679,336
Short-term borrowings.......................................................      30,880,378         20,418,105
Long-term borrowings........................................................       2,343,744          2,290,703
Accrued interest and other expenses.........................................       1,230,972          1,176,107
Other liabilities...........................................................          13,963            213,669
                                                                                ------------       ------------
         TOTAL LIABILITIES..................................................    $173,074,694       $161,777,920
                                                                                ------------       ------------

STOCKHOLDERS' EQUITY
Common stock, par value $1.25 per share; authorized
     5,000,000 shares; issued 1,367,651 shares 1999;
        1,382,433 shares 1998...............................................    $  1,709,564       $  1,728,041
Surplus.....................................................................       5,483,515          5,849,157
Retained earnings...........................................................      17,013,997         15,670,223
Accumulated other comprehensive income......................................      (1,159,947)           447,551
Less: Treasury stock at cost, 6,976 shares 1998.............................               0           (215,260)
                                                                                ------------       ------------
         TOTAL STOCKHOLDERS' EQUITY.........................................    $ 23,047,129       $ 23,479,712
                                                                                ------------       ------------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.........................    $196,121,823       $185,257,632
                                                                                ============       ============


The accompanying notes are an integral part of these consolidated financial statements.

CCFNB BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
FOR YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                                       1999             1998              1997
                                                                       ----             ----              ----
INTEREST INCOME
Interest and fees on loans....................................     $ 9,707,599       $ 9,584,559       $ 9,823,607
Interest and dividends on investment securities:
     Taxable..................................................       2,021,448         1,867,265         1,812,883
     Tax-exempt...............................................         689,029           656,654           513,112
     Dividends................................................          80,687            74,118            61,572
Federal funds sold............................................          38,880            32,336           124,019
Deposits in other banks.......................................         131,729           229,324           151,586
                                                                   -----------       -----------       -----------
         TOTAL INTEREST INCOME................................     $12,669,368       $12,444,256       $12,486,779
                                                                   -----------       -----------       -----------

INTEREST EXPENSE
Deposits .....................................................     $ 4,953,724       $ 4,910,321       $ 4,911,541
Short-term borrowings.........................................       1,014,511         1,046,161         1,048,645
Long-term borrowings..........................................         130,408           115,143            16,035
                                                                   -----------       -----------       -----------
         TOTAL INTEREST EXPENSE...............................     $ 6,098,643       $ 6,071,625       $ 5,976,221
                                                                   -----------       -----------       -----------

Net interest income...........................................     $ 6,570,725       $ 6,372,631       $ 6,510,558
Provision for loan losses.....................................          78,000            78,000            60,000
                                                                   -----------       -----------       -----------
     NET INTEREST INCOME AFTER PROVISION
         FOR LOAN LOSSES......................................     $ 6,492,725       $ 6,294,631       $ 6,450,558
                                                                   -----------       -----------       -----------

NON-INTEREST INCOME
Service charges and fees......................................     $   611,625       $   579,338       $   523,050
Trust department..............................................         189,271           143,838           103,189
Other.........................................................         210,247           193,479           132,283
Investment securities gains, net..............................          38,707            64,419            57,326
                                                                   -----------       -----------       -----------
         TOTAL NON-INTEREST INCOME............................     $ 1,049,850       $   981,074       $   815,848
                                                                   -----------       -----------       -----------

NON-INTEREST EXPENSE
Salaries......................................................     $ 1,905,185       $ 1,885,446       $ 1,817,389
Pensions and other employee benefits..........................         629,957           563,266           522,388
Occupancy, net................................................         338,684           334,072           375,379
Equipment.....................................................         597,073           556,302           420,271
Other.........................................................       1,347,700         1,399,941         1,356,706
                                                                   -----------       -----------       -----------
         TOTAL NON-INTEREST EXPENSE...........................     $ 4,818,599       $ 4,739,027       $ 4,492,133
                                                                   -----------       -----------       -----------

Income before income taxes....................................     $ 2,723,976       $ 2,536,678       $ 2,774,273
Income tax expense............................................         684,739           634,278           748,777
                                                                   -----------       -----------       -----------
         NET INCOME...........................................     $ 2,039,237       $ 1,902,400       $ 2,025,496
                                                                   ===========       ===========       ===========

PER SHARE DATA
Net income....................................................     $      1.48       $      1.38       $      1.47
                                                                   -----------       -----------       -----------
Cash dividends................................................     $       .51       $       .46       $       .46
                                                                   -----------       -----------       -----------
Weighted average shares outstanding...........................       1,375,572         1,378,339         1,381,800


The accompanying notes are an integral part of these consolidated financial statements.

CCFNB BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                                              Accumulated
                                                                                                 Other
                                              Common               Comprehensive  Retained    Comprehensive  Treasury
                                              Stock     Surplus       Income      Earnings    Income (Loss)    Stock       Total
                                              -----     -------       -------     --------    -------------    -----       -----
BALANCE AT DECEMBER 31, 1996.............   $1,727,139  $5,838,453               $13,022,498  $    68,791    $       0  $20,656,881

Comprehensive income;
    Net income...........................            0           0  $ 2,025,496    2,025,496            0            0    2,025,496
    Change in net unrealized gain on
        investment securities
        available-for-sale, net of
        reclassification adjustment and
        tax effects......................            0           0       73,210            0       73,210            0       73,210
                                                                    -----------
    Total comprehensive income                                      $ 2,098,706
                                                                    ===========
Issuance of 6,814 shares of common stock
    under dividend reinvestment and
    stock purchase plans.................        8,517     130,543                         0            0            0      139,060
Purchase of 7,275 shares of treasury
    stock................................            0           0                         0            0     (148,770)    (148,770)
Retirement of 6,092 shares of treasury
    stock ...............................       (7,615)   (114,608)                        0            0      122,223            0
Cash dividends $.46 per share............            0           0                  (641,064)           0            0     (641,064)
                                            ----------  ----------               -----------  -----------    ---------  -----------

BALANCE AT DECEMBER 31, 1997.............   $1,728,041  $5,854,388               $14,406,930  $   142,001    $ (26,547) $22,104,813

Comprehensive income:
    Net income...........................            0           0  $ 1,902,400    1,902,400            0            0    1,902,400
    Change in net unrealized gain on
        investment securities
        available-for-sale, net of
        reclassification adjustment and
        tax effects......................            0           0      305,550            0      305,550            0      305,550
                                                                    -----------
    Total comprehensive income                                      $ 2,207,950
                                                                    ===========
Issuance of 5,013 shares of common stock
    under dividend reinvestment and stock
    purchase plans.......................        6,266     135,224                         0            0            0      141,490
Sale of 453 shares of treasury stock.....            0         (66)                        0            0        9,747        9,681
Purchase of 11,259 shares of treasury
    stock ...............................            0           0                         0            0     (345,115)    (345,115)
Retirement of 5,013 shares of treasury
    stock ...............................       (6,266)   (140,389)                        0            0      146,655            0
Cash dividends $.46 per share............            0           0                  (639,107)           0            0     (639,107)
                                            ----------  ----------               -----------  -----------    ---------  -----------

BALANCE AT DECEMBER 31, 1998.............   $1,728,041  $5,849,157               $15,670,223  $   447,551    $(215,260) $23,479,712

Comprehensive income :
    Net income...........................            0           0  $ 2,039,237    2,039,237            0            0    2,039,237
    Change in net unrealized gain (loss)
        on investment securities
        available-for-sale, net of
        reclassification adjustment
        and tax effects..................            0           0   (1,607,498)           0   (1,607,498)           0   (1,607,498)
                                                                    -----------
    Total comprehensive income                                      $   431,739
                                                                    ===========
Issuance of 7,345 shares of common stock
    under dividend reinvestment and stock
    purchase plans.......................        9,181     139,401                         0            0            0      148,582
Sale of 549 shares of treasury stock.....            0      (4,809)                        0            0       17,843       13,034
Purchase of 15,700 shares of treasury
    stock ...............................            0           0                         0            0     (330,475)    (330,475)
Retirement of 22,127 shares of treasury
    stock ...............................      (27,658)   (500,234)                        0            0      527,892            0
Cash dividends $.51 per share............            0           0                  (695,463)           0            0     (695,463)
                                            ----------  ----------               -----------  -----------    ---------  -----------

BALANCE AT DECEMBER 31, 1999.............   $1,709,564  $5,483,515               $17,013,997  $(1,159,947)   $       0  $23,047,129
                                            ==========  ==========               ===========  ===========    =========  ===========

The accompanying notes are an integral part of these consolidated financial statements.

CCFNB BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                                             1999           1998           1997
                                                                                             ----           ----           ----
OPERATING ACTIVITIES
Net income     ......................................................................   $  2,039,237   $  1,902,400   $  2,025,496
Adjustments to reconcile net income to net cash provided by
    operating activities:
        Provision for loan losses....................................................         78,000         78,000         60,000
        Depreciation and amortization................................................        515,511        516,947        373,307
        Premium amortization on investment securities................................         72,948         92,031         21,995
        Discount accretion on investment securities..................................        (22,631)       (38,746)       (27,084)
        Deferred income taxes (benefit)..............................................         18,469        (14,828)        20,331
        (Gain) on sales of investment securities Available-for-Sale..................        (38,707)       (64,419)       (57,326)
        (Gain) on sale of premises and equipment.....................................              0              0         (1,623)
        Loss on impairment of bank premises..........................................              0              0         20,000
        (Gain) on sale of other real estate..........................................         (1,285)             0              0
        (Increase) decreases in accrued interest receivable..........................       (170,603)       105,783         27,234
        (Increase) in other assets - net.............................................        (87,181)       (51,899)       (96,013)
        Increase in accrued interest and other expenses..............................         54,865         35,367         82,773
        Increase (decrease) in other liabilities - net...............................        (19,504)       (23,808)        36,826
                                                                                        ------------   ------------   ------------
               NET CASH PROVIDED BY OPERATING ACTIVITIES ............................   $  2,439,119   $  2,536,828   $  2,485,916
                                                                                        ------------   ------------   ------------

INVESTMENT ACTIVITIES
Purchase of investment securities Available-for-Sale.................................   $(16,063,486)  $(38,178,221)  $(25,177,358)
Proceeds from sales, maturities and redemption of investment securities
    Available-for-Sale...............................................................     12,294,313     34,204,431     18,647,390
Proceeds from maturities and redemption of investment securities
    Held-to-Maturity.................................................................        365,000        155,000        250,000
Net (increase) decrease in loans.....................................................    (15,979,778)       437,824     (3,524,606)
Purchases of premises and equipment..................................................       (139,921)    (1,020,309)      (266,185)
Proceeds from sale of premises and equipment.........................................              0              0         22,850
Proceeds from sale of other real estate..............................................         93,234              0              0
                                                                                        ------------   ------------   ------------
               NET CASH (USED) IN INVESTING ACTIVITIES...............................   $(19,430,638)  $ (4,401,275)  $(10,047,909)
                                                                                        ------------   ------------   ------------

FINANCING ACTIVITIES
Net increase (decrease) in deposits..................................................   $    926,301   $  9,960,227   $ (3,680,927)
Net increase (decrease) in short-term borrowings.....................................     10,462,273     (1,944,400)     5,708,524
Proceeds from long-term borrowings                                                            61,560      2,071,628        225,000
Repayment of long-term borrowings....................................................         (8,519)      (220,712)       (82,199)
Proceeds from sale of treasury stock.................................................         13,034          9,681              0
Acquisition of treasury stock........................................................       (330,475)      (345,115)      (148,770)
Proceeds from issuance of common stock...............................................        148,582        141,490        139,060
Cash dividends paid..................................................................       (695,463)      (639,107)      (641,064)
                                                                                        ------------   ------------   ------------
               NET CASH PROVIDED BY FINANCING ACTIVITIES.............................   $ 10,577,293   $  9,033,692   $  1,519,624
                                                                                        ------------   ------------   ------------

               INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......................   $ (6,414,226)  $  7,169,245   $ (6,042,369)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.......................................     12,486,043      5,316,798     11,359,167
                                                                                        ------------   ------------   ------------
    CASH AND CASH EQUIVALENTS AT END OF YEAR.........................................   $  6,071,817   $ 12,486,043   $  5,316,798
                                                                                        ============   ============   ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
    Interest   ......................................................................   $  6,054,137   $  6,059,842   $  5,984,797
    Income taxes.....................................................................   $    680,106   $    606,446   $    795,855

The accompanying notes are an integral part of these consolidated financial statements.

CCFNB BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


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

         INVESTMENT SECURITIES

         The Corporation classifies its investment securities as either "Held-to-Maturity" or "Available-for-Sale" at the time of purchase. Debt securities are classified as Held-to-Maturity when the Corporation has the ability and positive intent to hold the securities to maturity. Investment securities Held-to-Maturity are carried at cost adjusted for amortization of premiums and accretion of discounts to maturity.

         Debt securities not classified as Held-to-Maturity and equity securities included in the Available-for-Sale category, are carried at fair value, and the amount of any unrealized gain or loss net of the effect of deferred income taxes is reported as other comprehensive income in the Consolidated Statement of Stockholders' Equity. Management's decision to sell Available-for-Sale securities is based on changes in economic conditions controlling the sources and uses of funds, terms, availability of and yield of alternative investments, interest rate risk, and the need for liquidity.

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

         LOANS

         Loans are stated at their outstanding principal balances, net of deferred fees or costs, unearned income, and the allowance for loan losses. Interest on loans is accrued on the principal amount outstanding, primarily on an actual day basis. Non-refundable loan fees and certain direct costs are deferred and amortized over the life of the loans using the interest method. The amortization is reflected as an interest yield adjustment, and the deferred portion of the net fees and costs is reflected as a part of the loan balance.

         Non-Accrual Loans - Generally, a loan is classified as non-accrual, with the accrual of interest on such a loan discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan currently is performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on non-accrual status, unpaid interest credited to income in the current year is reversed, and unpaid interest accrued in prior years is charged against the allowance for credit losses. Certain non-accrual loans may continue to perform, that is, payments are still being received with those payments generally applied to principal. Non-accrual loans remain under constant scrutiny and if performance continues, interest income may be recorded on a cash basis based on management's judgement as to collectibility of principal.

         Allowance for Loan Losses - The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. A factor in estimating the allowance for loan losses is the measurement of impaired loans. A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect all amounts due according to the contractual terms of the loan agreement. Under current accounting standards, the allowance for loan losses related to impaired loans is based on discounted cash flows using the loan's effective interest rate or the fair value of the collateral for certain collateral dependent loans.

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

         CASH FLOW INFORMATION

         For purposes of reporting consolidated cash flows, cash and cash equivalents include cash on hand and due from banks, interest-bearing deposits in other banks and federal funds sold. The Corporation considers cash classified as interest-bearing deposits with other banks as a cash equivalent because they are represented by cash accounts essentially on a demand basis. Federal funds are also included as a cash equivalent because they are generally purchased and sold for one-day periods.

         TRUST ASSETS AND INCOME

         Property held by the Corporation in a fiduciary or agency capacity for its customers is not included in the accompanying consolidated financial statements because such items are not assets of the Corporation. Trust Department income is recognized on a cash basis and is not materially different than if it was reported on an accrual basis.

         RECENT ACCOUNTING PRONOUNCEMENTS

         Statement of Financial Accounting Standards (SFAS) No. 133 (as amended by SFAS No. 137), "Accounting for Derivative Instruments and Hedging Activities", becomes effective for financial reporting periods beginning after June 15, 2000. SFAS No. 133 requires fair value accounting for all stand-alone derivatives and many derivatives embedded in other instruments and contracts. Since the Corporation does not enter into transactions involving derivatives described in the standard and does not engage in hedging activities, the standard is not expected to have a significant impact on the Corporation's consolidated financial condition or results of operations.

         RECLASSIFICATION

         Certain amounts in the consolidated financial statements of the prior years have been reclassified to conform with presentation used in the 1999 consolidated financial statements. Such reclassifications had no effect on the Corporation's consolidated financial condition or net income.

2.       RESTRICTED CASH BALANCES

         The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The amount required at December 31, 1999 was $866,000 and was satisfied by vault cash. Additionally, as compensation for check clearing and other services, compensating balances are required to be maintained with the Federal Reserve Bank and other correspondent banks. At December 31, 1999, these balances were $692,137.

3.       INVESTMENT SECURITIES

         The amortized cost, related estimated fair value, and unrealized gains and losses for investment securities classified as "Available-for-Sale" or "Held-to-Maturity" were as follows at December 31, 1999 and 1998:

                                                                                 Available-for-Sale Securities
                                                                                 -----------------------------
                                                                                    Gross             Gross            Estimated
                                                                Amortized        Unrealized         Unrealized            Fair
December 31, 1999:                                                Cost              Gains             Losses             Value
                                                                  ----              -----             ------             -----
Obligations of U.S. Government Corporations and
    Agencies:
        Mortgage-backed...................................     $18,188,852          $     0          $  593,937       $17,594,915
        Other.............................................      16,016,468                0             533,679        15,482,789
Obligations of state and political subdivisions...........      15,024,908           38,708             613,619        14,449,997
Equity securities.........................................       1,437,293            2,587              63,943         1,375,937
                                                               ------------------------------------------------------------------
Total   ..................................................     $50,667,521          $41,295          $1,805,178       $48,903,638
                                                               ==================================================================



                                                                                  Held-to-Maturity Securities
                                                                                  ---------------------------
                                                                                    Gross             Gross            Estimated
                                                                Amortized        Unrealized         Unrealized            Fair
December 31, 1999:                                                Cost              Gains             Losses             Value
                                                                  ----              -----             ------             -----
Obligations of state and political subdivisions...........      $200,000            $138                $ 0            $200,138
                                                               ==================================================================


                                                                                 Available-for-Sale Securities
                                                                                 -----------------------------
                                                                                    Gross             Gross            Estimated
                                                                Amortized        Unrealized         Unrealized            Fair
December 31, 1998:                                                Cost              Gains             Losses             Value
                                                                  ----              -----             ------             -----
Obligations of U.S. Government Corporations and
    Agencies:
        Mortgage-backed...................................      $22,137,279        $270,995          $ 6,406         $22,401,868
        Other.............................................        9,777,510           4,875                0           9,782,385
Obligations of state and political subdivisions...........       13,606,379         423,379                0          14,029,758
Equity securities.........................................        1,388,780               0           16,764           1,372,016
                                                               ------------------------------------------------------------------
Total   ..................................................      $46,909,948        $699,249          $23,170         $47,586,027
                                                               ==================================================================

                                                                                  Held-to-Maturity Securities
                                                                                  ---------------------------
                                                                                    Gross             Gross            Estimated
                                                                Amortized        Unrealized         Unrealized            Fair
December 31, 1998:                                                Cost              Gains             Losses             Value
                                                                  ----              -----             ------             -----
Obligations of state and political subdivisions...........      $565,000           $4,076               $ 0            $569,076
                                                               ==================================================================


         Securities Available-for-Sale with an aggregate fair value of $29,137,371 in 1999 and $29,787,808 in 1998, respectively, were pledged to secure public funds, trust funds, securities sold under agreements to repurchase and other balances of $22,971,729 in 1999 and $24,797,741 in 1998, respectively, as required by law.

         The amortized cost and estimated fair value of debt securities, by expected maturity, are shown below at December 31, 1999. Expected maturities will differ from contractual maturities, because some borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                     Held-to-Maturity              Available-for-Sale
                                                                     ----------------              ------------------
                                                                                  Estimated                       Estimated
                                                                   Amortized        Fair         Amortized          Fair
                                                                      Cost          Value           Cost            Value
                                                                      ----          -----           ----            -----
Due in one year or less..................................           $200,000       $200,138     $ 1,913,854      $ 1,848,418
Due after one year through five years....................                  0              0      29,226,022       28,405,545
Due after five years through ten years...................                  0              0       6,002,404        5,751,707
Due after ten years......................................                  0              0      13,525,241       12,897,968
                                                                    --------------------------------------------------------
Total....................................................           $200,000       $200,138     $50,667,521      $48,903,638
                                                                    ========================================================

         The Bank holds stock in the Federal Home Loan Bank of Pittsburgh
(FHLB). The Bank must hold this FHLB stock as long as it remains a member of the FHLB System. The Bank does not anticipate that it will discontinue its FHLB membership and therefore, the investment in this FHLB stock in the amounts of $889,000 and $864,000 in 1999 and 1998, respectively are classified as equity securities.

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

         Proceeds from sale of investments in debt and equity securities classified as Available-for-Sale during 1999, 1998 and 1997 were $12,294,313, $34,204,431 and $18,647,390, respectively. Gross gains realized on these sales were $38,707, $64,419 and $57,935, respectively. Gross losses on these sales were $609 in 1997. There were no gross losses on the 1999 and 1998 sales.

         Proceeds from maturities and redemptions of investments in debt securities classified as Held-to-Maturity during 1999, 1998 and 1997 were $365,000, $155,000 and $250,000 respectively. There were no gross gains or losses on these sales during 1999, 1998 and 1997, respectively.

4.       LOANS

         Major classifications of loans at December 31, 1999 and 1998 consisted of:

                                                                                                          1999             1998
                                                                                                          ----             ----
Commercial....................................................................................        $ 15,558,953    $  8,991,476
Tax-exempt....................................................................................           2,123,921       2,512,335
Lease finance receivables.....................................................................             173,148          19,935
Real estate - construction....................................................................           2,508,697       1,278,041
Real estate...................................................................................         102,108,189      96,741,691
Personal .....................................................................................          12,562,141       9,460,832
                                                                                                      ----------------------------
Total gross loans.............................................................................        $135,035,049    $119,004,310
Less: Unearned discount.......................................................................             583,878         376,371
         Unamortized loan fees, net of costs..................................................              28,323          69,557
                                                                                                      ----------------------------
Loans, net of unearned income.................................................................        $134,422,848    $118,558,382
                                                                                                      ============================

         Non-accrual loans at December 31, 1999, 1998 and 1997 were $198,840, $536,640 and $69,368, respectively. The gross interest that would have been recorded if these loans had been current in accordance with their original terms and the amounts actually recorded in income were as follows:

                                                                                                 1999           1998         1997
                                                                                                 ----           ----         ----
Gross interest due under terms...................................................              $16,089        $55,411       $3,846
Amount included in income........................................................                    0          9,609            0
                                                                                               -----------------------------------
Interest income not recognized...................................................              $16,089        $45,802       $3,846

         At December 31, 1999 and 1998 the recorded investment in loans that are considered to be impaired as defined by SFAS No. 114 was $14,883 and $28,355, respectively. No additional charge to operations was required to provide for the impaired loans since the total allowance for loan losses is estimated by management to be adequate to provide for the loan loss allowance required by SFAS No. 114 along with any other potential losses. The average recorded investment in impaired loans during the years ended December 31, 1999 and 1998 was approximately $23,784 and $17,721, respectively.

         At December 31, 1999, there were no significant commitments to lend additional funds with respect to non-accrual and restructured loans.

         Changes in the allowance for loan losses for the years ended December 31, 1999, 1998 and 1997 were as follows:

                                                                                                1999            1998        1997
                                                                                                ----            ----        ----
Balance, beginning of year.......................................................             $954,516       $900,889    $ 910,711
Provision charged to operations..................................................               78,000         78,000       60,000
Loans charged-off................................................................              (99,951)       (83,140)    (102,474)
Recoveries.......................................................................               52,600         58,767       32,652
                                                                                              ------------------------------------
Balance, end of year.............................................................             $985,165       $954,516    $ 900,889
                                                                                              ====================================

5.       PREMISES AND EQUIPMENT

         A summary of premises and equipment at December 31, 1999 and 1998 follows:

                                                                                                             1999          1998
                                                                                                             ----          ----
Land.............................................................................................         $  567,939    $  567,939
Buildings and improvements.......................................................................          4,492,242     4,490,372
Furniture and equipment..........................................................................          3,286,291     3,148,240
                                                                                                          ------------------------
                                                                                                          $8,346,472    $8,206,551
Less:  Accumulated depreciation..................................................................          3,072,525     2,557,014
                                                                                                          ------------------------
                                                                                                          $5,273,947    $5,649,537

         Depreciation amounted to $515,511 for 1999, $516,947 for 1998 and $373,307 for 1997.

         In accordance with SFAS No. 121, impairment losses were recognized in the amounts of $20,000 in 1997 due to a writedown of a temporary branch building to estimated net realizable value. Such loss is reflected in occupancy expense in the accompanying consolidated financial statements. The temporary building was replaced by a permanent structure.

6.       DEPOSITS

         Major classifications of deposits at December 31, 1999 and 1998 consisted of:

                                                                                                           1999             1998
                                                                                                           ----             ----
Demand - non-interest bearing..................................................................        $ 13,672,023    $ 13,315,596
Demand - interest bearing......................................................................          20,906,204      22,452,236
Savings........................................................................................          31,991,101      33,493,560
Time $100,000 and over.........................................................................          16,176,300      11,988,742
Other time.....................................................................................          55,860,009      56,429,202
                                                                                                       ----------------------------
                                                                                                       $138,605,637    $137,679,336
                                                                                                       ============================

         The following is a schedule reflecting remaining maturities of time deposits of $100,000 and over at December 31, 1999:

2000..........................................................................................................          $11,460,000
2001..........................................................................................................            1,167,000
2002..........................................................................................................            2,252,000
2003..........................................................................................................              838,000
2004 and thereafter...........................................................................................              459,000
                                                                                                                        -----------
Total.........................................................................................................          $16,176,000
                                                                                                                        ===========

Interest expense related to time deposits of $100,000 or more was $821,424 in 1999, $672,469 in 1998 and $674,683 in 1997.

7.       SHORT-TERM BORROWINGS

         Federal funds purchased, securities sold under agreements to repurchase, and Federal Home Loan Bank advances generally represented overnight or less than 30-day borrowings. U.S. Treasury tax and loan notes for collections made by the Bank were payable on demand. Short-term borrowings consisted of the following at December 31, 1999 and 1998:

                                                               1999                                          1998
                                                               ----                                          ----

                                                                   Maximum                                         Maximum
                                           Ending       Average   Month End   Average    Ending       Average     Month End  Average
                                           Balance      Balance    Balance     Rate      Balance      Balance      Balance    Rates
                                           -------      -------    -------     ----      -------      -------      -------    -----
Federal funds purchased and
    securities sold under
    agreements to repurchase.........    $17,696,906  $18,971,808 $21,099,786   4.73%  $20,225,777  $20,149,603  $23,003,016   5.06%
Federal Home Loan Bank...............     12,325,000    1,709,164  12,325,000   5.65%            0        5,342            0   3.62%
U.S. Treasury tax and loan notes.....        858,472      450,989   1,000,000   4.68%      192,328      486,931    1,000,000   5.38%
                                         ------------------------------------------------------------------------------------------
Total................................    $30,880,378  $21,131,961 $34,424,786   4.81%  $20,418,105  $20,641,876  $24,003,016   5.07%
                                         ==========================================================================================

8.       LONG-TERM BORROWINGS

         Long-term borrowings consisted of the following due Federal Home Loan Bank at December 31, 1999 and 1998:

                                                                                                            1999            1998
                                                                                                            ----            ----
Loan in the original amount of $2,000,000 for a 10 year term with a 5 year put. Interest only is payable monthly @ 5.48% with a floating rate option at the end of 5 years. Principal
    balances outstanding.......................................................................          $2,000,000     $2,000,000
Loan in the original amount of $225,000 for a 10 year term requiring monthly payments of $1,627 including interest at 6.12%, maturing in 2007 with a final payment due
    of $146,690.  Principal balances outstanding...............................................             212,234        219,075
Loan in the original amount of $72,000 for a 30 year term requiring monthly payments
    of $425 including interest at 5.856%. Principal balances outstanding.......................              70,617         71,628
Loan in the original amount of $29,160 for a 20 year term requiring monthly payments
    of $179 including interest at 5.50%. Principal balances outstanding........................              28,696              0
Loan in the original amount of $32,400 for a 20 year term requiring monthly payments
    of $199 including interest at 5.50%. Principal balances outstanding........................              32,197              0
                                                                                                         -------------------------
Total..........................................................................................          $2,343,744     $2,290,703
                                                                                                         =========================

         At December 31, 1999 the annual maturities of long-term debt were as follows: $8,899 in 2000, $9,448 in 2001, $10,032 in 2002, $10,651 in 2003,
$11,309 in 2004 and $2,293,405 thereafter.

9.       COMPREHENSIVE INCOME

         The Corporation adopted Statement of Financial Accounting Standards
(SFAS) No. 130, "Reporting Comprehensive Income", as of January 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in consolidated net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on Available-for-Sale investment securities, are reported as a separate component of consolidated stockholders' equity, such items, along with consolidated net income, are components of comprehensive income. The adoption of SFAS No. 130 had no effect on the Corporation's consolidated net income or stockholders' equity.

         The components of other comprehensive income and related tax effects are as follows:

                                                                                                Years Ended December 31,
                                                                                                ------------------------
                                                                                              1999            1998           1997
                                                                                              ----            ----           ----
Unrealized holding gains (losses) on Available-for-Sale investment
    securities..................................................................          $(2,401,246)     $ 523,257      $170,328
Less reclassification adjustment for gains realized in income...................               38,707         64,419        57,326
                                                                                          ----------------------------------------
Net unrealized gains (losses)...................................................          $(2,439,953)     $ 458,838      $113,002
Tax effects.....................................................................              832,455       (153,288)      (39,792)
Net of tax amount...............................................................          $(1,607,498)     $ 305,550      $ 73,210
                                                                                          ========================================

10.      STOCKHOLDERS' EQUITY AND STOCK PURCHASE PLANS

         The Amended Articles of Incorporation contain a provision that permits the Corporation to issue warrants for the purchase of shares of common stock, par value $1.25 per share (the "Common Stock"), at below market prices in the event any person or entity acquires 25% or more of the Common Stock.

         The Corporation offers employees a stock purchase plan. The maximum number of shares of the Common Stock to be issued under this plan shall be 20,000. In addition, the Corporation may choose to purchase shares on the open market to facilitate this plan. A participating employee may annually elect deductions of at least 1% of base pay, but not more than 10% of base pay, to cover purchases of shares under this plan. A participating employee shall be deemed to have been granted an option to purchase a number of shares of the Common Stock equal to the annual aggregate amount of payroll deductions elected by the employee divided by 90% of the fair market value of Common Stock on the first day of January in each year. Stock issued to participating employees under the plan for the most recent three year period was:

                                                                                                      Per Share
                                                                                                      ---------
                                                                                    Number             Employees'           Market
                                                                                      of                Purchase            Value
                                Date Issued                                         Shares               Price            of Shares
                                -----------                                         ------               -----            ---------
1999...................................................................               549                $23,74             $26.38
1998...................................................................               453                $21.37             $23.75
1997...................................................................               435                $15.75             $17.50

         The Corporation also offers to its stockholders a Dividend Reinvestment and Stock Purchase Plan. Under the plan the Corporation registered with the Securities and Exchange Commission 500,000 shares of the Common Stock to be sold pursuant to the plan. The price per share for purchases under this plan is determined at each quarterly dividend payment date by the reported average mean between the bid and asked prices in the over-the-counter market for 10 consecutive trading days preceding each quarterly dividend payment date. Participation in this plan by Shareholders began in June 1995. Shares issued under this plan for the most recent three year period was:

                                                                     Number of        Total
                               Year                                   Shares         Proceeds
                               ----                                   ------         --------
1999......................................................             7,345         $148,582
1998......................................................             5,013         $141,490
1997......................................................             6,379         $132,209

11.      INCOME TAXES

         The provision for income tax expense consisted of the following components:

                                                                                            1999          1998          1997
                                                                                            ----          ----          ----
Current............................................................................       $666,270      $649,106      $728,446
Deferred (benefit).................................................................         18,469       (14,828)       20,331
                                                                                          ------------------------------------
                                         TOTAL PROVISION FOR INCOME TAXES                 $684,739      $634,278      $748,777
                                                                                          ====================================

         A reconciliation of income tax expense and the amounts which would have been recorded based upon the statutory rate of 34% follows:

                                                                         1999                    1998                    1997
                                                                         ----                    ----                    ----
                                                                  Amount       Rate       Amount       Rate        Amount      Rate
                                                                  ------       ----       ------       ----        ------      ----
Provision at statutory rate............................         $ 926,152      34.0%    $ 862,471      34.0%     $ 943,253     34.0%
Tax-exempt income......................................          (276,969)    (10.1)     (263,702)    (10.4)      (224,865)    (8.1)
Non-deductible expenses................................            40,087       1.4        30,509       1.2         35,817      1.3
Other, net.............................................            (4,531)      (.2)        5,000        .2         (5,428)     (.2)
Actual federal income tax and rate.....................         $ 684,739      25.1%    $ 634,278      25.0%     $ 748,777     27.0%

         Income taxes applicable to realized security gains included in the provision for income taxes totaled $13,160 in 1999, $21,902 in 1998 and $19,491 in 1997.

         The net deferred tax asset (liability) recorded by the Corporation consisted of the following tax effects of temporary timing differences at December 31 1999, 1998 AND 1997:

                                                                                              1999          1998          1997
                                                                                              ----          ----          ----
Deferred tax assets:
    Loan loss reserve..............................................................        $ 233,194     $ 222,774     $ 204,541
    Deferred compensation..........................................................          134,323       125,777       115,114
    Contributions..................................................................            3,400         6,068         6,018
    Unrealized investment securities losses........................................          603,937             0             0
                                                                                           -------------------------------------
                                                                       TOTAL               $ 974,854     $ 354,619     $ 325,673
                                                                                           =====================================

Deferred tax liabilities:
    Loan fees and costs............................................................        $ (68,321)    $ (60,860)    $ (54,588)
    Accretion......................................................................           (5,679)       (5,072)       (7,356)
    Unrealized investment securities gains.........................................                0      (228,518)      (75,230)
    Depreciation...................................................................         (267,070)     (240,370)     (230,240)
                                                                                           -------------------------------------
                                                                       TOTAL               $(341,070)    $(534,820)    $(367,414)
                                                                                           -------------------------------------

Net deferred tax asset (liability).................................................        $ 633,784     $(180,201)    $ (41,741)
                                                                                           =====================================

         The above net deferred asset (liability) is included in other assets or other liabilities on the consolidated balance sheets.

         It is anticipated that all tax assets will be realized, accordingly, no valuation allowance was provided.

12.      BENEFIT AND DEFERRED COMPENSATION PLANS

         The Bank maintains a 401K salary deferred profit sharing plan for the benefit of its employees. Under the salary deferral component, employees may elect to contribute up to 10% of their compensation with the possibility that the Bank may make matching contributions to the plan. Under the profit sharing component, contributions are made at the discretion of the Board of Directors.

         Matching contributions amounted to $21,600, $20,961 and $18,266 for 1999, 1998 and 1997, respectively. Discretionary contributions amounted to $93,191, $85,988 and $108,099 in 1999, 1998 and 1997, respectively.

         DIRECTORS

         The Bank entered into agreements with three directors to establish non-qualified deferred compensation plans for each of these directors. These plans are limited to four-year terms. The Bank may, however, enter into subsequent similar plans with its directors. Each of the participating directors is deferring the payment to himself of certain directors fees to which he is entitled. Each director's future payment is based upon the cumulative amount of deferred fees together with interest currently accruing thereon at the rate of 8% per annum, subject to change by the Board of Directors. The Bank has obtained life insurance (designating the Bank as the beneficiary) on the lives of certain directors in face amounts which are intended to cover the Bank's obligations and related costs under the Director's Deferred Compensation Plan. As of December 31, 1999 and 1998, the net cash value of insurance policies was $216,001 and $169,377, respectively, and the total accrued liability was $219,133 and $205,997, respectively, relating to these directors' deferred compensation agreements.

         EXECUTIVE OFFICERS

         The Bank entered into agreements with two executive officers to establish non-qualified deferred compensation plans. Each officer is deferring compensation in order to participate in this Deferred Compensation Plan. If the officer continues to serve as an officer of the Bank until he attains sixty-five
(65) years of age, the Bank has agreed to pay him 120 guaranteed consecutive monthly payments commencing on the first day of the month following the officer's 65th birthday. Each officer's guaranteed monthly payment is based upon the future value of life insurance purchased with the compensation the officer has deferred. The Bank has obtained life insurance (designating the Bank as the beneficiary) on the life of each participating officer in an amount which is intended to cover the Bank's obligations under the Deferred Compensation Plan, based upon certain actuarial assumptions. As of December 31, 1999 and 1998, the net cash value of insurance policies was $184,533 and $164,629, respectively, and the total accrued liability was $175,935 and $163,935, respectively, relating to these executive officers' deferred compensation agreements.

         The amounts of net cash values of insurance policies and total accrued liabilities are included in other assets and accrued interest and other expense, respectively, on the consolidated balance sheets.

13.      LEASE COMMITMENTS AND CONTINGENCIES

         At December 31, 1999 the Bank was leasing some minor office equipment under operating leases. In prior years the Bank contracted for outside data processing service and related equipment which was discontinued in 1998 as a result of the Bank's acquisition and implementation of its own in-house computer system.

         Rental expense under operating leases and contracted data processing services for the years ended December 31, 1999, 1998 and 1997 were $5,690, $71,928 and $170,398, respectively.

         In the normal course of business, there were various pending legal actions and proceedings which were not reflected in the consolidated financial statements. In the opinion of management, the consolidated financial statements have not and will not be affected materially by the outcome of such actions and proceedings.

14.      RELATED PARTY TRANSACTIONS

         Certain directors and executive officers of the Corporation and the Bank, as well as companies in which they are principal owners (i.e., at least 10%), were indebted to the Bank at December 31, 1999 and 1998. These loans were made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. A summary of the activity on the related party loans, comprised of eight directors, six executive officers and their related companies, consisted of the following:

                                                                                                           1999            1998
                                                                                                           ----            ----
Balance, beginning of year.........................................................................     $1,553,845      $1,643,193
Additions..........................................................................................        778,963         761,586
Deductions.........................................................................................       (750,956)       (850,934)
                                                                                                        --------------------------
Balance, end of year...............................................................................     $1,581,852      $1,553,845
                                                                                                        ==========================

         The above loans represent funds drawn and outstanding at the date of the accompanying consolidated financial statement. Commitments by the Bank to related parties on lines of credit for 1999 and 1998 presented an additional off-balance sheet risk to the extent of undisbursed funds in the amount of $227,409 and $204,235, respectively, on the above loans. These loans did not present more than the normal risk of collectibility nor present other unfavorable features.

15.      REGULATORY MATTERS

         Dividends are paid by the Corporation to shareholders from its assets which are mainly provided by dividends from the Bank. However, national banking laws place certain restrictions on the amount of cash dividends allowed to be paid by the Bank to the Corporation. Generally, the limitation provides that dividend payments may not exceed the Bank's current year's retained income plus retained net income for the preceding two years. Accordingly, in 2000, without prior regulatory approval, the Bank may declare dividends to the Corporation in the amount of $2,337,489 plus additional amounts equal to the net income earned in 2000 for the period January 1, 2000, through the date of declaration, less any dividends which may have already been paid in 2000. Regulations also limit the amount of loans and advances from the Bank to the Corporation to 10% of consolidated net assets.

         The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Management believes, as of December 31, 1999 and 1998, that the Corporation and the Bank met all capital adequacy requirements to which they are subject.

         Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I Capital (as defined) to average assets (as defined).

         As of December 31, 1999, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

         The Bank's actual capital amounts (in thousands) and ratios are presented in the following table:

                                                                                                               To Be Well
                                                                                                            Capitalized Under
                                                                                      For Capital           Prompt Corrective
                                                                   Actual            Adequacy Purposes      Action Provisions
                                                                   ------            -----------------      -----------------
                                                              Amount      Ratio      Amount      Ratio      Amount      Ratio
                                                              ------      -----      ------      -----      ------      -----
As of December 31, 1999:
    Total Capital
        (To risk-weighted assets)..................          $25,131     18.68%      $10,766     8.00%     $13,457     10.00%
    Tier I Capital
        (To risk-weighted assets)..................          $24,146     17.94%      $ 5,383     4.00%     $ 8,047      6.00%
    Tier I Capital
        (To average assets)........................          $24,146     12.94%      $ 7,464     4.00%     $ 9,330      5.00%
As of December 31, 1998:
    Total Capital
        (To risk-weighted assets)..................          $23,967     21.80%      $ 8,796     8.00%     $10,995     10.00%
    Tier I Capital
        (To risk-weighted assets)..................          $23,012     20.93%      $ 4,398     4.00%     $ 6,597      6.00%
    Tier I Capital
        (To average assets)........................          $23,012     12.95%      $ 7,106     4.00%     $ 8,882      5.00%

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

         The Corporation may require collateral or other security to support financial instruments with off-balance sheet credit risk. The contract or notional amounts at December 31, 1999 and 1998 were as follows:

                                                                                                        1999           1998
                                                                                                        ----           ----
Financial instruments whose contract amounts represent credit risk:
    Commitments to extend credit...........................................................         $10,341,534    $10,928,888
    Financial standby letters of credit....................................................             639,471        713,754
    Performance standby letters of credit..................................................              10,700        235,000
    Dealer floor plans.....................................................................             991,285        283,776

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies but may include accounts receivable, inventory, property, plant, equipment and income-producing commercial properties.

         Standby letters of credit and commercial letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1999 varied from 0 percent to 100 percent; the average amount collateralized was 72.2 percent.

         The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations, as it does for on-balance sheet instruments.

         The Corporation granted commercial, consumer and residential loans to customers within Pennsylvania. Of the total loan portfolio 78% was for real estate loans, principally residential. It was the opinion of management that the high concentration did not pose an adverse credit risk. Further, it was management's opinion that the remainder of the loan portfolio was balanced and diversified to the extent necessary to avoid any significant concentration of credit.

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

         DEPOSITS

                  Under SFAS No. 107, the fair value of deposits with no stated maturity, such as Demand Deposits, Savings Accounts, and Money Market Accounts, was equal to the amount payable on demand at December 31, 1999 and 1998.

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

                  At December 31, 1999 and 1998, the carrying values and estimated fair values of financial instruments are presented in the table below:

                                                                          1999                                1998
                                                                          ----                                ----
                                                               Carrying          Estimated          Carrying          Estimated
                                                                Amount          Fair Value           Amount          Fair Value
                                                                ------          ----------           ------          ----------
Financial Assets:
    Cash and short-term investments................         $  6,071,817       $  6,071,817        $12,486,043     $ 12,486,043
    Investment securities..........................           49,103,638         49,103,776         48,151,027       48,155,103

Loans:
    Commercial.....................................           15,558,953         15,558,953          8,991,476        8,991,476
    Tax-exempt.....................................            2,123,921          2,116,905          2,512,335        2,541,052
    Qualified municipal leases.....................              173,148            173,148             19,935           19,935
    Real estate - construction.....................            2,508,697          2,479,613          1,278,041        1,272,324
    Real estate....................................          102,108,189        101,287,915         96,741,690       97,034,525
    Personal.......................................           12,562,141         12,217,198          9,460,832        9,298,772
                                                            -------------------------------------------------------------------
    Gross loans....................................         $135,035,049       $133,833,732       $119,004,309     $119,158,084
    Less:  Unearned discount.......................              583,878                  0            376,370                0
        Unamortized loan fees, net of costs........               28,323                  0             69,557                0
                                                            -------------------------------------------------------------------
        Loans, net of unearned income..............         $134,422,848        133,833,732       $118,558,382     $119,158,084
        Less allowance for losses..................              985,165                  0            954,516                0
                                                            -------------------------------------------------------------------
    Net loans......................................         $133,437,683       $133,833,732       $117,603,866     $119,158,084
                                                            =================================================== ===============

Financial Liabilities:
    Deposits:
        Demand - non-interest bearing..............         $ 13,672,023       $ 13,672,023       $ 13,315,596     $ 13,315,596
        Demand - interest bearing..................           20,906,204         20,906,204         22,452,236       22,452,236
        Savings....................................           31,991,101         31,991,101         33,493,560       33,493,560
        Time - $100,000 and over...................           16,176,300         16,252,443         11,988,742       12,177,705
        Other time.................................           55,860,009         55,833,285         56,429,202       57,131,868
           Total Deposits..........................         $138,605,637        138,655,056       $137,679,336     $138,570,965

Short-Term Borrowings..............................         $ 30,880,378       $ 30,880,378       $ 20,418,105     $ 20,418,105
Long-Term Borrowings...............................            2,343,744          2,199,996          2,290,703        2,373,493

Off-Balance Sheet Assets (Liabilities):
    Commitments to extend credit...................                              10,341,534                          10,928,888
    Standby letters of credit......................                                 639,471                             713,754
    Performance standby letters of credit..........                                  10,700                             235,000
    Dealer floor plans.............................                                 991,285                             283,776

18.      PARENT COMPANY FINANCIAL INFORMATION

         Condensed financial information for CCFNB Bancorp, Inc. (Parent Company only) was as follows:

BALANCE SHEETS                                                                                                 December 31,
--------------                                                                                                 ------------
Assets                                                                                                      1999            1998
                                                                                                            ----            ----
    Cash in subsidiary Bank....................................................................         $    66,870     $   293,362
    Investment in subsidiary...................................................................          22,730,575      22,910,536
    Investment in other equity securities......................................................             236,023         256,055
    Prepayments and other assets...............................................................              25,957           8,284
    Receivable from subsidiary.................................................................              17,974          55,981
                                                                                                        ---------------------------
        Total Assets...........................................................................         $23,077,399     $23,524,218
                                                                                                        ===========================
Liabilities and Stockholders' Equity
    Accrued expenses and other liabilities.....................................................         $    30,270     $    44,506
                                                                                                        ---------------------------
        Total Liabilities......................................................................         $    30,270     $    44,506
                                                                                                        ---------------------------
Stockholders' Equity
    Common stock...............................................................................         $ 1,709,564     $ 1,728,041
    Surplus....................................................................................           5,483,515       5,849,157
    Retained earnings..........................................................................          17,013,997      15,670,223
    Unrealized gain (loss) on investment securities Available-for-Sale.........................          (1,159,947)        447,551
    Less treasury stock at cost................................................................                   0        (215,260)
                                                                                                        ---------------------------
        Total Stockholders' Equity.............................................................         $23,047,129     $23,479,712
                                                                                                        ---------------------------
        Total Liabilities and Stockholders' Equity.............................................         $23,077,399     $23,524,218
                                                                                                        ===========================

STATEMENTS OF INCOME                                                                          Years Ended December 31,
--------------------                                                                          ------------------------
Income                                                                                    1999           1998             1997
                                                                                          ----           ----             ----
    Dividends from subsidiary bank...............................................     $   697,859     $1,001,449     $   637,610
    Dividends - other ...........................................................           7,837          6,027             980
    Interest.....................................................................           8,243          5,451          17,724
                                                                                      ------------------------------------------
        Total Income.............................................................     $   713,939     $1,012,927     $   656,314
Operating Expenses...............................................................         110,264         66,470          62,071
                                                                                      ------------------------------------------
    Income Before Taxes and Equity in Undistributed
        Net Income of Subsidiary.................................................     $   603,675     $  946,457     $   594,243
Applicable income tax (benefit)..................................................         (33,888)       (20,128)        (14,978)
                                                                                      ------------------------------------------
    Income Before Equity in Undistributed Net Income
        of Subsidiary............................................................     $   637,563     $  966,585     $   609,221
Equity in undistributed income of subsidiary.....................................       1,401,674        935,815       1,416,275
                                                                                      ------------------------------------------
    Net Income...................................................................     $ 2,039,237     $1,902,400     $ 2,025,496
                                                                                      ==========================================
STATEMENTS OF CASH FLOWS
------------------------
Operating Activities
Net Income.......................................................................     $ 2,039,237     $1,902,400     $ 2,025,496
Adjustments to reconcile net income to net cash provided by
    operating activities:
        Equity in undistributed net income of subsidiary.........................      (1,401,674)      (935,815)     (1,416,275)
        Decrease in prepaid expenses and other assets............................               0              0          14,235
        (Increase) decrease in receivable from subsidiary........................          38,007        (41,730)         96,055
        Increase (decrease) in income taxes and accrued expenses
        Payable..................................................................         (14,236)        31,809         (56,557)
                                                                                      ------------------------------------------
        Net Cash Provided By Operating Activities................................     $   661,334     $  956,664     $   662,954
                                                                                      ------------------------------------------
Investing Activities
Purchase of equity securities....................................................     $   (23,504)    $  (78,387)    $  (198,075)
Investment in subsidiary.........................................................               0              0        (143,703)
                                                                                      ------------------------------------------
        Net Cash (Used) in Investing Activities..................................     $   (23,504)    $  (78,387)    $  (341,778)
                                                                                      ------------------------------------------
Financing Activities
Proceeds from sale of treasury stock.............................................     $    13,034     $    9,681     $         0
Acquisition of treasury stock....................................................        (330,475)      (345,115)       (148,770)
Proceeds from issuance of common stock...........................................         148,582        141,490         139,060
Cash dividends...................................................................        (695,463)      (639,107)       (641,064)
                                                                                      ------------------------------------------
        Net Cash (Used) By Financing Activities..................................     $  (864,322)    $ (833,051)    $  (650,774)
                                                                                      ------------------------------------------
        Increase (Decrease) in Cash and Cash Equivalents.........................     $  (226,492)    $   45,226     $  (329,598)
Cash and Cash Equivalents at Beginning of Year...................................         293,362        248,136         577,734
                                                                                      ------------------------------------------
        Cash and Cash Equivalents at End of Year.................................     $    66,870     $  293,362     $   248,136
                                                                                      ==========================================

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders of CCFNB Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of CCFNB Bancorp, Inc. and Subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CCFNB Bancorp, Inc. and Subsidiary as of December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.



J.H. Williams & Co., LLP
Kingston, Pennsylvania
January 18, 2000

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS
                               CCFNB BANCORP, INC.
                     SELECTED CONSOLIDATED FINANCIAL SUMMARY
                NOT COVERED BY REPORT OF INDEPENDENT ACCOUNTANTS

 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)

                                                       1999        1998         1997         1996         1995
                                                       ----        ----         ----         ----         ----
INCOME STATEMENT DATA:
Total interest income............................    $ 12,669    $ 12,444     $ 12,487     $ 11,844     $ 11,466
Total interest expense...........................       6,099       6,072        5,976        5,588        5,557
                                                     --------    --------     --------     --------     --------
Net interest income..............................    $  6,570       6,372        6,511        6,256        5,909
Provision for possible loan losses...............          78          78           60           80           42
Other operating income...........................       1,050         981          815          762          693
Other operating expenses.........................       4,818       4,739        4,492        4,450        4,374
Federal income taxes.............................         685         634          749          664          561
                                                     --------    --------     --------     --------     --------
Net income.......................................    $  2,039    $  1,902     $  2,025     $  1,824     $  1,625
                                                     ========    ========     ========     ========     ========

PER SHARE DATA:
Earnings per share (1)...........................    $   1.48    $   1.38     $   1.47     $   1.33     $   1.19
Cash dividends declared per share................    $   0.51    $   0.46     $   0.46     $   0.45     $   0.45
Book value per share.............................    $  16.85    $  17.03     $  15.68     $  14.95     $  13.99
Average shares outstanding.......................   1,375,572   1,378,339    1,381,800    1,375,875    1,367,595

BALANCE SHEET DATA:
Total assets.....................................    $196,122    $185,258     $173,866     $170,086     $162,066
Total loans......................................    $134,423    $118,558     $119,045     $115,590     $111,832
Total securities.................................    $ 49,104    $ 48,151     $ 43,862     $ 37,407     $ 40,384
Total deposits...................................    $138,606    $137,679     $127,719     $131,400     $128,985
FHLB advances - long-term........................    $  2,344    $  2,291     $    225     $      0     $      0
Total stockholders' equity.......................    $ 23,047    $ 23,480     $ 22,105     $ 20,657     $ 19,512

PERFORMANCE RATIOS:
Return on average assets.........................        1.09%       1.07%        1.18%        1.11%        1.03%
Return on average stockholders' equity...........        8.91%       8.54%        9.79%        9.35%        8.99%
Net interest margin (2)..........................        3.96%       4.05%        4.23%        4.24%        4.15%
Total non-interest expense as a percentage of
   average assets................................        2.58%       2.67%        2.62%        2.70%        2.77%

ASSET QUALITY RATIOS:
Allowance for possible loan losses as a
percentage of loans, net.........................        0.73%       0.81%        0.76%        0.79%        0.82%
Allowance for possible loan losses as a
   percentage of non-performing loans (3)........      264.83%     100.32%      129.27%      208.00%      222.00%
Non-performing loans as a percentage of total
   loans, net ...................................        0.28%       0.81%        0.59%        0.38%        0.37%
Non-performing assets as a percentage of
   total assets (4) .............................        0.19%       0.51%        0.40%        0.26%        0.25%
Net charge-offs as a percentage of average
   net loans ....................................        0.04%       2.11%        0.06%        0.07%        0.07%

LIQUIDITY AND CAPITAL RATIOS:
Equity to assets ................................       11.75%      12.53%       12.09%       11.86%       11.44%
Tier 1 Capital to risk-weighted assets (5).......       17.94%      20.93%       20.98%       20.58%       28.21%
Leverage ratio (5)(6)............................       12.94%      12.95%       12.57%       12.23%       12.39%
Total capital to risk-weighted assets (5)........       18.68%      21.80%       21.84%       21.49%       29.46%
Dividend payout ratio............................       34.09%      33.59%       31.65%       33.95%       37.88%

--------------------

(1)      Based upon average shares and common share equivalents outstanding.
(2) Represents net interest income as a percentage of average total interest-earning assets, calculated on a tax-equivalent basis.
(3) Non-performing loans are comprised of (i) loans which are on a non-accrual basis, (ii) accruing loans that are 90 days or more past due, and (iii) restructured loans. Non-performing assets are comprised of non-performing loans and foreclosed real estate (assets acquired in foreclosure), if applicable.
(4)      Based upon average balances for the respective periods.
(5) Based on the Federal Reserve Bank's risk-based capital guidelines, as applicable to the Corporation. The Bank is subject to similar requirements imposed by the Office of the Comptroller of the Currency (the "OCC").
(6) The leverage ratio is defined as the ratio of Tier 1 Capital to average total assets less intangible assets, if applicable.

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

         As of December 31, 1999, total interest-earning assets maturing or repricing within one year were less than total interest-bearing liabilities maturing or repricing in the same period by $19,098,000, representing a cumulative one year interest rate sensitivity gap as a percentage of total assets of negative 9.74%. This condition suggests that the yield on the Corporation's interest-earning assets should adjust to changes in market interest rate at a slower rate than the cost of the Corporation's interest-bearing liabilities. Consequently, the Corporation's net interest income could decrease during periods of rising interest rates. See "Interest Rate Sensitivity".

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

                              RESULTS OF OPERATIONS

         The Corporation's net income increased 7.20% to $2,039,000 for 1999, compared to $1,902,000 for 1998. Earnings per common share for the current year were $1.48 compared to $1.38 per common share in 1998. Earnings per share are dependent on the weighted average number of shares outstanding. Several factors accounted for the net decrease in the weighted average number of shares outstanding of 1,375,572, 1,378,339 and 1,381,800 for 1999, 1998 and 1997,
respectively. These factors were the effect of dividend reinvestment and employees stock option plans and purchase and retirement of treasury stock which includes the Corporation's strategy begun in the latter part of 1999 to purchase up to ten percent of the Corporation's common shares in open market purchases.

         Loans increased 13.38% throughout 1999 to $134,423,000 from $118,558,000 in 1998. Return on average assets ("ROA") increased to 1.09% for 1999 compared to 1.07% for 1998. The return on average equity ("ROE") increased to 8.91% for 1999 compared to 8.54% for 1998.

         Tax-equivalent net interest income increased 3.22% to $6,987,000 in 1999 from $6,769,000 in 1998. Average earning assets increased 5.53% in 1999 from $167,320,000 in 1998 to $176,576,000 in 1999. This increased net interest income is a result of changes in strategies in the loan and security area experienced during the past year. Along with the increase in interest earning assets net interest income also increased 3.15% from $6,295,000 in 1998 to $6,493,000 in 1999.

                          TABLE OF NON-INTEREST INCOME
                             (Dollars in Thousands)

                                                                                                Years Ended December 31,
                                                                                                ------------------------
                                                                                            1999           1998         1997
                                                                                            ----           ----         ----
Service charges and fees ........................................................         $  612           $579         $523
Trust department income..........................................................            189            144          103
Investment securities gains - net................................................             39             64           57
Other ...........................................................................            210            194          132
                                                                                          ----------------------------- ----
Total non-interest income........................................................         $1,050           $981         $815
                                                                                          ==================================

         Total non-interest income increased 7.03% during 1999 from $981,000 in 1998 to $1,050,000 in 1999. Trust income increased 31.25% from $144,000 in 1998 to $189,000 in 1999. Service fees and charges increased from $579,000 in 1998 to $612,000 in 1999 or 5.70%. Other income also increased 8.25% from $194,000 in 1998 to $210,000 in 1999. Conversely, gain on sale of investment securities decreased from $64,000 in 1998 to $39,000 in 1999, or 39.06%. Included in other non-interest income is net income from the Invest program, a third party brokerage and advisory service under the supervision of the Bank, of $14,000, compared to $15,000 in 1998.

                          TABLE OF NON-INTEREST EXPENSE
                             (Dollars in Thousands)

                                                                                              Years Ended December 31,
                                                                                              ------------------------
                                                                                          1999           1998          1997
                                                                                          ----           ----          ----
Salaries and wages ..............................................................        $1,905         $1,886        $1,817
Employee benefits................................................................           630            563           523
Net occupancy expense............................................................           339            334           375
Furniture and equipment expense..................................................           597            556           420
Other expense....................................................................         1,348          1,400         1,357
                                                                                         -----------------------------------
Total non-interest expense                                                               $4,819         $4,739        $4,492
                                                                                         ===================================

         Total non-interest expense increased to $4,819,000 in 1999 from $4,739,000 in 1998 or 1.69%. A 3.51% increase in salaries and benefits was attributable mainly to normal merit and cost of living increases and increased benefit costs. Furniture and equipment expense increased 7.37% from $556,000 in 1998 to $597,000 in 1999 as a result of increased depreciation and maintenance contracts on equipment resulting from the conversion of data processing services from a third party provider to an in-house computer system during the second quarter 1998, with 1999 being the first full year of this additional expense.

         A key factor in measuring non-interest expense is to express this non-interest expense as a percentage of average total assets. In 1999, the percentage improved to 2.58% from 2.67% in 1998.

         Credit quality remains high and delinquencies manageable, therefore the provision for loan losses for 1999 remained at $78,000 the same as 1998.

                               NET INTEREST INCOME

         Tax-equivalent net interest income for 1999 equaled $6,988,000 compared to $6,764,000 in 1998, an increase of 3.31%. The decrease in the overall net interest margin from 4.04% in 1998 to 3.96% in 1999 is a result of the declining interest rates, specifically in the loans, with adjustable rate mortgage repricing downward throughout most of 1999. Interest income at $12,669,000 in 1999 increased from $12,444,000 in 1998 or 1.81%. Interest expense increased to $6,099,000 in 1999 from $6,072,000 in 1998 or a .44% increase. The "squeeze" in the net interest spread is an ongoing contributing factor in the current banking climate and continues to be a challenge into the new millennium.

         Average cost of funds improved for 1999 at 3.94% compared to 4.12% for 1998. Conversely, yield on average interest-earning assets was 7.18% for 1999 down from 7.55% in 1998.

                       TAX-EQUIVALENT NET INTEREST INCOME
                             (Dollars in Thousands)

                                                                                              Years Ended December 31,
                                                                                              ------------------------
                                                                                        1999           1998            1997
                                                                                        ----           ----            ----
Interest income ..........................................................             $12,669        $12,444         $12,487
Interest expense..........................................................               6,099          6,072           5,976
                                                                                       --------------------------------------
Net interest income.......................................................             $ 6,570        $ 6,372         $ 6,511
Tax-equivalent adjustment.................................................                 417            397             342
                                                                                       --------------------------------------
Net interest income (fully taxable equivalent)............................             $ 6,987        $ 6,769         $ 6,853
                                                                                       ======================================

         The net interest margin, which is the total tax-equivalent net interest income as a percentage of total average interest-earning assets, decreased in 1999 to 3.96% compared to 4.04% in 1998, a decrease of 8 basis points. The following Average Balance Sheet and Rate Analysis table presents the average assets, actual income or expense and the average yield on assets, liabilities and stockholders' equity for the years 1999, 1998 and 1997.

                     AVERAGE BALANCE SHEET AND RATE ANALYSIS
                         THREE YEARS ENDED DECEMBER 31,
                             (Dollars in thousands)

                                                      1999                          1998                           1997
                                                      ----                          ----                           ----
                                           Average   Interest   Average  Average   Interest   Average    Average  Interest  Average
                                           Balance   Inc./Exp   Yd/Rate  Balance   Inc./Exp   Yd/Rate    Balance  Inc./Exp  Yd/Rate
                                           -------   --------   -------  -------   --------   -------    ------   --------  -------
ASSETS:                                      (1)        (2)                (1)        (2)                  (1)       (2)
Interest Bearing Deposits With Other
    Financial Institutions...............  $  2,739   $   132     4.82%  $  4,330   $   229     5.29%  $  2,797   $   152      5.43%
                                           ----------------------------------------------------------------------------------------
Investment Securities:
    U.S. Government Securities...........  $ 34,380   $ 2,021     5.88   $ 31,135   $ 1,838     5.90   $ 28,182   $ 1,726      6.12
    State and Municipal
      Obligations (3)....................    14,315       689     7.29     13,216       657     7.53      9,783       513      7.94
    Other Securities.....................     1,132        81     7.16      1,527       103     6.75      2,342       149      6.36
                                           ----------------------------------------------------------------------------------------
Total Investment Securities..............  $ 49,827   $ 2,791     5.60%  $ 45,878   $ 2,598     5.66%  $ 40,307   $ 2,388      5.92%
                                           ----------------------------------------------------------------------------------------
Federal Funds Sold.......................  $    825   $    39     4.73%  $    622   $    32     5.14%  $  2,256   $   124      5.50%
                                           ----------------------------------------------------------------------------------------
    Consumer.............................    10,797       887     8.22      9,183       819     8.92      8,635       811      9.39
    Dealer Floor Plan....................     2,876       230     8.00      2,044       176     8.61      1,552       135      8.70
    Mortgage.............................    99,473     7,771     7.81     97,387     7,897     8.11     97,822     8,121      8.30
    Commercial...........................     7,768       700     9.01      5,954       579     9.72      6,212       608      9.79
    Tax Free (3).........................     2,271       119     7.94      1,922       114     8.99      2,550       148      8.79
                                           ----------------------------------------------------------------------------------------
Total Loans..............................  $123,185   $ 9,707     7.88%  $116,490   $ 9,585     8.23%  $116,771   $ 9,823      8.41%
                                           ----------------------------------------------------------------------------------------
Total Interest-Earning Assets............  $176,576   $12,669     7.18%  $167,320   $12,444     7.44%  $162,131   $12,487      7.70%
                                                      ----------------              ----------------              -----------------
Reserve for Loan Losses..................     (990)                         (932)                          (918)
Cash and Due from Banks..................     1,837                         1,802                         1,372
Other Assets.............................     9,174                         9,284                         8,574
                                           --------                      --------                      --------
Total Assets.............................  $186,597                      $177,474                      $171,159
                                           ========                      ========                      ========

LIABILITIES AND CAPITAL:
SUPER NOW Deposits.......................  $ 21,717   $   289     1.33%  $ 20,255   $   348     1.72%  $ 19,735   $   415      2.10%
IRA's under $100,000.....................     8,352       413     4.94      7,987       409     5.12      8,112       405      4.99
Money Market Deposits....................    10,835       298     2.75     11,755       351     2.99     12,015       352      2.93
Savings Deposits.........................    21,895       559     2.55     20,771       538     2.59     21,498       575      2.67
Time Deposits including IRA's
    over $100,000........................    14,302       821     5.74     11,319       672     5.94     11,450       675      5.90
Other Time Deposits under $100,000           48,505     2,574     5.31     47,095     2,593     5.52     44,276     2,490      5.62
                                           ----------------------------------------------------------------------------------------
Total Interest-Bearing Deposits..........  $125,606   $ 4,954     3.94%  $119,182   $ 4,911     4.12%  $117,086   $ 4,912      4.20%
U.S. Treasury Short-Term Borrowings......       454        21     4.63        488        26     5.33        585        30      5.13
Short-Term Borrowings - Other............     1,709        97     5.68          5         0     0.00          9         0      0.00
Long-Term Borrowings.....................     2,323       130     5.60      2,017       115     5.70        254        16      6.30
Repurchase Agreements....................    18,972       897     4.73     20,150     1,020     5.06     19,350     1,018      5.26
                                           ----------------------------------------------------------------------------------------
Total Interest-Bearing Liabilities.......  $149,064   $ 6,099     4.09%  $141,842   $ 6,072     4.28%  $137,284   $ 5,976      4.35%
                                                      ----------------              ----------------              -----------------
Demand Deposits..........................    13,357                        12,015                        11,968
Other Liabilities........................     1,302                         1,353                         1,217
Stockholders' Equity.....................    22,874                        22,264                        20,690
                                           --------                      --------                      --------
Total Liabilities and Capital............  $186,597                      $177,474                      $171,159
                                           ========                      ========                      ========

NET INTEREST INCOME/NET INTEREST
    MARGIN (4)...........................             $ 6,570     3.72%             $ 6,372     3.81%             $ 6,511      4.02%
                                                      ================              ================              =================
TAX-EQUIVALENT NET INTEREST INCOME/NET
    INTEREST MARGIN (5)...................            $ 6,987     3.96%             $ 6,769     4.04%             $ 6,853      4.23%
                                                      ================              ================              =================

(1) Average volume information was compared using daily (or monthly) averages.
(2)      Interest on loans includes fee income.
(3) Yield on tax-exempt obligations has been computed on a tax-equivalent basis.
(4) Net interest margin is computed by dividing net interest income by total interest-earning assets.
(5) Interest and yield are presented on a tax-equivalent basis using 34% for 1999, 1998 & 1997.

                        COMPONENTS OF NET INTEREST INCOME

         To enhance the understanding of the effects of volumes (the average balance of earning assets and costing liabilities) and average interest rate fluctuations on the balance sheet as it pertains to net interest income, the table below reflects these changes for 1999 versus 1998 and preceding two years:

        TABLE OF NET INTEREST INCOME COMPONENTS ON A TAX-EQUIVALENT BASIS
                  For the twelve months ended December 31, 1999
                             (Dollars in thousands)

                                             1999 Versus 1998               1998 Versus 1997              1997 Versus 1996
                                             ----------------               ----------------              ----------------
                                            Increase (Decrease)            Increase (Decrease)           Increase (Decrease)
                                             Due to Changes In              Due to Changes In             Due to Changes In
                                             -----------------              -----------------             -----------------
                                        Average   Average              Average  Average              Average   Average
                                         Volume    Rate     Total      Volume    Rate      Total     Volume      Rate     Total
                                         ------    ----     -----      ------    ----      -----     ------      ----     -----
Interest Income:
Interest-Bearing Deposits with Other
    Financial Institutions...........     $(84)   $ (20)    $(104)      $ 83    $  (4)     $  79       $ (3)     $  5      $  2
U.S. Government Securities...........      191       (6)      185        181      (62)       119         85         0        85
State and Municipal Obligations......       83      (32)       51        273      (40)       233         25       (13)       12
Other Securities.....................      (27)       6       (21)       (52)       9        (43)       (42)       (9)      (51)
Federal Funds Sold...................       10       (3)        7        (90)      (8)       (98)        72         2        74
Consumer Loans.......................      144      (64)       80         51      (41)        10         15        12        27
Dealer Floor Plan....................       72      (12)       60         43       (1)        42        102         0       102
Mortgage Loans(1)....................      169     (292)     (123)       (36)    (186)      (222)       194       153       347
Commercial Loans.....................      176      (42)      134        (25)      (4)       (29)        (2)        6         4
Tax Free Loans.......................       31      (20)       11        (55)       5        (50)        65         0        65
                                          ---------------------------------------------------------------------------------------
Total Earning Assets.................     $765    $(485)    $ 280       $373    $(332)     $  41       $511      $156      $667
                                          ---------------------------------------------------------------------------------------

Interest Expense:
SUPER NOW Deposits...................     $ 25    $ (79)    $ (54)      $ 11    $ (75)     $ (64)      $ (2)     $(14)     $(16)
IRA .................................       19      (14)        5         (6)      11          5          6        (1)        5
Money Market Deposits................      (28)     (28)      (56)        (8)       7         (1)       (46)       (4)      (50)
Savings Deposits.....................       29       (8)       21        (19)     (17)       (36)       (58)      (14)      (72)
Time Deposits over $100,000..........      177      (23)      154         (8)       5         (3)        31        (5)       26
Other Time Deposits..................       78      (99)      (21)       158      (44)       114        157        17       174
U.S. Treasury - Short-Term
  Borrowings ........................       (2)      (3)       (5)        (5)       1         (4)         3         0         3
Long-Term Borrowings.................       17       (2)       15        111       (2)       109         (6)       (3)       (9)
Repurchase Agreements................      (60)     (66)     (126)        42      (39)         3        267        39       306
                                          ---------------------------------------------------------------------------------------
Total Interest-Bearing Deposits......     $255    $(322)    $ (67)      $276    $(153)     $ 123       $352      $ 15      $367
                                          ---------------------------------------------------------------------------------------

NET INTEREST INCOME..................     $510    $(163)    $ 347       $ 97    $(179)     $ (82)      $159      $141      $300
                                          =======================================================================================

(1)      Includes non-accrual loans.

                               FINANCIAL CONDITION

         The Corporation's total consolidated assets at December 31, 1999 were $196 million which represented an increase of $11 million or 5.95% over $185 million at December 31, 1998. The 1998 growth rate was 6.32% or $11 million.

         Capital declined 2.13% for 1999 from $23.5 million in 1998 to $23.0 million in 1999. Adjustment for fair market value of securities was a negative $1.2 million for 1999 compared to a positive $.5 million for 1998. Additionally, a strategy to purchase up to 10% of the capital stock of CCFNB and retire it is in place and resulted in common stock and surplus decreasing to $7.2 million in 1999 from $7.6 million in 1998 or a decrease of 5.26%.

         Total average assets grew 5.65% from 1998 at $177 million to 1999 at $187 million. Average earning assets grew 5.99% from 1998 at $167 million to 1999 at $177 million.

         Loans grew 12.61% from $119 million at December 31, 1998 to $134 million at December 31, 1999. The overall mix also changed which is a positive trend.

         Core deposits declined 2.38% to $123 million at December 31, 1999 from $126 million at December 31, 1998. Non-interest bearing deposits remained at $13 million.

         The loan-to-deposit ratio is a key measurement of liquidity. The loan-to-deposit ratio at CCFNB increased during 1999 to 96.40% compared to 86.23% in 1998.

         It is management's opinion that the balance sheet mix and the interest rate risk associates with the balance sheet is within manageable parameters. Constant monitoring using asset/liability reports and interest rate risk scenarios are in place along with quarterly asset/liability management meetings on the committee level by the Board of Directors.

                                   INVESTMENTS
                             (Dollars in thousands)

                                                                                Outstanding Balance at December 31,
                                                                                -----------------------------------
                                                                 1999                     1998                      1997
                                                                 ----                     ----                      ----
                                                       Available-    Held-To    Available-     Held-To     Available-    Held-To
                                                        For-Sale     Maturity    For-Sale      Maturity     For-Sale     Maturity
                                                        --------     --------    --------      --------     --------     --------
                                                           (2)         (1)          (2)          (1)           (2)         (1)
U.S. Treasury Securities.............................    $     0        $  0      $     0          $  0     $  2,997        $  0
Federal Agency Obligations...........................     15,482           0        9,782             0       14,546           0
Mortgage-backed Securities...........................     17,595           0       22,402             0       14,450           0
Obligations of State and Political Subdivisions......     14,451         200       14,030           565        9,459         720
Other Securities.....................................      1,376           0        1,372             0        1,690           0
                                                         ------------------------------------------------------------ ----------
Total Investment Securities..........................    $48,904        $200      $47,586          $565     $ 43,142        $720
                                                         ============================================================ ==========

(1)      Carried at amortized cost.
(2)      Carried at estimated fair value.


         The following table sets forth the maturity distribution of the investment portfolio's Held-to-Maturity and Available-for-Sale securities, the weighted average yield for each type of Held-to-Maturity and Available-for-Sale securities and ranges of maturity at December 31, 1999. Yields are presented on a tax-equivalent basis, are based upon carrying value and are weighted for the scheduled maturity. At December 31, 1999 the Corporation's investment securities portfolio had an average maturity of approximately 6.3 years.

                                                                             (Dollars in Thousands)
                                                                   After One       After Five
                                                                   Year But         Years But
                                                    Within          Within           Within             After
                                                   One Year       Five Years        Ten Years         Ten Years          Total
                                                   --------       ----------        ---------         ---------          -----
                                                Amount   Yield  Amount    Yield  Amount    Yield   Amount    Yield  Amount    Yield
                                                ------   -----  ------    -----  ------    -----   ------    -----  ------    -----
HELD-TO-MATURITY SECURITIES AT
    AMORTIZED COST
    U.S. Treasury Securities.............       $    0    0.00% $     0    0.00%  $    0    0.00%  $     0    0.00% $     0    0.00%
    Federal Agency Obligations...........            0    0.00%       0    0.00%       0    0.00%        0    0.00%       0    0.00%
    Obligations of State and Political
      Subdivisions.......................          200    6.74%       0    0.00%       0    0.00%        0    0.00%     200    6.74%
    Other Securities.....................            0    0.00%       0    0.00%       0    0.00%        0    0.00%       0    0.00%
                                                -----------------------------------------------------------------------------------
                                        TOTAL   $  200    6.74%       0    0.00%       0    0.00%  $     0    0.00% $   200    6.74%
AVAILABLE-FOR-SALE SECURITIES AT
    FAIR VALUE
    U.S. Treasury Securities.............       $    0    0.00%       0    0.00%       0    0.00%  $     0    0.00% $     0    0.00%
    Federal Agency Obligations...........        1,848    6.42%  27,320    6.06%   3,909    6.02%        0    0.00%  33,077    6.09%
    Obligations of State and Political
      Subdivisions.......................            0    0.00%   1,086    6.78%   1,843    7.31%   11,522    7.31%  14,451    7.28%
    Other, including Equity Securities...            0    0.00%       0    0.00%       0    0.00%    1,376    5.99%   1,376    5.99%
                                                -----------------------------------------------------------------------------------
                                        TOTAL   $1,848    6.42% $28,406    6.09%  $5,752    6.42%  $12,898    7.31% $48,904    6.44%

         Available-for-Sale securities are reported on the consolidated balance sheets at fair value. The difference between market value and carrying cost results in an increase or decrease, as the case may be, to consolidated stockholders' equity after giving effect of deferred taxes or benefit. The possibility of material price volatility in a rising interest rate environment is offset by the availability to the Corporation of restructuring the portfolio for gap positioning at any time through the securities classified as available-for-sale. The decrease in consolidated stockholders' equity for the year ended December 31, 1999 attributable to the fair value accounting for Available-for-Sale securities was $1,608,000 resulting from a net unrealized loss of $1,160,000 at December 31, 1999 compared to a net unrealized gain of $448,000 at December 31, 1998.

         One local municipal holding is placed in the Held-to-Maturity category. This holding comprised .41% of the entire portfolio at December 31, 1999, compared to several local holdings or 1.17% at December 31, 1998. The total at December 31, 1999 was $200,000 and at December 31, 1998 was $565,000.

         Available-for-Sale securities total $48,904,000 at year end 1999 compared to $47,586,000 at year end 1998 or an increase of 2.77%.

         The mix of securities in the portfolio was 30.15% U.S. agencies, 37.21% mortgage-backed securities, 29.83% municipal and 2.81% other. The Corporation does not engage in derivative investment products.

                                      LOANS

                                 LOAN PORTFOLIO
                                LOANS OUTSTANDING
                             (Dollars in thousands)

                                                                                          1999           1998            1997
                                                                                          ----           ----            ----
Commercial.......................................................................       $ 15,559       $  8,991        $  7,551
Tax-Exempt.......................................................................          2,124          2,512           2,591
Qualified Municipal Leases.......................................................            173             20               0
Real Estate - Construction.......................................................          2,509          1,278             637
Real Estate......................................................................        102,108         96,742          99,780
Personal.........................................................................       $ 12,562       $  9,461        $  8,907
                                                                                        ---------------------------------------
                                                                                        $135,035       $119,004        $119,466
Unamortized Loan Fees, Net of Costs..............................................             28             70              97
Unearned Discount................................................................            584            376             324
                                                                                        ---------------------------------------
Loans, Net.......................................................................       $134,423       $118,558        $119,045
                                                                                        =======================================

         Growth of 13.32% was experienced in the loan portfolio, from $118.6 million in 1998 to $134.4 million in 1999. The distribution of the loan portfolio reflects 77.81% real estate loans, 11.57% commercial loans, 1.58% tax exempt loans, .13% qualified municipal leases and 8.91% consumer loans. Variable rate real estate loans were comprised of 67.90% with 3 year adjustable rate, 16.48% with 1 year adjustable rate and 15.62% with one day to 3 month adjustable rates. Many three year and one year adjustable rate loans have weekly or bi-weekly payments.

                           DEPOSITS AND BORROWED FUNDS

                    TABLE OF DISTRIBUTION OF AVERAGE DEPOSITS
                             (Dollars in thousands)

                                                                                                       December 31,
                                                                                                       ------------
                                                                                            1999           1998            1997
                                                                                            ----           ----            ----
Demand deposits....................................................................       $ 35,074       $ 32,270        $ 31,703
Savings deposits...................................................................         32,730         32,695          33,513
Time deposits......................................................................         56,857         55,082          52,388
Certificates of deposit, $100,000 and over.........................................         14,302         11,319          11,450
                                                                                          ---------------------------------------
Total..............................................................................       $138,963       $131,366        $129,054
                                                                                          =======================================

          TABLE OF MATURITY DISTIRBUTION OF TIME DEPOSITS OVER $100,000
                             (Dollars in thousands)

                                                                                                    December 31,
                                                                                                    ------------
                                                                                        1999            1998            1997
                                                                                        ----            ----            ----
Three months or less...............................................................    $ 4,306        $ 1,994         $ 4,574
Over three months to six months....................................................      2,513            651           3,665
Over six months to twelve months...................................................      4,641          3,656           2,914
Over twelve months.................................................................      4,716          5,688             308
                                                                                       --------------------------------------
Total..............................................................................    $16,176        $11,989         $11,461
                                                                                       ======================================

         Total average deposits increased 6.11% from $131 million at year end 1998 to $139 million at year end 1999. Average savings deposits remained at $33 million at year end 1998 and 1999. Average time deposits increased 7.58% from $66 million at year end 1998 to $71 million at year end 1999. Average non-interest demand deposits increased to $13 million for 1999 from $12 million for 1998. Average interest bearing NOW accounts increased from $20 million for 1998 to $22 million for 1999, a 10.00% increase.

         Short-term borrowings, securities sold under agreements to repurchase and day-to-day borrowings from the Federal Home Loan Bank, increased 55.00% from $20 million at year end 1998 to $31 million at year end 1999. Treasury tax and loan deposits held by the Corporation for the U.S. Treasury averaged $454,000 for 1999, one day borrowings averaged $1,709,000 for 1999 and repurchase agreements averaged $18,972,000 for 1999. Long-term borrowings, namely borrowings from the Federal Home Loan Bank of Pittsburgh averaged $2,323,000 for 1999.

                              NON-PERFORMING ASSETS

                         PAST DUE AND NON-ACCRUAL LOANS
                             (Dollars in thousands)

                                                                                                            Lease
                                                            Real         Installment                      Financing
                          1999                             Estate           Loans         Commercial     Receivables      Total
                          ----                             ------           -----         ----------     -----------      -----
Days 30-89...........................................       $503             $154              $0             $8         $  665
Days 90 Plus.........................................        157               16               0              0            173
Non-accrual..........................................        199                0               0              0            199
                                                            -------------------------------------------------------------------
Total................................................       $859             $170              $0             $8         $1,037
                                                            ===================================================================

                                                                                                            Lease
                                                            Real         Installment                      Financing
                          1998                             Estate           Loans         Commercial     Receivables      Total
                          ----                             ------           -----         ----------     -----------      -----
Days 30-89...........................................       $  865           $182             $16             $0         $1,063
Days 90 Plus.........................................          398              2              15              0            415
Non-accrual..........................................          537              0               0              0            537
                                                            -------------------------------------------------------------------
Total................................................       $1,800           $184             $31             $0         $2,015
                                                            ===================================================================


                                                                                                            Lease
                                                            Real         Installment                      Financing
                          1997                             Estate           Loans         Commercial     Receivables      Total
                          ----                             ------           -----         ----------     -----------      -----
Days 30-89...........................................       $1,049          $232             $50             $0           $1,331
Days 90 Plus.........................................          586            13              29              0              628
Non-accrual..........................................           69             0               0              0               69
                                                            --------------------------------------------------------------------
Total................................................       $1,704          $245             $79             $0           $2,028
                                                            ====================================================================

         At year end 1999, loans 30-89 days past due totaled $665,000 compared to $1,063,000 at year end 1998, a 37.44% decrease. Past due loans 90 days plus total $173,000 at year end 1999 compared to $415,000 at year end 1998, a 58.31% decrease. Non-accrual loans at year end 1999 totaled $199,000 compared to $537,000 at year end 1998, a 62.94% decrease. Overall, past due and non-accrual loans decreased 48.54% from $2,015,000 at year end 1998 to $1,037,000 at year end 1999. During this same period of time the ratio of net charge-offs during the period to average loans outstanding during the period was .04%. (See Summary of Loan Loss Experience). Management does not consider these percentages to be significant or material.

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

         Generally, a loan is classified as non-accrual, and the accrual of interest on such a loan is discontinued when the contractual payment of principal or interest becomes 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan may be performing.

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

                 ALLOWANCE FOR LOAN LOSSES AND RELATED PROVISION
                             (Dollars in Thousands)

                                                                     Outstanding Balance at December 31,
                                                                     -----------------------------------
                                                           1999                      1998                      1997
                                                           ----                      ----                      ----
                                                                % of Loans              % of Loans                % of Loans
                                                               in Category             in Category               in Category
                                                                 to Total               to Total                  to Total
                                                     Amount       Loans       Amount      Loans         Amount      Loans
                                                     ------       -----       ------      -----         ------      -----
Commercial..................................           $270      13%            $202       10%            $ 83        9%
Real estate mortgages.......................            341      78%             510       82%             516       84%
Consumer....................................             88       9%             196        8%             119        7%
Unallocated.................................            286      N/A              47       N/A             183       N/A
                                                       --------------------------------------------------------------------
                                                       $985      100%           $955      100%            $901      100%
                                                       ====================================================================

         The allowance for loan losses was $985,000 at December 31, 1999, compared to $955,000 at December 31, 1998. This allowance equaled .73% of total loans, net of unearned income, at the end of 1999 compared to .81% at the end of 1998. This allowance was considered adequate based on delinquency trends and actual loans written as it relates to the loan portfolio.

         The loan loss reserve is analyzed quarterly and reviewed by the Board of Directors. The assessment of the loan policies and procedures during 1999 revealed no anticipated loss on any loans considered "significant". No concentration or apparent deterioration in classes of loans or pledged collateral was evident. Monthly loan meetings with the Board Credit Administration Committee provide a review of new loans, delinquent loans and loan exceptions to determine compliance with policies.

         The schedule below presents a history of actual charge-offs and recoveries by category and related balances and ratios.

                         SUMMARY OF LOAN LOSS EXPERIENCE
                             (Dollars in thousands)

                                                                                                Years Ended December 31,
                                                                                                ------------------------
                                                                                           1999           1998           1997
                                                                                           ----           ----           ----
Loans outstanding at end of  year                                                        $134,423       $118,558      $119,045
                                                                                         =====================================

Average loans outstanding............................................................    $123,185       $116,490      $116,771
                                                                                         =====================================
Allowance for loan losses:
Balance, beginning of year...........................................................    $    955       $    901      $    911
                                                                                         -------------------------------------
Loans Charged-off:
    Commercial and industrial........................................................          (5)             0           (15)
    Real estate mortgages............................................................           0             (8)            0
    Consumer.........................................................................         (94)           (75)          (88)
    Credit cards.....................................................................          (1)             0             0
                                                                                         -------------------------------------
Total loans charged-off..............................................................        (100)           (83)         (103)
                                                                                         -------------------------------------
Recoveries:
    Commercial and industrial........................................................           8              3             0
    Real estate mortgages............................................................           0              8             0
    Consumer.........................................................................          43             42            32
    Lease financing receivables......................................................           0              6             1
    Credit cards.....................................................................           1              0             0
                                                                                         -------------------------------------
Total recoveries.....................................................................          52             59            33
                                                                                         -------------------------------------
Net loans charged-off................................................................         (48)           (24)          (70)
                                                                                         -------------------------------------
Provision charged to expense.........................................................          78             78            60
                                                                                         -------------------------------------
Balance, end of year                                                                     $    985       $    955      $    901
                                                                                         =====================================
Ratio of net charge-offs during the year to average loans
    outstanding during year                                                                  0.04%          0.02%         0.06%
                                                                                         =====================================

         The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

         A factor in estimating the allowance for loan losses is the measurement of impaired loans. A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect all amounts due according to the contractual terms of the loan agreement. Under current accounting standards, the allowance for loan losses related to impaired loans is based on discounted cash flow using the loan's effective interest rate or the fair value of the collateral for certain collateral dependent loans.

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

         Moreover, no additions to the reserve for loan losses were required as a result of an analysis of impaired loans, as defined under SFAS No. 114, since the amount of impaired loans so determined was considered to be insignificant and the existing reserve was more than adequate to provide for those impaired loans.

                                    LIQUIDITY

         Liquidity management is required to ensure that adequate funds will be available to meet anticipated and unanticipated deposit withdrawals, debt service payments, investment commitments, commercial and consumer loan demand, and ongoing operating expenses. Funding sources include principal repayments on loans, sales of assets, growth in core deposits, short and long-term borrowings, investment securities maturing, loan prepayments and repurchase agreements. Regular loan payments are a dependable source of funds, while the sale of investment securities, deposit growth and loan prepayments are significantly influenced by general economic conditions and the level of interest rates.

         Liquidity is managed on a daily basis at the Corporation. Management believes that the liquidity is sufficient to meet present and future financial obligations and commitments on a timely basis. However, see "Factors That May Affect Future Results".

         At December 31, 1999, cash and cash equivalents totaled $6,071,817 compared to $12,486,043 at December 31, 1998. Changes in cash were measured by changes in the three major classifications of cash flows known as operating, investing and financing activities.

         At December 31, 1999, net cash provided by operating activities equaled $2,439,119 which consisted mainly of net income adjusted for non-cash items such as depreciation, accruals on interest receivable, premiums on investment securities and provision for loan losses.

         Net cash used for investing activities totaled $19,430,638 which was principally the result of a $15,979,778 increase in loans and a $3,404,173 excess of purchases of Available-for-Sale investment securities over the proceeds on sale and redemption of Available-for-Sale and Held-to-Maturity securities.

         Net cash provided by financing activities totaled $10,577,293 and consisted mostly of an increase in short-term borrowings of $10,462,273. Dividends paid were $695,463.

                                CAPITAL RESOURCES

         Capital continues to be a strength of the Corporation.

         Capital is critical as it must provide growth, payment to shareholders, and absorption of unforeseen losses. The federal regulators provide standards that must be met. The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material impact on the Corporation's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier I Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I Capital (as defined) to average assets (as defined).

         As of December 31, 1999, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the Table. There are no conditions or events since that notification that management believes have changed the institution's category.

         The Bank's actual capital amounts are ratios in the following table:

                                                                                                                   To be Well
                                                                                                               Capitalized Under
                                                                                            For Capital        Prompt Corrective
                                                                        Actual           Adequacy Purposes     Action Provisions
                                                                        ------           -----------------     -----------------
                                                                  Amount      Ratio      Amount      Ratio     Amount      Ratio
                                                                  ------      -----      ------      -----     ------      -----
As of December 31, 1999:
    Total Capital
        (To risk-weighted assets).......................           $25,131   18.68%       $10,766    8.00%      $13,457   10.00%
    Tier I Capital
        (To risk-weighted assets).......................           $24,146   17.94%       $ 5,383    4.00%      $ 8,047    6.00%
    Tier I Capital
        (To average assets).............................           $24,146   12.94%       $ 7,464    4.00%      $ 9,330    5.00%

As of December 31, 1998:
    Total Capital
        (To risk-weighted assets).......................           $23,967   21.80%       $ 8,796    8.00%      $10,995   10.00%
    Tier I Capital
        (To risk-weighted assets).......................           $23,012   20.93%       $ 4,398    4.00%      $ 6,597    6.00%
    Tier I Capital
        (To average assets).............................           $23,012   12.95%       $ 7,106    4.00%      $ 8,882    5.00%

         The Corporation's capital ratios are not materially different from those of the Bank.

         Dividend payouts are restricted by the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"). The BCL operates generally to preclude dividend payments if the effect thereof would render the Corporation unable to meet its obligations as they become due. As a practical matter, the Corporation's payment of dividends is contingent upon its ability to obtain funding in the form of dividends from the Bank. Payment of dividends to the Corporation by the Bank is subject to the restrictions set forth in the National Bank Act. Generally, the National Bank Act would permit the Bank to declare dividends in 2000 of approximately $2,337,489 plus additional amounts equal to the net income earned in 2000 for the period January 1, 2000 through the date of declaration, less any dividends which may be paid in 2000.

         Common stock issued by the Corporation is traded on a limited basis in the local over-the-counter market using the symbol CCFN. The bid prices below are actual transactions and reflect information from one of the Corporation's market-makers. The prices do not necessarily reflect any dealer or retail markup, markdown or commission:

                                                           1999                          1998
                                                           ----                          ----
                                                                    Quarterly                     Quarterly
                                                 Highest  Lowest    Dividend  Highest   Lowest    Dividend
                                                 -------  ------    --------  -------   ------    --------
Fourth quarter...........................        $20.12   $18.75     $0.130   $25.75    $25.00     $0.116
Third quarter............................        $20.63   $20.00     $0.130   $31.00    $28.00     $0.116
Second quarter...........................        $20.50   $18.00     $0.130   $30.50    $27.00     $0.116
First quarter............................        $25.00   $19.13     $0.116   $26.25    $23.00     $0.116

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

                      STATEMENT OF INTEREST SENSITIVITY GAP
                             (Dollars in thousands)
                                DECEMBER 31, 1999

                                                                              > 90 Days
                                                                     90 Days      But      1 to 5   5 to 10    > 10
                                                                     Or Less   < 1 Year    Years     Years     Years     Total
                                                                     -------   --------    -----     -----     -----     -----
Short-term investments...........................................        217          0         0         0        0   $    217
Securities Available-for-Sale (1)................................      2,153      7,535    31,600     5,752    1,864     48,904
Securities Held-to-Maturity (1)..................................        200          0         0         0        0        200
Loans (1)........................................................     30,996     35,847    61,879     1,900    3,801    134,423
                                                                    -----------------------------------------------------------
    Rate Sensitive Assets........................................   $ 33,566     43,382    93,479     7,652    5,665   $183,744
                                                                    -----------------------------------------------------------
Deposits:
Interest-bearing demand deposits (2).............................   $  3,137   $  3,137   $14,640         0        0   $ 20,914
Savings (2)......................................................      4,799      4,799    22,393         0        0     31,991
Time.............................................................     13,444     33,539    25,061         0        0     72,044
Borrowed funds...................................................     29,033      1,847         0         0        0     30,880
Long-term debt...................................................          2          5     2,041       148      148      2,344
Shareholders' equity.............................................        576      1,728     9,219     5,762    5,762     23,047
                                                                    -----------------------------------------------------------
    Rate Sensitive Liabilities and Shareholders' Equity..........   $ 50,991   $ 45,055   $73,354    $5,910   $5,910   $181,220
                                                                    -----------------------------------------------------------
Interest Sensitivity Gap.........................................   $(17,425)  $ (1,673)  $20,125    $1,742   $ (245)  $  2,524
Cumulative Gap...................................................   $(17,425)  $(19,098)  $ 1,027    $2,769   $2,524

(1) Investments and loans are included at the earlier of repricing or maturity adjusted for the effects of prepayments.
(2) Interest bearing demand and savings accounts are included based on historical experience and managements' judgment about the behavior of these deposits in changing interest rate environments.

At December 31, 1999 the Corporation's cumulative gap positions and the potential earnings change resulting from a 200 basis point change in rates were within the internal risk management guidelines.

         Upon reviewing the current interest sensitivity scenario, increasing interest rates could negatively affect net income because the Bank is liability-sensitive. In a declining interest rate environment, net income could be positively affected because more liabilities than assets will reprice during a given period.

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

         The following table provides information about the Corporation's financial instruments. The table presents the financial instruments including the expected cash flow over the next five years. In addition the average interest rate is shown for each period presented. The table also includes the fair market value for each category of financial instruments as of December 31, 1999. This presentation differs from the above gap report primarily due to presenting the financial instruments based on a contractual maturity as opposed to a repricing scenario as reflected in the above gap report.

                    PRINCIPAL / NOTIONAL AMOUNTS MATURING IN:
                              (Dollars in millions)

                                                                                                                            Fair
                                                                                                      There-                Value
                                                   2000     2001      2002       2003       2004       after    Total     12-31-99
                                                   ----     ----      ----       ----       ----       -----    -----     --------
Rate sensitive assets:
Fixed interest loans (1)                         $14,375  $ 6,442   $ 5,396     $3,984     $3,136    $ 8,947   $42,280    $41,862
    Average interest rate                           8.11%    8.38%     8.16%      7.93%      7.96%      7.88%
Variable interest rate loans (2)                 $37,058  $27,542   $24,458     $2,072     $1,013    $     0   $92,143    $92,143
    Average interest rate                           7.79%    7.11%     7.16%      7.36%      7.98%      0.00%
Fixed interest rate securities (1)               $ 5,518  $ 6,646   $ 4,467     $4,034     $6,585    $16,178   $43,428    $43,304
    Average interest rate                           6.45%    6.50%     6.57%      6.64%      6.75%      7.16%
Variable interest rate securities (1)            $     0  $     0   $     0     $    0     $    0    $ 5,676   $ 5,676    $ 5,676
    Average interest rate                           0.00%    0.00%     0.00%      0.00%      0.00%      6.46%
Other interest-bearing assets                    $   217  $     0   $     0     $    0     $    0    $     0   $   217    $   217
    Average interest rate                           6.19%    0.00%     0.00%      0.00%      0.00%      0.00%
Rate sensitive liabilities:
Non-interest-bearing checking (2)                $ 3,826  $ 2,460   $ 2,460     $2,460     $2,459    $     0   $13,665    $13,665
    Average interest rate                           0.00%    0.00%     0.00%      0.00%      0.00%      0.00%
Savings & interest-bearing checking (2)          $12,027  $ 7,732   $ 7,732     $7,732     $7,732    $     0   $42,955    $42,955
    Average interest rate                           1.97%    1.97%     1.97%      1.97%      1.97%      0.00%
Money market accounts (2)                        $ 3,980  $ 2,985   $ 2,985     $    0       $  0    $     0   $ 9,950    $ 9,950
    Average interest rate                           2.76%    2.76%     2.76%      0.00%      0.00%      0.00%
Time deposits (under $100,000)                   $31,093  $14,034   $ 6,558     $2,932     $1,251    $     0   $55,868    $55,833
    Average interest rate                           5.22%    5.47%     5.64%      5.75%      5.04%      0.00%
Time deposits (over 100,000)                     $11,460  $ 1,167   $ 2,252     $  838     $  459    $     0   $16,176    $16,252
    Average interest rate                           5.69%    5.96%     6.14%      6.16%      5.73%      0.00%
Fixed interest rate borrowings                   $     9  $     9   $    10     $   11     $   11    $ 2,294   $ 2,344    $ 2,344
    Average interest rate                           5.60%    5.60%     5.60%      5.60%      5.60%      5.60%
Variable interest rate borrowings                $28,880  $     0   $     0     $    0     $2,000    $     0   $30,880    $30,880
    Average interest rate                           4.73%    0.00%     0.00%      0.00%      5.55%      0.00%

(1)      Investments and loans are included at contractual maturity.
(2) Non interest-bearing checking, interest-bearing checking, savings and money market accounts are reflecting historical experience and management's judgment about the duration of these deposits.