Form 10-K405, Exhibit 13
period 2000-12-31
CCFNB BANCORP INC
filed 2001-03-27
CIK 731122

                                   EXHIBIT 13


                  PORTIONS OF THE ANNUAL REPORT TO STOCKHOLDERS
                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000

                               CCFNB BANCORP, INC.

                                 AND SUBSIDIARY

                               2000 ANNUAL REPORT

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

         A copy of the Corporation's Annual Report for the year ended December 31, 2000, on Form 10-K as filed with the SEC will be furnished without charge upon written request to Mr. Paul E. Reichart, President and Chief Executive Officer, Columbia County Farmers National Bank, 232 East Street, Bloomsburg, Pennsylvania 17815.

CONSOLIDATED SELECTED FINANCIAL DATA
(In thousands of dollars, except per share data and ratios)

                                         2000            1999            1998
                                       --------        --------        --------
EARNINGS
     Interest income ...........       $ 13,552        $ 12,669        $ 12,444
     Interest expense ..........          6,859           6,099           6,072
     Provision for loan losses .             54              78              78
     Investment securities gains              0              39              64
     Net income ................       $  2,054        $  2,039        $  1,902

PER SHARE
     Net income ................       $   1.51        $   1.48        $   1.38
     Cash dividends ............            .56             .51             .46

BALANCES AT DECEMBER 31
     Assets ....................       $203,054        $196,122        $185,258
     Investment securities .....         47,311          49,104          48,151
     Net loans .................        136,352         133,438         117,604
     Deposits ..................        143,169         138,606         137,679
     Stockholders' equity ......         25,050          23,047          23,480

RATIOS
     Return on average assets ..           1.04%           1.09%           1.07%
     Return on average equity ..           8.59%           8.91%           8.54%
     Dividend payout ratio .....          37.14%          34.23%          33.59%

CCFNB BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2000 AND 1999

                                                                                       2000                 1999
                                                                                   -------------        -------------
ASSETS
Cash and due from banks ....................................................       $   6,722,273            5,855,083
Interest-bearing deposits with other banks .................................           5,440,371              216,734
Federal funds sold .........................................................             500,000                    0
Investment securities:
     Securities Available-for-Sale .........................................          47,311,098           48,903,638
     Securities to be Held-to-Maturity (estimated
     fair value 1999, $200,138) ............................................                   0              200,000
Loans, net of unearned income ..............................................         137,360,493          134,422,848
Allowance for loan losses ..................................................           1,008,301              985,165
                                                                                   -------------        -------------
     Net loans .............................................................       $ 136,352,192        $ 133,437,683
Premises and equipment, net ................................................           4,922,287            5,273,947
Accrued interest receivable ................................................           1,037,765            1,002,517
Other assets ...............................................................             767,718           1 ,232,221
                                                                                   -------------        -------------
     TOTAL ASSETS ..........................................................       $ 203,053,704        $ 196,121,823
                                                                                   =============        =============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits:
     Non-interest bearing ..................................................       $  14,593,285        $  13,672,023
     Interest bearing ......................................................         128,575,353          124,933,614
                                                                                   -------------        -------------
         Total Deposits ....................................................       $ 143,168,638        $ 138,605,637
Short-term borrowings ......................................................          20,108,966           30,880,378
Long-term borrowings .......................................................          13,367,560            2,343,744
Accrued interest and other expenses ........................................           1,325,593            1,230,972
Other liabilities ..........................................................              32,942               13,963
                                                                                   -------------        -------------
         TOTAL LIABILITIES .................................................       $ 178,003,699        $ 173,074,694
                                                                                   -------------        -------------

STOCKHOLDERS' EQUITY
Common stock, par value $1.25 per share; authorized 5,000,000 shares; issued
     1,346,328 shares 2000; 1,367,651 shares 1999 ..........................       $   1,682,910        $   1,709,564
Surplus ....................................................................           5,146,061            5,483,515
Retained earnings ..........................................................          18,310,262           17,013,997
Accumulated other comprehensive income .....................................             (89,228)         (1,159,947)
                                                                                   -------------        -------------
         TOTAL STOCKHOLDERS' EQUITY ........................................       $  25,050,005        $  23,047,129
                                                                                   -------------        -------------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ........................       $ 203,053,704        $ 196,121,823
                                                                                   =============        =============


The accompanying notes are an integral part of these consolidated financial statements.

CCFNB BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
FOR YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                          2000              1999              1998
                                                                      -----------       -----------       -----------
INTEREST INCOME
Interest and fees on loans ....................................       $10,723,881       $ 9,707,599       $ 9,584,559
Interest and dividends on investment securities:
     Taxable ..................................................         1,924,553         2,021,448         1,867,265
     Tax-exempt ...............................................           731,901           689,029           656,654
     Dividends ................................................            85,490            80,687            74,118
Federal funds sold ............................................             2,675            38,880            32,336
Deposits in other banks .......................................            83,252           131,729           229,324
                                                                      -----------       -----------       -----------
         TOTAL INTEREST INCOME ................................       $13,551,752       $12,669,368       $12,444,256
                                                                      -----------       -----------       -----------

INTEREST EXPENSE
Deposits ......................................................       $ 5,169,571       $ 4,953,724       $ 4,910,321
Short-term borrowings .........................................         1,119,810         1,014,511         1,046,161
Long-term borrowings ..........................................           569,747           130,408           115,143
                                                                      -----------       -----------       -----------
         TOTAL INTEREST EXPENSE ...............................       $ 6,859,128       $ 6,098,643       $ 6,071,625
                                                                      -----------       -----------       -----------

Net interest income ...........................................       $ 6,692,624       $ 6,570,725       $ 6,372,631
Provision for loan losses .....................................            54,000            78,000            78,000
                                                                      -----------       -----------       -----------
     NET INTEREST INCOME AFTER PROVISION
         FOR LOAN LOSSES ......................................       $ 6,638,624       $ 6,492,725       $ 6,294,631
                                                                      -----------       -----------       -----------

NON-INTEREST INCOME
Service charges and fees ......................................       $   594,838       $   611,625       $   579,338
Trust department ..............................................           219,261           189,271           143,838
Other .........................................................           239,174           210,247           193,479
Investment securities gains, net ..............................                 0            38,707            64,419
                                                                      -----------       -----------       -----------
         TOTAL NON-INTEREST INCOME ............................       $ 1,053,273       $ 1,049,850       $   981,074
                                                                      -----------       -----------       -----------

NON-INTEREST EXPENSE
Salaries ......................................................       $ 2,015,868       $ 1,905,185       $ 1,885,446
Pensions and other employee benefits ..........................           644,774           629,957           563,266
Occupancy, net ................................................           328,313           338,684           334,072
Equipment .....................................................           601,031           597,073           556,302
State shares tax ..............................................           218,781           196,186           171,505
Other .........................................................         1,157,955         1,151,514         1,228,436
                                                                      -----------       -----------       -----------
         TOTAL NON-INTEREST EXPENSE ...........................       $ 4,966,722       $ 4,818,599       $ 4,739,027
                                                                      -----------       -----------       -----------

Income before income taxes ....................................       $ 2,725,175       $ 2,723,976       $ 2,536,678
Income tax expense ............................................           671,114           684,739           634,278
                                                                      -----------       -----------       -----------
         NET INCOME ...........................................       $ 2,054,061       $ 2,039,237       $ 1,902,400
                                                                      ===========       ===========       ===========

PER SHARE DATA
Net income ....................................................       $      1.51       $      1.48       $      1.38
                                                                      -----------       -----------       -----------
Cash dividends.................................................       $       .56       $       .51       $       .46
                                                                      -----------       -----------       -----------
Weighted average shares outstanding ...........................         1,355,624         1,375,572         1,378,339


The accompanying notes are an integral part of these consolidated financial statements.

CCFNB BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998



                                                             Common                            Comprehensive           Retained
                                                             Stock             Surplus             Income              Earnings
                                                             -----             -------             ------              --------
BALANCE AT DECEMBER 31, 1997 .......................... $ 1,728,041         $  5,854,388                            $ 14,406,930

Comprehensive income:
Net income ............................................            0                   0        $  1,902,400           1,902,400
Change in net unrealized gain on
investment securities available-for-sale,
net of reclassification adjustment and tax
effects ...............................................            0                   0             305,550                   0
                                                                                                ------------
Total comprehensive income ............................                                         $  2,207,950
                                                                                                ------------

Issuance of 5,013 shares of common stock
under dividend reinvestment and stock purchase plans...        6,266             135,224                                       0
Sale of 453 shares of treasury stock ..................            0                 (66)                                      0
Purchase of 11,259 shares of treasury stock ...........            0                   0                                       0
Retirement of 5,013 shares of treasury stock ..........       (6,266)           (140,389)                                      0
Cash dividends $.46 per share .........................            0                   0                                (639,107)
                                                        ------------        ------------                            ------------
BALANCE AT DECEMBER 31, 1998 .......................... $ 1,728,041         $  5,849,157                            $ 15,670,930

Comprehensive income:
Net income ............................................            0                   0        $  2,039,237           2,039,237
Change in net unrealized gain (loss) on
investment securities available-for-sale,
net of reclassification adjustment and
tax effects ...........................................            0                   0          (1,607,498)                  0
                                                                                                ------------
Total comprehensive income ............................                                         $    431,739
                                                                                                ------------
Issuance of 7,345 shares of common stock
under dividend reinvestment and stock purchase plans ..        9,181             139,401                                       0
Sale of 549 shares of treasury stock ..................            0              (4,809)                                      0
Purchase of 15,700 shares of treasury stock ...........            0                   0                                       0
Retirement of 22,127 shares of treasury stock .........      (27,658)           (500,234)                                      0
Cash dividends $.51 per share .........................            0                   0                                (695,463)
                                                        ------------        ------------                            ------------

BALANCE AT DECEMBER 31, 1999 .......................... $ 1,709,564         $  5,483,515                            $ 17,013,997

Comprehensive income:
Net income ............................................            0                   0        $  2,054,061           2,054,061
Change in net unrealized gain on
investment  securities available-for-sale,
net of reclassification adjustment and
tax effects ...........................................            0                   0           1,070,719                   0
                                                                                                ------------
Total comprehensive income ............................                                         $  3,124,780
                                                                                                ------------
Issuance of 8,777 shares of common stock
under dividend reinvestment and stock purchase plans ..       10,971             137,191                                       0
Purchase of 30,100 shares of treasury stock............            0                   0                                       0
Retirement of 30,100 shares of treasury stock .........      (37,625)           (474,645)                                      0
Cash dividends $.56 per share .........................            0                   0                                (757,796)
                                                        ------------        ------------                            ------------
BALANCE AT DECEMBER 31, 2000 .......................... $  1,682,910        $  5,146,061                            $ 18,310,262
                                                        ============        ============                            ============

                                                           Accumulated
                                                              Other
                                                          Comprehensive          Treasury
                                                           Income (Loss)           Stock               Total
                                                           -------------           -----               -----
BALANCE AT DECEMBER 31, 1997 ..........................    $    142,001        $    (26,547)       $ 22,104,813

Comprehensive income:
Net income ............................................               0                   0           1,902,400
Change in net unrealized gain on
investment securities available-for-sale,
net of reclassification adjustment and tax
effects ...............................................         305,550                   0             305,550

Total comprehensive income ............................


Issuance of 5,013 shares of common stock
under dividend reinvestment and stock purchase plans...               0                   0             141,490
Sale of 453 shares of treasury stock ..................               0               9,747               9,681
Purchase of 11,259 shares of treasury stock ...........               0            (345,115)           (345,115)
Retirement of 5,013 shares of treasury stock ..........               0             146,655                   0
Cash dividends $.46 per share .........................               0                   0            (639,107)
                                                           ------------        ------------        ------------
BALANCE AT DECEMBER 31, 1998 ..........................    $    447,551        $   (215,260)       $ 23,479,712

Comprehensive income:
Net income ............................................               0                   0           2,039,237
Change in net unrealized gain (loss) on
investment securities available-for-sale,
net of reclassification adjustment and
tax effects ...........................................      (1,607,498)                  0          (1,607,498)

Total comprehensive income ............................

Issuance of 7,345 shares of common stock
under dividend reinvestment and stock purchase plans...               0                   0             148,582
Sale of 549 shares of treasury stock ..................               0              17,843              13,034
Purchase of 15,700 shares of treasury stock ...........               0            (330,475)           (330,475)
Retirement of 22,127 shares of treasury stock .........               0             527,892                   0
Cash dividends $.51 per share .........................               0                   0            (695,463)
                                                           ------------        ------------        ------------

BALANCE AT DECEMBER 31, 1999 ..........................    $ (1,159,947)       $          0        $ 23,047,129

Comprehensive income:
Net income ............................................               0                   0           2,054,061
Change in net unrealized gain on
investment  securities available-for-sale,
net of reclassification adjustment and
tax effects ...........................................       1,070,719                   0           1,070,719

Total comprehensive income ............................

Issuance of 8,777 shares of common stock
under dividend reinvestment and stock purchase plans...               0                   0             148,162
Purchase of 30,100 shares of treasury stock............               0            (512,270)           (512,270)
Retirement of 30,100 shares of treasury stock .........               0             512,270                   0
Cash dividends $.56 per share .........................               0                   0            (757,796)
                                                           ------------        ------------        ------------
BALANCE AT DECEMBER 31, 2000 ..........................    $    (89,228)       $          0        $ 25,050,005
                                                           ============        ============        ============


The accompanying notes are an integral part of these consolidated financial statements.

CCFNB BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                                         2000              1999            1998
                                                                                         ----              ----            ----
OPERATING ACTIVITIES
Net income     ..................................................................     $2,054,061       $2,039,237       $1,902,400
Adjustments to reconcile net income to net cash provided by
    operating activities:
        Provision for loan losses................................................         54,000           78,000           78,000
        Depreciation and amortization............................................        509,630          515,511          516,947
        Premium amortization on investment securities............................         36,381           72,948           92,031
        Discount accretion on investment securities..............................       (17,469)         (22,631)         (38,746)
        Deferred income taxes (benefit)..........................................       (11,739)           18,469         (14,828)
        (Gain) on sales of investment securities Available-for-Sale..............              0         (38,707)         (64,419)
        (Gain) on sale of other real estate......................................              0          (1,285)                0
        (Increase) decreases in accrued interest receivable......................       (35,248)        (170,603)          105,783
        (Increase) in other assets - net.........................................       (74,619)         (87,181)         (51,899)
        Increase in accrued interest and other expenses..........................         94,621           54,865           35,367
        Increase (decrease) in other liabilities - net...........................         18,979         (19,504)         (23,808)
                                                                                      ----------       ----------       ----------
               NET CASH PROVIDED BY OPERATING ACTIVITIES ........................     $2,628,597       $2,439,119       $2,536,828
                                                                                      ==========       ==========       ==========
INVESTMENT ACTIVITIES
Purchase of investment securities Available-for-Sale.............................   $(1,721,950)     $(16,063,486)   $(38,178,221)
Proceeds from sales, maturities and redemption of investment securities
    Available-for-Sale...........................................................      4,917,158       12,294,313       34,204,431
Proceeds from maturities and redemption of investment securities
    Held-to-Maturity.............................................................        200,000          365,000          155,000
Net (increase) decrease in loans.................................................    (2,968,509)     (15,979,778)          437,824
Purchases of premises and equipment..............................................      (157,970)        (139,921)      (1,020,309)
Proceeds from sale of other real estate..........................................              0           93,234                0
                                                                                      ----------       ----------       ----------
               NET CASH (USED) IN INVESTING ACTIVITIES...........................     $  268,729     $(19,430,638)    $(4,401,275)
                                                                                      ==========     ============     ===========
FINANCING ACTIVITIES
Net increase (decrease) in deposits..............................................    $ 4,563,001         $926,301       $9,960,227
Net increase (decrease) in short-term borrowings.................................   (10,771,412)       10,462,273      (1,944,400)
Proceeds from long-term borrowings                                                    11,032,092           61,560        2,071,628
Repayment of long-term borrowings................................................        (8,276)          (8,519)        (220,712)
Proceeds from sale of treasury stock.............................................              0           13,034            9,681
Acquisition of treasury stock....................................................      (512,270)        (330,475)        (345,115)
Proceeds from issuance of common stock...........................................        148,162          148,582          141,490
Cash dividends paid..............................................................      (757,796)        (695,463)        (639,107)
                                                                                      ----------       ----------       ----------
               NET CASH PROVIDED BY FINANCING ACTIVITIES.........................    $ 3,693,501      $10,577,293       $9,033,692
                                                                                     ===========      ===========       ==========
               INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..................    $ 6,590,827     $(6,414,226)       $7,169,245

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR...................................      6,071,817       12,486,043        5,316,798
                                                                                      ----------       ----------       ----------
    CASH AND CASH EQUIVALENTS AT END OF YEAR.....................................   $ 12,662,644       $6,071,817      $12,486,043
                                                                                    ============       ==========      ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
    Interest   ..................................................................     $6,775,411       $6,054,137       $6,059,842
    Income taxes.................................................................      $ 684,207        $ 680,106        $ 606,446


The accompanying notes are an integral part of these consolidated financial statements.

CCFNB BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accounting and reporting policies of CCFNB Bancorp, Inc. and Subsidiary (the "Corporation") are in accordance with generally accepted accounting principles generally accepted in the United States of America and conform to common practices within the banking industry. The more significant policies follow:

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

         Procuring deposits and making loans are the major lines of business. The deposits are mainly deposits of individuals and small businesses and the loans are mainly real estate loans covering primary residences and small business enterprises. The trust services, under the name of CCFNB and Co., include administration of various estates, pension plans, self-directed IRA's and other services. A third-party brokerage arrangement, is also resident in the main branch, namely Bloomsburg. This investment center offers a full line of stocks, bonds and other non-insured financial services.

         On December 19, 2000 the Corporation became a Financial Holding Company by having filed an election to do so with the Federal Reserve Board. The Financial Holding Company status was required in order to acquire an interest in a local insurance agency that occurred during January 2001.

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

      INCOME TAXES

         The provision for income taxes is based on the results of operations, adjusted primarily for tax-exempt income. Certain items of income and expense are reported in different periods for financial reporting and tax return purposes. Deferred tax assets and liabilities are determined based on the differences between the consolidated financial statement and income tax basis of assets and liabilities measured by using the enacted tax rates and laws expected to be in effect when the timing differences are expected to reverse. Deferred tax expense or benefit is based on the difference between deferred tax asset or liability from period to period.

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

      SEGMENT REPORTING

         The Corporation's banking subsidiary acts as an independent community financial services provider, and offers traditional banking and related financial services to individual, business and government customers. Through its branch, internet banking, telephone and automated teller machine network, the Bank offers a full array of commercial and retail financial services, including the taking of time, savings and demand deposits; the making of commercial, consumer and mortgage loans; and the providing of other financial services. The Bank also performs personal, corporate, pension and fiduciary services through its Trust Department as well as offering diverse investment products through its Investment center.

         Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial, retail, trust and investment center operations of the Corporation. As such, discrete financial information is not available and segment reporting would not be meaningful.

      RECENT ACCOUNTING PRONOUNCEMENTS

         Statement of Financial Accounting Standards (SFAS) No. 133 (as amended by SFAS No. 137), "Accounting for Derivative Instruments and Hedging Activities", becomes effective for financial reporting periods beginning after June 15, 2001. SFAS No. 133 requires fair value accounting for all stand-alone derivatives and many derivatives embedded in other instruments and contracts. Since the Corporation does not enter into transactions involving derivatives described in the standard and does not engage in hedging activities, the standard is not expected to have a significant impact on the Corporation's consolidated financial condition or results of operations.

         Statement of Financial Accounting Standards (SFAS) No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities", is generally effective for transactions occurring after March 31, 2001. For recognition and reclassification of collateral and for disclosure related to securitization transactions and collateral, the effective date is for fiscal years ending after December 15, 2000. SFAS No. 140 replaces SFAS No. 125 and provides revisions to the standards for accounting and requirements for certain disclosures relating to securitizations and other transfers of financial assets. The standard is not expected to have a significant impact on the Corporation's consolidated financial condition or results of operations.

      RECLASSIFICATION

         Certain amounts in the consolidated financial statements of the prior years have been reclassified to conform with presentation used in the 2000 consolidated financial statements. Such reclassifications had no effect on the Corporation's consolidated financial condition or net income.

2.       RESTRICTED CASH BALANCES

         The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The amount required at December 31, 2000 was $861,000 and was satisfied by vault cash. Additionally, as compensation for check clearing and other services, compensating balances are required to be maintained with the Federal Reserve Bank and other correspondent banks. At December 31, 2000, these balances were $1,179,000.

3.       INVESTMENT SECURITIES

         The amortized cost, related estimated fair value, and unrealized gains and losses for investment securities classified as "Available-for-Sale" or "Held-to-Maturity" were as follows at December 31, 2000 and 1999:

                                                                              Available-for-Sale Securities
                                                                              -----------------------------
                                                                                  Gross             Gross            Estimated
                                                             Amortized         Unrealized         Unrealized            Fair
December 31, 2000:                                              Cost              Gains             Losses             Value
                                                                ----              -----             ------             -----
Obligations of U.S. Government Corporations and
    Agencies:
        Mortgage-backed................................      $13,371,642         $      0         $  77,488        $13,294,154
        Other..........................................       15,893,015                0            82,855         15,810,160
Obligations of state and political subdivisions........       16,025,022           79,267                 0         16,104,289
Corporate debentures...................................          726,430                0             1,430            725,000
Equity securities......................................        1,437,293           11,365            71,163          1,377,495
                                                             -----------         --------         ---------        -----------
Total   ...............................................      $47,453,402         $ 90,632         $ 232,936        $47,311,098
                                                             ===========         ========         =========        ===========

                                                                             Held-to-Maturity Securities
                                                                             ---------------------------
                                                                               Gross             Gross            Estimated
                                                           Amortized        Unrealized         Unrealized            Fair
December 31, 2000:                                           Cost              Gains             Losses             Value
                                                             ----              -----             ------             -----
Obligations of state and political subdivisions........     $   0             $    0              $   0              $  0
                                                            =====             ======              ======             ====

                                                                               Available-for-Sale Securities
                                                                               -----------------------------
                                                                                   Gross             Gross            Estimated
                                                              Amortized         Unrealized         Unrealized            Fair
December 31, 1999:                                              Cost               Gains             Losses             Value
                                                                ----               -----             ------             -----
Obligations of U.S. Government Corporations and
    Agencies:
        Mortgage-backed................................      $18,188,852         $      0         $   593,937       $17,594,915
        Other..........................................       16,016,468                0             533,679        15,482,789
Obligations of state and political subdivisions........       15,024,908           38,708             613,619        14,449,997
Equity securities......................................        1,437,293            2,587              63,943         1,375,937
                                                             -----------         --------         ---------        -----------
Total   ...............................................      $50,667,521         $ 41,295         $ 1,805,178       $48,903,638
                                                             ===========         ========         ===========       ===========

                                                                                 Held-to-Maturity Securities
                                                                                 ---------------------------
                                                                                    Gross             Gross            Estimated
                                                               Amortized         Unrealized         Unrealized            Fair
December 31, 1999:                                                Cost              Gains             Losses             Value
                                                                  ----              -----             ------             -----
Obligations of state and political subdivisions........         $200,000           $  138             $   0           $ 200,138
                                                                ========           ======             =====           =========

         Securities Available-for-Sale with an aggregate fair value of $32,189,849 in 2000 and $29,137,371 in 1999, respectively, were pledged to secure public funds, trust funds, securities sold under agreements to repurchase and other balances of $28,900,494 in 2000 and $22,971,729 in 1999, respectively, as required by law.

         The amortized cost and estimated fair value of debt securities, by expected maturity, are shown below at December 31, 2000. Expected maturities will differ from contractual maturities, because some borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                    Available-for-Sale
                                                                                -----------------------------
                                                                                                   Estimated
                                                                                  Amortized           Fair
                                                                                    Cost             Value
                                                                                    ----             -----
Due in one year or less..................................................        $3,820,137        $3,811,744
Due after one year through five years....................................        23,451,693        23,337,470
Due after five years through ten years...................................         5,775,614         5,762,428
Due after ten years......................................................        14,405,958        14,399,456
                                                                                -----------       -----------
Total....................................................................       $47,453,402       $47,311,098
                                                                                ===========       ===========

         The Bank holds stock in the Federal Home Loan Bank of Pittsburgh
(FHLB). The Bank must hold this FHLB stock as long as it remains a member of the FHLB System. The Bank does not anticipate that it will discontinue its FHLB membership and therefore, the investment in this FHLB stock in the amounts of $889,000 and $889,000 in 2000 and 1999, respectively are classified as equity securities.

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

         Proceeds from sale of investments in debt and equity securities classified as Available-for-Sale during 2000, 1999 and 1998 were $4,917,158, $12,294,313 and $34,204,431, respectively. Gross gains realized on these sales were $0, $38,707, and $64,419, respectively. There were no gross losses on the 2000, 1999, and 1998 sales.

         Proceeds from maturities and redemptions of investments in debt securities classified as Held-to-Maturity during 2000, 1999 and 1998 were $200,000, $365,000 and $155,000 respectively. There were no gross gains or losses on these sales during 2000, 1999 and 1998, respectively.


4.       LOANS

         Major classifications of loans at December 31, 2000 and 1999 consisted of:

                                                           2000               1999
                                                           ----               ----
Commercial .................................       $ 14,411,838       $ 15,558,953
Tax-exempt .................................          2,747,097          2,123,921
Lease finance receivables ..................            121,520            173,148
Real estate - construction .................          1,648,143          2,508,697
Real estate ................................        106,604,521        102,108,189
Personal ...................................         12,316,764         12,562,141
                                                   ------------       ------------
Total gross loans ..........................       $137,849,883       $135,035,049
Less:  Unearned discount ...................            485,967            583,878
         Unamortized loan fees, net of costs              3,423             28,323
                                                   ------------       ------------
Loans, net of unearned income ..............       $137,360,493       $134,422,848
                                                   ============       ============

         Non-accrual loans at December 31, 2000, 1999 and 1998 were $311,780, $198,840 and $536,640, respectively. The gross interest that would have been recorded if these loans had been current in accordance with their original terms and the amounts actually recorded in income were as follows:

                                                              2000            1999          1998
                                                              ----            ----          ----
Gross interest due under terms.........................    $  29,248      $  16,089     $ 55,411
Amount included in income..............................        5,023              0        9,609
                                                           ---------      ---------     --------
Interest income not recognized.........................    $  24,225      $  16,089     $ 45,802
                                                           =========      =========     ========

         At December 31, 2000 and 1999 the recorded investment in loans that are considered to be impaired as defined by SFAS No. 114 was $57,766 and $14,883, respectively. No additional charge to operations was required to provide for the impaired loans since the total allowance for loan losses is estimated by management to be adequate to provide for the loan loss allowance required by SFAS No. 114 along with any other potential losses. The average recorded investment in impaired loans during the years ended December 31, 2000 and 1999 was approximately $29,604 and $23,784, respectively.

         At December 31, 2000, there were no significant commitments to lend additional funds with respect to non-accrual and restructured loans.
         Changes in the allowance for loan losses for the years ended December 31, 2000, 1999 and 1998 were as follows:

                                                                                 2000            1999          1998
                                                                                 ----            ----          ----
Balance, beginning of year..............................................      $ 985,165      $ 954,516    $ 900,889
Provision charged to operations.........................................         54,000         78,000       78,000
Loans charged-off.......................................................        (98,105)       (99,951)     (83,140)
Recoveries..............................................................         67,241         52,600       58,767
                                                                             ----------      ---------    ---------
Balance, end of year....................................................     $1,008,301      $ 985,165    $ 954,516
                                                                             ==========      =========    =========


5.       PREMISES AND EQUIPMENT

         A summary of premises and equipment at December 31, 2000 and 1999 follows:

                                                                                                              2000          1999
                                                                                                              ----          ----
Land.............................................................................................          $ 567,939      $567,939
Buildings and improvements.......................................................................          4,530,249     4,492,242
Furniture and equipment..........................................................................          3,406,254     3,286,291
                                                                                                          ----------    ----------
                                                                                                          $8,504,442    $8,346,472
Less:  Accumulated depreciation..................................................................          3,582,155     3,072,525
                                                                                                          ----------    ----------
                                                                                                          $4,922,287    $5,273,947
                                                                                                          ==========    ==========

         Depreciation amounted to $509,630 for 2000, $515,511 for 1999 and $516,947 for 1998.

         In accordance with SFAS No. 121, impairment losses were recognized in the amounts of $20,000 in 1998 due to a writedown of a temporary branch building to estimated net realizable value. Such loss is reflected in occupancy expense in the accompanying consolidated financial statements. The temporary building was replaced by a permanent structure.

6.       DEPOSITS

         Major classifications of deposits at December 31, 2000 and 1999 consisted of:

                                                                                                            2000             1999
                                                                                                            ----             ----
Demand - non-interest bearing..................................................................        $ 14,593,285    $ 13,672,023
Demand - interest bearing......................................................................          21,574,064      20,906,204
Savings........................................................................................          28,746,230      31,991,101
Time $100,000 and over.........................................................................          21,915,685      16,176,300
Other time.....................................................................................          56,339,374      55,860,009
                                                                                                       ------------    ------------
                                                                                                       $143,168,638    $138,605,637
                                                                                                       ============    ============

         The following is a schedule reflecting remaining maturities of time deposits of $100,000 and over at December 31, 2000:

2001..........................................................................................................          $12,497,065
2002..........................................................................................................            3,791,916
2003..........................................................................................................            2,949,665
2004..........................................................................................................              469,740
2005 and thereafter...........................................................................................            2,207,299
                                                                                                                        -----------
Total.........................................................................................................          $21,915,685
                                                                                                                        ===========

Interest expense related to time deposits of $100,000 or more was $1,065,537 in 2000, $821,424 in 1999 and $672,469 in 1998.

SHORT-TERM BORROWINGS

         Federal funds purchased, securities sold under agreements to repurchase, and Federal Home Loan Bank advances generally represented overnight or less than 30-day borrowings. U.S. Treasury tax and loan notes for collections made by the Bank were payable on demand. Short-term borrowings consisted of the following at December 31, 2000 and 1999:

                                                               2000
                                                               ----
                                                                     Maximum
                                           Ending       Average     Month End     Average
                                           Balance      Balance      Balance        Rate
                                           -------      -------      -------        ----
Federal funds purchased and securities
sold under agreements to repurchase...   $19,637,069  $16,468,523   $21,374,759     5.40%
Federal Home Loan Bank...............              0    3,449,250     3,725,000     5.86%
U.S. Treasury tax and loan notes.....        471,897      439,873     1,000,000     6.38%
                                         -----------  -----------   -----------     ----
Total................................    $20,108,966  $20,357,646   $26,099,759     5.50%
                                         ===========  ===========   ===========     ====

                                                               1999
                                                               ----
                                                                     Maximum
                                             Ending       Average   Month End      Average
                                             Balance      Balance    Balance        Rates
                                             -------      -------    -------        -----
Federal funds purchased and securities
sold under agreements to repurchase...    $17,696,906  $18,971,808  $21,099,786     4.73%
Federal Home Loan Bank...............      12,325,000    1,709,164   12,325,000     5.65%
U.S. Treasury tax and loan notes.....         858,472      450,989    1,000,000     4.68%
                                          -----------  -----------  -----------     ----
Total................................     $30,880,378  $21,131,961  $34,424,786     4.81%
                                          ===========  ===========  ===========     ====

7.       LONG-TERM BORROWINGS

         Long-term borrowings consisted of the following due Federal Home Loan Bank at December 31, 2000 and 1999:

                                                                                                            2000             1999
                                                                                                            ----             ----
Loan in the original amount of $2,000,000 for a 10 year term with a 5 year put.  Interest only is payable monthly @ 5.48% with a floating rate option at the end of 5 years.  Principal
    balances outstanding.......................................................................         $ 2,000,000     $ 2,000,000
Loan in the original amount of $225,000 for a 10 year term requiring monthly payments of $1,627 including interest at 6.12%, maturing in 2007 with a final payment due
    of $146,690.  Principal balances outstanding...............................................             206,082         212,234
Loan in the original amount of $72,000 for a 30 year term requiring monthly payments
    of $425 including interest at 5.856%.  Principal balances outstanding......................              69,711          70,617
Loan in the original amount of $29,160 for a 20 year term requiring monthly payments
    of $179 including interest at 5.50%.  Principal balances outstanding.......................              28,111          28,696
Loan in the original amount of $32,400 for a 20 year term requiring monthly payments
    of $199 including interest at 5.50%.  Principal balances outstanding.......................              31,564          32,197
Loan in the original amount of $5,000,000 for a 10 year term with a 1 year conversion date and
    a 3 month conversion frequency thereafter.  At December 31,2000 the interest rate was
    6.00%.  Principal balances outstanding.....................................................           5,000,000               0
Loan in the original amount of $2,000,000 for a 5 year term with a 3 month conversion frequency.  At December 31, 2000 the interest rate was 6.50%. Principal balances
    outstanding................................................................................           2,000,000               0
Loan in the original amount of $2,000,000 for a 10 year term with a 6 month conversion
    date and a 3 month conversion frequency thereafter.  At December 31, 2000 the interest rate                                   0
     was 5.925%. Principal balances outstanding................................................           2,000,000
Loan in the original amount of $2,000,000 for a 10 year term with a 3 year month conversion date and a e month conversion frequency thereafter.  At December 31, 2000 the
    interest rate was 6.10%. Principal balances outstanding....................................           2,000,000               0
Loan in the original amount of $32,092.44 for a 20 year term requiring monthly payments
    of $197 including interest at 5.50%.  Principal balances outstanding.......................              32,092               0
                                                                                                        -----------     -----------
Total..........................................................................................         $13,367,560     $ 2,343,744
                                                                                                        ===========     ===========

         At December 31, 2000 the annual maturities of long-term debt were as follows: $10,063 in 2001, $10,682 in 2002, $11,338 in 2003, $12,034 in 2004,
$2,012,773 in 2005 and $11,310,670 thereafter.

8.       COMPREHENSIVE INCOME

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

         The components of other comprehensive income and related tax effects are as follows:

                                                                                                Years Ended December 31,
                                                                                                ------------------------
                                                                                           2000             1999           1998
                                                                                           ----             ----           ----
Unrealized holding gains (losses) on Available-for-Sale investment
    securities..................................................................          $ 1,621,580    $(2,401,246)     $ 523,257
Less reclassification adjustment for gains realized in income...................                    0          38,707        64,419
                                                                                          -----------    -----------      ---------
Net unrealized gains (losses)...................................................          $ 1,621,580    $(2,439,953)     $ 458,838
Tax effects.....................................................................              550,861         832,455     (153,288)
                                                                                          -----------    -----------      ---------
Net of tax amount...............................................................          $ 1,070,719    $(1,607,498)     $ 305,550
                                                                                          ===========    ===========      =========

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

                                                                                                      Per Share
                                                                                                      ---------
                                                                                    Number             Employees'           Market
                                                                                      of                Purchase            Value
                                Date Issued                                         Shares               Price            of Shares
                                -----------                                         ------               -----            ---------
2000...................................................................               603                $18.45             $20.50
1999...................................................................               549                $23.74             $26.38
1998...................................................................               453                $21.37             $23.75

         The Corporation also offers to its stockholders a Dividend Reinvestment and Stock Purchase Plan. Under the plan the Corporation registered with the Securities and Exchange Commission 500,000 shares of the Common Stock to be sold pursuant to the plan. The price per share for purchases under this plan is determined at each quarterly dividend payment date by the reported average mean between the bid and asked prices for the shares at the close of trading in the over-the-counter market on the trading day immediately preceding the quarterly dividend payment date. Participation in this plan by Shareholders began in June 1995. Shares issued under this plan for the most recent three year period was:

                                                                                         Number of         Total
                             Year                                                         Shares          Proceeds
                             ----                                                         ------          --------
2000..........................................................................             8,174          $137,037
1999..........................................................................             7,345          $148,582
1998..........................................................................             5,013          $141,490

10.      INCOME TAXES

         The provision for income tax expense consisted of the following components:

                                                                                2000          1999         1998
                                                                                ----          ----         ----
Current................................................................      $682,853     $ 666,270     $ 649,106
Deferred (benefit).....................................................       (11,739)        18,469       (14,828)
                                                                             --------      ---------     ---------
                        TOTAL PROVISION FOR INCOME TAXES                     $ 671,114     $ 684,739     $ 634,278
                                                                             =========     =========     =========

         A reconciliation of income tax expense and the amounts which would have been recorded based upon the statutory rate of 34% follows:

                                                                   2000                    1999                     1998
                                                                   ----                    ----                     ----
                                                             Amount       Rate       Amount       Rate        Amount      Rate
                                                             ------       ----       ------       ----        ------      ----
Provision at statutory rate............................      $926,560     34.0%      $926,152     34.0%       $862,471    34.0%
Tax-exempt income......................................     (296,431)    (10.9)     (276,969)    (10.1)      (263,702)   (10.4)
Non-deductible expenses................................        46,176       1.7        40,087       1.4         30,509      1.2
Other, net.............................................       (5,191)      (.2)       (4,531)      (.2)          5,000       .2
                                                             --------     ----       --------     ----        --------    ----
Actual federal income tax and rate.....................      $671,114     24.6%      $684,739     25.1%       $634,278    25.0%
                                                             ========     ====       ========     ====        ========    ====

         Income taxes applicable to realized security gains included in the provision for income taxes totaled $0 in 2000, $13,160 in 1999 and $21,902 in 1998.
         The net deferred tax asset (liability) recorded by the Corporation consisted of the following tax effects of temporary timing differences at December 31 2000, 1999 AND 1998:

                                                                                             2000          1999          1998
                                                                                             ----          ----          ----
Deferred tax assets:
    Loan loss reserve..............................................................     $   241,060   $  233, 194   $   222,774
    Deferred compensation..........................................................         142,981       134,323       125,777
    Contributions..................................................................               0         3,400         6,068
    Unrealized investment securities losses........................................          53,076       603,937             0
                                                                                           --------      --------      --------
                                                                       TOTAL            $   437,117      $974,854   $   354,619
                                                                                           ========      ========      ========
Deferred tax liabilities:
    Loan fees and costs............................................................     $   (63,369)   $  (68,321)   $  (60,860)
    Accretion......................................................................          (3,591)       (5,679)       (5,072)
    Unrealized investment securities gains.........................................               0             0     (228,518)
    Depreciation...................................................................        (175,495)     (267,070)     (240,370)
                                                                                        -----------      --------      --------
                                                                       TOTAL            $  (342,455)   $ (341,070)   $ (534,820)
                                                                                        ===========    ==========    ==========
Net deferred tax asset (liability).................................................     $    94,662    $  633,784    $ (180,201)
                                                                                        ============   ==========    =========

         The above net deferred asset (liability) is included in other assets or other liabilities on the consolidated balance sheets. It is anticipated that all tax assets will be realized, accordingly, no valuation allowance was provided.

         The Corporation and its subsidiary file a consolidated federal income tax return. The Parent Company is also required to file a separate state income tax return and has available state operating loss carryforwards totaling $351,033. The losses expire through 2010. The related deferred state tax asset in the amount of $35,068 has been fully reserved and is not reflected in the net tax asset (liability) since management is of the opinion that such assets will not be realized in the foreseeable future.

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

         Matching contributions amounted to $22,725, $21,600 and $20,961 for 2000, 1999 and 1998, respectively. Discretionary contributions amounted to $98,638, $93,191 and $85,988 in 2000, 1999 and 1998, respectively.

      DIRECTORS

         The Bank entered into agreements with three directors to establish non-qualified deferred compensation plans for each of these directors. These plans are limited to four-year terms. The Bank may, however, enter into subsequent similar plans with its directors. Each of the participating directors is deferring the payment to himself of certain directors fees to which he is entitled. Each director's future payment is based upon the cumulative amount of deferred fees together with interest currently accruing thereon at the rate of 8% per annum, subject to change by the Board of Directors. The Bank has obtained life insurance (designating the Bank as the beneficiary) on the lives of certain directors in face amounts which are intended to cover the Bank's obligations and related costs under the Director's Deferred Compensation Plan. As of December 31, 2000 and 1999, the net cash value of insurance policies was $253,410 and $216,001, respectively, and the total accrued liability was $218,797 and $219,133, respectively, relating to these directors' deferred compensation agreements.

     EXECUTIVE OFFICERS

         The Bank entered into agreements with two executive officers to establish non-qualified deferred compensation plans. Each officer is deferring compensation in order to participate in this Deferred Compensation Plan. If the officer continues to serve as an officer of the Bank until he attains sixty-five
(65) years of age, the Bank has agreed to pay him 120 guaranteed consecutive monthly payments commencing on the first day of the month following the officer's 65th birthday. Each officer's guaranteed monthly payment is based upon the future value of life insurance purchased with the compensation the officer has deferred. The Bank has obtained life insurance (designating the Bank as the beneficiary) on the life of each participating officer in an amount which is intended to cover the Bank's obligations under the Deferred Compensation Plan, based upon certain actuarial assumptions. As of December 31, 2000 and 1999, the net cash value of insurance policies was $217,389 and $184,533, respectively, and the total accrued liability was $201,735 and $175,935, respectively, relating to these executive officers' deferred compensation agreements.

         The amounts of net cash values of insurance policies and total accrued liabilities are included in other assets and accrued interest and other expense, respectively, on the consolidated balance sheets.

12.      LEASE COMMITMENTS AND CONTINGENCIES

         At December 31, 2000 the Bank was leasing some minor office equipment under operating leases. In prior years the Bank contracted for outside data processing service and related equipment which was discontinued in 1998 as a result of the Bank's acquisition and implementation of its own in-house computer system.

         Rental expense under operating leases and contracted data processing services for the years ended December 31, 2000, 1999 and 1998 were $5,702, $5,690 and $71,928, respectively.

         In the normal course of business, there were various pending legal actions and proceedings which were not reflected in the consolidated financial statements. In the opinion of management, the consolidated financial statements have not and will not be affected materially by the outcome of such actions and proceedings.

13.      RELATED PARTY TRANSACTIONS

         Certain directors and executive officers of the Corporation and the Bank, as well as companies in which they are principal owners (i.e., at least 10%), were indebted to the Bank at December 31, 2000 and 1999. These loans were made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties.

         A summary of the activity on the related party loans, comprised of eight directors, six executive officers and their related companies, consisted of the following:

                                                                                  2000            1999
                                                                                  ----            ----
Balance, beginning of year...............................................     $ 1,581,852     $ 1,553,845
Additions................................................................       1,509,658         778,963
Deductions...............................................................       (978,467)       (750,956)
                                                                              -----------     -----------
Balance, end of year.....................................................     $ 2,113,043     $ 1,581,852
                                                                              ===========     ===========

         The above loans represent funds drawn and outstanding at the date of the accompanying consolidated financial statement. Commitments by the Bank to related parties on lines of credit for 2000 and 1999 presented an additional off-balance sheet risk to the extent of undisbursed funds in the amount of $568,251 and $227,409, respectively, on the above loans. These loans did not present more than the normal risk of collectibility nor present other unfavorable features.

14.      REGULATORY MATTERS

         Dividends are paid by the Corporation to shareholders from its assets which are mainly provided by dividends from the Bank. However, national banking laws place certain restrictions on the amount of cash dividends allowed to be paid by the Bank to the Corporation. Generally, the limitation provides that dividend payments may not exceed the Bank's current year's retained income plus retained net income for the preceding two years. Accordingly, in 2001, without prior regulatory approval, the Bank may declare dividends to the Corporation in the amount of $2,164,881 plus additional amounts equal to the net income earned in 2001 for the period January 1, 2001, through the date of declaration, less any dividends which may have already been paid in 2001. Regulations also limit the amount of loans and advances from the Bank to the Corporation to 10% of consolidated net assets.

         The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Management believes, as of December 31, 2000 and 1999, that the Corporation and the Bank met all capital adequacy requirements to which they are subject.

         Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I Capital (as defined) to average assets (as defined).

         As of December 31, 2000, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

         The Bank's actual capital amounts (in thousands) and ratios are presented in the following table:

                                                                                                               To Be Well
                                                                                                            Capitalized Under
                                                                                       For Capital          Prompt Corrective
                                                                    Actual            Adequacy Purposes      Action Provisions
                                                               Amount      Ratio      Amount      Ratio     Amount       Ratio
                                                               ------      -----      ------      -----     ------       -----
As of December 31, 2000:
    Total Capital
        (To risk-weighted assets).......................      $25,068     21.79%      $ 9,205     8.00%     $11,506     10.00%
    Tier I Capital
        (To risk-weighted assets).......................      $24,088     20.94%      $ 4,602     4.00%     $ 6,904      6.00%
    Tier I Capital
        (To average assets).............................      $24,088     13.02%      $ 7,401     4.00%     $ 9,251      5.00%
As of December 31, 1999:
    Total Capital
        (To risk-weighted assets).......................      $25,131     18.68%      $10,766     8.00%     $13,457     10.00%
    Tier I Capital
        (To risk-weighted assets).......................      $24,146     17.94%      $ 5,383     4.00%     $ 8,047      6.00%
    Tier I Capital
        (To average assets).............................      $24,146     12.94%      $ 7,464     4.00%     $ 9,330      5.00%

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

         The Corporation may require collateral or other security to support financial instruments with off-balance sheet credit risk. The contract or notional amounts at December 31, 2000 and 1999 were as follows:

                                                                                         2000           1999
                                                                                         ----           ----
Financial instruments whose contract amounts represent credit risk:
    Commitments to extend credit................................................     $ 9,685,243    $10,341,534
    Financial standby letters of credit.........................................       1,990,087        639,471
    Performance standby letters of credit.......................................          17,850         10,700
    Dealer floor plans..........................................................       1,098,455        991,285

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

         Standby letters of credit and commercial letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 2000 varied from 0 percent to 100 percent; the average amount collateralized was 72.8 percent.

         The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations, as it does for on-balance sheet instruments.

         The Corporation granted commercial, consumer and residential loans to customers within Pennsylvania. Of the total loan portfolio 78.3% was for real estate loans, principally residential. It was the opinion of management that the high concentration did not pose an adverse credit risk. Further, it was management's opinion that the remainder of the loan portfolio was balanced and diversified to the extent necessary to avoid any significant concentration of credit.

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

         DEPOSITS

                  Under SFAS No. 107, the fair value of deposits with no stated maturity, such as Demand Deposits, Savings Accounts, and Money Market Accounts, was equal to the amount payable on demand at December 31, 2000 and 1999.

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

                  At December 31, 2000 and 1999, the carrying values and estimated fair values of financial instruments are presented in the table below:

                                                                   2000                                  1999
                                                                   ----                                  ----
                                                       Carrying           Estimated            Carrying             Estimated
                                                        Amount            Fair Value            Amount              Fair Value
                                                        ------            ----------            ------              ----------
Financial Assets:
    Cash and short-term investments .......         $ 12,662,644         $ 12,662,644         $  6,071,817         $  6,071,817
    Investment securities .................           47,311,098           47,311,098           49,103,638           49,103,776

Loans:
    Commercial ............................           14,411,838           14,411,838           15,558,953           15,558,953
    Tax-exempt ............................            2,747,097            2,748,629            2,123,921            2,116,905
    Qualified municipal leases ............              121,520              121,520              173,148              173,148
    Real estate - construction ............            1,648,143            1,648,048            2,508,697            2,479,613
    Real estate ...........................          106,604,521          106,495,056          102,108,189          101,287,915
    Personal ..............................           12,316,764           12,079,213           12,562,141           12,217,198
                                                    ------------         ------------           ----------          -----------
    Gross loans ...........................         $137,849,883         $137,504,304         $135,035,049         $133,833,732
    Less:  Unearned discount ..............             485,9671                    0              583,878                    0
        Unamortized loan fees, net of costs                3,423                    0               28,323                    0
                                                    ------------         ------------           ----------          -----------
        Loans, net of unearned income .....         $137,360,493         $137,504,304         $134,422,848          133,833,732
        Less allowance for losses .........            1,008,301                    0              985,165                    0
                                                    ------------         ------------           ----------          -----------
    Net loans .............................         $136,352,192         $137,504,304         $133,437,683         $133,833,732
                                                    ============         ============         ============         ============
Financial Liabilities:
    Deposits:
        Demand - non-interest bearing .....         $ 14,593,285         $ 14,593,285         $ 13,672,023         $ 13,672,023
        Demand - interest bearing .........           21,574,064           21,574,064           20,906,204           20,906,204
        Savings ...........................           28,746,230           28,746,230           31,991,101           31,991,101
        Time - $100,000 and over ..........           21,915,685           22,236,210           16,176,300           16,252,443
        Other time ........................           56,339,374           56,613,257           55,860,009           55,833,285
                                                    ------------         ------------           ----------          -----------
           Total Deposits .................         $143,168,638         $143,763,046         $138,605,637          138,655,056
                                                    ============         ============         ============          ===========

Short-Term Borrowings .....................         $ 20,108,966         $ 20,108,966         $ 30,880,378         $ 30,880,378
Long-Term Borrowings ......................           13,367,560           13,469,281            2,343,744            2,199,996

Off-Balance Sheet Assets (Liabilities):
    Commitments to extend credit.......................                     9,685,243                                10,341,534
    Standby letters of credit..........................                     1,990,087                                   639,471
    Performance standby letters of credit..............                        17,850                                    10,700
    Dealer floor plans.................................                     1,098,455                                   991,285

17.      PARENT COMPANY FINANCIAL INFORMATION

         Condensed financial information for CCFNB Bancorp, Inc. (Parent Company only) was as follows:

BALANCE SHEETS                                                         December 31,
--------------                                                         ------------
Assets                                                             2000                  1999
                                                                   ----                  ----
    Cash in subsidiary Bank ......................         $     71,168          $     66,870
    Investment in subsidiary .....................           24,568,790            22,730,575
    Investment in other equity securities ........              228,804               236,023
    Prepayments and other assets .................               28,887                25,957
    Receivable from subsidiary ...................              181,209                17,974
                                                           ------------          ------------
        Total Assets .............................         $ 25,078,858          $ 23,077,399
                                                           ============          ============
Liabilities and Stockholders' Equity
    Accrued expenses and other liabilities .......         $     28,853          $     30,270
                                                           ------------          ------------
        Total Liabilities ........................         $     28,853          $     30,270
                                                           ------------          ------------
Stockholders' Equity
    Common stock .................................         $  1,682,910          $  1,709,564
    Surplus ......................................            5,146,061             5,483,515
    Retained earnings ............................           18,310,262            17,013,997
    Accumulated other comprehensive income (loss)               (89,228)           (1,159,947)
                                                           ------------          ------------
        Total Stockholders' Equity ...............         $ 25,050,005          $ 23,047,129
                                                           ------------          ------------
        Total Liabilities and Stockholders' Equity         $ 25,078,858          $ 23,077,399
                                                           ============          ============

STATEMENTS OF INCOME                                                                   Years Ended December 31,
--------------------                                                                   ------------------------
Income                                                                          2000                 1999                 1998
                                                                                ----                 ----                 ----
    Dividends from subsidiary bank .............................         $ 1,330,102          $   697,859          $ 1,001,449
    Dividends - other ..........................................               8,291                7,837                6,027
    Interest ...................................................               4,857                8,243                5,451
                                                                         -----------          -----------          -----------
        Total Income ...........................................         $ 1,343,250          $   713,939          $ 1,012,927
Operating Expenses .............................................              75,604              110,264               66,470
                                                                         -----------          -----------          -----------
    Income Before Taxes and Equity in Undistributed
        Net Income of Subsidiary ...............................         $ 1,267,646          $   603,675          $   946,457
Applicable income tax (benefit) ................................             (23,208)             (33,888)             (20,128)
                                                                         -----------          -----------          -----------
    Income Before Equity in Undistributed Net Income
        of Subsidiary ..........................................         $ 1,290,854          $   637,563          $   966,585
Equity in undistributed income of subsidiary ...................             763,207            1,401,674              935,815
                                                                         -----------          -----------          -----------
    Net Income .................................................         $ 2,054,061          $ 2,039,237          $ 1,902,400
                                                                         ===========          ===========          ===========
STATEMENTS OF CASH FLOWS
------------------------
Operating Activities
Net Income .....................................................         $ 2,054,061          $ 2,039,237          $ 1,902,400
Adjustments to reconcile net income to net cash provided by
    operating activities:
        Equity in undistributed net income of subsidiary .......            (763,207)          (1,401,674)            (935,815)
        (Increase) decrease in receivable from subsidiary ......            (163,235)              38,007              (41,730)
        Increase (decrease) in income taxes and accrued expenses
        Payable ................................................              (1,417)             (14,236)              31,809
                                                                         -----------          -----------          -----------
        Net Cash Provided By Operating Activities ..............         $ 1,125,202          $   661,334          $   956,664
                                                                         -----------          -----------          -----------
Investing Activities
Purchase of equity securities ..................................                   0          $   (23,504)         $   (78,387)
                                                                         -----------          -----------          -----------
        Net Cash (Used) in Investing Activities ................                   0          $   (23,504)         $   (78,387)
                                                                         -----------          -----------          -----------
Financing Activities
Proceeds from sale of treasury stock ...........................                   0          $    13,034          $     9,681
Acquisition of treasury stock ..................................            (512,270)            (330,475)            (345,115)
Proceeds from issuance of common stock .........................             148,162              148,582              141,490
Cash dividends .................................................            (757,796)            (695,463)            (639,107)
                                                                         -----------          -----------          -----------
        Net Cash (Used) By Financing Activities ................         $(1,121,904)         $  (864,322)         $  (833,051)
                                                                         -----------          -----------          -----------
        Increase (Decrease) in Cash and Cash Equivalents .......         $     4,298          $  (226,492)         $    45,226
Cash and Cash Equivalents at Beginning of Year .................              66,870              293,362              248,136
                                                                         -----------          -----------          -----------
        Cash and Cash Equivalents at End of Year ...............         $    71,168          $    66,870          $   293,362
                                                                         ===========          ===========          ===========

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders of CCFNB Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of CCFNB Bancorp, Inc. and Subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CCFNB Bancorp, Inc. and Subsidiary as of December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with generally accepted accounting principles generally accepted in the United States of America.



J. H. Williams & Co., LLP
Kingston, Pennsylvania
January 19, 2001

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS
                               CCFNB BANCORP, INC.
                     SELECTED CONSOLIDATED FINANCIAL SUMMARY
                NOT COVERED BY REPORT OF INDEPENDENT ACCOUNTANTS

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)

                                                                    2000              1999              1998              1997
                                                                    ----              ----              ----              ----
INCOME STATEMENT DATA:
Total interest income ..................................      $    13,552       $    12,669       $    12,444       $    12,487
Total interest expense .................................            6,859             6,099             6,072             5,976
                                                              -----------       -----------       -----------       -----------
Net interest income ....................................      $     6,693       $     6,570             6,372             6,511
Provision for possible loan losses .....................               54                78                78                60
Other operating income .................................            1,053             1,050               981               815
Other operating expenses ...............................            4,967             4,818             4,739             4,492
Federal income taxes ...................................              671               685               634               749
                                                              -----------       -----------       -----------       -----------
Net income .............................................      $     2,054       $     2,039       $     1,902       $     2,025
                                                              ===========       ===========       ===========       ===========

PER SHARE DATA:
Earnings per share (1) .................................      $      1.51       $      1.48       $      1.38       $      1.47
Cash dividends declared per share ......................      $      0.56       $      0.51       $      0.46       $      0.46
Book value per share ...................................      $     18.61       $     16.85       $     17.03       $     15.68
Average shares outstanding .............................        1,355,624         1,375,572         1,378,339         1,381,800

BALANCE SHEET DATA:
Total assets ...........................................      $   203,054       $   196,122       $   185,258       $   173,866
Total loans ............................................      $   137,360       $   134,423       $   118,558       $   119,045
Total securities .......................................      $    47,311       $    49,104       $    48,151       $    43,862
Total deposits .........................................      $   143,169       $   138,606       $   137,679       $   127,719
FHLB advances - long-term ..............................      $    13,368       $     2,344       $     2,291       $       225
Total stockholders' equity .............................      $    25,050       $    23,047       $    23,480       $    22,105

PERFORMANCE RATIOS:
Return on average assets ...............................             1.04%             1.09%             1.07%             1.18%
Return on average stockholders' equity .................             8.59%             8.91%             8.54%             9.79%
Net interest margin (2) ................................             3.91%             3.96%             4.05%             4.23%
Total  non-interest  expense as a percentage of
   average assets ......................................             2.52%             2.58%             2.67%             2.62%

ASSET QUALITY RATIOS:
Allowance for possible loan losses as a
percentage of loans, net ...............................             0.74%             0.73%             0.81%             0.76%
Allowance for possible loan losses as a percentage of
   non-performing loans (3) ............................           153.66%           264.83%           100.32%           129.27%
Non-performing loans as a percentage of total loans,
   net (3) .............................................             0.48%             0.28%             0.81%             0.59%
Non-performing assets as a percentage of total assets(3)             0.32%             0.19%             0.51%             0.40%
Net charge-offs as a percentage of average net loans (4)             0.02%             0.04%             2.11%             0.06%

LIQUIDITY AND CAPITAL RATIOS:
Equity to assets .......................................            12.34%            11.75%            12.53%            12.09%
Tier 1 Capital to risk-weighted assets (5) .............            20.94%            17.94%            20.93%            20.98%
Leverage ratio (5)(6) ..................................            13.02%            12.94%            12.95%            12.57%
Total capital to risk-weighted assets (5) ..............            21.79%            18.68%            21.80%            21.84%
Dividend payout ratio ..................................            36.89%            34.09%            33.59%            31.65%

                                                                         1996
                                                                         ----
INCOME STATEMENT DATA:
Total interest income ..................................           $    11,844
Total interest expense .................................                 5,588
                                                                   -----------
Net interest income ....................................                 6,256
Provision for possible loan losses .....................                    80
Other operating income .................................                   762
Other operating expenses ...............................                 4,450
Federal income taxes ...................................                   664
                                                                   -----------
Net income .............................................           $     1,824
                                                                   ===========

PER SHARE DATA:
Earnings per share (1) .................................           $      1.33
Cash dividends declared per share ......................           $      0.45
Book value per share ...................................           $     14.95
Average shares outstanding .............................             1,375,875

BALANCE SHEET DATA:
Total assets ...........................................           $   170,086
Total loans ............................................           $   115,590
Total securities .......................................           $    37,407
Total deposits .........................................           $   131,400
FHLB advances - long-term ..............................           $         0
Total stockholders' equity .............................           $    20,657

PERFORMANCE RATIOS:
Return on average assets ...............................                  1.11%
Return on average stockholders' equity .................                  9.35%
Net interest margin (2) ................................                  4.24%
Total  non-interest  expense as a percentage of
   average assets ......................................                  2.70%

ASSET QUALITY RATIOS:
Allowance for possible loan losses as a
percentage of loans, net ...............................                  0.79%
Allowance for possible loan losses as a percentage of
   non-performing loans (3) ............................                208.00%
Non-performing loans as a percentage of total loans,
   net (3) .............................................                  0.38%
Non-performing assets as a percentage of total assets(3)                  0.26%
Net charge-offs as a percentage of average net loans (4)                  0.07%

LIQUIDITY AND CAPITAL RATIOS:
Equity to assets .......................................                 11.86%
Tier 1 Capital to risk-weighted assets (5) .............                 20.58%
Leverage ratio (5)(6) ..................................                 12.23%
Total capital to risk-weighted assets (5) ..............                 21.49%
Dividend payout ratio ..................................                 33.95%


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

         As of December 31, 2000, total interest-earning assets maturing or repricing within one year were more than total interest-bearing liabilities maturing or repricing in the same period by $13,895,000, representing a cumulative one year interest rate sensitivity gap as a percentage of total assets of total assets of positive 6.84%. This condition suggests that the yield on the Corporation's interest-earning assets should adjust to changes in market interest rate at a faster rate than the cost of the Corporation's interest-bearing liabilities. Consequently, the Corporation's net interest income could increase during periods of rising interest rates. See "Interest Rate Sensitivity".

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

                              RESULTS OF OPERATIONS

         The Corporation's net income increased .74% to $2,054,000 for 2000, compared to $2,039,000 for 1999. Earnings per common share for the current year were $1.51 compared to $1.48 per common share in 1999. Beginning June 1995, dividend reinvestment and employee's stock option plans went into effect for the Corporation. Additionally, since 1997 the Corporation has purchased and partially retired treasury stock. The net additional shares issued as a result of the aforementioned capital transactions were 0 for 2000, 1999 and 1998, respectively. Additionally, during the last half of 1999 the Corporation entered into a strategy to purchase up to ten percent of the company's common stock in open market purchases. This resulted in 30,100 shares of stock being purchased and retired during 2000 and 15,700 shares of stock being purchased and retired during 1999. The net effect of these factors have caused a net decrease in weighted average number of shares outstanding of 1,355,624, 1,375,572 and 1,378,339 for 2000, 1999 and 1998 respectively.

         Loans increased 2.18% throughout 2000 to $137,360,000 from $134,423,000 in 1999. Real estate loans were responsible for the increase. Return on average assets ("ROA") increased to 1.04% for 2000 compared to 1.09% for 1999. The return on average equity ("ROE") increased to 8.59% for 2000 compared to 8.91% for 1999.

         Tax-equivalent net interest income increased .22% in 2000 to $7,138,000 in 2000 from $6,987,000 in 1999. Average earning assets increased 3.45% in 2000 from $176,576,000 in 1999 to $182,673,000 in 2000. This increased net interest income is a result of changes in strategies in the loan and security area experienced during the past year. Along with the increase in interest earning assets net interest income also increased 1.87% from $6,570,000 in 1999 to $6,693,000 in 2000.

                          TABLE OF NON-INTEREST INCOME
                             (Dollars in Thousands)

                                          Years Ended December 31,
                                          ------------------------
                                         2000        1999        1998
                                         ----        ----        ----
Service charges and fees ........      $  595      $  612      $  579
Trust department income .........         219         189         144
Investment securities gains - net           0          39          64
Other ...........................         239         210         194
                                       ------      ------      ------
Total non-interest income .......      $1,053      $1,050      $  981
                                       ======      ======      ======

         Total non-interest income increased slightly during 2000 from $1,050,000 in 1999 to $1,053,000 in 2000. Trust income increased 15.87% from
$189,000 in 1999 to $219,000 in 2000. Service fees and charges decreased from $612,000 1999 to $595,000 in 2000 or 2.86%. Other income increased 13.81% from
$210,000 in 1999 to $239,000 in 2000. Gains on sales of investment securities decreased from $39,000 in 1999 to $0 in 2000. Included in other non-interest income is net income from the Invest program, a third party brokerage and advisory service under the supervision of the Bank, of $17,000, compared to $14,000 in 1999.

                          TABLE OF NON-INTEREST EXPENSE
                             (Dollars in Thousands)

                                        Years Ended December 31,
                                        ------------------------
                                       2000        1999        1998
                                       ----        ----        ----
Salaries and wages ............      $2,016      $1,905      $1,886
Employee benefits .............         645         630         563
Net occupancy expense .........         328         339         334
Furniture and equipment expense         601         597         556
Other expense .................       1,158       1,348       1,400
                                     ------      ------      ------
Total non-interest expense ....      $4,967      $4,819      $4,739
                                     ======      ======      ======

         Total non-interest expense increased to $4,967,000 in 2000 from $4,819,000 in 1999 or an increase of 3.07%. A 4.97% increase in salaries and benefits was attributable mainly to normal merit and cost of living increases and increased benefit costs. Net occupancy expenses decreased from $339,000 in 1999 to $328,000 in 2000 or 3.24%. Furniture and equipment expense remained constant at $601,000 in 2000 compared to $597,000 in 1999. State shares tax expense increased 11.73% from 1999 to 2000.
         A key factor in measuring non-interest expense is to express this non-interest expense as a percentage of average total assets. In 1999, the percentage improved to 2.58% from 2.52% in 2000.

                               NET INTEREST INCOME

         Tax-equivalent net interest income for 2000 equaled $7,138,000 compared to $6,987,000 in 1999, an increase of 2.16%. The decrease in the overall net interest margin from 3.96% in 1999 to 3.91% in 2000 is a result of the increase in long term debt averaged 5.25% for the year which was more costly than deposit interest, which averaged 4.13% overall for 2000. Fee income The "squeeze" on net interest margin continues with the decreased deposit growth compared to asset growth. Fee income continues to remain critical to overall net interest income. Average cost of funds increased from 3.94% in 1999 to 4.13% in 2000 or a 4.82% increase. Additionally, repurchase agreement average interest increased from 4.73% in 1999 to 5.40% in 2000 and short term borrowings reflected an increased average interest rate of 5.68% in 1999 to 5.86% in 2000.

                       TAX-EQUIVALENT NET INTEREST INCOME
                             (Dollars in Thousands)

                                                         Years Ended December 31,
                                                         ------------------------
                                                       2000         1999         1998
                                                       ----         ----         ----
Interest income ..............................      $13,552      $12,669      $12,444
Interest expense .............................        6,859        6,099        6,072
                                                    -------      -------      -------
Net interest income ..........................        6,693      $ 6,570      $ 6,372
Tax-equivalent adjustment ....................          445          417          397
                                                    -------      -------      -------
Net interest income (fully taxable equivalent)      $ 7,138      $ 6,987      $ 6,769
                                                    =======      =======      =======

         The net interest margin, which is the total tax-equivalent net interest income as a percentage of total average interest-earning assets, decreased in 2000 to 3.91% compared to 3.96% in 1999, a decrease of 5 basis points. The following Average Balance Sheet and Rate Analysis table presents the average assets, actual income or expense and the average yield on assets, liabilities and stockholders' equity for the years 2000, 1999 and 1998.

                     AVERAGE BALANCE SHEET AND RATE ANALYSIS
                         THREE YEARS ENDED DECEMBER 31,
                             (Dollars in thousands)

                                                              2000                                       1999
                                                              ----                                       ----
                                              Average        Interest      Average        Average       Interest      Average
                                              Balance        Inc./Exp      Yd/Rate        Balance       Inc./Exp      Yd/Rate
                                              -------        --------      -------        -------       --------      -------
ASSETS:                                         (1)            (2)                          (1)           (2)
Interest Bearing Deposits With Other
    Financial Institutions...............    $  1,296       $    83          6.40%      $  2,739       $   132          4.82%
                                             --------       -------          ----       --------       -------          ----
Investment Securities:
    U.S. Government Securities...........    $ 30,980       $ 1,912          6.17       $ 34,380       $ 2,021          5.88
    State and Municipal
      Obligations (3)....................      14,731           732          7.53         14,315           689          7.29
    Other Securities.....................       1,292            98          7.59          1,132            81          7.16
                                             --------       -------          ----       --------       -------          ----
Total Investment Securities..............    $ 47,003       $ 2,742          5.83%      $ 49,827       $ 2,791          5.60%
                                              -------       -------          ----       --------       -------          ----
Federal Funds Sold.......................    $     49       $     3          6.12%      $    825       $    39          4.73%
                                             --------       -------          ----       --------       -------          ----
    Consumer.............................      12,515         1,016          8.12         10,797           887          8.22
    Dealer Floor Plan....................       5,424           475          8.76          2,876           230          8.00
    Mortgage.............................     104,356         8,169          7.83         99,473         7,771          7.81
    Commercial...........................       9,500           931          9.80          7,768           700          9.01
    Tax Free (3).........................       2,530           133          7.96          2,271           119          7.94
                                             --------       -------          ----       --------       -------          ----
Total Loans..............................    $134,325       $10,724          7.98%      $123,185       $ 9,707          7.88%
                                             --------       -------          ----       --------       -------          ----
Total Interest-Earning Assets............    $182,673       $13,552          7.42%      $176,576       $12,669          7.18%
                                                            -------          -----                     -------          ----
Reserve for Loan Losses..................     (1,018)                                      (990)
Cash and Due from Banks..................       5,360                                      1,837
Other Assets.............................       9,712                                      9,174
                                             --------                                   --------
Total Assets.............................    $196,727                                   $186,597
                                             ========                                   ========
LIABILITIES AND CAPITAL:
SUPER NOW Deposits.......................    $ 21,662       $   279          1.29%      $ 21,717       $   289          1.33%
IRA's under $100,000.....................       8,147           433          5.31          8,352           413          4.94
Money Market Deposits....................       9,308           255          2.74         10,835           298          2.75
Savings Deposits.........................      21,464           550          2.56         21,895           559          2.55
Time Deposits including IRA's
    over $100,000........................      17,169         1,066          6.21         14,302           821          5.74
Other Time Deposits under  $100,000            47,579           889          5.40         48,505         2,574          5.31
                                             --------       -------          ----       --------       -------          ----
Total Interest-Bearing Deposits..........    $125,329       $ 5,170          4.13%      $125,606       $ 4,954          3.94%
U.S. Treasury Short-Term Borrowings......         439            28          6.38            454            21          4.63
Short-Term Borrowings - Other............       3.449           202          5.68          1,709            97          5.68
Long-Term Borrowings.....................      10,847           570          5.25          2,323           130          5.60
Repurchase Agreements....................      16,468           889          5.40         18,972           897          4.73
                                             --------       -------          ----       --------       -------          ----
Total Interest-Bearing Liabilities.......    $156,532       $ 6,859          4.38%      $149,064       $ 6,099          4.09%
                                                                                                       -------          ----
Demand Deposits..........................      14,445                                     13,357
Other Liabilities........................       1,840                                      1,302
Stockholders' Equity.....................      23,910                                     22,874
                                             --------                                   --------
Total Liabilities and Capital............    $196,727                                   $186,597
                                             ========                                   ========
NET INTEREST INCOME/NET INTEREST
    MARGIN (4)...........................                   $ 6,693          3.66%                     $ 6,570          3.72%
TAX-EQUIVALENT NET INTEREST INCOME/NET                      =======          =====                     =======          =====
    INTEREST MARGIN (5)..................                   $ 7,138          3.91%                     $ 6,987          3.96%
                                                            =======          =====                     =======          =====

                                                                1998
                                                                ----
                                                 Average       Interest       Average
                                                 Balance       Inc./Exp       Yd/Rate
                                                 -------       --------       -------
ASSETS:                                            (1)           (2)
Interest Bearing Deposits With Other
    Financial Institutions...............      $  4,330       $   229          5.29%
                                               --------       -------          ----
Investment Securities:
    U.S. Government Securities...........      $ 31,135       $ 1,838          5.90
    State and Municipal
      Obligations (3)....................        13,216           657          7.53
    Other Securities.....................         1,527           103          6.75
                                               --------       -------          ----
Total Investment Securities..............      $ 45,878       $ 2,598          5.66%
                                               --------       -------          ----
Federal Funds Sold.......................      $    622       $    32          5.14%
                                               --------       -------          ----
    Consumer.............................         9,183           819          8.92
    Dealer Floor Plan....................         2,044           176          8.61
    Mortgage.............................        97,387         7,897          8.11
    Commercial...........................         5,954           579          9.72
    Tax Free (3).........................         1,922           114          8.99
                                               --------       -------          ----
Total Loans..............................      $116,490       $ 9,585          8.23%
                                               --------       -------          ----
Total Interest-Earning Assets............      $167,320       $12,444          7.44%
                                                              -------          ----
Reserve for Loan Losses..................          (932)
Cash and Due from Banks..................         1,802
Other Assets.............................         9,284
                                               --------
Total Assets.............................      $177,474
                                               ========
LIABILITIES AND CAPITAL:
SUPER NOW Deposits.......................      $  20,255      $   348          1.72%
IRA's under $100,000.....................         7,987           409          5.12
Money Market Deposits....................        11,755           351          2.99
Savings Deposits.........................        20,771           538          2.59
Time Deposits including IRA's
    over $100,000........................        11,319           672          5.94
Other Time Deposits under  $100,000              47,095         2,593          5.52
                                               --------       -------          ----
Total Interest-Bearing Deposits..........      $119,182       $ 4,911          4.12%
U.S. Treasury Short-Term Borrowings......           488            26          5.33
Short-Term Borrowings - Other............             5             0          0.00
Long-Term Borrowings.....................         2,017           115          5.70
Repurchase Agreements....................        20,150         1,020          5.06
                                               --------       -------          ----
Total Interest-Bearing Liabilities.......      $141,842       $ 6,072          4.28%
                                                              -------          ----
Demand Deposits..........................        12,015
Other Liabilities........................         1,353
Stockholders' Equity.....................        22,264
                                               --------
Total Liabilities and Capital............      $177,474
                                               ========
NET INTEREST INCOME/NET INTEREST
    MARGIN (4)...........................                     $ 6,372          3.81%
                                                              =======          ====
TAX-EQUIVALENT NET INTEREST INCOME/NET
    INTEREST MARGIN (5)..................                     $ 6,769          4.04%
                                                              =======          ====

(1) Average volume information was compared using daily (or monthly) averages.

(2) Interest on loans includes fee income.

(3) Yield on tax-exempt obligations has been computed on a tax-equivalent basis.

(4) Net interest margin is computed by dividing net interest income by total interest-earning assets.

(5) Interest and yield are presented on a tax-equivalent basis using 34% for 2000, 1999 & 1998.

                        COMPONENTS OF NET INTEREST INCOME

         To enhance the understanding of the effects of volumes (the average balance of earning assets and costing liabilities) and average interest rate fluctuations on the balance sheet as it pertains to net interest income, the table below reflects these changes for 2000 versus 1998 and preceding two years:

        TABLE OF NET INTEREST INCOME COMPONENTS ON A TAX-EQUIVALENT BASIS
                  For the twelve months ended December 31, 2000
                             (Dollars in thousands)

                                                  2000 Versus 1999                   1999 Versus 1998
                                                  ----------------                   ----------------
                                                Increase (Decrease)                 Increase (Decrease)
                                                 Due to Changes In                   Due to Changes In
                                                 -----------------                   -----------------
                                         Average       Average                Average     Average
                                          Volume        Rate       Total       Volume       Rate       Total
                                          ------        ----       -----       ------       ----       -----
Interest Income:
Interest-Bearing Deposits with Other
    Financial Institutions ..........      $ (70)      $  43       $ (27)      $ (84)      $ (20)      $(104)
U.S. Government Securities ..........       (200)        100        (100)        191          (6)        185
State and Municipal Obligations .....         30          34          64          83         (32)         51
Other Securities ....................         11           5          16         (27)          6         (21)
Federal Funds Sold ..................        (37)         11         (26)         10          (3)          7
Consumer Loans ......................        141         (11)        130         144         (64)         80
Dealer Floor Plan ...................        204          22         226          72         (12)         60
Mortgage Loans(1) ...................        381          20         401         169        (292)       (123)
Commercial Loans ....................        156          61         217         176         (42)        134
Tax Free Loans ......................         21           0          21          31         (20)         11
                                           -----       -----       -----       -----       -----       -----
Total Earning Assets ................      $ 637       $ 285       $ 922       $ 765       $(485)      $ 280
                                           -----       -----       -----       -----       -----       -----

Interest Expense:
SUPER NOW Deposits ..................      $  (1)      $  (9)      $ (10)      $  25       $ (79)      $ (54)
IRA .................................        (10)         31          21          19         (14)          5
Money Market Deposits ...............        (42)         (1)        (43)        (28)        (28)        (56)
Savings Deposits ....................        (11)          2          (9)         29          (8)         21
Time Deposits over $100,000 .........        165          67         232         177         (23)        154
Other Time Deposits .................        (49)         63          14          78         (99)        (21)
U.S. Treasury - Short-Term Borrowings         (1)          8           7          (2)         (3)         (5)
Short-Term Borrowings - Other .......         99           3         102           0           0           0
Long-Term Borrowings ................        477          (8)        469          17          (2)         15
Repurchase Agreements ...............       (118)        127           9         (60)        (66)       (126)
                                           -----       -----       -----       -----       -----       -----
Total Interest-Bearing Deposits .....      $ 509       $ 283       $ 792       $ 255       $(322)      $ (67)
                                           -----       -----       -----       -----       -----       -----
NET INTEREST INCOME .................      $ 128       $   2       $ 130       $ 510       $(163)      $ 347
                                           =====       =====       =====       =====       =====       =====

                                               1998 Versus 1997
                                               ----------------
                                              Increase (Decrease)
                                               Due to Changes In
                                               -----------------
                                          Average    Average
                                          Volume       Rate        Total
                                          ------       ----        -----
Interest Income:
Interest-Bearing Deposits with Other
    Financial Institutions ..........      $  83       $  (4)      $  79
U.S. Government Securities ..........        181         (62)        119
State and Municipal Obligations .....        273         (40)        233
Other Securities ....................        (52)          9         (43)
Federal Funds Sold ..................        (90)         (8)        (98)
Consumer Loans ......................         51         (41)         10
Dealer Floor Plan ...................         43          (1)         42
Mortgage Loans(1) ...................        (36)       (186)       (222)
Commercial Loans ....................        (25)         (4)        (29)
Tax Free Loans ......................        (55)          5         (50)
                                           -----       -----       -----
Total Earning Assets ................      $ 373       $(332)      $  41
                                           -----       -----       -----

Interest Expense:
SUPER NOW Deposits ..................      $  11       $ (75)      $ (64)
IRA .................................         (6)         11           5
Money Market Deposits ...............         (8)          7          (1)
Savings Deposits ....................        (19)        (17)        (36)
Time Deposits over $100,000 .........         (8)          5          (3)
Other Time Deposits .................        158         (44)        114
U.S. Treasury - Short-Term Borrowings         (5)          1          (4)
Short-Term Borrowings - Other .......          0           0           0
Long-Term Borrowings ................        111          (2)        109
Repurchase Agreements ...............         42         (39)          3
                                           -----       -----       -----
Total Interest-Bearing Deposits .....      $ 276       $(153)      $ 123
                                           -----       -----       -----
NET INTEREST INCOME .................      $  97       $(179)      $ (82)
                                           =====       =====       =====


(1)  Includes non-accrual loans.

                               FINANCIAL CONDITION

         The Corporation's total consolidated assets at December 31, 2000 were $203 million which represented an increase of $7 million or 3.57% over $196 million at December 31, 1999. The 1999 growth rate was 5.95% or $11 million.

         Capital declined 9.13% for 2000 from $23.0 million in 1999 to $25.1 million in 2000. Adjustment for fair market value of securities was a negative $1.2 million for 1999 compared to a negative $.1 million for 1999. Additionally, a strategy to purchase up to 10% of the capital stock of CCFNB and retire it is in place and resulted in common stock and surplus decreasing to $6.8 million in 2000 from $7.2 million in 1999 or a decrease of 5.56%.

         Total average assets grew 5.35% from 1999 at $187 million to 2000 at $197 million. Average earning assets grew 3.39% from 1999 at $177 million to 2000 at $183 million.

         Loans grew 2.24% from $134 million at December 31, 1999 to $137 million at December 31, 2000.

         Non-interest deposits grew 7.14% to $15 million at December 31, 200 from $14 million at December 31, 1999. Interest bearing deposits grew 3.20% from $125 million in 1999 to $129 million in 2000.

         The loan-to-deposit ratio is a key measurement of liquidity. The loan-to-deposit ratio at CCFNB decreased during 2000 to 95.80% compared to 96.40% during 1999.

         It is management's opinion that the balance sheet mix and the interest rate risk associates with the balance sheet is within manageable parameters. Constant monitoring using asset/liability reports and interest rate risk scenarios are in place along with quarterly asset/liability management meetings on the committee level by the Board of Directors. Additionally, the entire Board of Directors meets with the investment consultants annually.

                                   INVESTMENTS
                             (Dollars in thousands)

                                                                               Outstanding Balance at December 31,
                                                                               -----------------------------------
                                                                  2000                      1999                      1998
                                                                  ----                      ----                      ----
                                                        Available-    Held-To    Available-     Held-To     Available-    Held-To
                                                         For-Sale     Maturity    For-Sale      Maturity     For-Sale     Maturity
                                                         --------     --------    --------      --------     --------     --------
                                                            (2)         (1)          (2)          (1)           (2)         (1)
U.S. Treasury Securities...........................        $      0       $   0     $      0      $    0      $     0       $   0
Federal Agency Obligations.........................          15,810           0       15,482           0        9,782           0
Mortgage-backed Securities.........................          13,294           0       17,595           0       22,402           0
Obligations of State and Political Subdivisions....          16,104           0       14,451         200       14,030         565
Other Securities...................................           2,103           0        1,376           0        1,372           0
                                                           --------       -----     --------      ------      -------      -------
Total Investment Securities........................        $ 47,311       $   0     $ 48,904      $  200      $47,586      $  565
                                                           ========       =====     ========      ======      =======      ======


(1)  Carried at amortized cost.

(2)  Carried at estimated fair value.


         The following table sets forth the maturity distribution of the investment portfolio's Held-to-Maturity and Available-for-Sale securities, the weighted average yield for each type of Held-to-Maturity and Available-for-Sale securities and ranges of maturity at December 31, 2000. Yields are presented on a tax-equivalent basis, are based upon carrying value and are weighted for the scheduled maturity. At December 31, 2000 the Corporation's investment securities portfolio had an average maturity of approximately 6.5 years.

                                                                                         (Dollars in Thousands)
                                                                                         ----------------------
                                                                               After One             After Five
                                                                               Year But               Years But
                                                          Within                 Within                 Within
                                                         One Year              Five Years              Ten Years
                                                         --------              ----------              ---------
                                                    Amount      Yield       Amount      Yield       Amount      Yield
                                                    ------      -----       ------      -----       ------      -----
AVAILABLE-FOR-SALE SECURITIES AT
    FAIR VALUE
    U.S. Treasury Securities ................      $     0      0.00%      $     0      0.00%      $     0      0.00%
    Federal Agency Obligations ..............        3,477      5.49%       22,582      6.27%        3,045      6.04%
    Obligations of State and Political
      Subdivisions ..........................          335      6.43%          755      6.95%        2,717      7.29%
    Other, including Equity Securities ......            0      0.00%            0      0.00%            0      0.00%
                                                    ------      -----       ------      -----       ------      -----
                                        TOTAL      $ 3,812      5.58%      $23,337      6.28%      $ 5,762      6.63%


                                                           After
                                                         Ten Years                   Total
                                                         ---------                   -----
                                                      Amount      Yield       Amount         Yield
                                                      ------      -----       ------         -----
AVAILABLE-FOR-SALE SECURITIES AT
    FAIR VALUE
    U.S. Treasury Securities ................        $     0      0.00%      $     0         0.00%
    Federal Agency Obligations ..............              0      0.00%       29,104         6.14%
    Obligations of State and Political
      Subdivisions ..........................         12,297      7.37%       16,104         7.31%
    Other, including Equity Securities ......          2,103      6.72%        2,103         6.56%
                                                      ------      -----       ------         -----
                                        TOTAL        $14,400      7.28%      $47,311         6.56%

         Available-for-Sale securities are reported on the balance sheet at fair value. An adjustment to capital, net or deferred taxes, is the offset for this entry. The possibility of material price volatility in a falling interest rate environment is offset by the availability to the Corporation of restructuring the portfolio for gap positioning at any time through the securities classed as Available-for-Sale. The impact of the fair value accounting was an unrealized loss, net of tax, on December 31, 2000 of $89,000 compared to an unrealized loss, net of tax, on December 31, 1999 of $1,160,000.

         On December 31, 2000 there are no Held-to-Maturity securities.

         Available-for-Sale securities total $47,311,000 at year end 2000 compared to $48,904,000 at year end 1999, or a decrease of 3.26%.

         The mix of securities in the portfolio was 33.41% U.S. agencies, 28.10% mortgage-backed securities, 34.04% municipal and 4.45% other. The Corporation does not engage in derivative investment products.

                                      LOANS

                                 LOAN PORTFOLIO
                                LOANS OUTSTANDING
                             (Dollars in thousands)

                                             2000          1999          1998
                                             ----          ----          ----
Commercial ........................      $ 14,412      $ 15,559      $  8,991
Tax-Exempt ........................         2,747         2,124         2,512
Qualified Municipal Leases ........           122           173            20
Real Estate - Construction ........         1,648         2,509         1,278
Real Estate .......................       106,604       102,108        96,742
Personal ..........................        12,317      $ 12,562      $  9,461
                                         --------      --------      --------
                                         $137,850      $135,035      $119,004
Unamortized Loan Fees, Net of Costs             4            28            70
Unearned Discount .................           486           584           376
                                         --------      --------      --------
Loans, Net ........................      $137,360      $134,423      $118,558
                                         ========      ========      ========

         Growth of 2.23% was experienced in the loan portfolio, from $134.4 million in 1999 to $137.4 million in 2000. The distribution of the loan portfolio reflects 78.53% real estate loans at $108,252,000; 10.45% commercial loans at $14,412,000; 1.99% tax exempt loans at $2,747,000; .09% qualified municipal leases at $122,000 and 8.94% consumer loans at $12,317,000. Variable rate real estate loans were comprised of 47.60% with 3 year adjustable rate, 11.56% with 1 year adjustable rate and 40.84% with one day to 3 month adjustable rates. Many three year and one year adjustable rate loans have bi-weekly payments.

                           DEPOSITS AND BORROWED FUNDS

                    TABLE OF DISTRIBUTION OF AVERAGE DEPOSITS
                             (Dollars in thousands)

                                                              December 31,
                                                              ------------
                                                    2000          1999          1998
                                                    ----          ----          ----
Demand deposits ..........................      $ 36,107      $ 35,074      $ 32,270
Savings deposits .........................        30,772        32,730        32,695
Time deposits ............................        55,726        56,857        55,082
Certificates of deposit, $100,000 and over        17,169        14,302        11,319
                                                --------      --------      --------
Total ....................................      $139,774      $138,963      $131,366
                                                ========      ========      ========

          TABLE OF MATURITY DISTRIBUTION OF TIME DEPOSITS OVER $100,000
                             (Dollars in thousands)

                                                 December 31,
                                                 ------------
                                         2000         1999         1998
                                         ----         ----         ----
Three months or less ...........      $ 4,648      $ 4,306      $ 1,994
Over three months to six months         1,960        2,513          651
Over six months to twelve months        5,889        4,641        3,656
Over twelve months .............        9,419        4,716        5,688
                                      -------      -------      -------
Total ..........................      $21,916      $16,176      $11,989
                                      =======      =======      =======


         Total average deposits increased .72% from $139 million at year end 1999 to $140 million at year end 2000. Average savings deposits decreased at $31 million at year end 2000 from $33 million at year end 1999. Average time deposits increased

2.82% from $71 million at year end 1999 to $73 million at year end 2000. Average non-interest demand deposits increased to $14 million for 2000 from $13 million for 1999. Average interest bearing NOW accounts remained constant at $22 million for 1999 and 2000.

         Short-term borrowings, securities sold under agreements to repurchase and day-to-day borrowings from the Federal Home Loan Bank, decreased 35.48% from $31 million at year end 1999 to $20 million at year end 2000. Treasury tax and loan deposits held by the Corporation for the U.S. Treasury averaged $439,000 for 2000, one day borrowings averaged $3,449,000 for 2000 and repurchase agreements averaged $16,468,000 for 2000. Long-term borrowings from the Federal Home Loan Bank of Pittsburgh averaged $10,847,000 for 2000 and $2,323,000 for 1999.

                              NON-PERFORMING ASSETS

                         PAST DUE AND NON-ACCRUAL LOANS
                             (Dollars in thousands)


                                                                                                             Lease
                                                             Real         Installment                       Financing
                          2000                              Estate           Loans          Commercial     Receivables      Total
                          ----                              ------           -----          ----------     -----------      -----
Days 30-89...........................................      $  1,053          $   205         $    82         $    0       $  1,340
Days 90 Plus.........................................           336                8               0              0            344
Non-accrual..........................................           282                0              30              0            312
                                                           --------          -------        --------         ------       --------
Total................................................      $  1,671          $   213        $    112         $    0       $  1,996
                                                           ========          =======        ========         ======       ========

                                                                                                           Lease
                                                           Real         Installment                      Financing
                          1999                            Estate           Loans         Commercial     Receivables       Total
                          ----                            ------           -----         ----------     -----------       -----
Days 30-89...........................................     $  503          $   154         $     0         $    8       $    665
Days 90 Plus.........................................        157               16               0              0            173
Non-accrual..........................................        199                0               0              0            199
                                                          ------          -------         -------         ------       --------
Total................................................     $  859          $   170         $     0         $    8       $  1,037
                                                          ======          =======         =======         ======       ========

                                                                                                           Lease
                                                            Real         Installment                      Financing
                          1998                             Estate           Loans         Commercial     Receivables       Total
                          ----                             ------           -----         ----------     -----------       -----
Days 30-89...........................................     $   865          $   182         $    16         $    0       $  1,063
Days 90 Plus.........................................         398                2              15              0            415
Non-accrual..........................................         537                0               0              0            537
                                                          -------          -------         -------         ------       --------
Total................................................     $ 1,800          $   184         $    31         $    0       $  2,015
                                                          =======          =======         =======         ======       ========

         At year end 2000, loans 30-89 days past due totaled $1,340,000 compared to $665,000 at year end 1999. Past due loans 90 days plus total $344,000 at year end 2000 compared to $173,000 at year end 1999. Non-accrual loans at year end 2000 totaled $312,000 compared to $199,000 at year end 1999. Overall, past due and non-accrual loans increased 92.48% from $1,037,000 at year end 1999 to $1,996,000 at year end 2000. During this same period of time the ratio of net charge-offs during the period to average loans outstanding during the period was
 .02%. (See Summary of Loan Loss Experience). Management does not consider these percentages to be significant or material in relation to total dollar volume of loans.

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

         Generally, a loan is classified as non-accrual, and the accrual of interest on such a loan is discontinued when the contractual payment of principal or interest becomes 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan may be performing.

         A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on non-accrual status, unpaid interest credited to income in the current year is reversed, and unpaid interest accrued in prior years is charged against the allowance for credit losses. Potential problem loans are identified by management as part of its loan review process. Income recognition was in accordance with Statement of Financial Accounting Standard No. 118. Certain non-accrual loans may continue to perform, that is, payments are still being received. Generally, the payments are applied to principal. These loans remain under constant scrutiny and if performance continues, interest income may be recorded on a cash basis based on management's judgment as to collectibility of principal.

                 ALLOWANCE FOR LOAN LOSSES AND RELATED PROVISION
                             (Dollars in Thousands)

                                                                       Outstanding Balance at December 31,
                                                                       -----------------------------------
                                                            2000                      1999                      1998
                                                            ----                      ----                      ----
                                                               % of Loans                % of Loans                 % of Loans
                                                               in Category              in Category                in Category
                                                                 to Total                to Total                   to Total
                                                       Amount     Loans         Amount     Loans           Amount     Loans
                                                       ------     -----         ------     -----           ------     -----
Commercial.......................................     $   173      13%           $ 270       13%           $ 202       10%
Real estate mortgages............................         318      78%             341       78%             510       82%
Consumer.........................................          79       9%              88       9%              196       8%
Unallocated......................................         438      N/A             286       N/A              47       N/A
                                                      -------     ----           -----      ----           -----      ----
                                                      $ 1,008     100%           $ 985      100%           $ 955      100%
                                                      =======     ====           =====      -===           =====      ====

         The allowance for loan losses was $1,008,000 at December 31, 2000, compared to $985,000 at December 31, 1999. This allowance equaled .07% of total loans, net of unearned income, at the end of 2000 and 1999. This allowance was considered adequate based on delinquency trends and actual loans written as it relates to the loan portfolio.

         The loan loss reserve is analyzed quarterly and reviewed by the Board of Directors. The assessment of the loan policies and procedures during 2000 revealed no anticipated loss on any loans considered "significant". No concentration or apparent deterioration in classes of loans or pledged collateral was evident. Monthly loan meetings with the Board Credit Administration Committee provide a review of new loans, delinquent loans and loan exceptions to determine compliance with policies.

         The schedule below presents a history of actual charge-offs and recoveries by category and related balances and ratios.

                         SUMMARY OF LOAN LOSS EXPERIENCE
                             (Dollars in thousands)

                                                                            Years Ended December 31,
                                                                            -------------------------
                                                                     2000             1999             1998
                                                                     ----             ----             ----
Loans outstanding at end of  year ........................      $ 137,360        $ 134,423        $ 118,558
                                                                =========        =========        =========
Average loans outstanding ................................      $ 134,325        $ 123,185        $ 116,490
Allowance for loan losses:                                      =========        =========        =========
Balance, beginning of year ...............................      $     985        $     955        $     901
                                                                ---------        ---------        ---------
Loans Charged-off:
    Commercial and industrial ............................              0               (5)               0
    Real estate mortgages ................................             (1)               0               (8)
    Consumer .............................................            (97)             (94)             (75)
    Credit cards .........................................              0               (1)               0
                                                                ---------        ---------        ---------
Total loans charged-off ..................................            (98)            (100)             (83)
                                                                ---------        ---------        ---------
Recoveries:
    Commercial and industrial ............................              5                8                3
    Real estate mortgages ................................              3                0                8
    Consumer .............................................             55               43               42
    Lease financing receivables ..........................              0                0                6
    Credit cards .........................................              4                1                0
                                                                ---------        ---------        ---------
Total recoveries .........................................             67               52               59
                                                                ---------        ---------        ---------
Net loans charged-off ....................................            (31)             (48)             (24)
                                                                ---------        ---------        ---------
Provision charged to expense .............................             54               78               78
                                                                ---------        ---------        ---------
Balance, end of year .....................................      $   1,008        $     985        $     955
                                                                =========        =========        =========
Ratio of net charge-offs during the year  to average loans
    outstanding during year ..............................           0.02%            0.04%            0.02%
                                                                =========        =========        =========

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

         Moreover, no additions to the reserve for loan losses were required as a result of an analysis of impaired loans, as defined under SFAS No. 114 or Statement No. 118, since the amount of impaired loans so determined was considered to be insignificant and the existing reserve was more than adequate to provide for those impaired loans.

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

         At December 31, 2000, cash and cash equivalents totaled $12,662,644 compared to $6,071,817 at December 31, 1999. Changes in cash were measured by changes in the three major classifications of cash flows known as operating, investing and financing activities.

         At December 31, 2000, net cash provided by operating activities equaled $2,628,597 which consisted mainly of net income adjusted for non-cash items such as depreciation, accruals on interest receivable, premiums on investment securities and provision for loan losses.

         Net cash used for investing activities totaled $268,729 which was principally the result of a $2,968,509 increase in loans and a $2,926,479 excess of purchases of Available-for-Sale investment securities over the proceeds on sale and redemption of Available-for-Sale and Held-to-Maturity securities.

         Net cash provided by financing activities totaled $3,693,501 and consisted mainly of an increase in deposits of $4,563,001 less net capital stock transactions of $364,108 and payment of dividends in the amount of $757,796.

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

         As of December 31, 2000, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the Table. There are no conditions or events since that notification that management believes have changed the institution's category.

         The Bank's actual capital amounts are ratios in the following table:

                                                                                                                To be Well
                                                                                                            Capitalized Under
                                                                                         For Capital        Prompt Corrective
                                                                     Actual           Adequacy Purposes     Action Provisions
                                                                     ------           -----------------     -----------------
                                                                Amount    Ratio        Amount     Ratio      Amount     Ratio
                                                                ------    -----        ------     -----      ------     -----
As of December 31, 2000:
    Total Capital
        (To risk-weighted assets).........................      $25,068   21.79%       $ 9,205    8.00%      $11,506   10.00%
    Tier I Capital
        (To risk-weighted assets).........................      $24,088   20.94%       $ 4,602    4.00%      $ 6,904    6.00%
    Tier I Capital
        (To average assets)...............................      $24,088   13.02%       $ 7,401    4.00%      $ 9,251    5.00%

As of December 31, 1999:
    Total Capital
        (To risk-weighted assets).........................      $25,131   18.68%       $10,766    8.00%      $13,457   10.00%
    Tier I Capital
        (To risk-weighted assets).........................      $24,146   17.94%       $ 5,383    4.00%      $ 8,047    6.00%
    Tier I Capital
        (To average assets)...............................      $24,146   12.94%       $ 7,464    4.00%      $ 9,330    5.00%


         The Corporation's capital ratios are not materially different from those of the Bank.

         Dividend payouts are restricted by the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"). The BCL operates generally to preclude dividend payments if the effect thereof would render the Corporation unable to meet its obligations as they become due. As a practical matter, the Corporation's payment of dividends is contingent upon its ability to obtain funding in the form of dividends from the Bank. Payment of dividends to the Corporation by the Bank is subject to the restrictions set forth in the National Bank Act. Generally, the National Bank Act would permit the Bank to declare dividends in 2001 of approximately $2,164,881 plus additional amounts equal to the net income earned in 2001 for the period January 1, 2001 through the date of declaration, less any dividends which may be paid in 2001.

         Common stock issued by the Corporation is traded on a limited basis in the local over-the-counter market using the symbol CCFN. The bid prices below are actual transactions and reflect information from one of the Corporation's market-makers. The prices do not necessarily reflect any dealer or retail markup, markdown or commission:

                                                                                2000                          1999
                                                                                ----                          ----
                                                                                       Quarterly                     Quarterly
                                                                    Highest   Lowest   Dividend   Highest   Lowest   Dividend
                                                                    -------   ------   --------   -------   ------   --------
Fourth quarter..................................................    $17.00    $16.38    $0.140    $20.12    $18.75    $0.130
Third quarter...................................................    $16.63    $16.38    $0.140    $20.63    $20.00    $0.130
Second quarter..................................................    $17.50    $16.00    $0.140    $20.50    $18.00    $0.130
First quarter...................................................    $19.50    $16.00    $0.140    $25.00    $19.13    $0.116

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

                      STATEMENT OF INTEREST SENSITIVITY GAP
                             (Dollars in thousands)
                                DECEMBER 31, 2000

                                                                             > 90 Days
                                                                   90 Days      But      1 to 5   5 to 10    > 10
                                                                   Or Less   < 1 Year    Years     Years     Years       Total
                                                                   -------   --------    -----     -----     -----       -----
Short-term investments........................................    $  5,940          0         0         0          0   $  5,940
Securities Available-for-Sale (1).............................       4,078      9,195    28,187     5,691        160     47,311
Loans (1).....................................................      30,632     34,314    65,928     5,317      1,169    137,360
                                                                  --------    -------   -------   -------   --------   --------
    Rate Sensitive Assets.....................................    $ 40,650     43,509    94,115    11,008      1,329   $190,611
                                                                  --------    -------   -------   -------   --------   --------
Deposits:
Interest-bearing demand deposits (2)..........................    $  3,236     $2,805   $15,533         0          0   $ 21,574
Savings (2)...................................................       4,312      4,312    20,122         0          0     28,746
Time..........................................................      12,993     19,982    45,280         0          0     78,255
Borrowed funds................................................      20,109          0         0         0          0     20,109
Long-term debt................................................           3          7     1,991     5,683      5,684     13,368
Shareholders' equity..........................................         626      1,879     8,141     8,141      6,263     23,050
                                                                  --------    -------   -------   -------   --------   --------
    Rate Sensitive Liabilities and Shareholders' Equity.......    $ 41,279    $28,985   $91,067   $13,824   $ 11,947   $187,102
                                                                  --------    -------   -------   -------   --------   --------
Interest Sensitivity Gap......................................    $   (629)   $14,524   $ 3,048   $(2,816)  $(10,618)  $  3,509
Cumulative Gap................................................    $   (629)   $13,895   $16,943   $14,127   $  3,509

(1) Investments and loans are included at the earlier of repricing or maturity adjusted for the effects of prepayments.

(2) Interest bearing demand and savings accounts are included based on historical experience and managements' judgment about the behavior of these deposits in changing interest rate environments.

At December 31, 2000 the Corporation's cumulative gap positions and the potential earnings change resulting from a 200 basis point change in rates were within the internal risk management guidelines.

         Upon reviewing the current interest sensitivity scenario, declining interest rates could negatively affect net income because the Bank is asset-sensitive. In an increasing interest rate environment, net income could be positively affected because more liabilities than assets will reprice during a given period.

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

         The following table provides information about the Corporation's financial instruments. The table presents the financial instruments including the expected cash flow over the next five years. In addition the average interest rate is shown for each period presented. The table also includes the fair market value for each category of financial instruments as of December 31, 2000. This presentation differs from the above gap report primarily due to presenting the financial instruments based on a contractual maturity as opposed to a repricing scenario as reflected in the above gap report.

                    PRINCIPAL / NOTIONAL AMOUNTS MATURING IN:
                              (Dollars in millions)

                                                                                                                          Fair
                                                                                                      There-              Value
                                                  2001      2002      2003       2004       2005      after     Total    12-31-00
                                                  ----      ----      ----       ----       ----      -----     -----    --------
Rate sensitive assets:
Fixed interest loans (1)                         $12,938  $ 7,097   $ 5,684    $ 4,142    $ 2,580    $ 8,498   $40,939    $41,083
    Average interest rate                          8.35%    7.13%      8.21%      8.12%      8.12%      8.05%     8.18%
Variable interest rate loans (2)                 $49,182  $24,333   $20,725    $ 1,796    $   385    $     0   $96,421    $96,421
    Average interest rate                          8.56%    7.61%      7.61%      7.76%      8.90%      0.00%     7.59%
Fixed interest rate securities (1)               $ 3,766  $ 2,702   $ 3,100    $ 5,305    $ 3,050    $24,279   $42,202    $42,100
    Average interest rate                          5.56%    5.90%      6.23%      6.04%      5.93%      6.92%     6.49%
Variable interest rate securities (1)            $    0   $    0    $     0    $     0    $     0    $ 5,109   $ 5,109    $ 5,122
    Average interest rate                          0.00%    0.00%      0.00%      0.00%      0.00%      7.22%     7.22%
Other interest-bearing assets                    $ 5,940  $    0    $     0    $     0    $     0    $     0   $ 5,940    $ 5,940
    Average interest rate                          6.40%    0.00%      0.00%      0.00%      0.00%      0.00%     6.40%
Rate sensitive liabilities:
Non-interest-bearing checking (2)                $ 4,086  $ 2,627   $ 2,627    $ 2,627    $ 2,626    $     0   $14,593    $14,593
    Average interest rate                          0.00%    0.00%      0.00%      0.00%      0.00%      0.00%     0.00%
Savings & interest-bearing checking (2)          $11,865  $ 7,627   $ 7,627    $ 7,628    $ 7,628    $     0   $42,375    $42,375
    Average interest rate                          1.93%    1.93%      1.93%      1.93%      1.93%      0.00%     1.93%
Money market accounts (2)                        $ 3,178  $ 2,384   $ 2,383    $     0    $     0    $     0   $ 7,945    $ 7,945
    Average interest rate                          2.74%    2.74%      2.74%      0.00%      0.00%      0.00%     2.74%
Time deposits (under $100,000)                   $20,594  $17,120   $16,686    $ 1,133    $   806    $     0   $56,339    $56,614
    Average interest rate                          5.62%    6.11%      6.53%      5.05%      6.04%      0.00%     5.87%
Time deposits (over 100,000)                     $12,497  $ 3,792   $ 2,950    $   470    $ 2,207    $     0   $21,916    $22,237
    Average interest rate                          6.54%    6.42%      6.77%      5.74%      7.10%      0.00%     6.58%
Fixed interest rate borrowings                   $   10   $   10    $    11    $    12    $    13    $   312   $   368    $   367
    Average interest rate                          5.95%    5.95%      5.95%      5.95%      5.95%      5.95%     5.95%
Variable interest rate borrowings                $20,109  $    0    $     0    $     0    $ 2,000    $11,000   $33,109    $33,211
    Average interest rate                          5.40%    0.00%      0.00%      0.00%      6.50%      5.91%     5.64%

(1)  Investments and loans are included at contractual maturity.

(2) Non interest-bearing checking, interest-bearing checking, savings and money market accounts are reflecting historical experience and management's judgment about the duration of these deposits.