Form 10-K, Exhibit 13
period 2002-12-31
CCFNB BANCORP INC
filed 2003-03-31
CIK 731122

                                   EXHIBIT 13

                  PORTIONS OF THE ANNUAL REPORT TO STOCKHOLDERS
                   FOR THE FISCAL YEAR-ENDED DECEMBER 31, 2002

                               CCFNB BANCORP, INC.
                                 AND SUBSIDIARY
                               2002 ANNUAL REPORT

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

      A copy of the Corporation's Annual Report for the year-ended December 31, 2002, on Form 10-K as filed with the Securities and Exchange Commission will be furnished without charge upon written request to Mr. Lance O. Diehl, President and Chief Executive Officer, Columbia County Farmers National Bank, 232 East Street, Bloomsburg, Pennsylvania 17815.

CONSOLIDATED SELECTED FINANCIAL DATA
(In thousands of dollars, except per share data and ratios)

                                           2002        2001       2000
                                         --------    --------   --------
EARNINGS
     Interest income .................   $ 12,780    $ 13,719   $ 13,552
     Interest expense ................      5,741       6,924      6,859
     Provision for loan losses .......        309         163         54
     Investment securities gains .....        137          99          0
     Net income ......................      1,922       2,057   $  2,054

PER SHARE
     Net income ......................   $   1.47    $   1.54   $   1.51
     Cash dividends ..................        .63         .59        .56

BALANCES AT DECEMBER 31
     Assets ..........................   $229,032    $214,238   $203,054
     Investment securities ...........     53,528      57,121     47,311
     Net loans .......................    150,040     141,962    136,352
     Deposits ........................    172,127     155,666    143,169
     Stockholders' equity ............     26,840      26,042     25,050

RATIOS
     Return on average assets ........        .86%        .99%      1.04%
     Return on average equity ........       7.22%       7.90%      8.59%
     Dividend payout ratio ...........      42.86%      38.31%     37.09%

CONTENTS
Message to shareholders............................................................................
Consolidated balance sheets........................................................................
Consolidated statements of income..................................................................
Consolidated statements of stockholders' equity....................................................
Consolidated statements of cash flows..............................................................
Notes to consolidated financial statements
Report of Independent Certified Public Accountants.................................................
Management's discussion and analysis of financial condition and results of operations..............

CCFNB BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2002 AND 2001

                                                                                    2002           2001
                                                                                ------------   ------------
ASSETS
Cash and due from banks .....................................................   $  5,952,976   $  6,205,230
Interest-bearing deposits with other banks ..................................      8,010,927      2,312,406
Federal funds sold ..........................................................      2,056,774              0
Investment Securities Available-for-Sale ....................................     53,527,510     57,121,229
Loans, net of unearned income ...............................................    151,338,411    142,989,592
Allowance for loan losses ...................................................      1,298,406      1,027,805
                                                                                ------------   ------------
     Net loans ..............................................................   $150,040,005   $141,961,787
Premises and equipment, net .................................................      4,414,686      4,634,502
Other real estate owned .....................................................         67,900              0
Cash surrender value of life insurance ......................................      3,626,606        549,639
Accrued interest receivable .................................................        894,234        977,434
Other assets ................................................................        440,773        475,772
                                                                                ------------   ------------
     TOTAL ASSETS ...........................................................   $229,032,391   $214,237,999
                                                                                ------------   ------------

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits:
     Non-interest bearing....................................................   $ 15,238,044   $ 14,711,465
     Interest bearing .......................................................    156,889,067    140,954,292
                                                                                ------------   ------------
         Total Deposits......................................................   $172,127,111   $155,665,757
Short-term borrowings .......................................................     17,274,252     19,780,924
Long-term borrowings ........................................................     11,346,815     11,357,497
Accrued interest and other expenses .........................................      1,332,584      1,382,143
Other liabilities ...........................................................        111,630          9,663
                                                                                ------------   ------------
         TOTAL LIABILITIES ..................................................   $202,192,392   $188,195,984
                                                                                ------------   ------------

STOCKHOLDERS' EQUITY
Common stock, par value $1.25 per share; authorized
     5,000,000 shares; issued and outstanding 1,292,724
        shares 2002, 1,326,172 shares 2001...................................   $  1,615,905   $  1,657,715
Surplus......................................................................      4,008,665      4,730,002
Retained earnings............................................................    20,678,631      19,578,971
Accumulated other comprehensive income.......................................        536,798         75,327
                                                                                ------------   ------------
         TOTAL STOCKHOLDERS' EQUITY..........................................   $ 26,839,999   $ 26,042,015
                                                                                ------------   ------------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..........................   $229,032,391   $214,237,999
                                                                                ============   ============

The accompanying notes are an integral part of these consolidated financial statements.

CCFNB BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
FOR YEARS ENDED DECEMBER 31,  2002, 2001 AND 2000

                                                                     2002           2001           2000
                                                                 ------------   ------------   ------------
INTEREST INCOME
Interest and fees on loans....................................   $ 10,096,412   $ 10,645,387   $ 10,723,881
Interest and dividends on investment securities:
     Taxable..................................................      1,710,258      1,842,153      1,924,553
     Tax-exempt...............................................        798,663        814,957        731,901
     Dividends................................................         58,792         81,078         85,490
Federal funds sold............................................         51,224         66,967          2,675
Deposits in other banks.......................................         64,872        268,742         83,252
                                                                 ------------   ------------   ------------
         TOTAL INTEREST INCOME................................   $ 12,780,221   $ 13,719,284   $ 13,551,752
                                                                 ------------   ------------   ------------

INTEREST EXPENSE
Deposits .....................................................   $  4,724,904   $  5,473,454   $  5,169,571
Short-term borrowings.........................................        336,364        718,979      1,119,810
Long-term borrowings..........................................        679,936        731,371        569,747
                                                                 ------------   ------------   ------------
         TOTAL INTEREST EXPENSE...............................   $  5,741,204   $  6,923,804   $  6,859,128
                                                                 ------------   ------------   ------------

Net interest income...........................................   $  7,039,017   $  6,795,480   $  6,692,624
Provision for loan losses.....................................        309,000        162,500         54,000
                                                                 ------------   ------------   ------------
     NET INTEREST INCOME AFTER PROVISION
         FOR LOAN LOSSES......................................   $  6,730,017   $  6,632,980   $  6,638,624
                                                                 ------------   ------------   ------------

NON-INTEREST INCOME
Service charges and fees......................................   $    650,379   $    606,252   $    594,838
Gain on Sale of Loans.........................................          1,435              0              0
Trust department..............................................        215,145        237,904        219,261
Other.........................................................        206,719        205,699        239,174
Investment securities gains, net..............................        136,892        98, 895              0
                                                                 ------------   ------------   ------------
         TOTAL NON-INTEREST INCOME............................   $  1,210,570   $  1,148,750   $  1,053,273
                                                                 ------------   ------------   ------------

NON-INTEREST EXPENSE
Salaries......................................................   $  2,223,923   $  2,050,305   $  2,015,868
Pensions and other employee benefits..........................        729,689        691,798        644,774
Occupancy, net................................................        354,643        366,157        328,313
Equipment.....................................................        587,168        544,166        601,031
State shares tax..............................................        254,208        242,507        218,781
Other.........................................................      1,329,541      1,209,282      1,157,955
                                                                 ------------   ------------   ------------
         TOTAL NON-INTEREST EXPENSE...........................   $  5,479,172   $  5,104,215   $  4,966,722
                                                                 ------------   ------------   ------------

Income before income taxes....................................   $  2,461,415   $  2,677,515   $  2,725,175
Income tax expense............................................        539,157        620,928        671,114
                                                                 ------------   ------------   ------------
         NET INCOME...........................................   $  1,922,258   $  2,056,587   $  2,054,061
                                                                 ============   ============   ============

PER SHARE DATA
Net income....................................................           1.47           1.54   $       1.51
                                                                 ------------   ------------   ------------
Cash dividends................................................   $        .63   $        .59   $        .56
                                                                 ------------   ------------   ------------
Weighted average shares outstanding...........................      1,309,084      1,338,007      1,355,624

The accompanying notes are an integral part of these consolidated financial statements.

CCFNB BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000



                                            Common                   Comprehensive
                                            Stock        Surplus        Income
                                          -----------   ----------   -----------
BALANCE AT DECEMBER 31, 1999 ...........  $ 1,709,564   $5,483,515

Comprehensive income :
  Net income ...........................            0            0   $   2,054,061
  Change in net unrealized gain on
    investment  securities
    available-for-sale,
    net of reclassification
    adjustment and
    tax effects ........................            0            0       1,070,719
                                                                     -------------
  Total comprehensive income ...........                             $   3,124,780
                                                                     =============
Issuance of 8,777 shares of common stock
  under dividend reinvestment and stock
  purchase plans .......................       10,971      137,191
Purchase of 30,100 shares of treasury
  stock ................................            0            0
Retirement of 30,100 shares of treasury
  stock ................................      (37,625)    (474,645)
Cash dividends $.56 per share ..........            0            0
                                          -----------   ----------
BALANCE AT DECEMBER 31, 2000 ...........  $ 1,682,910   $5,146,061
                                          ===========   ==========

Comprehensive income :
  Net income ...........................            0            0   $   2,056,587
  Change in net unrealized gain on
    investment  securities
    available-for-sale,
    net of reclassification
    adjustment and
    tax effects ........................            0            0         164,555
                                                                     -------------
  Total comprehensive income ...........                             $   2,221,142
                                                                     =============
Issuance of 7,345 shares of common stock
  under dividend reinvestment and stock
  purchase plans .......................        9,181      139,112
Purchase of 27,501 shares of treasury
  stock ................................            0            0
Retirement of 27,501 shares of treasury
  stock ................................      (34,376)    (555,171)
Cash dividends $.59 per share ..........            0            0
                                          -----------   ----------

BALANCE AT DECEMBER 31, 2001 ...........  $ 1,657,715   $4,730,002

Comprehensive income: ..................
  Net income ...........................            0            0   $   1,922,258
  Change in net unrealized gain  on
    investment securities
    available-for-sale,
    net of reclassification
    adjustment and
    tax effects ........................            0            0         461,471
                                                                     -------------
   Total comprehensive income ..........                             $   2,383,729
                                                                     =============
Issuance of 8,052 shares of common......
    stock under dividend reinvestment
    and stock purchase plans ...........       10,065      167,188
Purchase of 41,500 shares  of
  treasury stock .......................            0            0
Retirement of 41,500 shares of treasury
  stock ................................      (51,875)    (888,525)
Cash dividends $.63 per share ..........            0            0
                                          -----------   -----------

BALANCE AT DECEMBER 31, 2002 ...........  $ 1,615,905   $4,008,665
                                          ===========   ==========

                                                         Accumulated
                                                            Other
                                           Retained     Comprehensive   Treasury
                                           Earnings     Income (Loss)     Stock        Total
                                          ----------    -------------   --------    --------------
BALANCE AT DECEMBER 31, 1999 ...........  $17,013,997   $  (1,159,947)  $       0   $23,047,129

Comprehensive income :
  Net income ...........................    2,054,061               0           0      2,054,061
  Change in net unrealized gain on
    investment  securities
    available-for-sale,
    net of reclassification
    adjustment and
    tax effects ........................            0       1,070,719           0      1,070,719

  Total comprehensive income ...........

Issuance of 8,777 shares of common stock
  under dividend reinvestment and stock
  purchase plans .......................            0               0           0        148,162
Purchase of 30,100 shares of treasury
  stock ................................            0               0    (512,270)      (512,270)
Retirement of 30,100 shares of treasury
  stock ................................            0               0     512,270              0
Cash dividends $.56 per share ..........     (757,796)              0           0      (757,796)
                                          -----------   -------------   ----------  ------------
BALANCE AT DECEMBER 31, 2000 ...........  $18,310,262    $    (89,228)  $       0   $ 25,050,005
                                          ===========   =============   =========   ============

Comprehensive income :
  Net income ...........................    2,056,597               0           0      2,056,587
  Change in net unrealized gain on
    investment  securities
    available-for-sale,
    net of reclassification
    adjustment and
    tax effects ........................            0         164,555           0        164,555

  Total comprehensive income ...........

Issuance of 7,345 shares of common stock
  under dividend reinvestment and stock
  purchase plans .......................            0               0           0        148,293
Purchase of 27,501 shares of treasury
  stock ................................            0               0    (589,547)      (589,547)
Retirement of 27,501 shares of treasury
  stock ................................            0               0     589,547              0
Cash dividends $.59 per share ..........     (787,878)              0           0       (787,878)
                                          -----------   -------------   ---------   ------------

BALANCE AT DECEMBER 31, 2001 ...........  $19,578,981   $      75,327   $       0   $ 26,042,015
                                          ===========   =============   =========   ============

Comprehensive income: ..................                                        0              0
  Net income ...........................    1,922,258               0           0      1,922,258
  Change in net unrealized gain  on
    investment securities
    available-for-sale,
    net of reclassification
    adjustment and
    tax effects ........................            0         461,471           0        461,471

   Total comprehensive income ..........

Issuance of 8,052 shares of common......
    stock under dividend reinvestment
    and stock purchase plans ...........            0               0           0        177,253
Purchase of 41,500 shares  of
  treasury stock .......................            0               0    (940,400)      (940,400)
Retirement of 41,500 shares of treasury
  stock ................................            0               0     940,400              0
Cash dividends $.63 per share ..........     (822,598)              0           0       (822,598)
                                          -----------   -------------   ---------   ------------

BALANCE AT DECEMBER 31, 2002 ...........  $20,678,641    $    536,798   $       0   $ 26,839,999
                                          ===========   =============   =========   ============

The accompanying notes are an integral part of these consolidated financial statements.

CCFNB BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR YEARS ENDED DECEMBER 31, 2002, 2001 AND  2000

                                                                              2002            2001            2000
                                                                          ------------    ------------    ------------
OPERATING ACTIVITIES
Net income ............................................................   $  1,922,258    $  2,056,587    $  2,054,061
Adjustments to reconcile net income to net cash provided by
  operating activities:
    Provision for loan losses .........................................        309,000         152,500          54,000
    Depreciation and amortization .....................................        479,529         441,033         509,630
    Premium amortization on investment securities .....................        240,126         103,748          36,381
    Discount accretion on investment securities .......................        (21,966)        (17,734)        (17,469)
    Deferred income taxes (benefit) ...................................       (139,369)        (42,741)        (11,739)
    (Gain) on sales of investment securities Available-for-Sale .......       (136,892)        (98,895)              0
    (Gain) on sale of mortgage loans ..................................         (1,435)              0               0
    Proceeds from sale of mortgage loans ..............................        143,315               0               0
    Originations of mortgage loans for resale .........................       (142,065)              0               0
    (Gain) loss from investment in insurance agency ...................            (78)          1,916               0
    (Increase) decrease in accrued interest receivable ................         83,200          60,331         (35,248)
    (Increase) in other assets - net ..................................        (11,510)        (61,575)         (4,354)
    Net increase in cash surrender value of bank owned life insurance .        (76,967)        (78,840)        (70,265)
    Increase (decrease) in accrued interest and other expenses ........        (49,559)         56,550          94,621
    Increase (decrease) in other liabilities - net ....................         46,100         (23,279)         18,979
                                                                          ------------    ------------    ------------
          NET CASH PROVIDED BY OPERATING ACTIVITIES ...................   $  2,643,687    $  2,559,601    $  2,628,597
                                                                          ------------    ------------    ------------
INVESTING ACTIVITIES
Purchase of investment securities Available-for-Sale ..................   $(31,616,079)   $(42,860,135)   $ (1,721,950)
Proceeds from sales, maturities and redemption of investment securities
    Available-for-Sale ................................................     35,831,825      33,318,255       4,917,158
Proceeds from maturities and redemption of investment securities
    Held-to-Maturity ..................................................              0               0         200,000
Net (increase) decrease in loans ......................................     (8,454,934)     (5,772,095)     (2,968,509)
Purchases of premises and equipment ...................................       (259,713)       (153,248)       (157,970)
Acquisition of interest in insurance agency ...........................              0        (167,268)              0
Purchase of bank owned life insurance policies ........................      3,000,000               0               0
                                                                          ------------    ------------    ------------
          NET CASH PROVIDED BY (USED) IN INVESTING ACTIVITIES .........   $ (7,498,901)   $(15,534,490)   $    268,729
                                                                          ------------    ------------    ------------
FINANCING ACTIVITIES
Net increase (decrease) in deposits ...................................   $ 16,461,354    $ 12,497,119    $  4,563,001
Net increase (decrease) in short-term borrowings ......................     (2,506,672)       (328,042)    (10,771,412)
Proceeds from long-term borrowings ....................................              0               0      11,032,092
Repayment of long-term borrowings .....................................        (10,682)     (2,010,063)         (8,276)
Acquisition of treasury stock .........................................       (940,400)       (589,547)       (512,270)
Proceeds from issuance of common stock ................................        177,253         148,293         148,162
Cash dividends paid ...................................................       (822,598)       (787,878)       (757,796)
                                                                          ------------    ------------    ------------
          NET CASH PROVIDED BY FINANCING ACTIVITIES ...................   $ 12,358,255    $  8,929,882    $  3,693,501
                                                                          ------------    ------------    ------------
          INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ............   $  7,503,041    $ (4,145,008)   $  6,590,827


CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR ........................      8,517,636      12,662,644       6,071,817
                                                                          ------------    ------------    ------------
    CASH AND CASH EQUIVALENTS AT END OF YEAR ..........................   $ 16,020,677    $  8,517,636    $ 12,662,644
                                                                          ============    ============    ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
    Interest ..........................................................   $  5,800,312    $  6,944,409    $  6,775,411
    Income taxes ......................................................   $    780,669         624,853    $    684,207

The accompanying notes are an integral part of these consolidated financial statements.

CCFNB BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The accounting and reporting policies of CCFNB Bancorp, Inc. and Subsidiary (the "Corporation") are in accordance with the accounting principles generally accepted in the United States of America and conform to common practices within the banking industry. The more significant policies follow:

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

      Procuring deposits and making loans are the major lines of business. The deposits are mainly deposits of individuals and small businesses and the loans are mainly real estate loans covering primary residences and small business enterprises. The trust services, under the name of CCFNB and Co., include administration of various estates, pension plans, self-directed IRA's and other services. A third-party brokerage arrangement is also resident in the main branch, namely Bloomsburg. This investment center offers a full line of stocks, bonds and other non-insured financial services.

      On December 19, 2000, the Corporation became a Financial Holding Company by having filed an election to do so with the Federal Reserve Board. The Financial Holding Company status was required in order to acquire an interest in a local insurance agency that occurred during January 2001.

      USE OF ESTIMATES

      The preparation of these consolidated financial statements in conformity with accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of these consolidated financial statements and the reported amounts of income and expenses during the reporting periods. Actual results could differ from those estimates.

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

      Real estate mortgage loans held for resale are carried at the lower of cost or market on an aggregate basis. These loans are sold with limited recourse to the Corporation.

      Past Due Loans - Generally, a loan is considered past due when a payment is in arrears for a period of 10 or 15 days, depending on the type of loan. Delinquent notices are issued at this point and collection efforts will continue on loans past due beyond 60 days which have not been satisfied. Past due loans are continually evaluated with determination for charge-off being made when no reasonable chance remains that the status of the loan can be improved.

      Non-Accrual Loans - Generally, a loan is classified as non-accrual, with the accrual of interest on such a loan discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan currently is performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on non-accrual status, unpaid interest credited to income in the current year is reversed, and unpaid interest accrued in prior years is charged against the allowance for loan losses. Certain non-accrual loans may continue to perform wherein payments are still being received with those payments generally applied to principal. Non-accrual loans remain under constant scrutiny and if performance continues, interest income may be recorded on a cash basis based on management's judgement as to collectibility of principal.

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

      DERIVATIVES

      The Bank has outstanding loan commitments that relate to the origination of mortgage loans that will be held for resale. Pursuant to Statement of Financial Accounting Standards (SFAS) No. 133 "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities" and the guidance contained in the Derivatives Implementation Group Statement 133 Implementation Issue No. C 13, the Bank has accounted for such loan commitments as derivative instruments. The effective date of the implementation guidance is the first day of the first fiscal quarter beginning after April 10, 2002. The outstanding loan commitments in this category did not give rise to any losses for the year-ended December 31, 2002, as the fair market value of each outstanding loan commitment exceeded the Bank's cost basis in each loan commitment.

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

      MORTGAGE SERVICING RIGHTS

      The Corporation originates and sells real estate loans to investors in the secondary mortgage market. After the sale, the Corporation retains the right to service these loans. When originated mortgage loans are sold and servicing is retained, a servicing asset is capitalized based on relative fair value at the date of sale. Servicing assets are amortized as an offset to other fees in proportion to, and over the period of, estimated net servicing income. The unamortized cost is included in other assets in the accompanying consolidated balance sheet. The servicing rights are periodically evaluated for impairment based on their relative fair value.

      OTHER REAL ESTATE OWNED

      Real estate properties acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value on the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell and is included in other assets. Revenues derived from and costs to maintain the assets and subsequent gains and losses on sales are included in other non-interest income and expense.

      BANK OWNED LIFE INSURANCE

      The Corporation invests in Bank Owned Life Insurance (BOLI). Purchase of BOLI provides life insurance coverage on certain employees with the Corporation being owner and beneficiary of the policies.

      INVESTMENT IN INSURANCE AGENCY

      On January 2, 2001, the Corporation acquired a 50% interest in a local insurance agency, a corporation organized under the laws of the Commonwealth of Pennsylvania. The income or loss from this investment is accounted for under the equity method of accounting. The carrying value of this investment as of December 31, 2002 and 2001 is $165,430, and $165,352, respectively, and is carried in other assets in the accompanying consolidated balance sheets.

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

      TRUST ASSETS AND INCOME

      Property held by the Corporation in a fiduciary or agency capacity for its customers is not included in the accompanying consolidated financial statements because such items are not assets of the Corporation. Trust Department income is generally recognized on a cash basis and is not materially different than if it was reported on an accrual basis.

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

      RECENT ACCOUNTING PRONOUNCEMENTS

      Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations" is generally effective for all business combinations initiated after June 30, 2001, and replaces APB Opinion No. 16, "Business Combinations" and SFAS No. 38 "Accounting for Preacquisition Contingencies of Purchased Enterprises". All business combinations under this statement are to be accounted for under the purchase method of accounting as the pooling-of-interest method is prohibited. The standard does not have any impact on the Corporation's consolidated financial condition or results of operations.

      Statement of Financial Accounting Standards (SAFS) No. 142, "Goodwill and Other Intangible Assets" is generally effective for fiscal years beginning after December 31, 2001, and addresses the financial accounting and reporting for acquired goodwill and other intangible assets and replaces APB Opinion No. 17, "Intangible Assets". The statement addresses how intangible assets that are acquired individually or with a group or other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. Goodwill and other intangible assets with an indefinite useful life should not be amortized but should be tested for impairment at least annually. Intangibles that are separable from goodwill and that have a determinable useful life should be amortized over the determinable useful life. The standard does not have any impact on the Corporation's consolidated financial condition or results of operations.

      Statement of Financial Accounting Standards (SFAS) No. 143, "Accounting for Asset Retirement Obligations" is generally effective for financial statements for fiscal years beginning after June 15, 2002. The statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition , construction development and (or) the normal operation of a long-lived asset. The statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long -lived asset. This standard is not expected to have any impact on the Corporation's consolidated financial condition or results of operations.

      Statement of Financial Accounting Standards (SFAS) No. 144 "Accounting for Impairment or Disposal of Long-Lived Assets" is generally effective for financial statements issued for fiscal years beginning after December 15, 2001, and for interim periods within those fiscal years. The statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The statement replaces FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", for the disposal of a "segment of a business" (as previously defined in that opinion). The statement also amends ARB No. 51, "Consolidated Financial Statements", to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. This standard does not have any impact on the Corporation's consolidated financial condition or results of operations.

      Statement of Financial Accounting Standards (SFAS) No. 145, "Recession of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections" is generally effective for financial statements issued on or after May 15, 2002. The statement rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt", and an amendment of that statement, FASB Statement No. 64, "Extinguishments of Debt made to Satisfy Sinking-Fund Requirements". The statement amends FASB Statement No. 13, "Accounting for Leases", to eliminate an inconsistency between the required accounting for sale-leaseback transaction and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. This standard does not have any impact on the Corporations' consolidated financial condition or results of operations.

      ADVERTISING COSTS

      It is the Corporation's policy to expense advertising costs in the period in which they are incurred. Advertising expense for the years ended December 31, 2002, 2001 and 2000, was approximately $71,923, $73,192 and $57,355, respectively.

      RECLASSIFICATION

      Certain amounts in the consolidated financial statements of the prior years have been reclassified to conform with presentation used in the 2002 consolidated financial statements. Such reclassifications had no effect on the Corporation's consolidated financial condition or net income.

2.    RESTRICTED CASH BALANCES

      The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The amount required at December 31, 2002 was $998,000 and was satisfied by vault cash. Additionally, as compensation for check clearing and other services, compensating balances are required to be maintained with the Federal Reserve Bank and other correspondent banks. At December 31, 2002, these balances were $764,843.

3.    INVESTMENT SECURITIES AVAILABLE-FOR-SALE

      The amortized cost, related estimated fair value, and unrealized gains and losses for investment securities were as follows at December 31, 2002 and 2001:

                                                              Available-for-Sale Securities
                                                  -----------------------=-----------------------------
                                                                   Gross        Gross        Estimated
                                                   Amortized    Unrealized    Unrealized       Fair
                                                     Cost          Gains        Losses         Value
                                                  -----------   -----------   -----------   -----------
December 31, 2002:
Obligations of U.S. Government Corporations and
    Agencies:
        Mortgage-backed .......................   $22,266,089   $   440,491   $    16,812   $22,689,768
        Other .................................    10,082,530        43,029        18,253    10,107,306
Obligations of state and political subdivisions    15,336,744       420,898         7,037    15,750,604
Corporate securities ..........................     3,495,029         9,179        85,487     3,418,721
Marketable equity securities ..................       332,456        57,384        27,030       362,810
Restricted equity securities ..................     1,198,300             0             0     1,198,300
                                                  -----------   -----------   -----------   -----------
Total .........................................   $52,711,148   $   970,981   $   154,619   $53,527,510
                                                  ===========   ===========   ===========   ===========


                                                              Available-for-Sale Securities
                                                  -----------------------------------------------------
                                                                  Gross         Gross        Estimated
                                                   Amortized    Unrealized    Unrealized       Fair
                                                     Cost          Gains        Losses         Value
                                                  -----------   -----------   -----------   -----------
December 31, 2001:
Obligations of U.S. Government Corporations and
    Agencies:
        Mortgage-backed .......................   $20,923,241   $    78,087   $         0   $21,001,328
        Other .................................    12,478,240        74,408             0    12,552,648
Obligations of state and political subdivisions    17,489,802        35,673             0    17,525,475
Corporate securities ..........................     4,658,023             0        69,135     4,588,888
Marketable equity securities ..................       332,456         4,696        10,662       326,490
Restricted equity securities ..................     1,126,400             0             0     1,126,400
                                                  -----------   -----------   -----------   -----------
Total .........................................   $57,008,162   $   192,854   $    79,797   $57,121,229
                                                  ===========   ===========   ===========   ===========


      Securities Available-for-Sale with an aggregate fair value of $33,456,382in 2002 and $35,683,128 in 2001, respectively, were pledged to secure public funds, trust funds, securities sold under agreements to repurchase and other balances of $25,430,978 in 2002 and $28,012,969 in 2000, respectively, as required by law.

      The amortized cost and estimated fair value of debt securities, by expected maturity, are shown below at December 31, 2002. Expected maturities will differ from contractual maturities, because some borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                          Available-for-Sale
                                                     ---------------------------
                                                                      Estimated
                                                      Amortized         Fair
                                                        Cost            Value
                                                     -----------     -----------
Due in one year or less ........................     $ 2,313,668     $ 2,340,995
Due after one year through five years ..........      23,715,943      24,049,266
Due after five years through ten years .........       9,056,280       9,198,736
Due after ten years ............................      17,625,257      17,938,513
                                                     -----------     -----------
Total ..........................................     $52,711,148     $53,527,510
                                                     ===========     ===========

      Restricted equity securities consist of stock in the Federal Home Loan Bank of Pittsburgh (FHLB), Federal Reserve Bank (FRB) and Atlantic Central Bankers Bank (ACBB) and do not have a readily determinable fair value for purposes of SFAS No. 115, because their ownership is restricted, and they can be sold back only to the FHLB, FRB, ACBB or to another member institution. Therefore, these securities are classified as restricted equity investment securities, carried at cost, and evaluated for impairment.

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

      Proceeds from sales, maturities and redemptions of investments in debt and equity securities classified as Available-for-Sale during 2002, 2001 and 2000 were $35,899,741, $33,318,256 and $4,917,158, respectively. Gross gains realized on these sales were $136,892, $98,895, and $0, respectively. There were no gross losses on the 2002, 2001, and 2000 sales.

4     LOANS

      Major classifications of loans at December 31, 2002 and 2001 consisted of:

                                                     2002             2001
                                                 -------------   -------------
Commercial ...................................   $  15,033,479   $  13,091,017
Tax-exempt ...................................       1,290,478         798,681
Municipal leases .............................       2,244,397       1,147,999
Real estate - construction ...................       1,185,530       2,537,584
Real estate ..................................     123,745,716     115,716,417
Personal .....................................       7,901,766       9,961,978
Total gross loans ............................     151,401,366     143,253,676
Less:  Unearned discount .....................         139,153         279,389
         Unamortized loan fees, net of costs .         (76,198)        (15,305)
                                                 -------------   -------------
Loans, net of unearned income ................     151,338,411     142,989,592
                                                 =============   =============

      Non-accrual loans at December 31, 2002, 2001 and 2000 were $2,122,074, $729,084 and $311,780, respectively. The gross interest that would have been recorded if these loans had been current in accordance with their original terms and the amounts actually recorded in income were as follows:

                                              2002          2001          2000
                                            --------      --------      --------
Gross interest due under terms .......      $131,335      $ 99,280      $ 29,248
Amount included in income ............        67,873        61,568         5,023
                                            --------      --------      --------
Interest income not recognized .......      $ 63,462      $ 37,712      $ 24,225
                                            ========      ========      ========

      At December 31, 2002, 2001 and 2000 the recorded investment in loans that are considered to be impaired as defined by SFAS No. 114 was $149,278, $58,424 and $57,766, respectively. No additional charge to operations was required to provide for the impaired loans since the total allowance for loan losses is estimated by management to be adequate to provide for the loan loss allowance required by SFAS No. 114 along with any other potential losses. The average recorded investment in impaired loans during the years ended December 31, 2002, 2001 and 2000 was approximately $86,566, $47,339 and $29,604, respectively.

      At December 31, 2002, there were no significant commitments to lend additional funds with respect to non-accrual and restructured loans.

      Changes in the allowance for loan losses for the years ended December 31, 2002, 2001 and 2000 were as follows:

                                         2002           2001           2000
                                      -----------    -----------    -----------
Balance, beginning of year ........   $ 1,027,805    $ 1,008,301    $   985,165
Provision charged to operations ...       309,000        162,500         54,000
Loans charged-off .................       (99,707)      (189,186)       (98,105)
Recoveries ........................        61,308         46,190         67,241
                                      -----------    -----------    -----------
Balance, end of year ..............   $ 1,298,406    $ 1,027,805    $ 1,008,301
                                      ===========    ===========    ===========

5     MORTGAGE SERVICING RIGHTS

      The Corporation commenced selling real estate mortgages during the last quarter of 2002. The mortgage loans sold serviced for others are not included in the accompanying Consolidated Balance Sheets. The unpaid principal balances of mortgage loans serviced for others was $143,500 at December 31, 2002.

      The Bank does not require custodial escrow accounts in connection with the foregoing loan servicing.

6.    PREMISES AND EQUIPMENT

      A summary of premises and equipment at December 31, 2002 and 2001 follows:

                                                        2002             2001
                                                     ----------       ----------
Land .........................................       $  567,939       $  567,939
Buildings and improvements ...................        4,539,204        4,533,510
Furniture and equipment ......................        3,810,259        3,556,240
                                                     ----------       ----------
                                                     $8,917,402       $8,657,689
Less:  Accumulated depreciation ..............        4,502,716        4,023,187
                                                     ----------       ----------

                                                     $4,414,686       $4,634,502
                                                     ==========       ==========

      Depreciation amounted to $479,529 for 2002, $441,033 for 2001 and $509,630
for 2000.

7     DEPOSITS

      Major classifications of deposits at December 31, 2002 and 2001 consisted of:

                                                     2002               2001
                                                 ------------       ------------
Demand - non-interest bearing ............       $ 15,238,044       $ 14,711,465
Demand - interest bearing ................         27,785,333         22,029,517
Savings ..................................         35,000,853         31,789,447
Time $100,000 and over ...................         31,190,539         26,058,987
Other time ...............................         62,912,342         61,076,341
                                                 ------------       ------------
                                                  172,127,111        155,665,757
                                                 ============       ============


      The following is a schedule reflecting remaining maturities of time deposits of $100,000 and over at December 31, 2002:

2002 .....................................       $22,675,230
2003 .....................................         3,855,020
2004 .....................................         3,259,752
2005 .....................................           451,445
2006 and thereafter ......................           949,092
----                                             ------------
Total ....................................       $31,190,539
                                                 ===========

      Interest expense related to time deposits of $100,000 or more was $1,419,337 in 2002, $1493,072 in 2001 and $1,065,537 in 2000.

8     SHORT TERM BORROWINGS

      Federal funds purchased, securities sold under agreements to repurchase, and Federal Home Loan Bank advances generally represented overnight or less than 30-day borrowings. U.S. Treasury tax and loan notes for collections made by the Bank were payable on demand. Short-term borrowings consisted of the following at December 31, 2002 and 2001:

                                                                2002
                                         ----------------------------------------------
                                                                     Maximum
                                           Ending       Average     Month End   Average
                                           Balance      Balance      Balance     Rate
                                         -----------  -----------  -----------  -------
Federal funds purchased and securities
sold under agreements to repurchase ..   $16,274,252  $17,494,315  $20,058,091   1.89%

U.S. Treasury tax and loan notes .....     1,000,000      511,131    1,000,000   1.17%
                                         -----------  -----------  -----------  -------
Total ................................    17,274,252  $18,005,446  $21,058,091   1.87%
                                         ===========  ===========  ===========  =======

                                                                2001
                                         ----------------------------------------------
                                                                     Maximum
                                           Ending       Average     Month End   Average
                                           Balance      Balance      Balance     Rates
                                         -----------  -----------  -----------  -------
Federal funds purchased and securities
sold under agreements to repurchase ..   $19,606,983  $18,965,499  $20,684,867   3.70%

U.S. Treasury tax and loan notes .....       173,941      485,378    1,000,000   3.51%
                                         -----------  -----------  -----------  -------
Total ................................   $19,780,924  $19,450,877  $21,684,867   3.70%
                                         ===========  ===========  ===========  =======

9.    LONG-TERM BORROWINGS

      Long-term borrowings consisted of the following due Federal Home Loan Bank at December 31, 2002 and 2001:

                                                                                                2002          2001
                                                                                             -----------   -----------
Loan dated November 28, 1997 in the original amount of $225,000 for a 10 year term
    requiring monthly payments of $1,627 including interest at 6.12%, maturing in 2007 ...   $   191,402   $   198,966
    with a final payment due of $146,690.  Principal balances outstanding ................
Loan dated February 18, 1998 in the original amount of $2,000,000 for a 10 year term
    with a 5 year put.  Interest only is payable monthly @ 5.48% with a floating rate ....     2,000,000     2,000,000
    option at the end of 5 years.  Principal balances outstanding ........................
Loan dated June 25, 1998 in the original amount of $72,000 for a 30 year term requiring
    monthly payments of $425 including interest at 5.856%.  Principal balances outstanding        67,556        68,665
Loan dated February 23, 1999 in the original amount of $29,160 for a 20 year term
    requiring monthly payments of $179 including interest at 5.50%.  Principal balances ..        26,840        27,493
    outstanding ..........................................................................
Loan dated August 20, 1999 in the original amount of $32,400 for a 20 year term
    requiring monthly payments of $199 including interest at 5.50%.  Principal ...........        30,190        30,896
    balances outstanding .................................................................
Loan dated January 27, 2000 in the original amount of $5,000,000 for a 10 year term with
    a 1 year conversion date and a 3 month conversion frequency thereafter.  At ..........     5,000,000     5,000,000
    December 31,2002 the interest rate was 6.00%.  Principal balances outstanding ........
Loan dated August 16, 2000 in the original amount of $2,000,000 for a 10 year
    term with a 6 month conversion date and a 3 month conversion frequency thereafter ....     2,000,000     2,000,000
    At December 31, 2002 the interest rate was 5.925%. Principal balances outstanding ....
Loan dated September 20, 2000 in the original amount of $2,000,000 for a 10 year term
    with a 3 year conversion date and a 3 month conversion frequency thereafter ..........     2,000,000     2,000,000
    At December 31, 2002 the interest rate was 6.10%. Principal balances outstanding .....
Loan December 13, 2000 in the original amount of $32,092.44 for a 20 year term
    requiring monthly payments of $197 including interest at 5.50%.  Principal balances           30,827        31,477
    outstanding ..........................................................................   -----------   -----------
Total ....................................................................................   $11,346,815   $11,357,497
                                                                                             ===========   ===========

      At December 31, 2002 the annual maturities of long-term debt were as follows: $11,338 in 2003, $12,033 in 2004, $12,773 in 2005, $13,558 in 2006,
$160,203 in 2007 and $11,136,910 thereafter.

10.   COMPREHENSIVE INCOME

      The components of other comprehensive income and related tax effects are as follows:

                                                                              Years Ended December 31,
                                                                     -----------------------------------------
                                                                        2002            2001           2000
                                                                     -----------    -----------    -----------
Unrealized holding gains (losses) on Available-for-Sale investment
    securities ...................................................   $   840,186    $   354,266    $ 1,621,580

Less reclassification adjustment for gains realized in income ....       136,892         98,895              0
                                                                     -----------    -----------    -----------
Net unrealized gains (losses) ....................................   $   703,294    $   255,371    $ 1,621,580
Tax effects ......................................................      (241,823)       (90,816)      (550,861)
                                                                     -----------    -----------    -----------
Net of tax amount ................................................   $   461,471    $   164,555    $ 1,070,719
                                                                     ===========    ===========    ===========

11.   STOCKHOLDERS' EQUITY AND STOCK PURCHASE PLANS

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

                                         Per Share
                                -------------------------------
                                Number   Employees'    Market
                                  of      Purchase      Value
       Date Issued              Shares     Price      Of Shares
-----------------------------   ------   ----------   ---------
2002 ........................      590       $20.92      $23.25
2001 ........................      839       $15.07      $16.75
2000 ........................      603       $18.45      $20.50

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

                                     Number of    Total
               Year                   Shares     Proceeds
----------------------------------   ---------   --------
2002 .............................       7,462   $164,906
2001 .............................       6,506   $135,649
2000 .............................       8,174   $137,037

12    INCOME TAXES

      The provision for income tax expense consisted of the following components:

Federal                                  2002            2001            2000
                                      ---------       ---------       ---------
Current ........................      $ 678,526       $ 663,669       $ 682,853
Deferred (benefit) .............       (139,377)        (42,549)        (11,739)
                                      ---------       ---------       ---------
                                      $ 539,149       $ 621,120       $ 671,114
                                      =========       =========       =========

State                                   2002             2001           2000
                                      ---------       ---------       ---------
Current ........................      $       0       $       0       $       0
Deferred (benefit) .............              8           (192)               0
                                      ---------       ---------       ---------
       TOTAL PROVISION FOR TAXES      $ 539,157       $ 620,928       $ 671,114
                                      =========       =========       =========

      A reconciliation of the actual provision for federal income tax expense and the amounts which would have been recorded based upon the statutory rate of 34% follows:

                                                2002                  2001                   2000
                                         ------------------    ------------------     ------------------
                                          Amount      Rate      Amount      Rate       Amount      Rate
                                         ---------    -----    ---------    -----     ---------    -----
Provision at statutory rate ..........   $ 836,811     34.0%   $ 910,355     34.0%    $ 926,560     34.0%
Tax-exempt income ....................    (323,811)   (13.2)    (327,037)   (12.2)     (294,275)   (10.8)
Non-deductible expenses ..............      38,296     1.6        48,142      1.8        46,176      1.7
Bank owned life insurance income - net      (9,509)     (.4)      (8,106)     (.3)       (5,190)     (.2)
Other, net ...........................      (2,638)     (.1)      (2,234)     (.1)       (2,157)     (.1)
                                         ---------    -----    ---------    -----     ---------    -----
Actual federal income tax and rate ...   $ 539,149     21.9%   $ 621,120     23.2%    $ 671,114     24.6%
                                         =========    =====    =========    =====     =========    =====

      Income taxes applicable to realized security gains included in the provision for income taxes totaled $48,110 in 2002, $33,624 in 2001 and $0 in 2000.

      The net deferred tax asset (liability) recorded by the Corporation consisted of the following tax effects of temporary timing differences at December 31 2002, 2001 and 2000:

                                                     2002         2001         2000
                                                   ---------    ---------    ---------
Deferred tax assets:
    Loan loss reserve ..........................   $ 339,696    $ 247,692    $ 241,060
    Deferred compensation ......................     185,430      151,324      142,981
    Non-accrual loan interest ..................      16,800       11,291            0
    Contributions ..............................       5,588            0            0
    Investment in insurance agency .............         746          777            0
    Unrealized investment securities losses ....           0            0       53,076
                                                   ---------    ---------    ---------
                                           TOTAL   $ 548,260    $ 411,084    $ 437,117
                                                   =========    =========    =========

Deferred tax liabilities:
    Loan fees and costs ........................   $ (74,104)   $ (64,036)   $ (63,369)
    Accretion ..................................      (2,516)      (2,020)      (3,591)
    Unrealized investment securities gains .....    (279,563)     (37,740)           0
    Depreciation ...............................    (247,944)    (260,701)    (175,495)
                                                   ---------    ---------    ---------
                                           TOTAL   $(604,127)   $(364,497)   $(342,455)
                                                   ---------    ---------    ---------
Net deferred tax asset (liability) .............   $ (55,867)   $  46,587    $  94,662
                                                   =========    =========    =========

      The above net deferred asset (liability) is included in other assets or other liabilities on the consolidated balance sheets. It is anticipated that all tax assets shown above will be realized, accordingly, no valuation allowance was provided.

      The Corporation and its subsidiary file a consolidated federal income tax return. The Parent Company is also required to file a separate state income tax return and has available state operating loss carryforwards totaling $503,263. The losses expire through 2022. The related deferred state tax asset in the amount of $50,276 has been fully reserved and is not reflected in the net tax asset (liability) since management is of the opinion that such assets will not be realized in the foreseeable future.

13.   BENEFIT AND DEFERRED COMPENSATION PLANS

      The Bank maintains a 401K salary deferred profit sharing plan for the benefit of its employees. Under the salary deferral component, employees may elect to contribute up to 10% of their compensation with the possibility that the Bank may make matching contributions to the plan. Under the profit sharing component, contributions are made at the discretion of the Board of Directors.

      Matching contributions amounted to $24,927, $23,446 and $22,725 for 2002, 2001 and 2000, respectively. Discretionary contributions amounted to $92,312, $99,317, and $98,638 in 2002, 2001 and 2000, respectively.

      DIRECTORS

      The Bank entered into agreements with three directors to establish non-qualified deferred compensation plans for each of these directors. These plans are limited to four-year terms. The Bank may, however, enter into subsequent similar plans with its directors. Each of the participating directors is deferring the payment to himself of certain directors fees to which he is entitled. Each director's future payment is based upon the cumulative amount of deferred fees together with interest currently accruing thereon at the rate of 8% per annum, subject to change by the Board of Directors. The Bank has obtained life insurance (designating the Bank as the beneficiary) on the lives of certain directors in face amounts which are intended to cover the Bank's obligations and related costs under the Director's Deferred Compensation Plan. As of December 31, 2002 and 2001, the net cash value of insurance policies was $331,095 and $294,703 respectively, and the total accrued liability was $216,039 and $217,536, respectively, relating to these directors' deferred compensation agreements.

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

            During 2002, the agreements with the two executive officers were modified. Under one agreement, the executive officer will receive $225,000 payable monthly over a 10 year period commencing in February 2003. Under another agreement, another executive officer will receive $175,000 payable monthly over a 10 year period commending in July 2003. This second agreement will also provide post employment health care benefits to the executive officer until the attainment of age 65. As of December 31, 2002 and 2001, the net cash value of insurance policies was $292,515 and $254,936, respectively, and the total accrued liability, equal to the present value of these obligations, was $314,674 and $227,535, respectively, relating to these executive officers' deferred compensation agreements and the accrued liability related to the post employment health care benefit was $14,668 as of December 31, 2002.

      Additionally, during December 2002 the Bank purchased $3,000,000 of Bank Owned Life Insurance policies on the lives of certain executive officers. The amounts of net cash values of insurance policies are reported as assets on the consolidated balance sheets.

14.   LEASE COMMITMENTS AND CONTINGENCIES

      At December 31, 2002 the Bank was leasing some minor office equipment under operating leases.

      Rental expense under operating leases and contracted data processing services for the years ended December 31, 2002, 2001 and 2000 were $4,976, $4,874 and $5,702, respectively.

      In the normal course of business, there were various pending legal actions and proceedings which were not reflected in the consolidated financial statements. In the opinion of management, the consolidated financial statements have not and will not be affected materially by the outcome of such actions and proceedings.

15.   RELATED PARTY TRANSACTIONS

      Certain directors and executive officers of the Corporation and the Bank, as well as companies in which they are principal owners (i.e., at least 10% ownership), were indebted to the Bank at December 31, 2002 and 2001. These loans were made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties.

      A summary of the activity on the related party loans, comprised of eight directors, six executive officers and their related companies, consisted of the following:

                                                    2002                2001
                                                -----------         -----------
Balance, beginning of year .............        $ 2,364,768         $ 2,113,043
Additions ..............................            901,660           1,410,000
Deductions .............................         (1,262,268)         (1,158,275)
                                                -----------         -----------
Balance, end of year ...................        $ 2,004,160         $ 2,364,768
                                                ===========         ===========

      The above loans represent funds drawn and outstanding at the date of the accompanying consolidated financial statement. Commitments by the Bank to related parties on lines of credit for 2002 and 2001 presented an additional off-balance sheet risk to the extent of undisbursed funds in the amount of $437,955 and $317,902, respectively, on the above loans.

      These loans did not present more than the normal risk of collectibility nor present other unfavorable features.

16    REGULATORY MATTERS

      Dividends are paid by the Corporation to shareholders from its assets which are mainly provided by dividends from the Bank. However, national banking laws place certain restrictions on the amount of cash dividends allowed to be paid by the Bank to the Corporation. Generally, the limitation provides that dividend payments may not exceed the Bank's current year's retained income plus retained net income for the preceding two years. Accordingly, in 2003, without prior regulatory approval, the Bank may declare dividends to the Corporation in the amount of $1,080,224 plus additional amounts equal to the net income earned in 2003 for the period January 1, 2003, through the date of declaration, less any dividends which may have already been paid in 2003. Regulations also limit the amount of loans and advances from the Bank to the Corporation to 10% of consolidated net assets.

      The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Management believes, as of December 31, 2002 and 2001, that the Corporation and the Bank met all capital adequacy requirements to which they are subject.

      Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I Capital (as defined) to average assets (as defined).

      As of December 31, 2002, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

      The Bank's actual capital amounts (in thousands) and ratios are presented in the following table:

                                                                                To Be Well
                                                                             Capitalized Under
                                                           For Capital       Prompt Corrective
                                        Actual          Adequacy Purposes    Action Provisions
                                  ------------------   ------------------   ------------------
                                   Amount     Ratio     Amount     Ratio     Amount     Ratio
                                  --------   -------   --------   -------   --------   -------
As of December 31, 2002:
   Total Capital
      (To risk-weighted assets)    $27,615     19.46%   $11,352      8.00%   $14,191     10.00%
   Tier I Capital
      (To risk-weighted assets)    $26,303     18.53%   $ 5,682      4.00%   $ 8,524      6.00%
   Tier I Capital
      (To average assets) .....    $26,303     11.77%   $ 8,939      4.00%   $11,174      5.00%
As of December 31, 2001:
   Total Capital
      (To risk-weighted assets)    $26,989     19.82%   $10,894      8.00%   $13,618     10.00%
   Tier I Capital

      (To risk-weighted assets)    $25,961     19.06%   $ 5,447      4.00%   $ 8,171      6.00%
   Tier I Capital
      (To average assets) .....    $25,961     12.44%   $ 8,346      4.00%   $10,432      5.00%

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

      The Corporation may require collateral or other security to support financial instruments with off-balance sheet credit risk. The contract or notional amounts at December 31, 2002 and 2001 were as follows:

                                                                         2002          2001
                                                                      -----------   -----------
Financial instruments whose contract amounts represent credit risk:
    Commitments to extend credit ..................................   $11,768,038   $11,841,592
    Financial standby letters of credit ...........................     1,842,578     2,347,562
    Performance standby letters of credit .........................        48,404        15,030
    Dealer floor plans ............................................     1,393,763     1,884,022

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

      Standby letters of credit and commercial letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 2002 varied from 0 percent to 100 percent; the average amount collateralized was 82.5 percent.

      The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations, as it does for on-balance sheet instruments.

      The Corporation granted commercial, consumer and residential loans to customers within Pennsylvania. Of the total loan portfolio 82.0% was for real estate loans, principally residential. It was the opinion of management that the high concentration did not pose an adverse credit risk. Further, it was management's opinion that the remainder of the loan portfolio was balanced and diversified to the extent necessary to avoid any significant concentration of credit.

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

      DEPOSITS

            Under SFAS No. 107, the fair value of deposits with no stated maturity, such as Demand Deposits, Savings Accounts, and Money Market Accounts, was equal to the amount payable on demand at December 31, 2002 and 2001.

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

            At December 31, 2002 and 2001, the carrying values and estimated fair values of financial instruments are presented in the table below:

                                                                    2002                             2001
                                                       ------------------------------   ------------------------------
                                                         Carrying         Estimated       Carrying        Estimated
                                                          Amount          Fair Value       Amount         Fair Value
                                                       -------------    -------------   -------------    -------------
Financial Assets:
    Cash and short-term investments ................   $  16,020,677    $  16,020,677   $   8,517,836    $   8,517,836
    Investment securities ..........................      53,427,510       53,527,510      57,121,229       57,121,229

Loans:
    Commercial .....................................      15,033,479       15,061,929      13,091,017       13,091,017
    Tax-exempt .....................................       1,290,478        1,367,242         798,681          798,681
    Municipal leases ...............................       2,244,397        2,260,100       1,147,999        1,147,999
    Real estate - construction .....................       1,185,530        1,184,982       2,537,584        2,537,584
    Real estate ....................................     123,745,716      124,272,112     115,716,417      115,819,722
    Personal .......................................       7,901,766        7,952,022       9,961,978        9,964,606
                                                       -------------    -------------   -------------    -------------
    Gross loans ....................................   $ 151,401,366    $ 152,098,387   $ 143,253,676    $ 143,359,609
    Deduct (add):  Unearned discount ...............         139,153                0         279,389                0
        Unamortized loan fees, net of costs ........         (76,198)               0          15,305                0
                                                       -------------    -------------   -------------    -------------
        Loans, net of unearned income ..............   $ 151,338,411    $ 152,098,387   $ 142,989,592    $ 143,359,609
        Allowance for losses .......................       1,298,406                0       1,027,805                0
                                                       -------------    -------------   -------------    -------------
    Net loans ......................................   $ 150,040,005    $ 152,098,387   $ 141,961,787    $ 143,359,609
                                                       =============    =============   =============    =============

Financial Liabilities:
    Deposits:
        Demand - non-interest bearing ..............   $  15,238,044    $  15,238,044   $  14,711,465    $  14,711,465
        Demand - interest bearing ..................      27,785,333       27,785,333      22,029,517       22,029,517
        Savings ....................................      35,000,853       35,000,853      31,789,447       31,789,447
        Time - $100,000 and over ...................      31,190,539       31,789,269      26,058,987       27,149,953
        Other time .................................      62,912,342       64,477,628      61,076,341       63,012,111
                                                       -------------    -------------   -------------    -------------
           Total Deposits ..........................   $ 172,127,111    $ 174,291,127   $ 155,665,757    $ 158,692,493
                                                       =============    =============   =============    =============

Short-Term Borrowings ..............................   $  17,274,252    $  17,274,252   $  19,780,924    $  19,780,924
Long-Term Borrowings ...............................      11,346,815       11,589,167      11,357,497       11,399,546

Off-Balance Sheet Assets (Liabilities):
    Commitments to extend credit ...................                       11,433,789                       11,841,592
    Standby letters of credit ......................                        1,842,578                        2,347,562
    Performance standby letters of credit ..........                           48,404                           15,030
    Dealer floor plans .............................                        1,393,763                        1,884,022

19.   PARENT COMPANY FINANCIAL INFORMATION

      Condensed financial information for CCFNB Bancorp, Inc. (Parent Company only) was as follows:

BALANCE SHEETS                                                                           December 31,
--------------                                                                    -------------------------
                                                                                     2002           2001
                                                                                  -----------    -----------
Assets
    Cash .......................................................                  $   153,103    $   261,018
    Investment in subsidiary ...................................                   26,214,740     25,289,498
    Investment in other equity securities ......................                      351,870        310,866
    Prepayments and other assets ...............................                      199,905        170,458
    Receivable from subsidiary .................................                            0         77,844
                                                                                  -----------    -----------
        Total Assets ...........................................                  $26,919,618    $26,109,684
                                                                                  ===========    ===========
Liabilities and Stockholders' Equity
    Accrued expenses and other liabilities .....................                  $    59,535    $    67,669
     Payable to subsidiary .....................................                       20,084              0
        Total Liabilities ......................................                  $    79,619    $    67,669
Stockholders' Equity
    Common stock ...............................................                  $ 1,615,905    $ 1,657,715
    Surplus ....................................................                    4,008,665      4,730,002
    Retained earnings ..........................................                   20,678,631     19,578,971
    Accumulated other comprehensive income .....................                      536,798         75,327
                                                                                  -----------    -----------
        Total Stockholders' Equity .............................                  $26,839,999    $26,042,015
                                                                                  -----------    -----------
        Total Liabilities and Stockholders' Equity .............                  $26,919,618    $26,109,684
                                                                                  ===========    ===========

STATEMENTS OF INCOME                                                        Years Ended December 31,
--------------------                                               -----------------------------------------
                                                                      2002           2001           2000
                                                                   -----------    -----------    -----------
Income
    Dividends from subsidiary bank .............................   $ 1,470,933    $ 1,515,635    $ 1,330,102
    Dividends - other ..........................................        10,553          8,898          8,291
    Interest ...................................................         2,489          2,917          4,857
                                                                   -----------    -----------    -----------
        Total Income ...........................................   $ 1,483,975    $ 1,527,450    $ 1,343,250
Operating Expenses .............................................        72,683         90,787         75,604
                                                                   -----------    -----------    -----------
    Income Before Taxes and Equity in Undistributed
        Net Income of Subsidiary ...............................   $ 1,411,292    $ 1,436,663    $ 1,267,646
Applicable income tax (benefit) ................................       (22,758)       (29,746)       (23,208)
                                                                   -----------    -----------    -----------
    Income Before Equity in Undistributed Net Income
        of Subsidiary ..........................................   $ 1,434,050    $ 1,466,409    $ 1,290,854
Equity in undistributed income of subsidiary ...................       488,130        592,094        763,207
Loss from investment in insurance agency .......................            78         (1,916)             0
                                                                   -----------    -----------    -----------
    Net Income .................................................   $ 1,922,258    $ 2,056,587    $ 2,054,061
                                                                   ===========    ===========    ===========

STATEMENTS OF CASH FLOWS
------------------------
Operating Activities
Net Income .....................................................   $ 1,922,258    $ 2,056,587    $ 2,054,061
Adjustments to reconcile net income to net cash provided by
    operating activities:
        Equity in undistributed net income of subsidiary .......      (488,130)      (592,094)      (763,207)
        (Gain) loss from investment in an insurance agency .....           (78)         1,916              0
           (Increase) in prepayments and other assets ..........       (34,474)             0              0
        (Increase) decrease in receivable from subsidiary ......        77,844        103,365       (163,235)
           Increase in payable to subsidiary ...................        20,084              0              0
        Deferred income taxed (benefit) ........................            31           (777)             0
        Increase (decrease) in income taxes and accrued expenses
        Payable ................................................       (19,705)        38,816         (1,417)
                                                                   -----------    -----------    -----------
        Net Cash Provided By Operating Activities ..............   $ 1,477,830    $ 1,607,813    $ 1,125,202
                                                                   -----------    -----------    -----------
Investing Activities
Purchase of equity securities ..................................   $         0    $   (21,563)             0
Acquisition of interest in an insurance agency .................             0       (167,268)             0
                                                                   -----------    -----------    -----------
        Net Cash (Used) in Investing Activities ................   $         0    $  (188,831)             0
                                                                   -----------    -----------    -----------
Financing Activities
Acquisition of treasury stock ..................................   $  (940,400)   $  (589,547)   $  (512,270)
Proceeds from issuance of common stock .........................       177,253        148,293        148,162
Cash dividends .................................................      (822,598)      (787,878)      (757,796)
                                                                   -----------    -----------    -----------
        Net Cash (Used) By Financing Activities ................   $ 1,585,745)   $(1,229,132)   $(1,121,904)
                                                                   -----------    -----------    -----------
        Increase (Decrease) in Cash and Cash Equivalents .......   $  (107,915)   $   189,850    $     4,298
Cash and Cash Equivalents at Beginning of Year .................       261,018         71,168         66,870
                                                                   -----------    -----------    -----------
        Cash and Cash Equivalents at End of Year ...............   $   153,103    $   261,018    $    71,168
                                                                   ===========    ===========    ===========

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders of CCFNB Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of CCFNB Bancorp, Inc. and Subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CCFNB Bancorp, Inc. and Subsidiary as of December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with generally accepted accounting principles generally accepted in the United States of America.





J. H. Williams & Co., LLP
Kingston, Pennsylvania
January 20, 2003